Exhibit IV 2024 Annual Report

NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 2

Contents

Introduction	**3**
Our year	5
Message from the CEO	7
Strategy	10
Funding	13
Impact and sustainability	**14**
Lending impact	15
NIB Environmental Bonds	23
Sustainability management	39
ESG in our treasury operations	42
Stakeholder engagement	44
Defining what matters	47
Our commitments and partnerships	48
Action for climate	50
Nature and biodiversity	58
Impact from our internal operations	60
Impactful workplace	64
Business conduct	68
Governance	**69**
Governance Statement	70
Members of the governing bodies and management	74
Report of the Board of Directors	**79**
Financial statements	**91**
Financial statements and notes	92
Proposal by the Board of Directors to the Board of Governors	150
Reports and other disclosures	**151**
Auditor's and other reports	
Auditor's Report	152
Independent Practitioner's Assurance Report	158
Control Committee Reports	
Report of the Control Committee Chairmanship	160
Report of the Control Committee	163
Sustainability indices	
IFRS Sustainability Disclosure Standards index	164
GRI content index	168
Appendix	
About this report	173
Glossary	174

About this report: NIB is publishing one combined report covering our activities, impact, sustainability, and financial reporting.

NIB's Integrity Report 2024 is available here.



Read how our Board of Directors reflects the past year.

→ **Read more on page 79**

Evolving sustainability reporting

NIB continues to develop its sustainability data and reporting and has decided to start to implement the IFRS® Sustainability Disclosure Standards, developed by the International Sustainability Standards Board (ISSB). NIB starts the implementation of the IFRS S2 in 2024, while also continuing with the GRI standards. NIB's TCFD disclosures are merged in the IFRS S2.

The report of the Board of Directors and audited financial statements for the year ended 31 December are included in the Annual Report and approved by the Board.



In 2024, we published our new NIB Environmental Bond framework.

→ **Read more on page 23**

ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 3 INTRODUCTION We are building resilience through sustainable finance Our year 5 Message from the CEO 7 Strategy 10 Funding 13 Strengthening transmission networks is particularly vital for greater integration of renewable energy sources, improving overall grid stability and enhancing cross-border power flows. ANNUAL REPORT 2024 Photo: Å Energi

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 4 This is NIB NIB is the international Our vision A prosperous and financial institution of sustainable Denmark, Estonia, Finland, Nordic-Baltic region. Iceland, Latvia, Lithuania, Norway, and Sweden. Our mission NIB finances projects that Our mission is to finance improve productivity and projects that improve the benefit the environment productivity and benefit of the Nordic-Baltic region. the environment of the Nordic and Baltic countries. The Bank was founded in 1975, AAA/Aaa began operations in 1976, NIB acquires funds for its and the Baltic countries lending on international joined in 2005. The Bank is capital markets and headquartered in Helsinki has the highest AAA/Aaa with a regional hub in Riga. credit rating. Our values Competence ∆ Commitment ∆ Cooperation ∆ 257 employees at the end of 2024 ANNU ANNUAL REPOR AL REPORT 2024 T 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 5 Year in brief We reached a record-high net interest income of EUR 332 million Enhanced focus on environment We released our updated Read more Listening to our stakeholders Our Voice NEB framework, accompanied NIB’s reputation remained high by a new Dark Green Second We conducted a work engagement in our latest Stakeholder survey. Opinion from S&P Global Ratings. survey among our employees. Read more Read more Read more Addressing new realities Our updated Policy reflects the current operating environment and Stronger together allows for financing In its annual meeting, NIB Governors offered guidance for NIB’s security and resilience priorities towards a sustainable, innovative and resilient region. investments. Read more Read more ANNUAL REPORT 2024

NIB
INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 6

Our year in numbers



EUR **9.1** billion raised in funding



EUR **4.4** billion lending disbursed



Photo: Rigas Siltums

99.9% of disbursed loans fulfil our mandate to a level of good or excellent



Net profit increased to EUR **256** million

Lending disbursed includes loans, labelled bonds and MREL investments.



Photo: Pahkakosken Energia Oy

Key figures and ratios

In millions of euro, unless otherwise stated	2024	2023	YoY change %
Net interest income	332	299	11%
Profit before net loan losses	259	248	4%
Net profit	256	251	2%
Lending disbursed	4,353	3,446	26%
New signed lending	5,021	2,829	77%
% of loans achieving good or above mandate	99.9%	99.8%	0%
New debt issuance	9,121	7,152	28%
Lending outstanding	23,433	21,924	7%
Total assets	43,104	39,593	9%
Debts evidenced by certificates	35,836	32,190	11%
Total equity	4,553	4,350	5%
Equity/total assets (%)	10.6%	11.0%	-4%
Return on equity (%)	5.8%	5.9%	-3%
Cost/income (%)	18.5%	18.8%	-2%
Number of employees at year end	257	244	5%

ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 7 Message from the President and CEO Together, we can build a more resilient future As we reflect on the past year, it is evident that the world direct weapons and ammunition financing, but we will follow continues to be characterized by significant uncertainty. closely the evolution of the realities we live in. We also clarified With the ongoing war by Russia in Ukraine, the geopolitical our policy on nuclear energy, more explicitly allowing for tensions continue to affect our lives, and at the same time investments in safety, life extension or technology the external developments have brought our region closer development in nuclear power. together. For us at NIB it has been clear that we need to While changing this policy was important, our core work harder to promote the safety and security of the ambition remains unchanged - NIB’s mission is the Nordic-Baltic region without losing sight of investments cornerstone for everything we do. By providing long-term into our productivity and the environment. debt we target making a lasting positive impact through supporting our region’s productivity and environment. Stronger together In 2024, our impact on either one of these pillars resulted We began the year by calling our owners together. In in a 99.9% mandate fulfilment. March, we gathered in Tallinn under the theme Stronger Together. At the meeting, our Board of Governors urged us to maximise NIB’s contribution to the region’s productivity and innovation, climate and nature, with an additional focus on security and resilience. As a follow-up to this guidance, we updated the Sustainability Policy of the Bank. After a public consultation, the revised policy now includes provisions for financing military goods and dual-use equipment that In response to the support regional security. This policy change sends an needs of the region, important signal and carries significant value, allowing us NIB revised its policies. to adapt to new geopolitical realities. NIB still excludes ANNUAL REPORT 2024

NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 8

Strong financial foundation for our business

NIB's financial performance remained solid, reaching records by several measures. Our core earnings represented by the net interest income reached an all-time high of EUR 332 million, further strengthening the strong capital and liquidity positions. The net profit was a solid EUR 256 million. Loan losses remained well contained.

Our financial result was enabled by a strong lending business. It is important to remember that NIB's success depends on the successes of its clients. The demand for our lending has remained steadfast, with new lending signed reaching EUR 5 billion, and disbursements totalling EUR 4.4 billion. We continue to deliver value added to our customers and the region as a whole.

During the year, NIB has continued to grow its portfolio of InvestEU-backed loans as we signed a total of EUR 251 million InvestEU loans with our clients. We also achieved a record year with our sustainability-linked loans (SLLs). In total, SLL disbursements reached EUR 615 million.

To meet the high demand, we successfully raised EUR 9.1 billion in new funding, highlighted by a record-breaking five-year USD 1.5 billion global benchmark bond issue that underscored the global trust in our financial position.

In 2025, we mark 20 years of the Baltic membership at NIB.

Listening to our stakeholders

If we are to support our owners and customers in the best way, we need to engage in continuous dialogue with our various stakeholders.

Based on a stakeholder survey conducted in 2024, NIB's reputation is high, and our stakeholders see themes such as climate and the green transition important. In addition, demands for investments in security and defence, among others, were reflected in the results. For us, the results confirmed that we are on the right course.

Our commitment to sustainability, a key area of our stakeholders' interest, was further emphasized by the release of an update to NIB's Environmental Bond (NEB) framework, which received a Dark Green Second Opinion from S&P Global Ratings. This led to a 5-year EUR 750 million NEB issuance, our largest green bond to date, showcasing strong global investor support.

Progressing with strategic ambitions

A year ago, we published our long-term targets until 2030. I am pleased that we can already see good progress towards our strategic ambitions.

Our capital accumulation, measured by return on equity, was 5.8%. Another pillar of our strategy and targets, the AAA/Aaa credit rating, was reconfirmed during the year. We are also performing well on our climate strategy and related targets.

I am honoured to lead an organisation with a competent and dedicated team. Our employees are our most important asset, which is why we are also committed to leadership, engagement and diversity goals.

We strengthened our regional presence with the signing of a Host Country Agreement with the Republic of Latvia, establishing a regional hub in Riga to increase private sector financing in the Baltic market, and enhancing connectivity and cross-border investment. While the Bank's headquarters remains in Helsinki, the new agreement will enable NIB to recruit and station a workforce in Latvia.


NIB
NIB

In March, we held a press briefing on the outcomes of the NIB Board of Governors meeting.

Towards NIB's 50th anniversary

Year 2025 marks 20 years of the Baltic countries joining the Bank as members. This is a significant milestone for NIB, and we look forward to honouring this landmark event in Vilnius later this year. And even bigger celebrations are just around the corner. In December 2025, it will be 50 years since the agreement on the establishment of NIB was signed in Copenhagen. After that it took less than a year before the Bank started operations from its headquarters in Helsinki.

During the last decades the region has developed a lot. However, the current state of the world tells us that nothing should be taken for granted. The Nordic-Baltic cooperation is more crucial than ever.

NIB is committed to playing its part in a sustainable, prosperous, and safe Nordic-Baltic region.

André Küüsvek,
President and CEO

→ Read the Report of the Board of Directors

ANNUAL REPORT 2024

NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 9

Long-term targets

Strategic ambition	Our targets	Status	Comments
Capital accumulation 	Return on equity >5%	5.8% (target 5.0%)	Continued good development in ROE for 2024, with the metric over the target level.
	Maintain AAA/Aaa rating	Annual target achieved	In 2024, S&P Global Ratings and Moody's both confirmed, with a stable outlook, NIB's rating at AAA and Aaa, respectively.
Sustainability Net zero by 2050	30-by-30 (EUR 30bn of green projects financed between 2021-2030[1])	EUR 16.8bn / 30bn	We made good progress towards the 30-by-30 target. During 2024 NIB financed EUR 2.7 billion of projects that received good or excellent rating with its environmental mandate.
	Delivering on 2030 climate targets	7/9 Targets on track	We are making solid progress on our climate commitments, with seven out of nine targets currently on track to achieve our 2030 ambition. This reflects a robust implementation of our climate strategy and efforts to drive transition together with our clients. Read more on page 52.
	Doubling in transition lending to hard-to-abate sectors by 2030 (EUR 1.1bn of new disbursements)[2]	EUR 194 million / 1.1bn	Solid start with the hard-to-abate target fulfilment. In 2024, NIB financed seven projects in sectors such as Marine, Steel and Construction Machinery & Heavy Trucks.
Diversity, engagement & leadership 	Each gender to have at least 40% representation at leadership roles by 2030	37% (target 40%)	At the end of 2024, 37% of our leaders were women and 63% were men. During 2024, NIB published a DEI (Diversity, Equality, and Inclusion) plan for 2025-2027, proposing concrete actions on how to narrow the current gap to ambitious targets by 2030. Read more on page 66.
	Share of international member country workforce at least 25% by 2030	18% (target 25%)	
	Engagement index in the same level or above the external benchmark	4.0 (Benchmark: 4.0)	In addition to starting regular follow-ups on employee engagement, increased focus has been given to employee wellbeing and development of our shared culture. Read more on page 65.

[1] For definition, see page 10.
[2] Cumulative new NIB climate strategy aligned hard-to-abate financing 2024-2030 compared to 2017-2023. Hard-to-abate: steel, aluminium, commodity chemicals, fertilizers & agricultural chemicals, airlines, marine, trucking, construction materials, construction machinery & heavy trucks, diversified metals & mining.

ANNUAL REPORT 2024

NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 10

Strategy implementation

In 2024, NIB achieved strong results, characterised by high lending volumes that generated meaningful impact. Performance was strong across all our business strategy pillars. These included the high mandate fulfilment in lending, responding to owner and client needs through revision of the Sustainability Policy, continuing building presence in the Baltics, and advancement of digital development initiatives.

The 2021 business strategy of NIB is built on five core pillars. At the forefront is NIB's mission – to finance projects that improve the productivity and benefit the environment of the Nordic-Baltic region. The remaining pillars encompass development of client value proposition, owner value proposition, additionality, and maintaining NIB's AAA/Aaa rating in conjunction with capital accumulation.

All projects considered for financing are assessed for their potential impact, and annual targets are set for the mandate fulfilment of loans. In 2024, 99.9% of lending disbursements met NIB's mandate criteria (from the mandate rated and disbursed loans, excluding labelled bonds), either improving the productivity or benefiting the environment, or both, of the Nordic-Baltic region.

The year was notably active regarding core operations, with 37 new customer relationships established in the 75 (52 in 2023) loans signed. Total lending disbursements for the year was EUR 4.4 billion, with good diversification across sectors and geographies. Furthermore, NIB had its AAA/Aaa rating re-affirmed by S&P Global Ratings and Moody's during the second quarter of 2024.

Looking ahead to 2025, NIB is committed to executing its climate strategy, managing capital efficiently to maximise delivery of its mission, fully operationalizing its Riga office, exploring new product opportunities that address the needs of the market, and continuing with value-producing digital development initiatives.

Climate strategy and sustainability

The year 2024 marked the implementation of the climate strategy launched in 2023. During the year, NIB began assessing new lending against the sectoral targets of the strategy and enhanced its capabilities in assessing physical and transition-related climate risks. By the end of 2024, seven out of nine climate targets were on track to achieve the 2030 target levels, read more on page 52. In response to the evolving climate and geopolitical landscapes, NIB also revised its Sustainability Policy. Key updates include the removal of restrictions on dual-use equipment financing, a heightened focus on nature and biodiversity, and alignment with the Bank's climate strategy.

NIB stands firmly behind its "30-by-30" pledge, aiming to finance projects that have a positive environmental impact[1] with at least EUR 30 billion cumulative project value by the end of 2030. From 2021–2024, the total cumulative value for such projects reached EUR 16.8 billion, with EUR 5.5 billion financed in 2024[2]. The progress indicates that NIB is on track to fulfilling this commitment. Moreover, NIB's long-term sustainability targets also include disbursing EUR 1.1bn by 2030 to sectors that are challenging to decarbonize. In 2024, NIB disbursed EUR 194 million across seven projects classified as hard-to-abate in the transportation, materials, and machinery sectors.

[1] Total project costs in EUR for the loans that have received "good" or "excellent" rated environmental mandate.
[2] Taking into account that NIB typically finances up to 50% of total project costs.



The annual mandate fulfilment targets 2024–2025

Indicator	Target 2024	Outcome 2024	Target 2025
Overall mandate fulfilment	95%	99.9%	95%
Environment	55%	67.4%	55%
Productivity	55%	82.1%	55%

ANNUAL REPORT 2024

NIB

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 11

Underserved market segments

NIB's business strategy emphasises the importance of deepening relationships with owners and clients and doing more in underserved market segments such as mid-caps and the private sector in the Baltic states. Lending within the Baltic countries remained robust, with 11%, EUR 496 million of disbursements directed to the region. The host-country agreement between NIB and Latvia was ratified and entered into force in December, allowing for staffing of the office with full-time personnel, enhancing stakeholder engagement and leading to increased participation in transactions that strengthen local markets.

NIB's role as an Implementing Partner of the InvestEU guarantee programme has enabled it to participate in projects previously beyond its reach. Throughout the year, NIB signed EUR 251 million under InvestEU.

Additionality, client and owner value proposition



NIB has undertaken extensive work to refine its definition and assessment of additionality. Starting in 2025, NIB will implement an Additionality Framework that facilitates identification of factors that demonstrate NIB's role as a complementary and value-adding financier from the perspective of clients and owners. Some of the additionality factors covered in the Framework include bridging market gaps, offering long-term financing, providing expertise alongside capital, engaging in risk-taking, encouraging other financiers to transactions, and supporting regionally significant industries.

Enhancements to client value proposition also involve the adoption of a new Client Relationship Management software, which is expected to improve client service. An increasing focus has also been given to customer feedback to ensure the Bank grows in line with client needs.

Capital management



As a continuation from the previous year, 2024 also showed improvements in the Bank's profitability. Even as interest rates have decreased during the year, NIB has still been able to invest in projects with strong return profiles in its lending business together with well positioned liquidity management, resulting in a record net interest income of EUR 332 million for the year.

The Bank's broadened risk taking and selective participation in projects have and will continue to play a role in strengthened financial results. NIB is planning to utilise its generated capital to further grow its lending portfolio and to pay dividends to its owners. As part of prudent stewardship of the capital, NIB continues to explore opportunities for efficient capital usage, such as participation in the InvestEU programme and credit risk insurance transactions.

Digital transformation

NIB has continued its path toward a renewed digital landscape. During 2024, the Bank went forward in its efforts to reviewing and redesigning its lending processes for efficiency. Customer experience was also improved by, for instance, rebuilding some core components in its pricing and client relationship management processes. These developments are also supported by the continued roll-out of the Bank's Enterprise Data Warehouse (EDW) and overall improved data management capabilities. Focus on IT security remains, and the continuation of NIB's digitalisation journey has also meant more training so that the data skillsets of the employees are keeping pace with the development of technology.





ANNUAL REPORT 2024

NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 12

Expert views

Future-proofing our region

Strengthening preparedness in the Nordic-Baltic region

Security is a public good and the foundation of our civil society. Preparedness also has economic benefits as it raises risk awareness, protects assets, and speeds up recovery in times of crisis.

The landscape of security risk in the Nordic-Baltic region is evolving rapidly. Considering recent crises and the damage caused by the pandemic and Russia's invasion of Ukraine, proactive preparedness is essential for conflict prevention, as well as delivering necessary actions in case of major harmful events.

Risks such as hybrid threats, cybersecurity issues, and supply chain disruptions are increasing. Security risks are further exacerbated by climate-related risks and biodiversity loss, which heighten the vulnerability of the regional economy and environment.

Improved defence capabilities can serve as a deterrent, lowering the risk of occurrence of disruptive events. Therefore, countries with robust preparedness strategies and resilient economies are expected to be more competitive and favoured by investors.

Strengthening defence and security investment is a common goal across the Nordic and Baltic countries. NIB as the Nordic-Baltic regional international financial institution is well placed to support this goal. The overall purpose of an NIB involvement in strengthening necessary security and defence readiness is to ensure that NIB's member states can prevent, withstand or respond effectively to any major threats or crises.

A holistic security strategy also includes robust civilian infrastructure and emergency response systems. Technology, R&D, and infrastructure are closely aligned with NIB's productivity mandate. The Bank has a long-standing track record in these areas and can do more. In 2025, NIB intends to make its first loans for defence and security projects.

Resilient economies with strong preparedness strategies are likely to be more competitive, says Marina Unnérus.

→ Full article by Marina Unnérus, NIB Senior Economist.

How the North addresses Europe's challenges

Our region is well-positioned to execute the recommendations from the Draghi report, writes Ville Målkönen.

Two fundamental challenges shape the economic landscape of EU and NIB's member countries: a significant decline in workforce growth; and an urgent need for decarbonisation. The increase in the availability of cheap and renewable energy and electrification have shown that the tools to fight the latter challenge exist. The former challenge, which we often fail to recognise, is more complex.

Mario Draghi's report "The future of European competitiveness", published in 2024, addresses these concerns and contains proposals for the way forward. The report recognises the urgent need to decarbonise economies. Basic arithmetic, however, shows that if the EU maintains its current productivity growth rate, it would only be enough to keep GDP constant until 2050.

According to the report, the EU should balance climate ambitions with economic competitiveness. Industrial energy costs are higher in the EU than in other developed economies. Moreover, the commitment to transition comes with substantial investment needs. To address this challenge, the report proposes a comprehensive approach that combines energy market reforms, accelerated clean energy deployment and targeted industrial support.

Recent geopolitical developments, especially Russia's invasion of Ukraine, have emphasised the importance of economic resilience. Energy markets have seen a rapid change due to the reduction of natural gas imports from Russia, and weaker geopolitical stability means the EU can no longer rely on others for its security. These realities call for a novel approach to the EU's economic resilience in areas such as critical raw materials, advanced technologies and the defence industry.

However, our region is well-positioned to implement the report's proposals. NIB's operations supporting the development of the Nordic-Baltic region exemplify how international financial institutes can boost the implementation of the proposals in the Draghi report.

→ Full article by Ville Målkönen, NIB Senior Economist.

ANNUAL REPORT 2024

NIB

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 13

Funding

NIB funds its lending by borrowing from the international capital market. Our funding strategy includes global benchmark issuances in USD and EUR, maintaining a strong presence in the sustainable bond market, issuing public bonds across major currencies, and offering tailored issuances to meet investors' needs in specific formats and currencies. Bonds issued by NIB hold the highest possible credit ratings.

NIB raises funds through both public market deals and private placements across various currencies. In 2024, NIB raised EUR 9.1 billion in new funding through 95 transactions, an increase from the previous year's EUR 7.2 billion. The growth was mainly due to higher redemptions and high lending activities. Among the larger transaction in USD was an issuance of a USD 1.5 billion fixed global benchmark transaction with a five-year maturity, and a three-year USD 600 million SOFR floating rate note (FRN) that was later upsized to USD 700 million. The USD 1.5 billion fixed transaction saw the largest orderbook in NIB's history. The USD 700 million FRN, linked to the SOFR index, was issued under the EMTN program in RegS and 144a format.

In January, NIB priced a five-year NZD 600 million transaction, following a successful NZD issuance in 2023. NIB was named Kauri Issuer of the Year both in 2023 and 2024.

During the year, NIB issued two GBP-denominated bonds: a three-year GBP 300 million bond, upsized to GBP 500 million, and a GBP 325 million bond with a 4.5-year maturity. In June, the Bank launched a new five-year EUR 500 million bond, marking its first conventional EUR benchmark bond since 2009. NIB also issued NOK 11.5 billion in new funding through eight transactions and HKD 4.6 billion through fifteen transactions. The Bank returned to the CHF market for the second consecutive year with a CHF 110 million bond and increased outstanding AUD bonds by an additional 205 million.

By the end of 2024, NIB's total outstanding debt financing amounted to EUR 36 billion.

The year 2024 marked a record for NIB Environmental Bonds (NEBs), with a total issuance of EUR 1.7 billion, including the largest NEB to date—a five-year EUR 750 million bond. NEBs were also issued in NOK and SEK. On 30 August, NIB published its revised NEB Framework, accompanied by a reconfirmation of its "Dark Green" Second Opinion from S&P Global Ratings. More details on NEBs are available on pages 23-38.

Selected bond transactions in 2024

	Deal amount
USD 5y global bond	1.5 billion
USD 3y SOFR FRN bond	600 million
NZD 5y Kauri bond	600 million
EUR 5y environmental bond	750 million
EUR 7y environmental bond	500 million
GBP 4y benchmark bond	325 million
NOK 5y FRN environmental bond	2.5 billion
NOK 5y FRN (original + taps)	6 billion
SEK 5y environmental bond	2 billion
SEK 7y environmental bond	1 billion

For a full list of funding transactions, please see our website.

[1] Kauri bond is a bond denominated in New Zealand dollars that is issued by a foreign issuer



Total new funding,
EUR 9.1 billion

95
transactions

12
currencies

ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 14 IMPACT AND SUSTAINABILITY We work towards a sustainable region Lending impact 15 NIB Environmental Bonds 23 Sustainability management 39 ESG in our treasury operations 42 Stakeholder dialogue 44 Defining what matters 47 Our commitments and partnerships 48 Action for climate 50 Nature and biodiversity 58 Impact from our internal operations 60 Impactful workplace 64 Business conduct 68 I applied to NIB to work at the intersection of finance and sustainability, to help direct capital towards projects that make a positive environmental impact. I was also inspired by the Bank’s Sustainability Policy, actively promoting responsible investments in the green transition. Kristin Eine, Senior Sustainability Advisor ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 15

Impact of NIB's lending

During 2024, NIB disbursed a total of EUR 4,353 million in lending, of which EUR 4,216 million were loans and EUR 137 million were investments in (lending labelled including) MREL bonds. Similarly to previous years, renewable energy projects dominated NIB's disbursements (21% of mandate rated disbursed loans), reflecting the Nordic-Baltic region's climate goals and accelerated transition toward energy independence and security, that is particularly crucial given the ongoing geopolitical tension.

Significant amounts were also disbursed to projects in electricity transmission and distribution, transportation related projects (both infrastructure and vehicles) as well as R&D programmes of large industrial member country companies.

Overall, the total disbursements contributed to 292,000 tonnes of net CO_2e emissions reduced or avoided annually. For more detailed information about our reported impact, see the Report of the Board of Directors, page 83.

CO_2 impact[1] of NIB's financing, 2020-2024

Tonnes of CO_2 per year


20
21
22
23
24
+1616
-41,305
-152,501
-239,381
-291,514
-396,308
Energy
Transportation
Water and waste management
Financial intermediation
Electricity networks
Buildings
Health
Others
-273,823
Energy generation
-9,585
Transportation
-2,003
Electricity networks
-6,103
Others

[1] Calculated from the disbursed and pro-rated loans.

Case UAB Celltechna • EUR 22.5 million

Baltics' first gene therapy manufacturing facility

Celltechna UAB, is a biopharmaceutical Contract Development and Manufacturing Organisation (CDMO) that provides drug development and manufacturing services to pharmaceutical companies in Europe and the US. NIB's loan is part of the company's strategic decision to expand its product offering from biopharmaceuticals to gene therapy treatments.

The new Gene Therapy Centre is the first and so far the only one of its kind in the Baltic countries. It provides facilities for both research and manufacturing processes, supporting the development of genetic disease treatments.

Spanning approximately 8,000 square metres, the state-of-the-art facility is expected to create over 100 new high-value jobs. This will further strengthen Lithuania's Life Science sector, which has been rapidly growing in recent years.

Read more here


Bio City

Photo: Celltechna

ANNUAL REPORT 2024

NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 16

Assessing EU taxonomy

In 2024, we started reporting our total lending from the EU taxonomy perspective. Reporting follows the mapping of taxonomy alignment, which we started for all new projects in 2022. The assessment on the taxonomy alignment is done in accordance with the project-level screening data and covers all disbursements in 2024.

Out of the total disbursements in 2024, 44% were considered to fulfil the Substantial Contribution (SC) criteria for the project's relevant economic activity. Out of these SC considered aligned disbursements, 62% were considered aligned also by the Do No Significant Harm (DNSH) criteria, which corresponds to EUR 1.2 billion or 28% of total disbursements. 52% of the total disburements were not taxonomy eligible.

SC alignment is particularly high due to NIB's focus on financing renewable energy generation and transmission and distribution infrastructure. In 2024, 41% of our disbursements aligned with the SC criteria of the taxonomy were related to activities in renewable energy generation from wind and solar, and in the transmission and distribution of electricity. For these activities, the SC criteria is fulfilled by default[1]. The high alignment score also reflects the progressive adoptation of EU taxonomy to NIB's Mandate Rating Framework.

Separate EU taxonomy assessment has been done for NEBs. Read more on page 35.

Estimated alignment against technical screening criteria for SC and DNSH of total disbursements 2024

% of total disbursements 2024



Alignment

- 44% SC considered aligned[1]
- 4% SC considered not aligned
- 52% Not taxonomy eligible projects[2]

SC considered aligned[1] of which

- 62% DNSH considered aligned
- 38% DNSH considered not aligned or could not be assessed

[1] SC considered aligned: The project demonstrates evidence that TSC for SC is fulfilled.
[2] Not taxonomy eligible projects: The economic activity is not covered by the EU taxonomy.

Sustainability-linked loans (SLL) and investments in Minimum Required Eligible Liabilities (MREL) are not considered as eligible disbursements under the Taxonomy framework, since neither of the financial products can be evaluated against the activity-specific criteria of the taxonomy.
[1] To fulfill the SC criteria for renewable energy generation from wind and solar, the activity must generate electricity using wind or solar power. For transmission and distribution activity to meet the SC criteria, the infrastructure or equipment must be part of an electricity system that is connected to the European grid.


4 Bergkrystallen

Illustration: CAF/Sporveien

Case City of Oslo • EUR 270 million

New trains for Oslo metro extension

NIB signed a loan with the City of Oslo to finance the acquisition of 20 new metro trains for the Fornebu Metro Line expansion. Designed to carry up to 8,000 passengers per hour, the high-capacity metro line will alleviate pressure on the road network and reduce congestion.

Oslo aims to reduce its greenhouse gas emissions by 95% by 2030, integrating climate mitigation and adaptation into all decision-making processes. Transportation accounts for about half of these emissions. The project was deemed to be fully taxonomy aligned, fulfilling the technical screening criteria for both Substantial Contribution and Do No Significant Harm.

Read more here

ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 17 Case Falck A/S ∆ EUR 40 million Digital transformation Photo: Falck A/S in healthcare sector Danish-founded Falck provides healthcare services ranging from prevention to treatment and rehabilitation. In 2024, NIB and Falck signed an investment loan to support the company’s digital transformation. Falck’s digitalisation investments in 2024- 2026 aim to modernise and consolidate its IT platforms across their subsidiaries. The project will also introduce new digital solutions to improve Case AS Tallinna Vesi ∆ EUR 40 million operational efficiency and enhance the delivery of healthcare and emergency services at Falck. Improving wastewater infrastructure Investments in digital solutions can significantly improve the productivity and AS Tallinna Vesi, the water utility of Tallinn, is surrounding areas, representing more than a third effectiveness of healthcare services, ultimately Estonia’s largest water company. The company of Estonia’s population. benefiting patients and society as a whole. operates the city’s water and wastewater With the NIB loan, Tallinna Vesi improves Tallinn’s Read more here treatment plants, and manages a supply network wastewater management and stormwater collection spanning over 3,000 kilometres. It provides infrastructure with an aim to enhance system essential drinking water and wastewater disposal maintenance, efficiency, and energy savings. services to roughly 500,000 people in Tallinn and Read more here Photo: Tallinna Vesi ANNUAL REPORT 2024

NIB INTRODUCTION **IMPACT & SUSTAINABILITY** GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 18

Measuring our impact

As an impact-oriented institution, NIB uses a comprehensive methodology to measure, evaluate, and report the impacts generated through its financing activities. Our impact assessment process spans the entire project lifecycle, from the initial implementation through the completion (ex-post assessment process), enabling us to track how effectively estimated impacts materialise. We use systematic approach with standardised principles and indicators, ensuring consistency and comparability. To maintain credibility and transparency, our lending impact measurements undergo limited assurance review by an independent third party.

NIB's financing activities generate impact through three channels:

Direct impacts

These represent the core of our measurable achievements—projects where we can directly quantify and attribute specific outcomes – both positives and negatives. Such impacts are captured through key performance metrics and form the foundation of our impact reporting. These typically include quantifiable impacts in environmental performance, productivity gains, and specific infrastructure developments. The above-mentioned metrics for these impacts are presented on page 19.

Enabling impacts

Some of our most strategic investments create value by enabling broader systemic changes. These projects are crucial within larger value chains, creating the necessary conditions for subsequent improvements and innovations downstream or upstream. Examples include investments in electricity grid infrastructure, which enables renewable energy integration, public infrastructure, and financing provided through financial intermediaries that expands access to sustainable finance. While the impact of these investments may be indirect and not measurable, they are often fundamental to achieving larger environmental and productivity goals.

Sustainability-linked impacts

The category represents impact measurement focusing on company-wide transformations rather than specific projects. These investments are tied to medium-term key performance indicators at the counterparty level, encouraging broader business process change. The impact of these investments is measured through the achievement of the predetermined sustainability targets. This approach is particularly effective in supporting transitions towards more sustainable operations. Our progress assessment of the sustainability-linked impacts is detailed on pages 21-22, providing insights into how the approach is driving systematic change.

Detailed methodologies and calculation principles are publicly available on our website.

Lending disbursed in 2024
%, mandate rated and disbursed loans


15%
Sustainability-linked impacts
34%
Direct identified and reported impacts[1]
51%
Enabling type of impacts

[1] Loans that have at least one identified and reported (Impacts of loans disbursed on page 19) impact indicator.



ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 19

Impact of loans disbursed in 2024

CO_2 reduction

Projects financed contributed to **annual net CO_2 reduction of 292,000 tonnes** (pro-rated to NIB's share of total project costs). The reduction equals to an approximate **annual carbon footprint of 37,000[1] people** in the member country region. In addition to gross reduction of CO_2 of 347,000 tonnes, one disbursement to a project[2] with significant CO_2 emissions led to an increase of CO_2 of 55,000.

Renewable energy generation

The disbursed loans contributed to an annual increase of **1 TWh of generated renewable electricity and thermal heat**, which equals final **energy consumption of approximately 58,000[3]** households in member country region.

R&D programmes

Eight loans totalling **EUR 643 million** to R&D programmes of large Nordic corporates supported high-value added workplaces in NIB's member countries.

Onlending to SMEs and environmental projects

Eight loan programmes with financial intermediaries totalling **EUR 254 million** for on-lending to SMEs, mid-caps and environmental projects in Finland, Norway, Denmark and Sweden.

Electricity networks

In 2024, NIB disbursed **EUR 428 million** across **nine electricity network projects[4]** spanning Norway, Denmark, Sweden, Iceland, and Finland. These investments supported both construction of new infrastructure and renovation of existing distribution and transmission networks. The projects play a vital role in strengthening regional energy market integration while enhancing grid resilience—a crucial factor as the region rapidly expands its renewable energy capacity.

Buildings

EUR 172 million were channelled **to 11 building projects** in Finland, Sweden and Lithuania. Combined, the total area[5] of new-built and refurbished buildings was ~79,000 m^2. Out of that, 22,000 m^2 was certified by BREEAM, LEED or other equivalent certification schemes. Refurbishment represented 23,500 m^2 and contributes to upgrades of energy classes and in-use certifications.

Municipal infrastructure

During 2024, NIB provided substantial financing for municipal infrastructure development across Nordic and Baltic cities, including, for instance, Stockholm, Oslo, and Tallinn. The investments supported a diverse range of urban development projects, from major transportation infrastructure to public facility improvements. Key projects included bridge construction, district heating renovation, subway system expansion, and light road networks. Additionally, the Bank supported the renovation of public buildings, enhancing their energy efficiency and functionality.



[1] By assuming greenhouse gases of 7.9 tonnes per capita, based on data of Eurostat for member country area in the years 2021-2023.
[2] In 2024, NIB disbursed a loan to KN Energies based on an agreement signed in 2020 and the Sustainability Policy in effect at that time. Given the project's is in the Oil & Gas sector and its significant carbon footprint, detailed information about NIB's approach to this loan is available on our website.
[3] Based on total final energy consumption of households in 2022 (17.6 MWh) according to Eurostat energy balances.
[4] This includes one district heating project.
[5] Including projects involving buildings also in other sectors like education and business expansion projects.

Detailed methodologies and calculation principles are publicly available on our website.

ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 20 Projects supporting productivity and innovation In 2024, 82% of disbursed and mandate rated funds supported significant productivity improvements in 1 member countries. Like previous years, a large part of (DK Faroe Islands) loans was channelled to investments in R&D (16%). Iceland Finland In the rapidly evolving global economy, R&D investments 1. Landsnet hf. 1. Aktia Pankki Oyj 2 are vital for maintaining the Nordic-Baltic region's Valmet Oyj 2. competitive edge in high-value industries. 3. Elisa Oyj 1 Norway FinVector Oyj 4. 1. Lyse AS Gudbrandsdal Energi 2. 4 holding AS Estonia Main activity of the project Norled AS AS Tallinna Vesi 3. 1. 2. Estonian Air 2 Digitalisation & Connectivity Navigation Services Sweden 3 1 2 3 Sparbanken Nord 3 1. 1 On-lending to SMEs 2. Rise Research Institutes of Latvia 1 Sweden AS AS Rīgas Siltums 2 1. 3. EcoDC AB Innovation (R&D) 2 Lithuania 1 Denmark UAB Celltechna 1. Life sciences 1. Falck A/S 2. AB Šiaulių E nergija Føroya Banki P/F 2. 2 1 Key infrastructure 1 The map represents selected project examples. For full list see our website. ANNUAL REPORT 2024

NIB
INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 21

Sustainability-linked loans

We offer sustainability-linked loans (SLLs) to help our clients achieve ambitious and verifiable environmental and social sustainability goals. By meeting such goals, customers can enjoy better financing conditions. These goals may encompass climate and other impact categories.

NIB's SLL principles build on the voluntary Sustainability-Linked Loans Principles of the Loan Market Association and the Sustainability-Linked Bond Principles of the International Capital Market Association. As an international financial institution, NIB sees its role as promoting high quality standards in this growing market. SLLs therefore help not only our clients move towards their sustainability targets but also NIB align its lending portfolio with the Paris Agreement in the long term.

We have provided SLLs to companies in several sectors, associated with various sensitivities to climate transition risks, from food retailing to chemicals and power and heat. By selecting credible, material and ambitious key performance indicators and targets, SLLs can be tailor-made to accelerate corporate sustainability transitions across many types of companies. Out of the total SLL disbursements, 36% of loans were disbursed to sectors in high need for decarbonization, such as chemicals, construction and engineering, and heavy machinery.

As value-chain emissions often represent the largest portion of companies' carbon footprint, NIB actively promotes the inclusion of Scope 3 emissions targets and requires them to do so where relevant. 89% of NIB's disbursed loans include Scope 1, 2 and 3 emissions in the KPIs and 7% include purely Scope 3 emissions.

NIB publishes consolidated information about its SLLs and underlying key features here.

Number of SLLs in 2024
5
(13 in total by the end of 2024)

Disbursements in 2024
EUR **615** million
(EUR 1.3 billion by the end of 2024)

In 2024, NIB disbursed a record amount of sustainability-linked loans.

Loans disbursed by impact category and UN SDG reference[1]


3% EUR 46 million
Climate change mitigation & pollution reduction & human capital²
8% EUR 100 million
Climate change mitigation & human capital²
55% EUR 733 million
Climate change mitigation only
34% EUR 461 million
Climate change mitigation and resource efficiency

[1] Total disbursements by the end of 2024. UN SDG = UN Sustainable Development Goals.
[2] Human capital means human capital and equal economic opportunities.

ANNUAL REPORT 2024

NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 22

Progress follow-up

By the end of 2024, NIB had signed 13 SLL agreements with 36 key performance indicators (KPIs), of which 21 are currently active and monitored.

Out of the monitored KPIs, 71% were on track, i.e. had reached the planned levels. Ten per cent of the KPIs were progressing at a slower pace than anticipated with a linear progress assumption and 19% of the KPI's were missed (off-track) or not progressing.

NIB supports credible, ambitious and material targets. The interim progress data for KPIs shows the challenge of achieving what are ambitious targets for the clients. Compared to last year, we see that some borrowers have improved their performance and are now on track, while some targets are still not being fulfilled. The Bank supports maintaining a high ambition level with some KPI potentially lagging and expects its clients to increase their efforts to achieve their targets in future years. NIB will continue to engage with its clients to intensify tangible actions for the targets and will further follow-up on progress.

KPI on track	Target is reached at the trigger date[1] or the annual progress of the target is advancing as expected
KPI progressing	Annual progress of the target is progressing, but at a slower pace than anticipated
KPI not progressing	No positive annual progress of target performance is reached
KPI off track	Target not reached at the trigger date

[1] Trigger date is the date relevant for assessing the target performance and its impact on the loan margin.

KPI performance

% of KPI, (number of KPIs)[1]



- 71% (15) KPI on track
- 10% (2) KPI progressing
- 5% (1) KPI not progressing
- 14% (3) KPI off track

[1] The data is based on the performance of monitored KPIs. The performance information were provided by the borrowers in 2024 regarding the progress in 2023 (where applicable).

Disbursed loans by sectors

% of disbursements[1]



- 38% Consumer retail
- 28% Machinery
- 11% Power & Heat
- 7% Telecommunications
- 7% Materials
- 5% Construction & engineering
- 3% Chemicals

[1] Of total disbusments by the end of 2024. Industry sectors refers to NIB's internal sustainability classification.

Total disbursements[1] by external frameworks used for KPIs

% of total disbursements, (number of loans)

92% (11) KPIs aligned with 1.5° pathway (SBTi)

3% (1) KPIs aligned with 2° pathway (SBTi)

5% (1) KPIs connected to other commitments

[1] Of total disbusments by the end of 2024.


LAST CHANCE
LAST CHANCE
Photo: Kesko

Case Kesko Oyj • EUR 150 million

Combatting CO_2 emissions and food waste

Kesko operates in grocery trade, building and technical trade, and car trade. The company aims to enable sustainable choices for their customers and drive change throughout the entire value chain from production to consumption.

The NIB sustainability-linked loan, signed in 2024, targets the reduction of CO_2 emissions in Kesko's own operations and value chain, and reduction of food waste in their grocery trade operations.

The interest rate margin on the sustainability-linked loan is tied to three key performance indicators (KPIs). The KPIs are part of Kesko's wider sustainability strategy.

Read more here

ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 23 NIB Environmental Bonds In 2024, NIB achieved several significant milestones in its Environmental Bond (NEB) programme, reinforcing its commitment to sustainable financing. The year marked a record in terms of total NEB issuance volume and with the largest single NEB issuance ever launched, reflecting the continued investor demand for sustainable investments. During the year, NIB introduced an updated NEB framework, reflecting the latest developments and finetuning the scope of eligible categories. The framework received a “Dark Green” Second Opinion from S&P Global Ratings. Key documents and useful links ∆ NEB framework ∆ NEB website and ESG library ∆ Sustainability Policy ∆ Climate Strategy ANNUAL REPORT 2024

NIB
INTRODUCTION | **IMPACT & SUSTAINABILITY** | GOVERNANCE | BOD REPORT | FINANCIALS | REPORTS & OTHER DISCLOSURES
24

Introduction to NEBs

NIB has an explicit mandate to promote environmental projects. In response to investors' willingness to support sustainable investments specifically, NIB introduced NEBs and framework in 2011. Under the NEB framework, NIB issues use-of-proceeds environmental bonds which proceeds are used to finance specific projects that benefit the environment and support the transition to a low-carbon economy.

Since 2011 NIB has issued NEBs financing eligible projects for an amount of EUR 9.3 billion.

The NEB framework has been updated three times to reflect the latest developments in sustainable finance. The most recent update is from August 2024. The updated framework has a "Dark Green" Second Opinion from S&P Global Ratings.

The NEB programme is a core component of NIB's mandate and strongly interlinked with NIB's Climate Strategy from late 2023 and the Bank's Sustainability Policy, updated in June 2024. The combination of NIB's new NEB framework, "Dark Green" rating from S&P Global Rating, the update to the Sustainability Policy and NIB's Climate Strategy reflect the institution's commitment to green financing within the Nordic-Baltic region.

NIB Environmental Bond basic information

NEB framework	NIB Environmental Bond Framework, August 2024
Second opinion	S&P Global Ratings: "Dark Green", 30 August 2024
Types of bonds	Use-of-Proceed Environmental and Nordic-Baltic Blue Bonds
Reporting	Allocation: available on NIB's website Impact: yearly Portfolio approach with project specific details provided
Methodology	How we calculate impact
Guidelines / Alignment	Green Bond Principles, EU taxonomy estimated alignment assessment, UN Sustainable Development Goals
Verification	Limited Assurance Report by KPMG, see page 158
Impact reporting portals	Nasdaq Sustainable Bond Network
Re-financing	No re-financing, see NEB framework page 9

NEB issuance 2011–2024

in EURm


1,800
1,500
1,200
900
600
300
0
11 12 13 14 15 16 17 18 19 20 21 22 23 24
Environmental bonds
Nordic-Baltic blue bonds
Issuance under new NEB Framework


ESG review
Mandate rating
NIB Environmental Bond Framework
NEB fund pool
Reporting
Ex-post mandate assessment
ESG Guidelines
Sustainability Policy
Mandate Rating Framework
S&P
Dark Green Rating
Environmental Bond Framework
2024 Annual Report
Monitoring and ex-post mandate assessment framework

Detailed description of the NEB process, project evaluation and selection, is available here.


Total issuance 2011–2024
EUR 9.3 billion

ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 25 NEB programme in 2024 Dark green second opinion Record issuance Receiving a “Dark Green” Second Total NEB issuance in Opinion on our updated NEB 2024 was EUR 1.7 billion, framework underscores NIB’s marking the biggest issuance commitment to finance projects volume during a year. that are aligned with strict New NEB framework environmental and climate Updated framework reflects sustainability criteria. the latest developments and best practices. The largest single NEB issued Transparent reporting Shaping sustainable bond markets In September, NIB issued a five-year NIB will continue to incorporate In 2024, NIB was re-elected as an executive 1 EUR 750 million NEB, the largest in NIB’s history. enhanced transparency and reporting member of The Principles. This global The issuance was met with strong demand from measures, ensuring that investors initiative has been providing support investors worldwide, reflecting a high level receive clear and accurate information and guidance to the sustainable bond of trust in NIB’s environmental mandate and about the environmental impact of their market since 2014. For example, during in the new version of the NEB framework. investments—see pages 33–34. Each year, 2023–2024, NIB coordinated a taskforce The EUR transaction was followed by a seven- the Bank conducts a limited assurance group establishing Guidance for 2 year SEK 1 billion NEB for the domestic investors. review to assess the NEB impacts. Sustainability-Linked Loan financing Bonds. As NIB moves forward, it remains committed to scaling up its support for green projects, driving the transition to a sustainable future, and reinforcing its role as a key player in the global green bond market. 1 ICMA – The Principles: Green-, Social-, Sustainability-linked Bond Principles, Sustainability Bond Guidelines. 2 ICMA – Sustainability-Linked Loans financing Bond Guidelines (SLLBG). ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 26 New NIB Environmental Bond Framework In 2024, we introduced a new version of our green bond framework. With the update, NIB continues to facilitate investments that accelerate the sustainability agenda. The updated framework reflects the latest developments in sustainable finance and international best practices, and NIB’s gradual alignment with the EU taxonomy. Changes to the framework are presented on page 27. To support NIB’s climate strategy, and given the increased need for adaptation finance, we have included new categories in the framework. When introducing our Climate Strategy in 2023, in addition to continuing the investments in low-carbon sector, we acknowledged the importance of other sectors for achieving a comprehensive transition to a net-zero society. These sectors require innovation, transformative change and new tools to address their challenges. In the new category Sustainable technology innovation, sustainable manufacturing and carbon capture storage, we hope to engage with sectors in need of transition, fostering innovation, and supporting both research and development and tangible investments. One example is carbon capture and storage (CCS), which according to the International Energy Agency, is crucial for reaching the ambitions of the Paris Agreement. However, NIB’s potential investments in CCS will only be in companies with credible decarbonisation plans aligned ANNUAL REPORT 2024

NIB INTRODUCTION **IMPACT & SUSTAINABILITY** GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 27

with NIB's Climate Strategy with no or an insignificant risk of fossil fuel lock-in, and not in sectors on NIB's exclusion list. The Dark Green Second Party Opinion on our updated framework underscores NIB's commitment to financing projects that are aligned with strict environmental and climate criterias.

Physical climate risk will eventually introduce credit risk to NIB's loan portfolio (see Action for climate). However, adapting to the physical climate risk will also bring investment opportunities. Examples of sectors with an increasing need for adaptation finance are the power utilities and critical infrastructure sectors, the latter often owned by public players. To help facilitate adaptation finance, NIB has included a new category **Climate change adaptation** in its updated framework. Even if not specifically mentioned, this category may well include ecosystem or nature based approaches.

The NIB framework has also undergone some category changes, including the removal of certain categories due to low exposure, such as resources and waste management systems. Others have been partly transferred to other categories; for example, transmission, distribution, and storage systems have been moved to the renewable energy category.

The "Dark Green" shade awarded to our Second Opinion represents S&P's qualitative opinion that NIB's activities are aligned with a low-carbon climate-resilient (LCCR) future. S&P also recognised that NIB had a strong and comprehensive due diligence process for selecting financed projects and a climate strategy and targets in place. NIB's previous NEB framework had a "Dark Green" rating from CICERO.[1]

NIB has mapped its eligible categories versus the Green Bond Principles' categories, Sustainable Development Goals and the main EU taxonomy objectives.

[1] S&P Global acquired the Shades of Green business from CICERO in Dec 2022.

Amendments to the framework

Old NEB framework	New NEB framework[1]	Modifications to the framework
Renewable energy	Renewable energy	Revised / modified: Transmission, distribution and storage systems are included in the category.
Transmission, distribution and storage systems	Sustainable fuel production and infrastructure	New: New category
Clean transport solutions	Clean transportation	No major modifications
Water management and protection	Water management and protection	Revised / modified: Previous 'Water management and protection category' is now split to 'Water management and protection' and 'Climate change adaptation'
Green buildings	Green buildings	Revised / modified: New buildings aligned with SC and DNSH[2], and major renovations
Resources and waste management systems (Removed)	Climate change adaptation	New: New category
Energy efficiency (Removed)	Sustainable technology innovation, sustainable manufacturing and carbon capture storage	New: New category
	Projects that are EU taxonomy-eligible need to comply with the relevant Technical Screening Criteria.	

New · Revised / modified · Removed

[1] Full category descriptions are available in the new NEB framework
[2] SC = Substantial Contribution, DNSH = Do No Significant Harm



ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 28 NEB issuance in 2024 1 NEB issuance 2024 - New NEB framework 2 Currency Amount EUR equivalent ISIN CODE Value date Maturity date EUR 750 000 000,00 750 000 000,00 XS2898821033 11.9.2024 11.9.2029 SEK 1 000 000 000,00 87 323 050,76 XS2901992045 16.9.2024 16.9.2031 Total issuance 837 323 050,76 3 NEB issuance 2024 - Old NEB framework 2 Currency Amount EUR equivalent ISIN CODE Value date Maturity date SEK 750 000 000,00 65 341 483,30 XS2849666941 26.8.2024 28.6.2029 SEK 1 250 000 000,00 111 545 394,51 XS2849666941 28.6.2024 28.6.2029 EUR 500 000 000,00 500 000 000,00 XS2753549703 24.1.2024 24.1.2031 NOK 2 500 000 000,00 220 790 713,36 XS2750344447 18.1.2024 18.1.2029 Total issuance 897 677 591,17 1 NEB framework valid from Sep 2024. 2 Based on the trade date foreign exchange rate. 3 NEB framework Dec 2018 - Aug 2024. 1 1 NEB investors 2024 NEB investors 2024%, by geographical region %, by investor type 37% Europe47% Banks PLACEHOLDER IMAGE 21% Asia 25% Central banks & 18% Nordics Official institutions 10% Americas 16% Asset manager 6% Australia/Oceania 9% Pension & insurance 6% Africa/Middle-East 3% Other 2% Other Largest single NEB issuance Total NEB issuance 2024 1 1 EUR 750 million EUR 1.7 billion Investor distribution applies both for issuance under Investor distribution applies both for issuance under old and new NEB framework. old and new NEB framework. ANNUAL REPORT 2024

NIB
INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 29

New NEB framework

NEB-financed projects in 2024

During the year, NIB issued EUR 837 millions of NIB Environmental Bonds according to the new NEB framework. The proceeds from the bonds were fully allocated to 20 projects[1]. A list of all the NEB-financed projects is available on our website.

In 2024, the majority, 76% of covered NEB eligible project disbursements were renewable energy, mostly through the development of wind farms, geothermal and hydropower facilities, district heating and cooling networks, as well as electricity transmission and distribution grids in Sweden, Iceland, Norway, Denmark, Lithuania and Finland.

14% of the covered NEB eligible project disbursements supported the new NEB category that relates to sustainable technology innovation, sustainable manufacturing and carbon capture storage. This includes research and development (R&D) projects in Sweden.

In 2024, 6% of respective disbursements were devoted to the development of green buildings in Sweden. 4% of the covered NEB eligible project disbursements were related to clean transport projects in Norway and Finland. This includes financing of zero carbon emission vehicles, vessels and supporting infrastructure. This allows NIB to account for NEB impacts[2] of at least 220 MW of added renewable energy generation capacities, 6210 square metres of certified green buildings, and reduced or avoided GHG emissions of more than 191,000 tCO_2e/a.

[1] The number covered loans that were included in NEB pool in 1.9.2024. The number includes fully or partly disbursed loans.
[2] More information on how we calculate impact can be found on our website. NIB reports on project-specific impact by NEB category, see our website.

NEB-financed projects in 2024 – New NEB framework[1]

%, projects by NEB category


76% Renewable energy
14% Sustainable technology innovation, sustainable manufacturing and carbon capture storage
6% Green buildings
4% Clean transportation

NEB-financed projects in 2024 – New NEB framework[1]

%, projects by country


35% Norway
27% Sweden
25% Denmark
6% Iceland
5% Lithuania
2% Finland

[1] Old NEB framework Dec 2018-Aug 2024, new NEB framework valid from September 2024.

Old NEB framework

NEB-financed projects in 2024

During the year, NIB issued EUR 895 millions of NIB Environmental Bonds according to the old NEB framework. The proceeds from the bonds were fully allocated to 23 projects[1]. A list of all the NEB-financed projects (including projects financed by blue bonds) is available on our website.

In 2024, the majority, 43% of covered NEB eligible project disbursements were related to clean transport solutions. This includes research and development (R&D) activities such as the construction and operation of vehicle battery labs, investments in green fuels and decarbonization within the marine and energy sectors, as well as train workshops in Norway.

29% of covered NEB eligible project disbursements were related to increased energy efficiency of residential, office and public buildings in Sweden, Finland and Lithuania along with R&D activities with energy use reduction in mind. 28% of the covered NEB eligible project disbursements supported renewable energy generation, mostly through the development of wind farms, geothermal, hydropower, photovoltaic and bioenergy production facilities Lithuania, Finland, Estonia, Iceland, Latvia and Sweden.

This allows NIB to account for NEB impacts[2] of at least 100 MW of added renewable energy generation capacities, and reduced or avoided GHG emission of more than 106,000 tCO_2e/a.

[1] The number covered loans that were included in NEB pool before 1.9.2024, for which disbursements were made in 2023 or 2024. The number includes fully or partly disbursed loans.
[2] More information on how we calculate impact can be found on our website. NIB reports on project-specific impact by NEB category, see our website.

NEB-financed projects in 2024 – Old NEB framework[1]

%, projects by NEB category


43% Clean transport solutions
29% Energy efficiency
28% Renewable energy generation
0.1% Transmission, distribution and storage systems

NEB-financed projects in 2024 – Old NEB framework[1]

%, projects by country


66% Sweden
14% Finland
7% Lithuania
7% Norway
5% Iceland
1% Latvia
1% Estonia

[1] Old NEB framework Dec 2018-Aug 2024, new NEB framework valid from September 2024. Due to rounding, the percentages are not matching up to 100%

ANNUAL REPORT 2024

NIB
INTRODUCTION | IMPACT & SUSTAINABILITY | GOVERNANCE | BOD REPORT | FINANCIALS | REPORTS & OTHER DISCLOSURES
30


Nobina

Photo: Nobina

Case

Nobina AB

Financing of electric city buses to be operated by Nobina in Greater Helsinki area, in Greater Oulu area, and in Greater Turku area in Finland.

NEB category
Clean transportation

NEB-financed as of 31 December 2024
EUR 13.2 million

Impact
Emission reduction from switching from diesel to electric buses is approximately 8,300 tCO_2/year and 42 tNO_x/year.



Case

Eviny AS

Investment into electricity distribution and regional grid in Western Norway during 2023-2026.

NEB category
Renewable energy

NEB-financed as of 31 December 2024
EUR 128 million

Impact
Increased transformer capacity of around 1200-1300 MW and increasing substation capacity, as well as upgrading parts of the grid from 45 kV to 132 kV.



Case

SEEL Swedish Electric Transport Laboratory AB

Construction of vehicle battery laboratories in Sweden.

NEB category
Sustainable technology innovation, sustainable manufacturing and carbon capture and storage

NEB-financed as of 31 December 2024
EUR 63 million

Impact
The development of electric vehicles and electrified transport.

ANNUAL REPORT 2024

NIB
INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 31

NIB Environmental Bond Pool

The proceeds of NIB Environmental Bonds are managed on an aggregate basis for multiple environmental bonds (portfolio approach). With updated NEB framework (August 2024), NIB reports on two separate bond pools; new and old.

NIB Environmental Bonds outstanding under the new NEB framework

ISIN code	Currency	Amount in millions	EUR million equivalent[1]	Year	Value date	Maturity date	Taps
Environmental bonds							
XS2901992045	SEK	1,000	87	2024	16.9.2024	16.9.2031	
XS2898821033	EUR	750	750	2024	11.9.2024	11.9.2029	
Total NIB Environmental bonds outstanding under the current framework:			**837**				

NIB Environmental Bonds outstanding under previous NEB frameworks

ISIN code	Currency	Amount in millions	EUR million equivalent[1]	Year	Value date	Maturity date	Taps
Environmental bonds							
XS2849666941	SEK	750	65	2024	26.8.2024	28.6.2029	tap
XS2849666941	SEK	1,250	112	2024	28.6.2024	28.6.2029	
XS2753549703	EUR	500	500	2024	24.1.2024	24.1.2031	
XS2750344447	NOK	2,500	221	2024	18.1.2024	18.1.2029	
XS2548946560	SEK	1,000	89	2023	18.12.2023	24.10.2027	tap
XS2690013722	SEK	2,000	168	2023	22.9.2023	22.9.2028	
XS2580868482	EUR	500	500	2023	30.1.2023	30.1.2030	
XS2400452228	NOK	1,000	97	2022	4.11.2022	20.10.2027	tap
XS2548946560	SEK	2,000	182	2022	24.10.2022	24.10.2027	
XS2454249652	EUR	500	500	2022	9.3.2022	9.3.2029	
XS2437424398	DKK	2,000	269	2022	28.1.2022	28.1.2030	
XS2400452731	SEK	3,000	296	2021	20.10.2021	20.10.2026	
XS2400452228	NOK	1,000	101	2021	20.10.2021	20.10.2027	
XS2166209176	EUR	500	500	2021	1.4.2021	30.4.2027	tap
XS2166209176	EUR	500	500	2020	30.4.2020	30.4.2027	
XS2055786763	EUR	500	500	2019	25.9.2019	25.9.2026	
XS1815070633	EUR	500	500	2018	3.5.2018	3.11.2025	
XS0824127277	SEK	500	59	2012	7.9.2012	7.9.2032	
Total Environmental bonds outstanding under old NEB frameworks			**5,160**				
Blue bonds							
XS2243312407	SEK	1,500	143	2020	13.10.2020	13.10.2025	
Total blue bonds outstanding under old NEB framework:			**143**				
Total NIB Environmental bonds outstanding under new and old frameworks:			**6,140**				

NIB Environmental Bonds (matured)

ISIN code	Currency	Amount in millions	EUR million equivalent[1]	Year	Value date	Maturity date	Taps
Environmental bonds							
XS1494406074	SEK	1,000	103	2017	25.10.2017	22.9.2023	tap
XS1494406074	SEK	500	51	2017	16.10.2017	22.9.2023	tap
XS1673097637	SEK	500	51	2017	5.10.2017	29.8.2022	tap
XS1673097637	SEK	2,000	211	2017	29.8.2017	29.8.2022	
XS1602266923	INR	170	2	2017	30.5.2017	29.5.2020	
XS1431730388	EUR	500	500	2017	18.5.2017	10.6.2024	tap
XS1551670091	BRL	5,5	2	2017	23.2.2017	24.2.2021	
XS1494406074	SEK	1,500	156	2016	22.9.2016	22.9.2023	
XS1431730388	EUR	500	500	2016	10.6.2016	10.6.2024	
XS1347786797	SEK	1,000	107	2016	20.1.2016	20.1.2021	
XS1292474282	EUR	500	500	2015	17.9.2015	19.9.2022	
XS1222727536	SEK	1,000	107	2015	23.4.2015	23.4.2020	
US65562QAW50	USD	500	397	2014	30.9.2014	30.9.2021	
XS1031495929	EUR	40	40	2014	11.2.2014	11.2.2019	
XS0996470943	BRL	344	105	2013	6.12.2013	6.2.2018	
XS0975173633	SEK	500	58	2013	27.9.2013	27.9.2018	
XS0699238522	ZAR	1,006	92	2011	22.11.2011	19.11.2015	
Total environmental bonds matured			**2,983**				
Blue bonds							
XS1943607975	SEK	2,000	193	2019	1.2.2019	1.2.2024	
Total blue bonds matured			**193**				
Total NIB Environmental bonds matured			**3,176**				
Total issued NIB Environmental Bonds 2011–2024			**9,315**				

[1] Based on the trade date foreign exchange rate.

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INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 32

NIB Environmental Bond financed projects 2011-2024

Environmental bond financed projects 2011–Aug 2024[1]

%, projects by country[2]


45% Sweden
24% Norway
13% Finland
6% Denmark
4% Lithuania
2% Netherlands
2% Iceland
2% Estonia
1% Other[3]

[1] Total environmental bond covered disbursements under old NEB frameworks between 2011 and Aug 2024 (excluding uncovered environmental and fully repaid loans).
[2] Disbursements according to location of project.
[3] Poland and Latvia.
Due to rounding, the percentages are not matching up to 100%

Environmental bond financed projects 2011–Aug 2024[1]

%, projects by NEB category


26% Clean transport solutions
26% Renewable energy generation
23% Green buildings
11% Water management and protection[2]
8% Energy efficiency
3% Transmission distribution and storage systems
3% Resources and Waste Management Systems

[1] Total environmental bond covered disbursements under old NEB frameworks between 2011 and Aug 2024 (excluding uncovered and fully repaid loans).
[2] Projects financed by outstanding blue bond is included in this category.

Accumulated NEB issuance and disbursements 2011–2024[1]

in EUR billions


9
8
7
6
5
4
3
2
1
0
2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024
Environmental bond
Blue bond
Environmental bonds issued under new NEB framework
Environmental disbursements
Blue disbursement
Environmental disbursements under new NEB framework

[1] Accumulated issued bonds (excluding matured bonds) and accumulated disbursements (excluding fully repaid loans and uncovered ones). Old NEB framework Dec 2018-Aug 2024, new NEB framework valid from Aug 2024.



EUR **9.3** billion

Total NEB-financed projects 2011-2024

NEB-financed projects 2011–2024

in EURm


2,500
2,000
1,500
1,000
500
0
11 12 13 14 15 16 17 18 19 20 21 22 23 24
Environmental Bond-financed projects
Nordic-Baltic Blue Bond-financed projects
Disbursed but not yet covered by NEBs
Financed projects under new NEB framework

Total NEB issuance and disbursements 2011–2024[1]

in EUR billions


10
9
8
7
6
5
4
3
2
1
0
2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024
Environmental bond
Blue bond
Environmental bonds issued under new NEB framework
Environmental disbursements
Blue disbursement
Disbursed but not yet covered by NEBs
Environmental disbursements under new NEB framework

[1] All bonds and projects matured and not matured.
Old NEB framework Dec 2018-Aug 2024, new NEB framework valid from Aug 2024.

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NIB INTRODUCTION **IMPACT & SUSTAINABILITY** GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 33

Impact of NEB-financed projects 2024

according to the new framework

Pro-rated to NIB's share of financing. The share of impact arising from new disbursements in 2024 is shown.
Project-specific impact is available on our website.

Category	Indicator	2024
Green buildings	m² certified gross floor area	6,210
	Number of buildings	1
	Number of projects	1
Renewable energy	t CO_2e/a avoided	191,360
	MW renewable energy capacity	220
	MWh/a increased renewable energy generation	627,070
	MWh increased renewable energy storage	0
	Number of projects	12
Clean transportation	Passenger-kilometres or tonne-kilometres	0
	Number of projects	3
Water management and protection	Wastewater collected and treated, PE	0
	Number of projects	0

Category	Indicator	2024
Sustainable fuel production and infrastructure	t CO_2e/a avoided	0
	GWh/a energy content	0
	Number of projects	0
Climate change adaptation	Number of projects	0
Sustainable technology innovation, sustainable manufacturing and carbon capture storage	t CO_2e/a avoided	0
	Number of projects	4

Project-specific impact data (including up-to-date information on all projects in the new NEB pool on 1.9.2024-31.12.2024 and information on project level updates), and NIB's methodology for assessing impact is published on our website.
The impact numbers under 2024 can contain impacts from disbursements in 2023, that were allocated to NEB pool in 2024. Starting from 2022, NEB impact data includes only the impact of outstanding loans, except loans that have been included into the pool and repaid the same year.
The published aggregated data contains information of projects in the NEB pool on 31.12.2024. All figures have been rounded down using common rounding principles. Consequently the sum of individual figures may deviate from the presented sum figure on NIB's website and from previos years.
The impact numbers in this table are given in the aggregated manner (including data that were not disclosed seperately at a project level in our reports on project-specific impact by NEB category).
The 2024 framework is available here.



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INTRODUCTION | IMPACT & SUSTAINABILITY | GOVERNANCE | BOD REPORT | FINANCIALS | REPORTS & OTHER DISCLOSURES
34

Impact of NEB-financed projects 2011–2024

according to the old framework

Pro-rated to NIB's share of financing. The share of impact arising from new disbursements in 2024 is shown.

Category	Indicator	2011-2024 Total	2024	2024 % of total 2011-2024
Green buildings	m² gross floor area	406,400	0	0%
	MWh/a own carbon-neutral energy generation	1,220	0	0%
Renewable energy generation	MW added capacity	1,080	100	9%
	MWh/a added generation	2,851,180	304,430	11%
	t CO_2e/a avoided	1,054,420	104,620	10%
Clean transport solutions	t CO_2e/a avoided	70,790	0	0%
Water management and protection	PE added wastewater treatment capacity	580,050	0	0%
	t/a reduced nitrogen discharges	250	0	0%

Category	Indicator	2011-2024 Total	2024	2024 % of total 2011-2024
Transmission, distribution and storage systems	MW connected renewable transmission capacity	2,930	0	0%
Energy efficiency	MWh/a energy savings	117,795	990	1%
	t CO_2e/a avoided	29,280	0	0%
Resources and waste management systems	t/a waste treated	97,200	0	0%
	MWh/a energy recovered from waste	597,650	0	0%
	t CO_2e/a avoided	109,560	0	0%
Nordic-Baltic Blue Bonds				
Water management and protection	PE added wastewater treatment capacity	404,140	0	0%
	t/a reduced nitrogen discharges	90	0	0%

Project-specific impact data (including up-to-date information on all projects in the NEB pool on 31.8.2024 and information on project level updates), and NIB's methodology for assessing impact is published on our website.
The impact numbers under 2024 can contain impacts from disbursements in 2023, that were allocated to NEB pool in 2024. Starting from 2022, NEB impact data includes only the impact of outstanding loans, except loans that have been included into the pool and repaid the same year.
The published aggregated data contains information of projects in the NEB pool on 31.8.2024. All figures have been rounded down using common rounding principles. Consequently the sum of individual figures may deviate from the presented sum figure on NIB's website and from previos years.
The impact numbers in this table are given in the aggregated manner (including data that were not disclosed seperately at a project level in our reports on project-specific impact by NEB category).
The old framework is available here.

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INTRODUCTION | IMPACT & SUSTAINABILITY | GOVERNANCE | BOD REPORT | FINANCIALS | REPORTS & OTHER DISCLOSURES | 35

EU taxonomy alignment

In 2024, we continued to analyse our NEB projects from the EU taxonomy perspective.

Following the adoption of the EU taxonomy for sustainable economic activities in 2020, NIB has for the fourth time conducted a screening of the NEB project categories against the EU taxonomy's Technical Screening Criteria (TSC) for sustainable activities for relevant environmental objectives. The purpose of the exercise is to provide NIB's investors with information about how well NEB-financed projects are deemed to be aligned with the EU taxonomy.

Two step approach has been taken: overall screening of the NEB categories and project level assessment.

The screening at a category level is based on the estimated EU taxonomy eligibility and alignment of the projects within each category. The alignment assessment results are presented separately for Substantial Contribution (SC), as well as for the combination of SC and Do No Significant Harm (DNSH). As is illustrated in the table on page 36, the previous NEB framework categories and the majority of the projects within are in general well-aligned with the SC, but the updated NEB framework requires all categories and eligible projects within are to be aligned with SC. For new green buildings, also DNSH criteria must be fulfilled.

EU taxonomy eligibility and technical screening criteria alignment is a requirement for all new NEB framework projects.

Since 2022, NIB has performed **EU taxonomy alignment assessment at a project level** for all new projects. To appraise the EU taxonomy alignment, NIB collects information from borrowers about the project characteristics in accordance with the EU taxonomy regulations during the loan due diligence process, along with the analysis if applicable EU directives have been implemented in the counterparty's national legislation.

As noted by many actors such as UNEP-FI, assessing alignment with the DNSH can be challenging. The main reasons are data unavailability (especially for projects included in the pool before taxonomy regulation), insufficient data quality and a lack of evidence related to the DNSH. However, we see that the access to information has been improving, probably driven by both more stringent regulatory and reporting requirements and the application of voluntary standards (which also now tend to take the EU taxonomy regulation into account), but also by increased awareness of sustainability matters.

NIB is owned by member countries with robust human rights policies, and the counterparties in NIB's bond pool are registered in the Bank's member countries and Poland. We therefore consider our cover bonds to be in line with the Minimum Social Safeguards (MSS) requirements. NIB's internal policies and processes also strengthen the compliance with MSS to ensure that the borrowing entity can identify, manage, and mitigate potential negative social impacts as laid out in Article 18 of the taxonomy Regulation.

For a full description of the assessment and assumptions used, please see NIB's website.



Case

Pahkakosken Energia Oy

In 2024, NIB provided a EUR 50 million loan to Pahkakosken Energia Oy. Once finalised, the Pahkakoski wind farm will consist of 30 turbines. The growth of renewable energy generation is critical to support the decarbonisation of the energy generation and increase the competitiveness of Finland through lower power prices to attract energy-intensive industries to the region. The project was deemed to be taxonomy aligned.

Photo: Pahkakosken Energia Oy

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36

New NEB framework

For the new NEB framework, 98% of the total covered NEB disbursement volume was deemed taxonomy-eligible, while the remaining 2% was not. All taxonomy eligible disbursements were considered to fulfil the SC criteria for the project's relevant economic activity.

Of the disbursements for which SC was considered to be aligned, 54% were deemed to fully fulfil the criteria for DNSH, and 18% were deemed to partly fulfil the DNSH criteria. Looking at the number of projects, 85% of projects were considered to fulfil the SC criteria and 53% to be fully aligned with DNSH criteria, and 29% of the projects were considered partly aligned.

Estimated alignment against technical screening criteria for SC and DNSH of NEB projects 2024 according to the new framework,
% of NEB issuances 2024



Alignment

- 98 % SC considered aligned[1]

SC considered aligned[1]
Out of which:

- 54% DNSH considered aligned
- 18% DNSH partly aligned
- 28% DNSH could not be assessed

[1] SC considered aligned: The project could demonstrate evidence that TSC for SC is fulfilled.

Old NEB framework

Under the old NEB framework, 64% of the total covered NEB disbursement volume was deemed taxonomy-eligible, while the remaining 36% was not. 61% of the disbursements were considered to fulfil the SC criteria for the project's relevant economic activity.

Of the disbursements for which SC was considered to be aligned, 35% were deemed to fully fulfil the criteria for DNSH, and 21% were deemed to partly fulfil the DNSH criteria. Looking at the number of projects, 74% of projects were considered to fulfil the SC criteria and 47% to be fully aligned with DNSH criteria, and 35% of the projects were considered partly aligned.

Estimated alignment against technical screening criteria for SC and DNSH of NEB projects 2024 according to the old framework,
% of NEB issuances 2024



Alignment

- 61% SC considered aligned[1]
- 2% SC considered not aligned[2]
- 36% Not taxonomy eligible projects[3]

SC considered aligned[1]
Out of which:

- 35% DNSH considered aligned
- 21% DNSH partly aligned
- 45% DNSH could not be assessed

[1] SC considered aligned: The project could demonstrate evidence that TSC for SC are fulfilled. Due to rounding, the percentages are not matching up to 100%.
[2] SC considered not aligned: The project that could not demonstrate evidence on the the TSC for SC.
[3] Project not taxonomy eligible: The economic activity is not covered by the EU taxonomy.



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NIB INTRODUCTION **IMPACT & SUSTAINABILITY** GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 37

Overview of NEB categories, the primary environmental objective in the EU taxonomy and estimated alignment against technical screening criteria for SC and DNSH according to the new NEB framework

NEB Framework project category[1]		Taxonomy environmental objective[2]	Eligibility	Substantial Contribution (SC)	SC + Do No Significant Harm (DNSH)	% of NEB portfolio[3]
Renewable energy						
a. Electricity from wind turbines, solar, tidal, wave and hydropower	Wind	Climate change mitigation	Eligible	Estimated aligned	Estimated aligned	39%
	Solar	Climate change mitigation	Eligible	Could not be assessed	Could not be assessed	0%
	Wave	Climate change mitigation	Eligible	Could not be assessed	Could not be assessed	0%
	Hydro	Climate change mitigation	Eligible	Estimated aligned	Partly aligned	10%
b. Electricity or heat generation from geothermal installations		Climate change mitigation	Eligible	Could not be assessed	Could not be assessed	0%
c. Electricity or heat generation based on advanced bioenergy feedstock.		Climate change mitigation	Eligible	Estimated aligned	Partly aligned	0.5%
d. Heat generation based on green or waste heat (heat pumps, integration of waste heat, seawater cooling system)		Climate change mitigation	Eligible	Could not be assessed	Could not be assessed	0%
e. Electricity transmission, distribution and storage, expansion or upgrades		Climate change mitigation	Eligible	Estimated aligned	Partly aligned	26%
f. District heating and cooling networks, including storage		Climate change mitigation	Eligible	Could not be assessed	Could not be assessed	0%
Sustainable fuel production and infrastructure						
a. Production of green hydrogen and green anhydrous ammonia and its infrastructure		Climate change mitigation	Eligible	Could not be assessed	Partly aligned	0%
b. Production or processing of biofuels and biogas based on advanced feedstock		Climate change mitigation	Eligible	Could not be assessed	Could not be assessed	0%
Clean transportation						
a. Zero-carbon emission vehicles. Vehicles with zero direct (tailpipe) CO_2 emissions, such as electric or hydrogen vehicles, electric ferries, green ammonia vessels, and electric rolling stock		Climate change mitigation	Eligible	Estimated aligned	Estimated aligned	4%
b. Infrastructure for zero direct (tailpipe) CO_2 emissions, such as electrified rail, charging stations, green fuel distribution, bicycle and pedestrian infrastructure		Climate change mitigation	Eligible	Could not be assessed	Could not be assessed	0%
Green buildings						
a. Construction of new buildings: Green buildings certified according to LEED Platinum or BREEAM Excellent or Outstanding and aligned with the EU Taxonomy's TSC and DNSH criteria (including LCA analysis) and passive houses		Climate change mitigation	Eligible	Estimated aligned	Estimated aligned	6%
b. Major renovations: Refurbishment of buildings leading to an improvement of two Energy Performance Certificate levels (EPC), to at least EPC B		Climate change mitigation	Eligible	Could not be assessed	Could not be assessed	0%
Water management and protection						
a. Wastewater collection and treatment to reduce discharges into water		Sustainable use and protection of water and marine resources	Eligible	Could not be assessed	Could not be assessed	0%
b. Protection of water resources with the aim of minimising groundwater extraction and contamination and improving the replenishment of aquifers.		Circular economy	Eligible	Could not be assessed	Could not be assessed	0%
Climate change adaptation						
a. Improvements of stormwater and flood protection systems		Climate change adaptation	Eligible	Could not be assessed	Could not be assessed	0%
b. Projects that strengthen resilience and adaptation to climate change within the defined project categories in NIB's NEB framework		Climate change adaptation	Eligible	Could not be assessed	Could not be assessed	0%
Sustainable technology innovation, sustainable manufacturing and carbon capture storage						
a. Investments in research, development, design and manufacturing of technologies essential to meet the objective of the categories in NIB's NEB framework or NIB's climate targets		Climate change mitigation	Eligible[4]	Estimated aligned	Partly aligned	14%
b. Carbon Capture and Storage, with geological permanent storage (reservoir or fixation) and its infrastructure		Climate change mitigation	Eligible	Could not be assessed	Could not be assessed	0%

● Estimated aligned ● Partly aligned ● Could not be assessed

[1] Minimum social safeguards: NIB has policies, standards and procedures in place for safeguarding the environmental and social sustainability of NEB projects.
[2] Including enabling activities.
[3] The share of NEB funds allocated to each category 2011–2024.
[4] In the category one project is eligible and fully aligned with taxonomy and 3 projects are not eligible.

Due to rounding, the percentages are not matching up to 100%. More information about EU taxonomy alignment of NEB categories is available here.

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NIB INTRODUCTION **IMPACT & SUSTAINABILITY** GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 38

Overview of NEB categories, the primary environmental objective in the EU taxonomy and estimated alignment against technical screening criteria for SC and DNSH according to the old NEB framework

NEB Framework project category[1]		Taxonomy environmental objective[2]	Eligibility	Substantial Contribution (SC)	SC + do no significant harm (DNSH)	% of NEB portfolio[3]
Energy efficiency						
a. Energy efficiency projects in industry		-	Not eligible	-	-	3%
b. Energy efficiency in existing buildings		Climate change mitigation	Eligible	● Estimated aligned	● Partly aligned	5%
Renewable energy						
a. Electricity from wind turbines, solar, tidal, wave and hydropower	Wind	Climate change mitigation	Eligible	● Estimated aligned	● Estimated aligned	9%
	Solar	Climate change mitigation	Eligible	● Estimated aligned	● Partly aligned	0.1%
	Wave	Climate change mitigation	Eligible	● Could not be assessed	● Could not be assessed	0%
	Hydro	Climate change mitigation	Eligible	● Estimated aligned	● Partly aligned	9%
b. Electricity or heat generation from geothermal installations and from biomass	Geothermal	Climate change mitigation	Eligible	● Estimated aligned	● Estimated aligned	1%
	Biomass	Climate change mitigation	Eligible	● Partly aligned	● Partly aligned	8%
c. Infrastructure for the production or processing of liquid biofuels		Climate change mitigation	Eligible	● Could not be assessed	● Could not be assessed	0%
d. Investments in the development, design and manufacturing of renewable energy technologies.[4]		Climate change mitigation	Eligible	● Could not be assessed	● Could not be assessed	0%
Transmission, distribution and storage systems						
a. Transmission and distribution system (electricity)		Climate change mitigation	Eligible	● Estimated aligned	● Partly aligned	3%
b. District heating and cooling		Climate change mitigation	Eligible	● Estimated aligned	● Estimated aligned	0.01%
Clean transport solutions						
a. Transport infrastructure		Climate change mitigation	Eligible[5]	● Estimated aligned	● Partly aligned	7%
b. Vehicles and vessels		Climate change mitigation	Eligible[5]	● Estimated aligned	● Partly aligned	17%
Water management and protection						
a. Wastewater treatment and water pollution prevention		Sustainable use and protection of water and marine resources	Eligible	● Partly aligned	● Partly aligned	14%
b. Stormwater systems and flood protection		Climate change adaptation	Eligible	● Estimated aligned	● Estimated aligned	1%
c. Protection of water resources[4]		Circular economy	Eligible	● Could not be assessed	● Could not be assessed	0%
d. Protection and restoration of water and marine ecosystems[4]		Substantial contribution to protection and restoration of biodiversity and ecosystems	Eligible	● Could not be assessed	● Could not be assessed	0%
Resources and waste management systems						
a. Resource efficiency	Material recovery	Circular economy	Eligible	● Estimated aligned	● Estimated aligned	0.4%
	Pollution prevention[4]	Circular economy	Eligible	● Could not be assessed	● Could not be assessed	0%
b. Infrastructure for better waste management		Circular economy	Eligible	● Estimated aligned	● Estimated aligned	1%
c. Energy recovery from waste	Biogas	Climate change mitigation	Eligible	● Partly aligned	● Partly aligned	0.01%
	Waste-to-Energy	-	Not eligible	-	-	1%
Green buildings						
New buildings certified according to LEED Platinum or BREEAM Excellent/Outstanding		Climate change mitigation	Eligible	● Partly aligned	● Partly aligned	22%

● Estimated aligned ● Partly aligned ● Could not be assessed

[1] Minimum social safeguards: NIB has policies, standards and procedures in place for safeguarding the environmental and social sustainability of NEB projects.
[2] Including enabling activities.
[3] The share of NEB funds allocated to each category 2011-2024.
[4] Project categories in which NIB has not yet had any NEB projects are labelled as "Could not be assessed".
[5] Certain projects are not eligible.

Due to rounding, the percentages are not matching up to 100%

ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 39 Sustainability management As a mandate-driven bank with a strong focus on sustainability, NIB incorporates environmental, social, and governance factors into all its business practices, including credit and investment decisions, as well as in the management of its own operations. Key documents and useful links The Sustainability Policy should be read with ∆ NIB’s Mission, Strategy and Values ∆ Integrity and Compliance Policy ∆ Integrity Due Diligence Policy ∆ Codes of Conduct ∆ Mandate Rating Framework ∆ Climate Strategy ∆ Responsible Investment Framework. As the Sustainability Policy also supports the management of ESG-related risks and the assessment of their materiality, it should also be read in conjunction with NIB’s risk management framework. NIB’s policies and frameworks are available on our website. The Bank’s Integrity Policy framework is explained in the Integrity Report. ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 40

NIB's Sustainability Policy

NIB's Sustainability Policy sets out the principles, commitments and frameworks for sustainability at NIB and is approved by the Board of Directors. Its purpose is to define how sustainability is taken into account in all NIB's business conduct, credit, and investment decisions. The policy applies bank-wide and to all NIB's operations.

NIB's reviewed Sustainability Policy entered into force on 5 July 2024, after a public consultation. This policy revision allows for financing security and resilience investments, addressing new geopolitical realities. Key changes include the removal of restrictions on dual-use equipment financing and an enhanced focus on nature and biodiversity, aligning with NIB's Climate Strategy.

Our exclusion list

The Sustainability Policy also lists counterparty-level activities and projects that NIB will not knowingly finance or invest in ("exclusion list"). The 2024 update of the sustainability policy included a revision of the exclusion list. Key changes relate to more stringent criteria for climate (no upstream oil and gas), biodiversity and nature, human rights and animal welfare. The revised exclusion list allows for financing of security and defence, excluding weapons and ammunition.

The full exclusion list is available here.

Sustainability governance

The governance of climate-related risks and opportunities and Environmental, Social, and Governance (ESG) risks in general are integrated into NIB's core governance structure. The Governance Statement is available on pages 70-74, and it includes information about the management and supporting committees. During 2024, sustainability has evolved into a core aspect within NIB's Asset and Liability Committee's mandate, which shows increasing integration of this topics throughout bank's operations. A more detailed description of NIB's sustainability governance can be found in NIB's Sustainability Policy.

In focus

Updated Sustainability Policy

The review of NIB's Sustainability Policy aims to ensure that our updated policy reflects the latest developments in sustainable finance in the new geopolitical context. The policy includes updates to NIB's frameworks and policies and aligns with the evolving sustainability perspectives of our Nordic and Baltic member countries. The revised policy highlights the Bank's commitment to decarbonisation and protecting nature and biodiversity.

The updated exclusion list has a dedicated section for nature and natural resources, covering forests and wetlands, agricultural commodities and animal welfare. NIB does not finance any exploration, extraction or production of oil and gas. Financing of mining, extraction, processing of coal and peat or energy generation based on this is also excluded. We also clarified our policy on nuclear energy, more explicitly allowing for investments in safety, life extension or technology development in nuclear power.

The updated policy permits the Bank to offer financing for security and defence and NIB can now consider providing financing, e.g. to dual-use equipment and projects and facilities, services, technology and other defence equipment, still excluding weapons and ammunition.


Lending by mandate
PURPOSE DRIVEN LENDING
Mandate rating distribution disbursements

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INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 41

How we work

Mandate and sustainability assessment of projects

The Bank works for its vision by providing long-term lending to projects that improve productivity and benefit the environment of the Nordic and Baltic countries. For this purpose, the Bank assesses whether the project or activity considered for financing fulfils the requirements set out in our Mandate Rating Framework. In addition, alignment with the EU taxonomy is made for each project.

All investments proposed for financing also undergo a sustainability review in accordance with NIB's Sustainability Policy and ESG Guidelines for Lending. The review ensures that the project complies with internationally and nationally recognised environmental and social standards, and that it is resilient. Assessing the impact of an investment on climate has long been an integral part of NIB's sustainability due diligence.

During the year, we organised several sustainability training sessions for our employees.

Project monitoring and follow-up

Following project completion, NIB evaluates the realisation of the estimated productivity gains and/or environmental benefits as agreed during the loan negotiation. When a project has reached operating maturity (normally, within three years of completion), it receives an ex-post evaluation to assess if adherence to NIB's Sustainability Policy and mandate criteria have been fulfilled. The principles for this process are set out in NIB's Monitoring and Ex-Post Mandate Assessment Framework. NIB uses these results to further develop its mandate rating methodology and apply the lessons learned to the assessment of future projects. In 2024, ex-post assessments for 27 projects have been conducted. Approximately 90% of the impacts identified in the ex-ante stage have been achieved or partly achieved.

Counterparty ESG assessment

In addition to projects, NIB engages with its clients and assesses the environmental, social and governance (ESG) profiles of its lending counterparties at the borrower or risk owner level. In the ESG assessment, NIB especially emphasises reviewing our counterparties' strategies, targets, performance and governance. The assessment also helps identify potentially significant ESG risks. In 2024, NIB focused on increasing the ESG coverage for its full lending portfolio, reaching a 95% coverage of its lending exposure. Read more on page 82.

NIB has a Responsible Investment Framework and accompanying guidelines and processes to ensure that the companies NIB invests in, and transacts with, meets its expectations of sound ESG performance.

NIB was a signatory of the United Nations Principles for Responsible Banking (PRB) until 2024. NIB has valued the insights and opportunities PRB offered. Considering the consolidation of several initiatives the Bank is currently active in, NIB has decided not to prolong its membership after completing the initial four-year phase of the programme.


Image: SFE

In 2019, NIB provided a loan to Sogn og Fjordane Energi AS to finance the construction of a 47MW hydropower plant in Østerbø, Høyanger, Norway, with completion in 2022. During the ex-post assessment, it was concluded that the investment successfully achieved its anticipated annual impacts, including the capacity and production amounts.

Fostering sustainability within the organisation

Maintaining a high knowledge and competence in sustainability topics remains key to NIB's operations. A knowledgeable organisation can deliver more consistently on the Bank's mission. During 2024, the Bank organised several internal trainings on the latest trends within sustainability, ranging from EU taxonomy implementation to nature-related financial disclosures. The trainings have been complemented by a number of more technical seminars on specific topics such as hydrogen economy, battery technology, and carbon capture and storage.

The Internal Sustainability Council continues to focus on ensuring NIB "walks the talk" by greening its own operations whilst engaging with clients in their journey towards sustainability. The council meets quarterly to review internal initiatives for NIB or endorse environmental suggestions coming from the employees.

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ESG in our treasury operations

As part of our sustainability management, we make sure that the companies NIB invests in, and transacts with, meets our expectations of sound ESG performance.

Responsible investments in treasury activities

NIB's Treasury's ESG approaches are described in the Responsible Investment Framework. Our best-in class approach ensures that NIB's Liquidity Portfolio bond investments are tilted towards better ESG-rated entities. At the end of 2024, 95.0% of the total holdings (versus a target of 75%) were invested in the four best deciles as can be seen in the graph below.

ESG distribution of bond investments in the liquidity buffer

% of the liquidity buffer bond holdings


95%
50
40
30
20
10
0
NIB ESG 1
NIB ESG 2
NIB ESG 3
NIB ESG 4
NIB ESG 5
NIB ESG 6
NIB ESG 7
NIB ESG 8
NIB ESG 9
NIB ESG 10
Unrated

NIB ESG scale is calculated as a consensus from the relative industry group related ESG rating from MSCI and ISS. In cases where the two providers materially differ, if only one external ESG rating or none is available, it will be complemented with an internal assessment.

NIB is a signatory of the United Nations Principles for Responsible Investment (PRI), thus committing to incorporate environmental, social and governance factors into our investment decisions. Our PRI report is available on the PRI's official website.

Sustainable investments

We favour issuers with business models that support sustainable development. We have therefore set a target rate for holdings for sustainable bonds, which are green-, social-, sustainable-, or sustainability-linked bonds. The share of sustainable investments has increased during 2024, resulting in 13.9% of the total liquidity bond portfolio as of 31.12.2024 versus the current target of 12.5%.

Enabled impacts reporting

As the share of sustainable investments has increased in recent years, they have enabled issuers to mobilise capital for sustainable projects and to achieve the impacts targeted in their sustainable bond frameworks.

Where possible, NIB has decided to start to report those impacts which our investments have enabled. NIB uses external data from an independent sustainability adviser, their methodology is described in more detail here.

Although issuers of sustainable bonds are committed to report the impacts, there are a few challenges with the available data. Among others, the wide range of various KPIs, different reporting metrics, and the fact that reporting standards are not unified from one issuer to another are examples of the challenges. There is also a lag period (one year) for issuers' impact reporting. Furthermore, most of the recently issued sustainable bonds are not included in the impact reporting, as the projects they finance are at such an early stage in their lifecycle.

NIB has decided to report the impacts by using five widely used KPI's. For comparison reasons, all values are intensity based per one million euros invested and include impacts enabled in 2023 (one year lag).

Absolute impacts are thus achieved by multiplying the intensity-based reported impacts values by the portfolio size of EUR 1,143 million, the nominal size of the holdings as of 31.12.2023. Investments in sustainable bonds issued during 2024 are excluded from the report, as they will be reported in the following year.

In 2024, we started to report the impact of our treasury portfolio.

Treasury sustainable investments impact

CO_2e avoided/reduced
178.5
(tonnes/€M)

Energy saved
8.2
(MWh/€M)

Renewable energy capacity added
1.3
(MW/€M)

Energy produced from renewable
215.3
energy added (MWh/€M)

Jobs created / saved
3.6
(number of jobs/€M)

Data source: Mainstreet Partners



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NIB INTRODUCTION **IMPACT & SUSTAINABILITY** GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 43

Portfolio characteristics

Sustainable bond investments are conducted as part of the normal liquidity portfolio investments, and they follow the same portfolio guidelines concerning credit, liquidity and ESG requirements as the rest of the liquidity portfolio. However, given that sustainable bond market issuance is highly concentrated in the supranational, sovereign, and agency issuer sector, the portfolio asset characteristics differ slightly from the rest of the liquidity portfolio shown on page 124 (Note 11).

Sustainable bonds classification

%, by type



64% Green
17% Sustainable
17% Social
2% Sustainability linked

Sustainable bond issuer sector

%, by sector



74% SSA
10% Financials
9% Corporates
6% Covered
1% Sovereign

Lending labelled bonds

NIB has allocated EUR 500 million to be invested in lending green bonds, social bonds, sustainability bonds and sustainability-linked bonds issued by companies or municipalities in the Bank's member countries.

The investments are used to finance environmentally sustainable projects that contribute to mitigating climate change and achieve positive social outcomes in the Nordic-Baltic region.

The expected impacts are reported here using the same data source and methodology as Treasury's sustainable investments. Given that the majority of the holdings are in green bonds, the relevant KPI's are concentrated on the renewable energy sector. A breakdown of the holdings arranged by sectors is provided.

As of year-end 2024, the lending bond holdings amounted to EUR 326 million and consisted only of green- or sustainability linked bonds issued by corporates. As NIB has experienced good demand for bilateral lending from clients, there has been no new purchases made during 2024. Lending labelled bonds are not part of NIB's liquidity buffer.

Lending labelled bonds classification

%, by type



80% Green
20% Sustainability linked

Lending labelled bonds issuer sector

%, by sectors[1]



23% Power & Heat
21% Real Estate
19% Consumer Retail
19% Transportation
10% Financial Institutions
8% Metals & Mining

[1] Industry sectors refers to NIB's internal sustainability classification.

CO_2e avoided/reduced

74.4

(tonnes/€M)

Energy saved

3.6

(MWh/€M)

Energy produced from renewable

14.0

energy added (MWh/€M)

Data source: Mainstreet Partners



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Stakeholder engagement

We work with our customers, owners, and other stakeholders to achieve a prosperous and sustainable region. Our aim is an active and open dialogue, and we regularly seek external views of how we operate and to understand our stakeholders' priorities and challenges. In 2024, we carried out our latest stakeholder survey.

Exploring opportunities for Ukraine's recovery

EastCham Finland organised an event at NIB in October, where representatives from Business Finland, Finnfund, Finnvera, Finnpartnership, Nefco and NIB presented financing solutions for Ukraine investments and trade. The session provided an overview of funding opportunities available to Finnish businesses interested in making a positive impact in Ukraine's economic recovery and development.

Towards Norway 2050

In April, NIB organised a seminar in Oslo bringing together stakeholders to discuss Norway's green transition. The emphasis was on renewable energy, with an in-depth discussion on what is needed to turn green power into sustainable transportation.
Read more here

Meeting our owners

"We must accelerate efforts towards a successful green transition and improved productivity to ensure resilience and competitiveness", said the NIB Board of Governors in a joint statement at the Annual Meeting held in Tallinn on 22 March. "We call on the Nordic and Baltic companies to use NIB's long-term financing in transforming today's challenges into tomorrow's growth and resilience," the Governors wrote. The meeting in Tallinn is the first in person since Vilnius 2013.

In light of the Board of Governors meeting, NIB arranged a "Stronger together – the new geopolitical reality and its impact on the Nordic-Baltic region" seminar. At the seminar it was discussed with the Bank's stakeholders how NIB can best assist the region and deliver on the priorities of its owners.
Read more here



Secretary General of the Nordic Council of Ministers Karen Ellemann, President & CEO of Ericsson Börje Ekholm, Minister of Finance and Economic Affairs of Iceland Thórdís Kolbrún Reykfjörd Gylfadóttir, and Minister of Finance of Latvia Arvils Ašeradens joined NIB's seminar in Tallinn.

Key documents and useful links
- Public Information Policy
- NIB Newsletters

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Listening to our stakeholders

NIB actively and regularly seeks feedback from its key target groups. Every three years, we conduct a comprehensive stakeholder survey. These surveys aim to improve our understanding of how the needs and interests of our stakeholders evolve over time and how this influences their expectations towards us.

During 2024, we gained fresh insights as the most recent survey was carried out. We received total of 217 responses from lending customers, investors and public authorities, collected through voice interviews and an online questionnaire.

The aim of the survey was to assess stakeholders' awareness of NIB and to gauge sentiment on the Bank's corporate reputation. The 2024 survey also included questions on our priorities, stakeholders' investment practices, and material sustainability topics. The results showed that NIB's reputation remains high.

Our customers further highlighted that NIB creates value for lending customers through its long-term financing, efficient processes, competitive pricing and terms, and sustainability/green financing. Investors listed NIB's high-quality sustainability work, credit rating, and return on investment as the main drivers for value creation.

Climate change mitigation was a clear priority among all stakeholder groups while security and resilience emerged as an important topic. In addition, climate change adaptation was ranked high as an important area for NIB.

Further, productivity and innovation and transition activities in hard-to-abate sectors were highlighted as priority areas for the Bank.

Meeting our stakeholders enables us to build strong partnerships and trusting relationships. According to the stakeholder survey results, seminars, conferences, and panels are highly valued. We want to maintain this, and throughout the year, we organised and attended a variety of stakeholder events.

Views from our stakeholders

Results of NIB's stakeholder survey 2024
(217 total responses received; rating 1-5, with 5 being the highest)
How would you rate the general corporate reputation of the NIB?

Lending customers	Investors	Public authorities
4.46	4.50	4.33


Image: CEB / Sylvie Dupic


United Nations Climate Change
COP29 Baku Azerbaijan
Image: Hi Impact MENA Events

Climate finance on top of international agenda

We participated in the COP29 climate conference in Baku, Azerbaijan. NIB hosted and joined a series of panel discussions focusing on sustainable finance, climate change, and strategies for accelerating the green transition. On November 15, we joined the official UNFCCC panel debate on Paving the way to mobilise climate finance.

Read more here

Cooperating with our IFI peers

In 2024, NIB facilitated the exchange of expertise and collaborative learning by participating in and hosting several conferences for international financial organisations (IFIs) from across the world. These gatherings provided a platform for learning and dialogue among participants, focusing on current topics, applied practices, and networking opportunities. For example, we hosted the annual meeting for Human Resources (HR) professionals across the IFIs during 2024.

In September, our Executive Committee and Board of Directors visited the Council of Europe Development Bank (CEB) to maintain our high-level dialogue with other IFIs, focusing particularly on climate challenge and social development.

Nordic Borrowers' meeting

Since the early 1980s, Nordic sovereign borrowers and NIB have upheld the tradition of gathering for annual meetings - with the aim to foster collaboration and share insights that shape the financial markets. This year, for the first time ever, professionals from both the legal and funding departments converged together under one roof at NIB's headquarters in Helsinki.

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Ongoing communication about our activities

As outlined in NIB's Public Information Policy, the Bank is entrusted with public funds and is therefore publicly accountable. NIB strives to be transparent about its operations and activities and maintains an ongoing exchange of information with all interested parties. Our main communication channels include NIB's website, social media, newsletters, and annual and quarterly reports.

The Bank discloses information about signed loans on its website. This includes information about the borrower, loan sum, loan maturity, a project description, and a summary of the project's anticipated impact. We also communicate about our funding activities and the bonds we issue. We report annually on the impact of projects financed by the proceeds of NIB Environmental Bonds: read more on page 33.

Reporting concerns to NIB

NIB encourages staff and external parties to report concerns in good faith, including allegations or suspicions of misconduct or prohibited practices (corruption, fraud, coercion, collusion, theft, obstruction, money laundering and terrorist financing) occurring in connection with NIB-related activities. More information is available on NIB's Integrity Report and website.

Did you know?

Category A projects

Loan projects with potentially negative social or environmental impacts are classified as Category A projects. These projects are required to undergo a full environmental impact assessment (EIA). The EIAs are made available on NIB's website for public comment for 30 days before NIB's Board of Directors makes a decision on financing. This is one way for stakeholders to voice their opinion on projects considered for NIB funding. In 2024, NIB published information about four Category A projects and received no responses.

NIB's key stakeholder interactions in 2024

Key stakeholders	How we engage	Activity examples from 2024
Customers Private and public companies, institutions, municipalities, sovereign countries, banks and other IFIs	Online and live meetings, webinars, newsletters and press releases, social media, other communications	• 75 new loans signed • EUR 4.4 billion lending disbursed • SMEs reached via eight new loans disbursed to financial institutions • Stakeholder seminar in Oslo
Investors Centralbanks and commercial banks, pension and insurance funds, asset managers and official institutions	Online and live meetings, investor events, newsletters, webinars, other communications	• EUR 9.1 billion raised in new funding • EUR 1.7 billion total NIB Environmental Bonds issuance • 95 bond transactions • Investor roadshows, meetings, and conferences
Political decision makers and public administrations State representatives in Denmark, Estonia, Finland, Iceland, Latvia, Lithuania, Norway and Sweden, as well as other selected countries where NIB operates	Our owners govern NIB via representatives on the Board of Governors (BoG), Board of Directors (BoD) and Control Committee (CC)	• The BoG held its annual meeting in March 2024 • The BoD held 12 meetings and two seminars • The CC held two meetings • NIB is an institutional partner in the Coalition of Finance Ministers for Climate Action • The COP29 Nordic Pavilion
NGOs Non-governmental organisations raising awareness of environmental protection and social aspects	Publishing information on signed loans Inviting comments on loan projects with potentially extensive environmental impacts, known as Category A projects	• Contributions to NGOs working to protect the environment in the form of expertise and donations • Publication of information about four Category A projects
Media Mainly the financial media	Press releases, newsletters, emails and interviews with press representatives	• Press releases • Interviews with NIB's management and experts • Answering questions from the media • Offering background information to journalists
General public Anyone interested in NIB's operations	Meetings, website, newsletters, press releases, annual reports, social media	• Employees giving presentations about NIB and its mission at various public events and to student groups and NGOs • Dialogue via info@nib.int
Employees NIB is headquartered in Helsinki and had a total of 257 employees at year-end 2024	Meetings, intranet, surveys, induction for new employees, in-house training	• Twelve bank wide staff meetings • Webcasts for the staff • Staff day for all employees • Internal seminars and training • Regular Cooperation Council meetings • Summaries of Executive Committee (ExCo) meetings

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Defining what matters

Our sustainability and impact reporting reflects our most material topics; sustainable finance, good governance, and meaningful work. In 2024, we initiated more regular employee surveys and conducted an external stakeholder survey.

We aim to understand how our sustainability context evolves over time, and how this affects our stakeholders' expectations. Engagement with our stakeholders helps us understand and assess our impact, and what topics to include in our reporting.

Truly material issues do not change annually within NIB. We base our impact materiality on three stakeholder engagements: the strategy review process; the Stakeholder Survey; and the Our Voice employee engagement survey. The areas identified in the latest surveys further confirmed the material topics identified in previous years. To accurately reflect the impact of NIB's financing, we have also included several of our own impact indicators to our reporting.

In order to gain further understanding of our actual and potential impacts, we conducted a pilot double materiality assessment (DMA) during 2024. The aim was to get a first view of NIB's material topics with both impact materiality (positive and negative) and financial materiality (risks and opportunities) considered. The pilot was done as an industry-based assessment on the sectors where the bank has exposures in and was conducted using wide scientific data from the Upright Project. Utilising the learnings from the pilot, NIB will continue to build on to the assessment and plans to conduct a comprehensive DMA in 2025, following the guidance from the European Sustainability Reporting Standards (ESRS) double materiality principles.

Our most material impacts

Our Global Reporting Initiative (GRI) disclosures are mapped as closely as possible to our material impacts, complemented with **own indicators**. We aim to report in accordance with GRI Standards, but there are a few omissions, specified in the GRI index. The GRI Standards are a set of guidelines that provide a framework for sustainability reporting.

Topics	Description	GRI topics	Inside NIB	Outside NIB
Sustainable finance	As the international financial institution of the Nordic-Baltic countries, NIB has both an economic and societal role to play. NIB's purpose is to provide long-term financing to investments that improve productivity and benefit the environment of the Nordic and Baltic countries. In times of economic crisis, the owners of the Bank have also authorised NIB to provide additional mitigating instruments to support the member countries and the Bank's customers. The drivers for NIB's lending are outlined in the Mandate Rating Framework. Climate change is both an environmental and societal challenge. The need to provide climate finance and to transition hard-to-abate sectors is underlined by our stakeholders and is one of our main priorities. As outlined in NIB's revised Sustainability Policy, the Bank will support its member countries' efforts to achieve climate goals and enhance biodiversity in nature.			
Long-term financing Economy	NIB has a role as a long-term financier of a sustainable and resilient Nordic-Baltic region and its ability to provide support in difficult times is NIB's strongest attributes. The Bank's strong financial standing is crucial for maintaining its ability to make an impact. NIB aims to earn sufficient return from its business operations to meet economic obligations to ensure its future lending capacity and to guarantee its owner countries a reasonable return on paid-in capital.	• GRI 201: Economic Performance • GRI 203: Indirect Economic Impacts		✓
Investments in human capital Economy, people	To support productivity growth and social cohesion in its member countries, NIB finances projects that contribute to technical progress and innovation, human capital development and equal opportunities.	• Own indicators		✓
Investments in infrastructure and climate finance Environment	To achieve environmental benefits and support climate change mitigation and adaptation, NIB finances projects in the areas of transport, electricity and thermal heat generation, green buildings, and water management.	• GRI 305: Emissions • Own indicators		✓
Emissions from NIB-financed projects Environment	NIB analyses the CO_2 impact of each investment considered for financing. New technologies that support climate change adaptation and mitigation are one of NIB's main focus areas. The Bank supports its member countries' efforts to achieve climate goals. Read more about NIB and climate action on pages 50–57.			✓
Emissions from NIB's internal operations Environment	NIB's most substantial climate impact arises from its lending operations. However, it is important for us to reduce the carbon impact of our own internal operations. Our aim is to regularly measure, monitor, improve, manage and transparently report our internal carbon footprint and the progress made.		✓	✓
Good corporate governance	As NIB is an international financial institution entrusted with public funds, the Bank strives to carry out its activities with the highest integrity and in compliance with its own rules and best market practices to maintain our reputation and reliability. Prevention is at the forefront of NIB's integrity and compliance efforts. NIB's Integrity and Compliance Policy outlines the commitments and measures to avoid or mitigate and manage integrity and compliance risks.			
Anti-money laundering and anti-bribery and corruption Economy	Any issues related to prohibited practices—such as corruption, fraud, bribery, money laundering and terrorist financing—are regarded as material. The Bank's stakeholders expect high ethical standards from NIB, and we expect high standards from ourselves.	• GRI 205: Anti-corruption	✓	✓
Meaningful work	NIB's employees are key internal stakeholder group and the Bank's most important asset. Without highly skilled personnel, the Bank cannot achieve its targets and fulfil its mission. In line with NIB's Code of Conduct, the Bank's goal as an employer is to provide a sustainable and inclusive working environment for its staff. NIB's corporate values are commitment, competence and cooperation.			
Training and development People	As an international expert organisation, NIB values employees' dedication to continuously develop their skills. The Bank offers various training opportunities and aims to support professional growth and individual career planning for its employees.	• GRI 401: Employment • GRI 404: Training and education	✓	
Diversity, equality and inclusion People	We are committed to promoting fair and equal treatment of all our employees and aim for balanced diversity among our employees. NIB's employees have evaluated relationships with manager and colleagues high in the latest employee survey. NIB has an internal DEI plan in place.	• GRI 406: Non-discrimination	✓	

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Commitments and partnerships

NIB is dedicated to international principles, standards, and agreements.
We actively participate in global partnerships and networks.



The Paris Agreement
An agreement between governments to limit global warming to well below 2 degrees Celsius and pursuing efforts to limit it to 1.5 degrees Celsius.

The UN Sustainable Development Goals
17 globally agreed goals established for a sustainable future by 2030, involving governments, the private sector, and civil society.

Climate Strategy and SBTi targets
In 2023, NIB launched its Climate Strategy and targets. Our near-term targets has been validated by the the Science Based Targets initiative (SBTi) in February 2025.

The UN supported Principles for Responsible Investments (PRI)
The Principles for Responsible Investments offer a menu of possible actions for incorporating ESG issues into investment practice. Signed by NIB in 2019.

InvestEU
An EU programme providing long-term financing to leverage both public and private funds to help reach the broader strategic objectives of the EU. NIB became an implementing partner in InvestEU in 2022.

Network of Central Banks and Supervisors for Greening the Financial System (NGFS)
A network aimed at enhancing the financial system's role in environmental sustainability. NIB joined this network in 2019.

Baltic Marine Environment Protection Commission (HELCOM)
NIB collaborates with HELCOM to develop environmental objectives and actions for the health of the Baltic Sea.

The Coalition of Finance Ministers for Climate Action
A coalition focused on integrating climate considerations into economic policies. NIB joined as an institutional partner in 2021.



European Principles for the Environment (EPE)
Principles concerning environmental management in the financing of projects. NIB has been a signatory since 2006.

The Principles on sustainable finance instruments
NIB is on the Executive Committee of the Principles, and its Environmental Bond Framework aligns with the Green Bond Principles.



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Reporting

We transparently report our impact according to international frameworks and standards.



IFRS Sustainability Disclosure Standards

IFRS S1 and S2 are global standards that establish a baseline of sustainability-related disclosures. NIB adapted the standards in 2024.

GRI (Global Reporting Initiative)

GRI is a reporting framework that provides guidance to organisations on how to report their sustainability performance. NIB has followed GRI since 2007.

The Partnership for Carbon Accounting Financials (PCAF)

An initiative focused on evaluating and disclosing greenhouse gas emissions linked to financial activities. NIB joined PCAF in 2022.



International Financial Institution Framework for a Harmonised Approach to GHG Accounting

A harmonised approach to project-level greenhouse gas (GHG) accounting for IFIs. Signed in 2015.

ESG ratings

Independent ESG data and research providers assess our policies and activities, providing unsolicited ratings. These evaluations help us track performance and pinpoint areas for improvement.

ISS ESG

- ESG Corporate Rating
- Prime C
- As of March 2024

MSCI[1]

- ESG Rating
- AAA
- As of June 2024

Sustainalytics

- ESG Risk Rating
- 7.0 / Negligible Risk
- As of December 2024

[1] The use by NIB of any MSCI ESG Research LLC or its affiliates ("MSCI") data, and the use of MSCI logos, trademarks, service marks or index names herein, do not constitute a sponsorship, endorsement, recommendation, or promotion of NIB by MSCI. MSCI services and data are the property of MSCI or its information providers, and are provided 'as-is' and without warranty. MSCI names and logos are trademarks or service marks of MSCI.



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INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 50 Action for climate In 2024, we advanced our Climate Strategy by embedding targets in our lending credit process and further developing climate risk assessment and integration. The progress on our strategy reflects NIB's shift from commitment to action—to reducing emissions across our finance activities and operations. Key documents and useful links ∆ Sustainability Policy ∆ Climate Strategy ∆ Risk Management Policy ANNUAL REPORT 2024

NIB INTRODUCTION **IMPACT & SUSTAINABILITY** GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 51

Net-zero bank by 2050

As the impact of climate change continues to intensify, achieving net-zero emissions is imperative. Meanwhile, developments during 2024 in broader macroeconomic factors such as inflation, supply chain disruptions and higher financing expenses have the potential to impact the financial feasibility and pace of the green transition. However, the green transition is not a linear process, and supporting the decarbonisation of our economies and societies has long been integrated into NIB's business strategy.

Our impact primarily stems from lending and investment activities. Financed emissions account for more than 99% of our total greenhouse gas (GHG) emissions. These emissions are the indirect emissions that result from our lending and investment activities and fall under Scope 3 in the Greenhouse Gas Protocol. More details about our financed emissions can be found on pages 52–55.

In December 2023, during COP28, we launched our Climate Strategy, setting climate targets in our lending sectors and in our own operations. With the startegy, NIB is committed to being a net-zero bank by 2050, aligning with the Paris Agreement. This means our activities across our value chain will result in no net GHG emissions. To implement NIB's Climate Strategy, we continuously integrate our climate ambitions into our work with clients to support their low-carbon transition, while also striving to reduce emissions from our own operations.

→ Read more about reducing emissions from our own operations on page 62.

Sectors that are high-emitting and significant in terms of decarbonisation to limit the global temperature rise to below 1.5-degree pre-industrial levels are prioritised in target setting. Although the Bank's own operations (Scopes 1 and 2) account for a very limited share of our emissions, we recognise the importance of minimising our impact, however small, to lead and truly achieve the net-zero transition.

In 2024, we expanded the climate targets to include our treasury assets in line with the Science Based Targets initiative (SBTi) requirements. Our 2030 climate targets are set on gross GHG emissions, and any purchase of carbon credits are excluded from accounting in the GHG inventory or towards the target progress.

Supporting our clients in transition

Our climate targets were submitted to the SBTi in 2024 for validation, and NIB's near-term 2030 science-based emissions reduction targets were approved by the SBTi in February 2025. The work continues internally in our Lending department in terms of originating new loans in line with NIB's climate strategy and targets.

During 2024, the focus has been on integrating climate thinking into the whole lending process, from prospecting and client engagement to the approval process, followed by monitoring and reporting. Early engagement with prospective clients on climate topics is key, and building up the organisation's climate knowledge and expertise has therefore been our major focus this year. We launched new sustainability training for the Lending organisation covering several climate-related topics. The credit approval process now also incorporates the climate target alignment angle, and forward-looking climate target reports have been developed for internal use, helping us visualise how adding new exposures will affect the climate targets.

Our actions have contributed to good progress towards the 2030 intermediate climate goals. In certain sectors such as

Historical emissions

GHG emissions


Financed emissions calculated for the first time resulting in a substantial increase in total emissions
First TCFD disclosure in our reporting
1.1
1.4
1.2
0.8
0.7
0.9
1.2
1.7
20
21
22
23
24
Financed emission (Scope 3)
Million tonnes of CO_2e
Own operations (Scope 1,2 & 3)[1]
Thousand tonnes of CO_2e

Progress on our 2030 targets[2]


Data represents progress made on 2030 targets
Power & Heat, 89%
Consumer Retail, 91%
Real Estate, 8%
Capital Goods, 143%
Treasury corporate bonds, -17%
Own operations, 46%
150
125
100
75
50
25
0
-25
Target
Progress

[1] Certain emissions from NIB's own operations such as business travel and waste are categorised in Scope 3.
[2] The completion rates indicate the progress of 2030 targets in 2024. The graph is missing targets set for Oil and Gas, Steel, Aluminium, and Cement due to limited exposure or no exposure in those sectors. See page 52 for progress on all targets.

Key actions to reach targets

1 NIB Sustainability Policy
Incorporating Sustainability Policy in all our business conduct, and credit and investment decisions.

2 Products and services for our clients
NIB's environmental loans and sustainability-linked loans are aligned to support and accelerate net-zero transition. We offer also advisory services to our clients to reduce their emissions.

3 NIB mandate
We assess all projects based on our Mandate Rating Framework where climate change mitigation is an integral part.

4 Collaboration & engagement
We will continue to accelerate our engagement with both internal and external stakeholders to ensure the transition is ambitious and inclusive.

While for certain sectors achieving climate targets ahead of schedule reflects an important milestone in our strategy, NIB will continue to implement the same key actions and monitor progress annually. The composition of clients within each sector can change over time, potentially altering the progress rate each year.

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Power & Heat the portfolio's carbon dioxide (CO_2) intensity has already decreased by close to 50% from the base year.
For both Capital Goods and Consumer Retail the progress in SBTi coverage has been significant, reflecting both the type of companies NIB chooses to engage with but also the continued growth in the number of companies setting third-party validated climate targets. For the real estate portfolio, CO_2 intensity has been quite stable thus far, but the decarbonisation of the grid—also visible in NIB power and heat sector climate targets—will affect the real estate portfolio positively with time. Finally, for the hard-to-abate sectors, i.e. cement, steel and aluminium, NIB did not have material exposure at the end of 2024. However, efforts are continuing to identify opportunities to support clients in these sectors with their transition.

Financed emissions of the lending and treasury portfolios (Scope 3)

Financed emissions are the Bank's Scope 3 greenhouse gas emissions (GHG) associated with the loan and investment portfolios. For banks, this is by far the most relevant and material part of the total carbon footprint.

We have reported financed emissions since 2022 and calculate them according to the Global GHG Accounting and Reporting Standard for the Financial Industry by the Partnership for Carbon Accounting Financials (PCAF)[1] published in 2022. For 2024, NIB has futher enhanced its financed emissions reporting by calculating and reporting its financed emissions both for outstanding and agreed exposures.

In 2024, NIB has started to separately disclose its financed Scope 3 emissions for the Oil & Gas and Automotives sectors. As the comparability, coverage and reliability of Scope 3 data is still poor for other sectors, NIB will continue to monitor the progress of Scope 3 reporting. For the other sectors the counterparty emissions comprise Scope 1 (direct) and Scope 2 (indirect) emissions.

[1] https://carbonaccountingfinancials.com/

Climate target progress

Sectors	2022 Financed emissions for NIB's lending portfolio (%)	2022 (baseline)	2024	2030 (target)	Progress comment
Oil & Gas	1%	N/A	N/A	No exposure	**On track.** As per NIB's climate strategy and exclusion policy NIB did not sign a new loan in the sector. However, NIB disbursed a loan to KN Energies based on an agreement signed in 2020 and the Sustainability Policy in effect at that time. More details is available on our website.
Power & Heat generation	53%	64gCO_2/KWh	33.7 gCO_2/Kwh	30gCO_2/KWh	**On track.** NIB's largest clients have reported steep progress in their transition combined with added renewable projects financed in the year.
Cement	0%	No exposure	N/A	0.46 tCO_2/t	**On track.** No sectoral intensity to report as NIB does not have lending exposure in the sector.
Steel	2%	N/A	N/A		**On track.** No sectoral intensity to report as the only exposure in the sector is to setup green steel production from 2026.
Aluminium	0%	No exposure	N/A	2.99tCO_2/t	**On track.** No sectoral intensity to report as NIB does not have lending exposure in the sector.
Capital Goods	3%	62% of on-balance lending with SBTi targets	86%	80% of on-balance lending with SBTi targets	**On track.** New SLL exposure where validated SBTi targets are a requirement combined with general trend of clients in the sector adopting SBTi for their target setting approach.
Consumer retail[1]	7%	69% of on-balance lending with SBTi targets	82%	83% of on-balance lending with SBTi targets	**On track.** New SLL exposure where validated SBTi targets are a requirement combined with general trend of clients in the sector adopting SBTi for their target setting approach.
Real Estate	1%	9.0 kgCO_2/m^2	8.5kgCO_2/m^2	6.2kgCO_2/m^2	**Delayed.** NIB financed more refurbishement projects in the year where achieving same level of energy efficiency as the new building has proven to be challenging.
Fixed Income Treasury corporate bonds	-	20% of invested amount with SBTi targets	14%	56% of invested amount with SBTi targets	**Delayed.** Substantial share of exposures in the bank bond where SBTi target setting uptake is rather slow.

[1] Baseline and target restated due to recalculation.



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Using the PCAF standard, we define NIB's share of our counterparties' greenhouse gas emissions in proportion to our exposure to counterparties' total value. The calculation is performed based on the counterparties' reported GHG emissions to the extent available. For those counterparties that are yet to report their GHG emissions, we estimated the emissions using PCAF's proxy data. The data quality score, following the PCAF methodology, reflects to which extent reported or estimated data has been used. Scores 1 and 2 reflect that financed emissions are calculated using company reported data.

Financed Emissions for NIB's Real Estate loans are calculated using PCAF's asset based Commercial Real Estate methodology. The calculations for all other sectors are made using the Listed equity and corporate loans methodology for listed companies and business loans and unlisted equity for unlisted companies. Financed emissions for sovereign exposures are calculated using the methodology for sovereign debt.

The Financial Institutions and Public Sector (municipalities) of the lending book were not assessed due to a lack of data and an established assessment methodology. The scope of the treasury portfolio was limited to corporate bonds and sovereign bonds investments, as the PCAF 2022 does not cover other relevant asset classes. The methodological details for calculating the financed emissions are described on page 167.

In December 2024, PCAF launched a public consultation on its newly developed methods for measuring and reporting the GHG emissions associated with financial activities, and NIB is actively following the development.

Table 1 presents NIB's estimated financed emissions for the disbursed and committed exposures of the 2024 lending portfolio, and Table 2 the estimated financed emissions of the 2024 treasury sovereign and corporate bonds portfolio. The relative carbon footprint indicators are also shown to allow a comparison between sectors or with other financial institutions.

Table 1 Financed emissions for NIB's lending portfolio 2024[1]

Industry sector and segment	Total outstanding (EUR million)[2]	Share of total outstanding (%)	Share of total outstanding for which financed emissions are calculated (%)	Scope 1+2 financed emissions for total outstanding, ktonnes CO_2e	Share of total scope 1+2 financed emissions (%)	Scope 3 financed emissions for total outstanding, ktonnes CO_2e	Carbon footprint (tCO_2e/EUR million invested)	Data quality score[4]	Total agreed (EUR million)[3]	Scope 1+2 financed emissions for total agreed, ktonnes CO_2e
Oil & Gas (Gas Utilities and Oil & Gas Transportation and storage)	**321**	**1%**	**100%**	**9**	**1%**	**59**	**29**	**1.0**	**322**	**9**
Power and Heat	**5,920**	**25%**	**96%**	**520**	**49%**	**-**	**92**	**1.6**	**6,287**	**573**
Purely power transmission and distribution[7]	1,949	8%	97%	34	3%	-	18	1.6	1,949	34
Utilities with heat and power generation	*3,972*	*17%*	*95%*	*487*	*45%*	-	*129*	*1.6*	*4,339*	*539*
Low	3,417	14%	96%	240	22%	-	73	1.6	3,554	240
Moderate	167	1%	100%	124	12%	-	742	1.6	167	124
High	387	2%	78%	123	11%	-	404	1.6	617	175
Metals & Mining (incl. Steel)	**253**	**1%**	**89%**	**21**	**2%**	**-**	**92**	**1.0**	**325**	**21**
Industrials	**1,370**	**6%**	**75%**	**101**	**9%**	**-**	**99**	**1.1**	**1,370**	**101**
Speciality Chemicals	311	1%	100%	9	1%	-	27	1.0	311	9
Chemicals excl. Speciality Chemicals	140	1%	100%	25	2%	-	175	1.0	140	25
Paper&Forest Products, Packaging	794	3%	56%	65	6%	-	146	1.1	794	65
Commercial & Professional Services	125	1%	100%	3	0%	-	26	1.3	125	3
Capital Goods	**1,501**	**6%**	**93%**	**10**	**1%**	**-**	**7**	**1.1**	**1,501**	**10**
Transportation	**3,378**	**14%**	**68%**	**136**	**13%**	**2,817**	**59**	**1.6**	**3,818**	**205**
Automobiles	450	2%	100%	3	0%	2,817	7	1.0	450	3
Shipping	246	1%	97%	38	4%	-	159	2.8	422	42
Transportation infrastructure[5]	2,682	11%	60%	94	9%	-	59	1.6	2,946	160
Consumer Retail (incl. Food and Beverage Production)	**1,321**	**6%**	**93%**	**34**	**3%**	**-**	**28**	**1.1**	**1,341**	**41**
Health Care	**1,332**	**6%**	**63%**	**9**	**1%**	**-**	**11**	**1.9**	**1,332**	**9**
Real Estate[6]	**2,036**	**9%**	**88%**	**4**	**0%**	**-**	**2**	**2.2**	**3,774**	**4**
Tech and Telecom	**1,138**	**5%**	**91%**	**8**	**1%**	**-**	**8**	**1.1**	**1,327**	**9**
Water Utilities	**399**	**2%**	**78%**	**19**	**2%**	**-**	**61**	**2.0**	**399**	**19**
Financial Institutions	**1,798**	**8%**	**0%**	**-**	**-**	**-**	**-**	**-**	**1,798**	**-**
Public Sector	**2,948**	**12%**	**38%**	**200**	**19%**	**-**	**177**	**2.0**	**3,173**	**200**
Sovereign	1,144	5%	98%	200	19%	-	177	2.0	1,144	200
Others	1,803	8%	-	-	-	-	-	-	2,028	-
Total	**23,714**	**100%**	**73%**	**1,071**	**100%**	**2,877**	**62**	**1.5**	**26,766**	**1,202**

WACI (tCO_2e/EUR million revenue) for the total lending portfolio in 2024 was 134.
Please see methodology note for the calculations on page 167.
[1] Industry sector refers to NIB's internal sustainability classification.
[2] Total outstanding refers to total disbursed nominal values excluding commitments and is not taking into account credit risk mitigations.
[3] Total Agreed refers to total outstanding and total committed loans.
[4] PCAF data quality score. Scores 1 and 2 denote reported emissions, while scores 3-5 denote different methods for estimating emissions.
[5] Includes all the other transition risk heatmap categories of transportation apart from Automobiles and Shipping.
[6] Financed emissions calculation changed from business loans to real estate methodology in 2023. Results for previous years are not updated.
[7] Scope 2 emissions for purely power transmission and distribution companies are location based.

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Key sectoral findings

NIB's financed emissions for the lending portfolio in 2024 accounted for approximately 1,071 kt CO_2e (coverage approx. 73%) and for the treasury corporate and sovereign bond portfolio, approximately 106 kt CO_2e. Compared to 2023, the financed emissions in both the lending and treasury portfolio have decreased. The absolute reduction in emissions was achieved despite the increased exposures during the year and increased counterparty coverage for the reporting. Same sectors where we have made progress in the climate targets have mainly contributed to the financed emission reductions. The corresponding carbon footprints were 62 tCO_2e/million EUR invested for the lending portfolio and 119 tCO_2e/million EUR invested for the treasury portfolio.

Power and Heat is the sector with the highest financed emissions in NIB's lending portfolio. The majority of the loans are with counterparties generating energy from renewable sources and NIB's average carbon intensity for the sector is 33.7 gCO_2/kWh. Other key sectors of the lending portfolio are Transportation (financed emissions of 136 kt CO_2e), industrials (financed emissions of 101 kt CO_2e), which comprises carbon-intensive sectors such as Chemicals, and Consumer Retail (financed emission of 34 kt CO_2e).

Financed emissions coverage

73%

NIB lending portfolio in 2024


PURPOSE DRIVEN
Mandate rating distribution disbursements

Table 2 Financed emissions for NIB's treasury corporate bonds and sovereign bond portfolio 2024[1]

Industry sector and segment	Total balance (EUR million) 2024	Share of total balance (%)	Share of total disbursed for which financed emissions are calculated (%)	Scope 1+2 financed emissions, ktonnes CO_2e	Share of total scope 1+2 financed emissions (%)	Scope 3 financed emissions, ktonnes CO_2e	Carbon footprint (tCO_2e/ EUR million invested)	Data quality score[2]
Oil and gas	23	2%	0%	-	-	-	-	-
Power and Heat	71	7%	38%	5	4%	-	171	1.0
Capital Goods	27	3%	100%	0	0%	-	16	1.0
Transportation	26	3%	66%	2	2%	-	129	2.0
Consumer Retail	92	9%	61%	1	1%	-	16	1.0
Health Care	16	2%	100%	0	0%	-	2	1.0
Real Estate	8	1%	0%	-	-	-	-	-
Tech and Telecom	49	5%	100%	0.5	0%	-	9	1.0
Financial Institutions	20	2%	0%	-	-	-	-	-
Corporate bonds total	331	32%	58%	9	8%	-	45	1.1
Sovereign bonds	715	68%	97%	97	92%	-	139	2.0
Total	**1,046**	**100%**	**85%**	**106**	**100%**	**0**	**119**	**1.8**

WACI (tCO_2e/EUR million revenue) for the treasury portfolio in 2024 was 69.
Please see methodology note for the calculations on page 167.
[1] Industry sector refers to NIB's internal sustainability classification. Total balance refers to nominal values excluding commitments and is not taking into account credit risk mitigations. Total balance might differ from other reports such as PRI due to different FX rates.
[2] PCAF data quality score. Scores 1 and 2 denote reported emissions, while scores 3-5 denote different methods for estimating emissions.

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Transition risk exposure

NIB has conducted a transition risk assessment through heatmapping our loans outstanding and corporate bonds at the sector and segment levels, based on three transition risk sensitivity levels (low, moderate and high), to identify focus areas for climate strategy and risk management. The exposures per industry sectors and segments are segmented according to their typical vulnerability to transition risk.

NIB's transition risk heatmapping draws on internal sustainability and sectoral expertise, as well as on existing commonly known transition risk heatmap methodologies such as Moody's Environmental Heat Map and the UNEP-FI Transition Risk Heatmap[2]. A more detailed counterparty-specific approach is adopted for the power and heat sector where the transition risk classification is based on types of fuel mix in power and heat production. Table 3 provides a breakdown of the loans outstanding in NIB's lending portfolio according to their sensitivity to transition risk. At this stage, the "Financial Institutions" (i.e. banks and diversified financials) and "Public Sector" (i.e. central, regional and local government and supra-nationals) are not assessed due to a lack of data and an established assessment methodology respectively.

Combining the sensitivity categorisations of Table 3 provides the transition risk distribution for NIB's lending portfolio, as shown in the Distribution of transition risk categories graph for NIB's lending portfolio in 2024 and 2023, %.

Overall, NIB's lending portfolio is characterised by a large share of low-risk and moderate risk exposures and a relatively small share of high-risk exposures. The share of the loans outstanding yet to be assessed from the transition risk perspective is relatively large. The majority of the counterparties in the public sector are central, regional and local governments within the Nordic and Baltic countries.

[2] Beyond the Horizon: New Tools and Frameworks for Transition Risk Assessments from UNEP FI's TCFD Banking Programme—United Nations Environment— Finance Initiative.

Table 3 NIB's transition risk heatmap and loans outstanding 2024[1]

Industry sector and segment	Total balance (EUR million)	Share of total (%)	Transition risk
Oil & Gas	**321**	**1.4%**	
Oil & Gas transportation and Storage, Gas Utilities	321	1.4%	High
Power and Heat	**5,920**	**25.0 %**	
Purely power transmission and distribution	1,949	8.2%	Low
Utilities with heat and power generation[2]	*3,972*	*16.7%*	
Low	3,417	14.4%	Low
Moderate	167	0.7%	Moderate
High	387	1.6%	High
Metals & Mining	**253**	**1.1%**	
Diversified Metals & Mining	225	0.9%	Moderate
Steel	28	0.1%	High
Industrials	**1,370**	**5.8%**	
Speciality Chemicals	311	1.3%	Moderate
Chemicals excl. Speciality Chemicals	140	0.6%	High
Paper & Forest Products, Packaging	794	3.3%	Moderate
Commercial & Professional Services	125	0.5%	Low
Capital Goods	**1,501**	**6.3%**	
Construction & Engineering	120	0.5%	Low
Electrical Equipment	67	0.3%	Moderate
Machinery	1,314	5.5%	Moderate
Transportation	**3,378**	**14.2%**	
Automobiles	450	1.9%	High
Automobile Components	31	0.1%	Low
Shipping	246	1.0%	High
Railroads and public transport	995	4.2%	Low
Airport Services	731	3.1%	High
Marine Ports & Services	51	0.2%	Moderate
Roads	710	3.0%	Moderate
Logistics	164	0.7%	Moderate
Consumer Retail	**1,321**	**5.6%**	
Consumer Durables and Apparel	443	1.9%	Moderate
Food and Beverage Production	383	1.6%	Moderate
Food & Staples Retailing	480	2.0%	Low
Others	16	0.1%	Low
Health Care	**1,332**	**5.6%**	
Health Care	834	3.5%	Low
Pharma, Life Science & Health Equipment	498	2.1%	Low
Real Estate	**2,036**	**8.6%**	Low
Tech and Telecom	**1,138**	**4.8%**	Low
Water Utilities	**399**	**1.7%**	Low
Financial Institutions	**1,798**	**7.6%**	Not yet assessed
Public Sector	**2,948**	**12.4%**	Not yet assessed
Total	**23,714**	**100%**	

Low Moderate High Not yet assessed

[1] Industry sector refers to NIB's internal sustainability classification. Total balance refers to nominal values excluding commitments and is not taking into account credit risk mitigations.
[2] The transition risk classification for 2024 is based on counterparties' energy mix data from 2023, or, if not available, from 2022.

Distribution of transition risk categories for NIB's lending portfolio 2024 and 2023[1], %


10% (9%) High risk
20% (20%) Moderate risk
51% (49%) Low risk
8% (9%) Financial institutions (not assessed)
12% (13%) Public sector (not assessed)

[1] 2023 data in brackets

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The distribution between the transition risk classes between 2024 and 2023 is largely unchanged. The share of exposure in low risk sectors increased by 2% points, while the share in the not assessed sectors decreased by 2% points. The biggest growth in loans outstanding was in Low transition risk utilities with heat and power generation (EUR 769 million). Notable growth was also seen in the segments Paper & Forest Products, Packaging and Shipping. The increase in shipping mirrors NIB's strategy not to shy away from the so called hard-to-abate sectors and drive the transition there. NIB's exposure to Oil &Gas transportation and Storage increased in 2024 by EUR 156 million and reflects the discursement of a loan signed in 2020. More details is available on our website.

Physical risk exposure

In 2024, the frequency of extreme weather events continued to increase worldwide. While historically less common in the Nordic-Baltic region, recent years have shown that Europe is also increasingly affected by these severe events, resulting in significant and lasting financial impacts on society. Additionally, given the interconnected nature of the global economy, the growing occurrence of such events in other regions can affect our counterparties and may ultimately influence our financial performance.

We have stepped up our efforts in the climate proofing, and when relevant, NIB engages with its counterparties on adaptation measures for physical risks in financed projects. During 2024, the Bank has further accelerated its efforts to have a capacity to perform adequate physical risk assessments. We are currently developing a framework for such assessments, also considering materiality of the physical risk.

Table 4 NIB's transition risk heatmap and the treasury corporate bonds and sovereign bonds portfolio 2024[1]

Industry sector and segment	Total balance (EUR million) 2024	Share of total (%)	Transition risk
Oil & Gas	**23**	**2%**	
Oil & Gas transportation and Storage, Gas Utilities	23	2%	High
Power and Heat	**71**	**7%**	
Purely power transmission and distribution	40	4%	Low
Utilities with heat and power generation	*31*	*3%*	
Low	31	3%	Low
Capital Goods	**27**	**3%**	
Machinery	27	3%	Moderate
Transportation	**26**	**3%**	
Automobiles & Components	9	1%	Low
Railroads and public transport	17	2%	Low
Consumer Retail	**92**	**9%**	
Food and Beverage Production	56	5%	Moderate
Food & Staples Retailing	15	1%	Low
Others	21	2%	Low
Health Care	**16**	**2%**	
Pharma, Life Science & Health Equipment	16	2%	Low
Real Estate	**8**	**1%**	Low
Tech and Telecom	**49**	**5%**	
Information Technology	15	1%	Low
Telecom	34	3%	Low
Financial Institutions	**20**	**2%**	Not yet assessed
Public Sector including sovereigns	**715**	**68%**	Not yet assessed
Total	**1,046**	**100%**	

● Low ● Moderate ● High ● Not yet assessed

[1] Industry sector refers to NIB's internal sustainability classification. Total balance refers to nominal values excluding commitments and is not taking into account credit risk mitigations. Total balance might differ from other reports such as PRI due to different FX rates.


Photo: New city bridge in Pärnu, Estonia

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Climate risk management

In 2024, NIB continued its efforts to enhance its capacity to manage climate-related risks and opportunities. Like other international financial institutions (IFIs), NIB does not require a banking licence for its operations. NIB operates according to sound banking principles, monitors banking regulations, supervisory standards and industry practices, and takes them into account to the extent relevant for its business model and complexity.

IFRS Sustainability Standards are structured around four main themes: governance, strategy, risk management, and metrics and targets. NIB's internal governance is described in the Governance Statement, which describes the Bank's main governing bodies, including their powers and responsibilities, providing an overview of NIB's organisational structure, risk management framework and control procedures that also apply to climate-related risks and opportunities. A description of NIB's business strategy is available on page 10. More information about metrics and targets can be found on page 52. The Sustainability Disclosure Standards Index is available on page 164.

The section below focuses on risk management and describes relevant NIB's current processes and policies, to identify, assess, prioritise and monitor climate-related risks, and their integration to NIB's overall risk management framework.

Climate risk integration



NIB has created a comprehensive framework of policies and procedures to manage the risks to which the Bank is exposed. The main elements in the framework are the risk taxonomy, the Risk Appetite Statement (RAS), risk management policies, and the capital and liquidity quantification framework (ICAAP/ILAAP). Reporting is embedded within each of the core elements. The overall aim at the Bank is to gradually build an adequate capacity to manage climate-related risk, subject to its materiality.

At the highest level, NIB's risk taxonomy distinguishes between financial and non-financial risks and provides a tool for risk identification, control, reporting and policy work. ESG-related risks (including climate-related aspects) are categorised under non-financial risks. The risk taxonomy supports overall awareness raising in the Bank and displays how climate risk fits in with the Bank's overall risk taxonomy and risk management framework.

The RAS sets the principles for the Bank's risk-taking, risk mitigation and risk avoidance. It aims to align willingness to take risk with statutory requirements, strategic business objectives and capital planning. Like the risk taxonomy, the RAS also aims to raise risk awareness across the Bank. At NIB, the RAS includes a specific qualitative section on climate risk, highlighting the importance of this risk category. The whole RAS document is reviewed annually and delivered to the Board of Directors for approval. In 2024, the Bank updated its climate-related statement and further developed key risk indicators to monitor and report on the development of climate risk. The RAS is available on the Bank's external website.

Furthermore, during 2024, NIB's development project to enhance climate risk management capacity continued. The project has focused on counterparty risk assessment methodologies (both transition risk and physical risk) within credit risk, climate-related data management activities, overall methodology development and analysis of climate risk and its transmission channels, and climate risk reporting at the portfolio level. Training and raising awareness across the organisation was one of the key areas in 2024 and several training sessions have been organised covering topics like physical risk, transition risk, risk models and scenario analysis.

Climate risk in the policies and procedures

Climate risk is part of the Bank's overall risk management framework and managed using risk management principles as described in NIB's Risk Management Policy (RMP), which includes sections on risk governance, reporting and risk-bearing capacity, among others. The RMP is reviewed at least annually and approved by the Board of Directors.

NIB's Sustainability Policy and related Guidelines provide an overall framework for climate-related risk assessments at the project and counterparty levels. Because customers' climate strategies and targets play a central role in the assessments, we collect climate-related emission data to evaluate their pathways towards their climate targets and to monitor the development of NIB's own climate strategy. We encourage our clients to further develop and communicate their climate-related commitments and to create and execute effective strategies to mitigate climate risks. During 2024, the Bank focused on improving the technical aspects of its climate-related data collection and management processes, as well as facilitating more efficient calculation of its financed emissions.

Climate risk assessment



While the sustainability assessment of the individual project or loan still is a key part of NIB's credit granting process, current climate-related regulations and market standards place more weight on the counterparty-level analyses and risk identification, and portfolio-level analyses. Against this background, during 2024, NIB continued its efforts to develop procedures and a tool for the counterparty-level transition risk assessment. The tool takes a sectoral heatmap as a starting point and aims to evaluate the counterparty's risk profile against the sectoral benchmark. The outcomes of the tool support the overall assessment of the counterparty's risk profile, and especially in connection with the credit process. NIB also started to trial tools to implement a methodology and create procedures for physical risk assessment. Once implemented, both transition risk and physical risk tools will support counterparty and portfolio level risk assessments.

Climate risk quantification

1
2
3

While climate-related regulations are developing rapidly, and more data and understanding are gathered on climate risk exposure at NIB, the Bank has yet to set a materiality threshold for climate risk. However, NIB has developed an initial set of climate-related risk metrics and has started to report on climate risk internally as part of regular risk reporting.

Given its relatively large share of capital consumption, development efforts have focused on the credit risk associated with the Bank's lending portfolio. NIB has not factored in climate risk to its risk category specific economic capital models (like the portfolio credit risk model). However, climate risk is included in NIB's Internal Capital Adequacy Assessment Process (ICAAP) framework, and analyses have been performed for both credit and market risks.

As in previous years, climate risk was also part of the Bank's stress testing exercise in 2024. The stress test scenarios focused on climate transition risk and utilised both business sector and macroeconomic data. The annual capital and liquidity assessment (as summarised in the ICAAP Report), including climate risk elements, is delivered to the Board of Directors for approval, facilitating the discussions of climate-related risks and NIB's risk profile in general. For further details about NIB's risk management framework please see Note 2.

ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 58 Nature and biodiversity We are dedicated to an active work in We are committed to support assessing impacts, opportunities and the Kunming-Montreal Global dependencies on nature within those sectors Biodiversity Framework. and operations NIB invests in. We engage with our counterparties and advocate actions to tackle biodiversity loss. Key documents and useful links ∆ Sustainability Policy ∆ ESG Guidelines ANNUAL REPORT 2024

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INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 59

NIB has a mandate, given by its owners, to finance projects that promote productivity gains and environmental benefits for the Nordic-Baltic region. Our mandate is directly related to biodiversity and nature as a crosscutting topic, of which it is an integral part.

Human beings cannot exist without nature and biodiversity. As nature deteriorates, humans' risk not being able to produce food, or obtain raw materials for goods and services. The current scale of biodiversity loss can cause serious problems for both the environment and the economy. This issue could impact a wide range of industries and investments. Protecting nature and its biodiversity is essential, and we need to make choices coherent with reversing biodiversity loss, preserving healthy ecosystems, and overall manage carefully the natural capital of our planet.

Our ways of working

NIB has a twofold approach to address biodiversity:
1) to ensure that the projects we finance, and the owner of the project (NIB´s counterparties) address biodiversity issues in an adequate manner,
2) to try to understand the aggregated risks related to NIB´s outstanding loan portfolio.

Our revised Sustainability Policy highlights our commitment to protecting nature and biodiversity.

Progress and activities

When setting the business targets for 2024, NIB recognised the importance of intensifying its efforts on nature and biodiversity. During the year, we strengthened our Sustainability Policy to ensure a more comprehensive integration of nature-related aspects into our commitments and exclusion criteria. For example, NIB will not finance projects that involve the destruction of primary forests and wetlands, treat livestock in non-compliance with animal welfare standards, or engage in the production, processing, and/or trading of palm oil, soy, cocoa, coffee, rubber, and their derivatives, unless sourced from growers with recognised sustainability certifications.

Although our ESG project- and counterparty assessments already consider nature, we have enhanced our dialogue with our counterparties on nature and biodiversity aspects during the loan due diligence processes. Additionally, biodiversity is also addressed in NIB´s alignment assessment of the EU taxonomy criteria.

With the overarching objective to understand the risks related to biodiversity, in 2024 we continued to advance our portfolio analysis. The Bank has undertaken steps to analyse impacts and dependencies by identifying sectors and industries with the most significant positive or negative effects on nature. NIB utilises the Science Based Targets Network (SBTN) methodology and the Materiality Screening Tool to evaluate the impact of its loan portfolio, and the ENCORE tool for dependency analysis.

Currently, substantial gaps remain in the data related to the topic, and the tools and methodologies for the nature related assessments are continuously evolving. Hence, we recognise the need to further refine the preliminary outcomes. Our future steps will focus on further strengthening the risk and opportunity analysis, target setting, and action planning. We also plan to increase our disclosures and reporting efforts in upcoming years.

The impact of our own operations is small compared to our lending impact, but minimising this footprint is also important for us. NIB also voluntarily supports environmental and nature related projects in the Nordic and Baltic countries. In 2024, we made donation to WWF Finland. Read more on page 62.


Approach to nature and biodiversity
Overarching NIB Sustainability Policy
Increased attention to nature and biodiversity
Counterparty ESG assessment incl. nature
Project ESG assessment incl. nature
Loans
Supporting tools:
• ESG Guidelines
• ESG questionnaire
• External ratings
• Dialogue with counterparties
• EU taxonomy ('Biodiversity' criteria)
• Extended supply chain due diligence, including nature factors
• Nature related data bases
Loan portfolio analysis of nature and biodiversity impacts and dependencies
Opportunities and risk analysis
Defining of actions and targets
Implementation

ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 60 Impact from our internal operations Sustainability is at the core of our business and our most substantial impact arises from our lending operations. Yet we are committed to reduce our own footprint and to manage the Bank's internal operations in responsible way. We measure, monitor, improve, and transparently report our internal footprint and the progress made. Key documents and useful links ∆ Sustainability Policy ∆ Climate Strategy ANNUAL REPORT 2024

NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 61

Waste management and recycling

During 2024, NIB executed a waste management renewal project, which included procurement of the waste management service provider, assessing waste volumes in relation to bin sizes and collection intervals, as well as refurbishing the waste disposal facilities. Going forward, these actions will improve the efficiency of our waste collection and enhance our waste reporting procedures.

At the beginning of the year, the NIB updated its energy waste recycling to recycling plastic waste.

Waste management and recycling are among the most tangible areas where our employees can positively impact our office environment. Following the recycling update, we organised a "Recycling brush-up" campaing to engage staff and raise awareness about the new practices and recycling in general.

Water and waste

	Unit	2020	2021	2022	2023	2024
Water	**m³**	**2,171**	**3,101**	**2,414**	**2,457**	**2,461**
Paper[1]; copy and printing	**Tonnes**	**1.7**	**1.6**	**1.0**	**1.8**	**1.3**
Recycled paper; office, newspapers, magazines and brochures	**Tonnes**	**6.2**	**5.6**	**6.6**	**3.1**	**5.5**
Other waste	**Tonnes**	**16.1**	**11.2**	**15.4**	**15.2**	**16.1**
Biowaste		9.5	7.0	10.6	9.1	8.6
Mixed waste		5.4	3.5	4.0	4.7	6.1
Plastic[2] waste		n/a	n/a	n/a	0.5	1.4

[1] Paper reporting method change from inventory to total amount of purchased copy paper.
[2] Plastic waste reported as bins size average weight.

Cutting down on digital waste and material consumption

The more digital we become, the larger the amount of digital waste we generate. While digitalisation can reduce the need for some materials, like paper, it's a double-edged sword as for example cloud services require data centres to keep them running. These data centres consume energy and can have a significant carbon footprint. We have outsourced our data centre services to adhere to more sustainable practices, but still, decluttering our cloud space helps us cut back on some of the remaining CO_2 emissions.

To further combat the digital waste, we launched a "Digital cleanup week" initiative. Now an annual event, this initiative encourages employees to delete unnecessary files and emails, minimising our digital footprint and contributing to a more sustainable future.

Digital waste goes beyond just data. We also encouraged employees to turn in their old electronic devices (e-waste) for responsible disposal. During 2024, approximately one in three NIB employees turned in their old personal devices. Our recycling partner directed 1/3 of the devices to be reused by the secondary market and about 2/3 to be recycled to recover rare-earth materials.

Digitalisation has also impacted our way of working, leading to a significant decrease in the need for office supplies. In 2024, NIB has been reviewing the in-house office supply stock, with particular focus on the sustainability aspects of the supplies offered. The plan is to further develop the office supply service to a need-based service to reduce material consumption.

Promoting sustainable food

NIB acknowledges that food production is a significant contributor to global greenhouse gas emissions. Over the years, NIB has gradually shifted from serving animal-based products to offering more fish and plant-based options.


Carbon emissions from internal operations
1%
18 tCO2e
Scope 1 (direct):
Emissions from combustions of fuels in stationary (i.e. generator) and mobile (company cars) sources
Total CO2e emissions
1,737
tCO2e from internal operations
CO2e intensity
7.3
tonnes per permanent employee
1%
16 tCO2e
Scope 2 (indirect):
Emissions from electricity, district heating and district cooling
98%
1,703 tCO2e
Scope 3 (other indirect):
Emissions from services (e.g. canteen and cleaning), office paper, capital goods (e.g. cars, laptops, displays, tablets), waste, business travel, employee commuting and leased mobile phones

ANNUAL REPORT 2024

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INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 62

In collaboration with the Bank's catering service provider, we have reviewed the lunch and catering offerings and further increased the offering of vegetarian options.

Own carbon footprint and performance

We constantly work towards reducing the carbon emissions from our own operations. In our Climate Strategy, we also committed to reducing our own carbon footprint. Considering we achieved substantial reduction in our own operations emissions in 2023, we revised our climate targets to increase the ambition from 35% to 58% reduction in Scope 1+2 emissions by 2030 from 2022 base year. Our target in our own operation is in line with the Science Based Targets initiative requirement of keeping global temperature at 1.5°C scenario.

NIB has been calculating its carbon footprint for its internal operations since 2019 according to the Greenhouse Gas Protocol Corporate Accounting and Reporting Standard (GHG Protocol). Having reviewed our emissions in detail for the last six years, including a few Covid-19 affected years, we have gained an understanding of which elements contribute to our main impact.

In 2024, our internal carbon footprint was 1,737 tonnes of CO_2e, an increase of 42% from the previous year. This was mainly due to the increase of emissions from business travel. While we have seen an increase in number of flights compared to previous years, the change in emission factor and calculation methodology from the travel agency has also contributed to the increased emission figures.

During the year, we implemented a comprehensive update to our waste management system.

Compensating for our internal carbon footprint

NIB follows the best market practices to find the most suitable ways to mitigate our internal carbon footprint.

To offset our internal emissions from the previous year, we have purchased carbon dioxide removal credits from projects that store CO_2 in carbonated materials, biochar and in bio-based construction applications. Through these credits, CO_2 will be removed from the atmosphere and turned into various products – from animal feed or wooden building elements to sustainable replacement aggregates for masonry, concrete, and asphalt. This way, NIB not only ensures durable removal of its own carbon footprint but also supports circular economy developments. The carbon credits are not counted as emission reduction towards our climate target progress.

In addition to carbon removal projects, we also voluntarily support environmental projects in the Nordic and Baltic countries. In 2024, NIB contributed to WWF Finland's efforts to enhance biodiversity. The Bank's support will be allocated to two projects: hydrocopter acquisition for conservation of highly endangered Saimaa ringed seal as well as nature restoration work in Uutela, which is one of the most ecologically valuable areas in Helsinki.

Reinforcing the Internal Sustainability Council role

The Internal Sustainability Council is a central reference group for all of NIB's internal sustainability matters.

In 2024, the Council reviewed its core activities, objectives, and governance to further strengthen sustainability approach internally. The Council engages staff on sustainability topics, manages the Bank's annual offsetting practices as well as supports its ESG development. Furthermore, the Council facilitates actions for NIB's internal sustainability work and assists staff in implementing their sustainability initiatives.



NIB's direct environmental impact

Emissions from own operations (tonnes)


2,000
1,500
1,000
500
0
20
21
22
23
24

Scope 1 GHG emissions
Scope 2 GHG emissions (market-based)
Scope 3 GHG emissions
Share of emissions resulting from the change in flight emissions calculation methodology

NIB's direct environmental impact

Energy (MWh)


4,000
3,500
3,000
2,500
2,000
1,500
1,000
500
0
20
21
22
23
24

Electricity (MWh)
District heating (Mwh)
District cooling (MWh)

ANNUAL REPORT 2024

NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 63

NIB's internal carbon emissions

We report the emissions from our own operations according to the Greenhouse Gas Protocol's Corporate Accounting and Reporting Standard as well as the complementing Corporate Value Chain (Scope 3) Accounting and Reporting Standard. We apply an operational control approach to calculate our own emissions and use raw data to the extent possible to limit assumptions. Conservative assumptions are made only when it supports the accuracy and coverage of the result. For more information of the standards, see: https://ghgprotocol.org/standards.

The calculations of Scope 1-3 include the following sources:

- Scope 1 is the combustion of fuels in stationary sources and the combustion of fuels in company owned/controlled cars. CO_2 emission factors for fuel are sourced from official entities responsible for energy and environmental data with regular updates.
- Scope 2 is purchased electricity, purchased heat and purchased cooling. Market-based CO_2 factors come from energy providers or reflect the national average. Location-based CO_2 factors are sourced from a grid operator or national authorities.
- Scope 3 takes into account the upstream emissions from purchased goods and services, capital goods, fuel and energy related activities (not included in Scopes 1 and 2), upstream transportation and distribution, waste, business travel, employee commuting and upstream-leased assets. Used CO_2 emission factors are from multiple sources and undergo an annual review process.

All emissions are stated in tonnes of CO_2-equivalent (CO_2e). The carbon emissions from our lending portfolio and investments portfolio are excluded from the internal footprint results. For a more detailed description about the methodology, see our website.

General indicators	Unit	2020	2021	2022	2023	2024
Net internal area of offices covered	m^2	18,488	18,488	18,488	18,488	18,488
Net internal area/permanent employee	m^2/employee	96	93	87	81	78
Energy consumption						
Total energy consumption (NIB headquarters)	**MWh**	**3,245**	**3,640**	**3,374**	**3,278**	**3,292**
Electricity[1]	MWh	1,225	1,211	1,258	1,198	1,173
Renewable electricity percentage	%	*100%*	*100%*	*100%*	*100%*	*100%*
District heating	MWh	1,657	2,002	1,741	1,764	1,789
District cooling	MWh	363	426	375	316	331
Carbon free heating and cooling	%	*100%*	*100%*	*100%*	*100%*	*100%*
Total energy consumption / Net internal area	kWh/m^2	176	197	183	177	178
Scope 1 Direct GHG emissions (CO_2e)						
Emission from NIB facilities	Tonnes	9	9	5	9	9
Emissions from NIB fleet	Tonnes	4	6	8	8	8
Scope 1 GHG emissions	**Tonnes**	**14**	**15**	**13**	**17**	**18**
Scope 2 Energy indirect GHG emissions (CO_2e)						
Electricity, market-based[2]	Tonnes	14	18	16	0	0
Electricity, location-based[3]	Tonnes	168	185	80	45	41
Heating, market-based[4]	Tonnes	15	14	17	15	16
Heating, location-based	Tonnes	241	268	287	258	271
District cooling	Tonnes	0	0	0	0	0
Scope 2 GHG emissions (market-based)	**Tonnes**	**29**	**32**	**33**	**15**	**16**
Scope 2 GHG emissions (location-based)[5]	**Tonnes**	**409**	**453**	**366**	**304**	**312**
Change in Scope 1-2 GHG emissions compared to baseline year (2022)[6]	%	n/a	n/a	n/a	-30%	-27%
Scope 3 Other indirect GHG emissions (CO_2e)[7]						
Purchased goods and services[8] (Cat 1)	Tonnes	304	210	204	212	210
Capital Goods[9] (Cat 2)	Tonnes	102	117	56	49	143
Fuel- and energy-related activities not included in Scope 1 or Scope 2 (Cat 3)	Tonnes	119	165	151	163	165
Waste generated in operations (Cat 5)	Tonnes	1	0	1	1	1
Business travel (Cat 6)	Tonnes	100	113	379	582	1,004
Employee commuting (Cat 7)	Tonnes	17	18	19	53	53
Upstream leased assets[10] (Cat 8)	Tonnes	118	94	117	129	127
Scope 3 GHG emissions	**Tonnes**	**761**	**718**	**927**	**1,190**	**1,703**
Scopes 1-3 GHG emissions, total (market- based)	**Tonnes**	**803**	**765**	**972**	**1,222**	**1,737**
GHG intensities and miscellaneous GHG information						
Total Scope 1-3 GHG emissions / permanent employee	tCO_2e/employee	4.2	3.9	4.6	5.3	7.3
Total Scope 1-3 GHG emissions / Net internal area	tCO_2e/m^2	0.043	0.041	0.053	0.066	0.094

[1] Electricity consumption includes just NIB's headquarters. The electricity consumption of other NIB owned properties was 70 MWh.
[2] Emissions are based on the type of electricity that organisations have chosen to purchase, including the purchase of Guarantees of Origin.
[3] Emissions are based on the emissions intensity of the local grid area where the electricity usage occurs.
[4] The HQ's district heating is based on waste heat.
[5] Adjusted to disclose also location based heating for 2020 and 2021.
[6] Scopes 1-2 GHG emissions, total (market-based) 2022: 46 tonnes.
[7] The calculation does not include NIB's investments.
[8] Includes water and wastewater, canteen, cleaning services and greenery services and office paper purchases.
[9] Includes purchased cars and ICT hardware.
[10] Includes leased properties and leased ICT hardware.

ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 64 Impactful workplace We are committed to an inclusive and diverse organisation that drives business excellence. In 2024, we focused on strengthening our cultural aspiration by empowering employees, boosting engagement and wellbeing, and fostering leadership, transparency and trust. Key documents and useful links ∆ Staff Regulations ∆ Code of Conduct for Staff ∆ DEI plan 2025–2027 ∆ Rules for the Cooperation Council ANNUAL REPORT 2024

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INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 65

Enhancing development and growth

We value our employees' dedication to professional development and growth. In 2024, we supported several initiatives to drive curiosity to learn new things as part of individual development journeys. We offered feedback training for the whole organisation to strengthen a growth mindset and feedback culture.

We also continued to raise awareness of psychological safety: how to strengthen it, and what everyone's role and responsibility is to build and nurture a healthy work environment. As part of our onboarding process, we continued to offer new colleagues one-day training, Banking at NIB, to promote our culture, introduce NIB's mission and vision, share our banking practices, and discuss our impact in the Nordic-Baltic region.

Investing in leadership

In line with our strategy, we consistently worked to enhance leadership skills and capabilities by offering targeted training for our managers to equip them for different leadership situations—for example, how to manage and lead change, how to build engagement, and how to manage performance.

We ran a pilot leadership training programme for managers in our Lending department. The programme was designed to strengthen leadership skills and increase self-awareness, with insights collected from 360-degree feedback assessments and one-to-one coaching sessions. Another pilot was run in the HR unit called "Growing through Feedback" to test yet another concept to support leadership growth and the journey through constructive feedback.

New employee engagement concept

In 2024, we introduced a new employee engagement concept, which aims to further strengthen our culture aspiration around ownership, empowerment and delegation The concept, Our Voice, indicates the importance of hearing all the different voices within NIB, and the importance of teams co-creating plans for enhancing the engagement within their own team. We run the engagement survey twice a year, and the survey includes statements covering wellbeing and engagement, with the aim of both measuring and promoting them across the organisation.

The survey's results are aligned with our long-term strategic target of having our engagement index above the external benchmark. The high participation rate (89% in the first survey and 92% in the following survey) shows great commitment to engagement and working together in making NIB an even better place to work.

The survey results were generally very positive. The high engagement index (4.0) is a clear indication of wellbeing and engagement. It also reflects great conditions for strong performance and high productivity.

The relationship with one's own manager and colleagues within the Bank and the commitment and alignment with NIB's strategy, vision and culture were recognised as the highest drivers of engagement. Further development needs were identified in relation to our feedback culture and communication practices. These elements will be in our future focus.

The survey results are shared and discussed with the organisation, and they serve as a foundation for ongoing developmental efforts.



What matters to us

Rating from 1–5, 5 being the highest.
Numbers of responses received in the latter work engagement survey in 2024: 224 (92% of total staff members).

Highest rating

Relationship with manager	Strategy, Vision and Culture	Relationships with colleagues
4.3	4.2	4.2

I would recommend NIB as an employer

Employee Net Promoter Score


49
-100
0
100
9%
Detractors
(20)
33%
Passives
(74)
58%
Promoters
(130)

Benchmark – Finance Services: 14

ANNUAL REPORT 2024

NIB   INTRODUCTION   IMPACT & SUSTAINABILITY   GOVERNANCE   BOD REPORT   FINANCIALS   REPORTS & OTHER DISCLOSURES   66

Diverse and respectful workforce

We are committed to promoting a diverse and inclusive workplace with a culture of openness, transparency, empowerment and trust. We aim to achieve this by promoting diversity, inclusion and equal opportunities in all our activities and in all aspects of employment. At NIB, we have zero tolerance for discrimination and harassment.

Our strategic targets by the end of 2030 include reaching a gender balance in management positions, with each gender holding at least 40% of leadership roles, and ensuring that the international workforce from our member countries reaches at least 25%. We continue to emphasise inclusion and diversity in our recruitment, and to attract and retain a diverse workforce by increasing the number of females in managerial positions and among expatriate staff and young professionals. Over the past two years, the level of expatriate staff integration has remained stable, whereas the representation of females in leadership roles and the presence of younger talent have both experienced an upward trend.

NIB is committed to gender pay equality. In 2024, NIB initiated two separate salary benchmark studies to foster greater transparency regarding compensation and to identify and close any potential pay discrepancies that may exist.

To further enhance our internal understanding and awareness of matters related to Diversity, Equality and Inclusion (DEI), our internal DEI group has sustained its active role.

74%

of permanent employees hold a university degree

Our work community[1]

As of 31 December	2024	2023	2022
Total number of employees	**257**	**244**	**228**
Permanent employees	**237**	**229**	**213**
- Women	92	89	83
- Men	145	140	130
Temporary employees	**20**	**15**	**15**
- Women	11	6	4
- Men	9	9	11
Full-time employees	**231**	**223**	**214**
- Women	87	85	79
- Men	144	138	135
Part-time employees[2]	**6**	**6**	**10**
- Women	5	4	5
- Men	1	2	5
Managerial positions (permanent employees)	**41**	**42**	**40**
- women	15	14	12
- men	26	28	28
New hires (permanent employees)	**14**	**24**	**22**
- women	7	11	6
- men	7	13	16
New hires (temporary positions)	**20**	**12**	**11**
- Women	12	7	3
- Men	8	5	8
Leave of absence	**12**	**5**	**4**
- Women	8	3	4
- Men	4	2	0
Average length of employment (permanent employees)	**11.05**	**11.09**	**11.52**
Exit turnover rate during the year	**3.1%**	**7.0%**	**7.6%**
Number of permanent employees with university degree (%)	**74%**	**75%**	**76%**
Average hours of training per year per employee	**18.1**	**12.4**	**12.2**

[1] NIB has four types of employee contracts: permanent contracts (which are valid until further notice), fixed-term contracts (which are four years and longer), temporary contracts from 1 year up to 4 years and temporary contracts less than 1 year. NIB divides its employees into two main categories: permanent and temporary employees. "Permanent employees" refers to employees with contracts valid until further notice and fixed-term contracts of four years or longer. "Temporary employees" covers all remaining contract types.

[2] As of 31 December 2024, 12 employees were on paid or unpaid leave. 1 study leave, 10 parental leave and 1 other paid leave.

Management composition and diversity by gender – see Note 7.



ANNUAL REPORT 2024

NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 67

The group supported preparing the DEI plan, supervised, and organised different initiatives to celebrate various key dates such as Pride Week, International Women's Day, and World Inclusion Day. External individuals and experts have been invited to the Bank to engage in interviews and discussions on DEI topics, with the aim of strengthening awareness of these matters in the organisation.

A closure report on the DEI initiatives during 2022–2024 was presented to the Executive Committee and shared with the employees to ensure accountability. The DEI plan focused on attracting, recruiting and retaining a diverse NIB workforce, on wellbeing at work and flexible ways of working, and on increasing organisational awareness, accountability and transparency in diversity and inclusion matters. A new DEI plan will be implemented for 2025–2027, and we have consulted our employees and the Executive Committee during the preparation.



33 nationalities

103 women

15 female managers

154 men

26 male managers

Supporting wellbeing and safe work environment

We regard our employees' wellbeing as of the utmost importance, recognizing it as a critical component of our organisational success.

We offered various wellbeing training sessions for all our employees throughout the year. In 2024, there was a particular focus on self-leadership skills and change management. In addition, we continued to offer onsite physician services to our employees twice a month, ensuring easy access for employees to consult with the occupational health doctor.

A safe environment is also a high priority for us. In 2024, our workplace safety initiatives included offering voluntary safety training and developing robust internal travel safety procedures. We offered first aid and fire safety training sessions for all employees during the first half of the year. The training included theory and practical exercises. A total of 14% of employees enhanced their emergency response capabilities through first aid training, while 10% of employees practised their fire safety management skills.

In travel safety, we established an internal response group. This group works closely to ensure an adequate level of preparedness, information sharing and responses to travel safety emergencies at all times. Through these efforts, we strive to safeguard our employees' wellbeing, both within the workplace and beyond it.



Origins of staff

permanent employees, as of 31 Dec 2024


62% Finland
19% Non-member countries
18% Other member countries

Permanent employees by gender and age group

as of 31 Dec 2024


30
20
10
0
-30
30-34
35-39
40-44
45-49
50-54
55-59
60-
Women
Men

ANNUAL REPORT 2024

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INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 68



Business conduct

We are is committed to a culture of integrity and to upholding high standards of governance, transparency, accountability, and business conduct.

At the core of our commitment, NIB has implemented an integrity and compliance framework to mitigate and manage the financial crime and conduct risks it is facing. The framework draws on the IFI Uniform Framework on Preventing and Combating Fraud and Corruption, including its principles on investigations, integrity due diligence, and support for anti-corruption efforts. The policies of the framework are approved by NIB's Board of Directors, which has the ultimate responsibility for ensuring that financial crime and conduct risks are managed.

Code of Conduct and corporate culture

NIB has established Codes of Conduct for its staff and the members of its governing bodies. The Code of Conduct for Staff applies to all NIB employees, regardless of their type of contract, and outlines the standards of conduct and corporate culture.

The core principles of the Code are integrity, duty of care, duty of loyalty, accountability, and respect. Based on these principles, the Code provides guidance on the management of conflicts of interest, personal financial activities, gifts and entertainment, and on speaking up and reporting misconduct.

Training on the Codes is mandatory for all staff and members of the Board of Directors. Further, upon joining NIB and on an annual basis thereafter, all employees and members of the governing bodies are required to attest in writing that they have understood and complied with the principles of the Code of Conduct applicable to them.

Speaking up and whistleblowing

NIB seeks to provide an open and safe environment in which concerns can be raised freely. The Speaking-up and Whistleblower Protection Policy establishes a process for employees and external parties reporting concerns around NIB's operations and activities, which includes allegations of prohibited practices such as corruption, bribery, money laundering, or misconduct by staff.

The reporting channel is publicly available through NIB's website. Reports can be made in English or in the Nordic and Baltic languages. All reports are treated as strictly confidential. Reports can also be made anonymously. The Policy grants employees protection against retaliation.

Reports of alleged incidents of prohibited practices occurring in NIB's operations and activities, including corruption and misconduct, are investigated by the Integrity & Compliance Office in line with NIB's Investigation Policy. The Enforcement Policy sets out the process for determining a case of prohibited practices and imposing sanctions against external parties. The disciplinary process applicable to NIB employees who have been found to have engaged in misconduct, including prohibited practices, is described in NIB's Staff Regulations.

Anti-corruption and financial crime prevention

As set out in the Risk Appetite Statement, NIB has zero tolerance with respect to conduct risk and financial crime risk, which includes fraud, misconduct, market abuse, money laundering, sanctions, and bribery and corruption risks.

NIB implements monitoring systems to identify, assess, and manage these risks proactively. This includes business-wide risk assessments, integrity due diligence on NIB's counterparties, sanctions screening, and transaction monitoring.

The Integrity Due Diligence (IDD) Policy outlines the processes for managing integrity risks in NIB's Lending business, Treasury operations, and internal procurements. The Bank has adopted a risk-based approach in its IDD process, focusing efforts and resources on those activities and cases that present elevated risk.

Responsible procurement

NIB has established Rules for Internal Procurement which apply to the services and goods needed to support its operations. NIB favours sustainable solutions in its procurement activities to the extent relevant. As part of the procurement process, NIB conducts integrity due diligence screenings on suppliers, and assesses the suppliers' environmental, social and governance (ESG) information to evaluate their sustainability commitment.

During 2024, NIB reinforced its commitment to responsible procurement and embarked on the development of a supplier code of conduct setting sustainability expectations for suppliers. NIB continued to strengthen relationships with its suppliers and focus on developing the procurement process with emphasis on lifecycle supplier risk management.

Read more about how we work with suppliers on our webpage where you can also find the relevant Legal framework documents. Our other administrative expenses are reported in Note 8.


2024

More information on NIB's activities around business conduct and compliance can be found in NIB's Integrity Report 2024.

Key documents and useful links

- Codes of Conduct
- Report a concern

ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 69 GOVERNANCE We build on good governance and transparency Governance Statement 70 Members of the governing bodies and management 74 The dynamic nature of capital markets makes working in Market and Liquidity Risk unit both challenging and exciting, offering continuous opportunities to expand knowledge and skills. As a second line function, we are dedicated to fostering a robust risk culture through comprehensive risk management. By collaborating with various stakeholders, we support informed decision-making and implement effective risk governance and controls, helping NIB achieve its mission. Hugo Pinto, Associate Director ANNUAL REPORT 2024

NIB
INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 70

Governance Statement

Introduction

NIB was established as an international financial institution on 4 December 1975 between Denmark, Finland, Iceland, Norway and Sweden by an international treaty. The Bank commenced operations on 2 August 1976. As of 1 January 2005, Estonia, Latvia and Lithuania became members on equal terms. NIB is governed by its constituent documents, which are available here. The constituent documents currently in force include the Agreement concerning the Nordic Investment Bank between its member countries of 11 February 2004 (the "Agreement") and the related Statutes. These entered into force in 2005 and both were last amended in 2020. The constituent documents also include the Host Country Agreement between the Government of Finland and the Bank of 20 October 2010 and the Host Country Agreement between the Republic of Latvia and the Bank of 30 July 2024. The Host Country Agreement with Latvia entered into force on 17 December 2024.

NIB's governance structure is set out in the Agreement and the Statutes. The Statutes define the relations between and mandate of the Bank's governing bodies: the Board of Governors, the Board of Directors and the Control Committee. According to the Statutes, NIB also has a President and the staff necessary to carry out its operations.

NIB promotes integrity, transparency, predictability, accountability, responsibility and disclosure as general principles enhancing and furthering good governance. NIB aims to follow best practices in the field of corporate governance.

Governing bodies of the Bank

The governing bodies of the Bank are established pursuant to the Agreement and Statutes and carry out their functions in accordance with their respective Rules of Procedure. The Rules of Procedures for the Board of Governors, Board of Directors, and the Control Committee are available on the Bank's website.

Board of Governors

The Board of Governors has the powers granted to it in Section 13 of the Statutes. The Board of Governors is composed of eight governors. The Minister designated by it as its Governor represents each member country. The Board of Governors appoints a Chair for a term of one year according to the rotation scheme it has adopted. The Board of Governors holds an annual meeting and such other meetings as deemed appropriate.

Until 31 May 2024 the Governor for Estonia, Mart Võrklaev, Minister of Finance, served as Chair. As from 1 June 2024 the Governor for Norway, Trygve Slagsvold Vedum, Minister of Finance, has served as Chair.

The Board of Governors held its annual meeting on 22 March 2024 in Tallinn, Estonia. The annual meeting was held in person for the first time since 2013 and was attended by the Governors for Finland, Estonia, Iceland and Latvia, as well as the vice minister for Lithuania and secretaries of state for Denmark, Norway and Sweden.

In 2024, the Board of Governors adopted updated Rules of Procedure to govern its procedures.

Governing bodies of the Bank


MEMBER COUNTRIES
BOARD OF GOVERNORS
BOARD OF DIRECTORS
CONTROL COMMITTEE AND CHAIRMANSHIP
PRESIDENT & CEO
INTERNAL AUDIT
EXECUTIVE COMMITTEE
Lending
Risk and Compliance
Treasury and Finance
Legal
IT and Business Services
Sustainability and Mandate
Communica-tions
Human Resources
OTHER COMMITTEES & COUNCILS
Mandate, Credit and Compliance Committee
Asset, Liability and Risk Committee
Business and Technology Committee
Business Integrity Council
Trust Fund Committee
Internal Sustainability Council
Cooperation Council

ANNUAL REPORT 2024

NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 71

Control Committee

The Control Committee is established to monitor that the operations of the Bank are conducted in accordance with the Statutes. It is composed of at least ten members with the maximum number of members being twelve. The Nordic Council and Parliaments of Estonia, Latvia and Lithuania appoint one member from each country and the Board of Governors appoint two to four members including the chair and deputy chair. The members appointed by the Board of Governors are referred to as the Chairmanship and administer the responsibilities and tasks of the full Committee, monitor the Bank's financial position, risk levels, capital and liquidity position and oversee the performance of the audit of the Bank's financial statements, carried out by the external auditors. The full Committee focuses on monitoring in particular the fulfilment of NIB's purpose and its mandate and mission. The full Committee and the Chairmanship each deliver a report annually to the Board of Governors concerning their monitoring tasks as set out in the Statutes and in the Rules of Procedure. The Control Committee appoints the external auditors to carry out the audit of the Bank's financial statements. To enhance its work, the Control Committee has appointed an independent expert to assist the Chairmanship.

The Control Committee holds at least one meeting each year where the annual report concerning the previous financial year shall be examined. The Chairmanship meets independently at regular intervals each year.

The Control Committee had two ordinary meetings during the year. The first was on 27 February 2024 in Helsinki, and the second was on 16 September 2024 in Riga. Toomas Vapper (Estonia) continued his term as Chair until 31 May 2024, with Pentti Hakkarainen (Finland) taking over as Chair and Sindre Weme (Norway) becoming Deputy Chair on 1 June 2024. The Control Committee Chairmanship held six meetings in 2024.

Board of Directors

According to the Statutes, all the powers of the Bank that are not vested with the Board of Governors are vested with the Board of Directors. The Board of Directors makes the most significant financing decisions and adopts policy decisions concerning the operations of the Bank, in particular the general framework for financing, borrowing and treasury operations and their management. The Board of Directors may delegate its powers to the President to the extent it considers appropriate.

The Board of Directors is composed of eight directors and eight alternates appointed by each member country. The Board of Directors appoints from among its members a Chair and a Deputy Chair for a term of two years according to the rotation scheme adopted by the Board of Governors.

In February 2024, the Board of Directors tasked a Working Group (WG) consisting of the Board members from Denmark, Estonia, Iceland and Sweden with assessing whether and, if so, how the Bank's internal control framework could be strengthened. Based on the recommendations of the WG, the Board decided to establish a Risk and Audit Committee in its meeting in November 2024. The Committee consists of the Board members and it will support and advice the Board in risk and audit matters, including those related to financial reporting. The Board approved the Terms of Reference for the Committee at its January 2025 meeting.

NIB's Board of Directors held 12 meetings in 2024. The meetings 1/24, 7/24, and 10/24 were held fully online. The remaining meetings were held in person, with some members participating remotely. The Board meeting 3/24 was held on 21 March 2024 in Tallinn. The Board meeting 4/24 was held on 24 April 2024 in Oslo and meeting 9/24 was held on 26 September 2024 in Paris. The Board of Directors visited together with the Executive Committee the Council of Europe Development Bank (CEB) in Paris to maintain high-level dialogue with other international financial institutions. The remaining six meetings were held in Helsinki.

Ole Hovland (Norway) continued his term as Chair until 31 May 2024 when he retired from the Board of Directors. Merle Wilkinson (Estonia) took over as Chair and Julie Sonne (Denmark) became Deputy Chair on 1 June 2024.

In 2024, a review of the Rules of Procedure for the Board of Directors was carried out and the updated version was approved by the Board at its January 2025 meeting.

President

The President is responsible for conducting the Bank's current operations and is appointed by the Board of Directors for a term of five years at a time. André Küüsvek is the President and CEO having been appointed by the Board of Directors on 1 April 2021.

Advisory bodies to the President

The President is assisted and advised by the Executive Committee, the Mandate, Credit and Compliance Committee, the Asset, Liability and Risk Committee, and the Business and Technology Committee. All the existing committees operate in accordance with their respective Rules of Procedure.

Executive Committee

The Executive Committee assists and advises the President in general management and decision-making concerning NIB, including all aspects of the performance, policy and financial soundness of the Bank. The Executive Committee comprises the President and other senior management representatives the President has appointed as members. The Board of Directors confirms the appointment of members. The Executive Committee meets formally approximately twice a month. In 2024, the Executive Committee held 22 meetings. The meetings are ordinarily chaired by the President, who reaches decisions after having consulted the members.

Mandate, Credit and Compliance Committee

The Mandate, Credit and Compliance Committee assists and advises the President in management and decision-making concerning mandate, credit and related integrity and compliance matters. The Committee is responsible for preparation and decision-making related to certain lending activities and counterparty ratings for lending and treasury, setting treasury business limits and mandate matters. The Committee grants loans and approves acquisition of certain bonds within the powers delegated to the President by the Board of Directors and in line with the guidelines and instructions given by the Board of Directors.

The President exercises his executive powers concerning lending operations in the Committee. The Mandate, Credit and Compliance Committee is composed of the President and the Head of Lending, the Chief Financial Officer, the Chief Risk Officer, the General Counsel and the Head of Sustainability and Mandate. The Mandate, Credit and Compliance Committee is chaired by the President or, in the absence of the President, another member (other than the Chief Risk Officer). The Committee meets at regular intervals every week. In 2024, the Mandate, Credit and Compliance Committee met 64 times.

Asset, Liability and Risk Committee

The Asset, Liability and Risk Committee is a body established to monitor, analyse, discuss and guide the development and overall management of NIB's balance sheet, its risk and capital, funding and liquidity positions. Treasury related risk matters (related to funding, asset and liability management, and portfolio management activities) are also monitored, analysed, discussed and guided by the Committee.

ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 72 The Asset, Liability and Risk Committee comprises some stakeholders. The Council generally meets twice a year. While members of the Executive Committee and other senior staff no formal meeting was held in 2024, several members were that the President has appointed as members. All decisions at consulted on specific topics. the Committee require majority support and, at the same The Trust Fund Committee ensures that the purposes of the time, the Chief Financial Officer as Chair of the Committee and trust funds managed by NIB are fulfilled in the most efficient the Chief Risk Officer (or their substitutes) both need to be way. The Committee also approves the activity plan of the trust supportive. The Committee meets approximately 12 times a funds as well as proposed allocations from trust funds. The year but can convene more frequently if necessary. In 2024, Committee gives its recommendations to the respective the Committee met 13 times. donor(s) for their final decision. In 2024, as NIB trust fund activities were reduced, no meetings were necessary. Business and Technology Committee The purpose of the Cooperation Council is to facilitate a The Business and Technology Committee is a body established cooperation process within NIB with the main aim of to facilitate information technology’s (IT) strategic direction improving working conditions and making the interaction and the digital transformation of NIB by prioritising, directing, between the Bank and the staff more effective, in particular in monitoring and governing NIB’s enterprise IT architecture, IT a manner enabling the Bank to take better account of the projects and development initiatives. It is chaired by the Chief staff’s opinions concerning such matters. The Council consists Operating Officer and consists of members of other senior of four members representing the Bank and four representing staff. The Committee meets on a regular basis approximately the staff. The President appoints the representatives of the ten times a year. In 2024, the Committee met 12 times. Bank while the representatives of the staff are elected by vote. The Cooperation Council meets at least quarterly. In 2024, the Other internal committees and councils Council met four times. In addition to the advisory bodies to the President, the In 2024, NIB's Board of Governors held its annual meeting in Tallinn. Bank has the following permanent internal committees Sustainability management and councils: the Business Integrity Council, the Trust Fund The Internal Sustainability Council (ISC) aims to strengthen NIB’s sustainability governance can be found from NIB’s employment, including remuneration, are determined by the Committee, the Internal Sustainability Council and the NIB’s sustainability agenda for its in-house activities. Sustainability Policy. Read more about NIB’s risk governance in Board of Directors. The Control Committee approves the Cooperation Council. The President is not a member of these The ISC has eight members, representing functions dealing general on page 73 and in the Risk Management Policy. remuneration of the external auditors. The principles for the internal committees and councils but appoints the members with internal sustainability matters. In August 2024, a set remuneration of staff are set out in the Compensation (save for staff representatives on the Cooperation Council of detailed terms of reference was implemented which Remuneration and incentive programmes Regulations approved by the Board of Directors. The Bank who are elected by the staff and the members of the Internal provide greater clarity on the operation and mandate of The members of the Board of Governors are ministers. Their applies a fixed salary-based system which reflects the work Sustainability Council who are confirmed by the Head of the ISC. The ISC reports to the Executive Committee. participation in the Board of Governors is considered to profile, qualifications, individual competence and the results Sustainability & Mandate). The internal committees and In 2024, the ISC met five times. be part of their ministerial duties. Therefore the Governors that NIB expects the employee to achieve as well as a small councils also operate in accordance with their respective Governance of Environmental, Social, and Governance (ESG) receive no remuneration from the Bank. performance premium programme that rewards excellent procedures or other applicable rules. risks and opportunities in general is integrated in NIB’s core The Board of Governors determines the remuneration and extraordinary performance on a yearly basis. For more The Business Integrity Council supports awareness raising governance structure. The ESG integration in NIB’s business is and attendee allowance for the Board of Directors and for information about Personnel expenses, compensation and of integrity and corruption risks among the Bank’s staff and explained on pages 39-42 and more detailed description on the Control Committee. The President’s terms of benefits, see Note 7. ANNUAL REPORT 2024

NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 73

Risk governance

The three-lines-of-defence model provides the basis for NIB's risk governance. The model aims to provide clear segregation of duties between units that enter into business transactions with customers or otherwise expose the Bank to risk, and units in charge of risk assessment, risk measurement, monitoring and control.

Business functions

First line of defence

The business functions, Lending and Treasury, are responsible for implementing the Bank's business strategy and act as the first line of defence for the risks in their operations. Lending is responsible for loan origination and mandate fulfilment in accordance with the Bank's willingness to take risk. Treasury provides support by executing the funding strategy and managing the liquidity as well as balance sheet risks (asset and liability management).

Risk and compliance

Second line of defence

NIB operates according to sound banking principles, monitors banking regulations, supervisory standards and industry practices, and takes them into account to the extent relevant for its business model and complexity. The Bank has established a risk, capital and liquidity management framework, with high-level statutory requirements stipulated in the Statutes and the Principles for Capital and Liquidity Management, supported by a Risk Appetite Statement (RAS), an Internal Capital Adequacy Assessment Process (ICAAP), risk management policies (including model risk management), and a Capital and Liquidity Recovery Plan.

The Bank's risk management framework comprises risk policies and procedures formulated for the identification, measurement, monitoring and reporting of risks including a comprehensive limit system for managing the exposure to quantifiable risks. The Bank recognises that effective risk management is based on a sound risk culture, which is characterised, among other things, by a high level of awareness concerning risk and risk management in the organisation. Regular training of staff in risk-related matters is part of the Bank's risk management practices.

The second line of defence consist of functions that monitor and oversee the risk-taking of the first line functions. At NIB, the Risk & Compliance department acts as the second line of defence. It is organisationally separate from the business functions but interacts with them in risk matters and gives input in decision-making with the objective to ensure that risk considerations are properly taken into account. Risk & Compliance independently monitors and controls the risk positions of the Bank and implements the Bank's risk management related policies and practices as approved by the Board of Directors. The Risk & Compliance department has the overall responsibility for identifying, measuring, assessing, monitoring and reporting on risks across risk types and organisational units. The department is responsible for the Bank's risk models, tools, policies and frameworks (like ICAAP, RAS and capital and liquidity recovery planning and the related reporting) as well as for designing and maintaining of the Bank's risk limit framework. Limit monitoring is conducted on a regular basis and breaches are reported to the relevant committees, senior management and to the Board of Directors.

The Chief Risk Officer (CRO) heads the Risk & Compliance department and reports to the President. The CRO is a member of the Executive Committee and the Mandate, Credit and Compliance Committee, with the role and purpose to ensure that risk considerations are properly taken into account and, when necessary, challenge decisions that give rise to material risk. The CRO is also a decisive member of the Asset, Liability and Risk Committee with respect to risk-related matters. The CRO has unrestricted access to the Chair of the Board of Directors and the Chair of the Control Committee. An important objective is to engage the senior management, Board of Directors and the Control Committee in constructive dialogue on key risk issues.

The Compliance function belongs to the second line of defence and oversees, coordinates and reports on matters relating to compliance and integrity risks. The Chief Compliance Officer reports to the CRO, has a dotted reporting line to the President and has unrestricted access to the Chair of the Board of Directors and the Chair of the Control Committee. The activities and mandate of the Integrity and Compliance Office are set forth in the Integrity and Compliance Policy.

Internal Audit

Third line of defence

NIB's Internal Audit – the third line of defence - adheres to international professional standards established by the Institute of Internal Auditors. The task of the Internal Audit function is to provide assurance on the effectiveness of the Bank's internal control, risk management and governance processes, and to make recommendations to the management. Internal Audit provides an independent evaluation of the controls, risk management and governance processes. The Head of Internal Audit function reports to the Board of Directors and the Control Committee and works administratively under the auspices of the President. The activities and mandate of the Internal Audit function are set forth in the Internal Audit Charter.

ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 74 Board of Directors as of 31 December 2024 MEMBERS Chair of the Board Deputy Chair Minna Nikitin Esther Finnbogadóttir Merle Wilkinson Julie Sonne FINLAND ICELAND ESTONIA DENMARK Senior Ministerial Adviser, Financial Affairs Head of Division, Ministry of Finance and Government Finance Expert Head of Division, Ministry of Industry, International Financial Affairs Unit, Ministry Economic Affairs Appointed: 2017 Business and Financial Affairs of Finance Appointed: 2016 Attended meetings in 2024: 12 Appointed: 2016 Appointed: June 2024 Attended meetings in 2024: 12 Attended meetings in 2024: 8 Attended meetings in 2024: 8 Alternate Alternate Märten Ross Alternate Alternate Kristinn Hjörtur Jónasson Adviser on International Relations, Helle Dam-Sørensen Petri Peltonen Head of Division, Ministry of Finance and Ministry of Finance Chief Special Advisor, Ministry of Under-Secretary of State, Economic Affairs Industry, Business and Financial Affairs Ministry of Economic Affairs and Employment ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 75



Līga Kļaviņa
LATVIA
Deputy State Secretary on Financial Policy Issues, Ministry of Finance
Appointed: 2019
Attended meetings in 2024: 10

Alternate
Inese Sudare
Deputy Director of Financial Resources Department, The Treasury of the Republic of Latvia



Jurgita Uzielienė
LITHUANIA
Senior Adviser, European Union and International Affairs Department, Ministry of Finance
Appointed: 2017
Attended meetings in 2024: 11

Alternate
Dovilė Jasaitienė
Head of the International Affairs Division, Ministry of Finance



Bjarne Stakkestad
NORWAY
Special Adviser, Ministry of Finance
Appointed: June 2024
Attended meetings in 2024: 8

Alternate
Tom Arild Fearnley
Investment Director, Ministry of Finance



Max Elger
SWEDEN
Government Finance Expert
Appointed: January 2024
Attended meetings in 2024: 9

Alternate
Camilla Kastengren
Desk Officer, Ministry of Finance

ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 76 Board of Governors as of 31 as of 31 December 2024 December 2024 MEMBER MEMBERS S Trygve Magnus Slagsvold Vedum Morten Bødskov Jürgen Ligi Riikka Purra Chair of the Board of Governors Minister for Industry, Business Minister of Finance and Financial Affairs Minister of Finance Minister of Finance NORWAY DENMARK ESTONIA FINLAND Daði Már Kristófersson Arvils Ašeradens Gintare Skaistė Elisabeth Svantesson Minister of Finance and Economic Affairs Minister of Finance Minister of Finance Minister for Finance ICELAND LATVIA LITHUANIA SWEDEN The Annual Meeting of the Board of Governors was held on 22 March 2024. ANNUAL REPORT 2024

NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 77

Control Committee

as of 31 December 2024

MEMBERS

The Control Committee Chairmanship



Pentti Hakkarainen
Chair

FINLAND



Sindre Weme
Deputy Chair

NORWAY



Sjúrður Skaale

Member of Parliament
DENMARK



Annely Akkermann

Member of Parliament
ESTONIA



Noora Fagerström

Member of Parliament
FINLAND



Vilhjálmur Árnason

Member of Parliament
ICELAND



Jānis Reirs

Member of Parliament
LATVIA



Matas Maldeikis[1]

Member of Parliament
LITHUANIA



Truls Vasvik

Member of Parliament
NORWAY



Maria Stockhaus

Member of Parliament
SWEDEN

[1]Until November 2024

External auditors appointed by the Control Committee

Terhi Mäkinen
Partner,
Authorised Public Accountant,
Ernst & Young, Finland

Mona Alfredsson
Partner,
Authorised Public Accountant,
Ernst & Young, Sweden

The Control Committee met twice during 2024.

ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 78 Executive Committee as of 31 December 2024 MEMBERS 1 André Küüsvek Hilde Kjelsberg Heikki Cantell Kim Skov Jensen Jeanette Vitasp (1967, Estonia) (1963, Norway) (1959, Finland) (1971, Denmark) (1965, Sweden) President & CEO First Vice-President, Chief Risk Officer, General Counsel & Secretary General, Vice-President, Chief Financial Officer, Vice-President, Head of Lending Joined NIB in 2021 Head of Risk and Compliance Head of Legal Head of Treasury & Finance Joined NIB in 2023 Joined NIB in 2006 Joined NIB in 2007 Joined NIB in 2021 Gunnar Okk Luca de Lorenzo Jukka Ahonen Hanna Pajunen 1 Hilde Kjelsberg was the First Vice-President, Chief Risk Officer, (1960, Estonia) (1979, Italy) (1969, Finland) (1975, Finland) Head of Risk and Compliance and member of the Executive Vice-President, Chief Operating Officer, Senior Director, Senior Director, Head of Communications, Senior Director, Committee until 15 December 2024. In January 2025, Jacob Kooter Laading was appointed as Vice-President, Head of IT and Business Services Head of Sustainability and Mandate Secretary to the ExCo Head of Human Resources Chief Risk Officer, Head of Risk and Compliance. For the period 16 December 2024 until the new permanent CRO takes office Joined NIB in 2006 Joined NIB in 2018 Joined NIB in 2007 Joined NIB in 2023 on 1 April 2025, Pascal Gauthier, Senior Director, was appointed as Acting CRO, as such also member of the Executive Committee. ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPOR BOD REPORT T FINANCIALS REPORTS & OTHER DISCLOSURES 79 REPORT OF THE BOARD OF DIRECTORS Towards a resilient Nordic-Baltic region Our Board of Directors and the management of NIB visited Ericsson’s smart manufacturing and technology hub in Estonia. The visit was held in light of our decision-making bodies’ meetings in Tallinn in March 2024. NIB’s cooperation with Ericsson dates back to the first loan agreement in 1979. ANNUAL REPORT 2024

NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 80

Report of the Board of Directors 2024



Summary

In 2024, NIB continued to deliver on its mission and faced strong demand for its sustainable long-term lending despite a somewhat dampened investment climate in the region. Total lending disbursed reached EUR 4.4 billion, and 99.9% of the loans were assessed to have a high impact on the region's productivity and/or environment. Half of the mandate rated projects achieved good or excellent in both mandates. Only in 2020 have disbursements been higher due to the exceptional Covid-19 response. A large number of signings, indicates strong disbursements for 2025.

Energy projects dominated NIB's disbursements (EUR 855 million, 21% of mandate rated disbursed loans), reflecting the Nordic-Baltic region's accelerated transition toward energy independence and security, which is particularly crucial given the ongoing geopolitical tension. Energy sector was closely followed by loans to research and development (R&D) programmes (EUR 643 million, 16%). Electricity distribution and transmission networks emerged as the third-largest category (EUR 428 million, 11%).

In the Board of Governors meeting in March, the Nordic-Baltic owner countries called on the Bank to maximise its contribution to the region's productivity and innovation, climate and nature, and security and resilience. As security and resilience is a new area for NIB, the Bank updated its Sustainability Policy and started to build a pipeline for possible defence-related projects.

NIB and the Republic of Latvia signed a Host Country Agreement to formalise the status of NIB's regional hub in Riga. The agreement entered into force on 17 December 2024. During 2025, NIB will operationalise the Riga hub with the goal of increasing its activity in the Baltics and promoting cross-border investment in the Nordic-Baltic region.

In November, the Board of Directors approved a report which evaluated the Bank's control functions. This report was prepared by a Board working group consisting of four Board members. The report concluded that NIB governance and control frameworks are sound and fit-for-purpose. Following the recommendations of the report, the Board of Directors decided to further strengthen NIB's internal control framework by establishing a board level Risk and Audit Committee. Internal Audit staffing has also increased during the year.

During the year, NIB raised new funding with a nominal value of EUR 9.1 billion through 95 bond transactions. The Bank maintained a diverse global investor base, issuing bonds in 12 different currencies. European investors outside the Nordics were the largest investor group, accounting for 39% of total investments. Investments outside the Nordic-Baltic region amounted to 82% of the new funding.

The Bank recorded a net profit of EUR 256.1 million for the full year, an increase of 2% compared with EUR 250.7 million in 2023. This increase was mainly driven by core earnings, and the net interest income of EUR 331.6 million was the highest in the Bank's history.

The Bank's liquidity position remained strong, and the capital position strengthened.

The Board of Directors proposes to the Board of Governors that a sum of EUR 76 million be distributed as dividends to the Bank's member countries from the 2024 net profit. This corresponds to 30% of net profit for the year.

NIB will continue to provide long-term financing to its clients with the focus on supporting member countries in efforts to increase productivity and the environment, as well as the security of the region.



In 2024, the Board of Directors focused on enhancing oversight and refining the Sustainability Policy. Key actions include strengthening governance and internal controls, with ongoing improvements, and permitting NIB to finance the defence sector. Together with management, the Board continues to explore ways to support regional security and resilience.

Merle Wilkinson
Chair of the Board of Directors

ANNUAL REPORT 2024

NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 81

Operating environment

Slow economic growth has marked 2024 in Europe, as well as in most parts of NIB's member region. Relatively high interest rates have dampened consumer spending and investment activity but have been a necessary measure to combat inflation. In addition, global economic conditions have weakened, significantly impacting open export-driven economies like those in the Nordic and Baltic countries.

Additionally, geopolitical tensions, including Russia's ongoing war in Ukraine, continue to contribute to both economic and political uncertainty, with no clear signs of resolution. The geopolitical situation has negatively affected supply chains and predictability, which is detrimental to investment and economic growth.

As a whole, the fiscal situation in NIB's member countries is strong, especially compared to rest of Europe and the US. Nevertheless, fiscal policies across the Nordic-Baltic region vary, with some countries consolidating budgets and others keeping government spending at high levels. To strengthen public revenues and manage rising expenditures mostly on defence and social programmes, some governments have raised taxes. These measures have somewhat strained consumer and business sentiment.

Despite the various economic shocks and general economic weakness, the labour market has shown resilience, with employment levels remaining relatively stable in most member countries. Providers of credit were generally unaffected by increasing default rates to a level that would lead to increased loan losses.

Strategy

In 2024, NIB continued to implement the strategy approved by the Board of Directors at the end of 2021. By building on its AAA/Aaa credit rating, a cornerstone of its business model, NIB demonstrated its ability to navigate the challenging economic landscape, achieving both high disbursements and record net interest income. This was achieved by diversifying lending and with increased use of products launched in recent years, including sustainability-linked loans, and increased Baltic lending. The changed geopolitical reality in the Nordic-Baltic region added new flavour to NIB's strategy. In March 2024, NIB's Board of Governors met in person, condemning Russia's war in Ukraine, and inviting the Bank to maximise its contribution to the region's productivity and innovation, climate and nature, and an additional focus on security and resilience.

As a follow-up to this guidance, NIB updated its Sustainability Policy, which—after a public consultation— was revised to include provisions for financing military goods and dual-use equipment that support regional security. NIB still excludes direct weapons and ammunition financing. This policy change sends an important signal and carries significant value, allowing adaptation to new geopolitical realities. NIB is currently building a pipeline of such projects for financing.

The Host Country Agreement with Latvia entered into force on 17 December 2024, granting NIB certain International Financial Institution privileges and enabling it to employ staff at its regional hub in Riga. During 2025, NIB will operationalise the Riga hub with the goal of increasing its activity in the Baltics and further promoting cross-border investments in the Nordic-Baltic region.

During 2024, the Board of Directors also reviewed an Additionality Framework for the Bank, which enters into force at the beginning of 2025. This Framework will help in identifying and describing the characteristics of NIB financing that differentiate it from other market actors, creating value for its clients and owners.

With the growing set of opportunities for NIB to deliver its mission, the Bank's financial performance and capital position has continued to improve. In the first half of the year, the credit rating institutions S&P Global Ratings and Moody's confirmed the Bank's AAA/Aaa credit rating with a stable outlook. With a record net interest income last year, NIB's capital and liquidity positions remain very strong, enabling increased lending activity and an impact in line with the Bank's mission.

During 2024, moderate broadening in risk-taking within the defined risk appetite continued, which was also in line with the business strategy. NIB continued to utilise instruments such as the InvestEU risk-sharing facility and loan non-payment insurance to enable it to increase its impact, while using capital efficiently.

Lending key figures

In millions of euros, unless otherwise specified	2024	2023	2022	2021	2020
New loans signed, excluding labelled bonds	4,884	2,766	3,936	1,683	5,632
New lending labelled bonds	137	63	178	169	34
New lending disbursements	4,353	3,446	3,705	2,440	4,853
Number of new signed loans	75	52	54	36	59
Number of new lending labelled bonds	8	4	10	14	4
Amortisations and prepayments	-2,655	-3,618	-2,707	-1,989	-1,878
Lending outstanding	23,433	21,924	22,195	22,313	21,727
Member countries	23,180	21,639	21,837	21,827	21,098
Non-member countries	323	351	424	635	798
Expected credit loss (ECL) on loans outstanding	-70	-66	-66	-150	-169
Credit impaired loans (stage 3 ECL)[1]	108	9	10	78	73
As % of total lending outstanding	0.46%	0.04%	0.05%	0.35%	0.34%

[1] See also Note 10: Expected credit loss on page 121.

Development of lending outstanding during 2024

EUR m


27,000
26,000
25,000
24,000
23,000
22,000
21,000
20,000
21,924
4,353
-1,941
-714
-4
-255
69
0
23,433
Dec'23 Book value
Disb.
Amort.
Prepaym.
ECL[1]
FX changes
Hedge Acc. adj.
Other[2]
Dec'24 Book value

[1] Changes in expected credit losses
[2] Fair valuation of lending labelled bonds and other adjustments

Lending

Although the economic environment and higher interest rates were not the most favourable for new investments in the region, NIB continued to deliver on its business strategy and witnessed record demand for its long-term lending products (excluding the extraordinary Covid-related response loans in 2020).

The value of lending disbursements was EUR 4,353 million. Lending activity accelerated towards the end of the year, which

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NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 82

can be seen in the value of signed loans EUR 4,884 million, indicating a good pipeline for 2025.

In under-served market segments such as the Baltic markets and sub-investment grade project and structured finance, NIB's financing continued to grow. Sustainability-linked lending has also grown every year since the product's launch, with EUR 625 million of such loans signed in 2024.

In 2024, the high total number of signed loans and new investments in lending bonds, 83 (56 in 2023), shows a more efficient credit process, partly achieved through business process streamlining. The Bank's intention is for this trend to continue in 2025, also driven by digital initiatives.

Mission fulfilment

NIB's mission is to finance projects that improve productivity and benefit the environment of the Nordic and Baltic countries. Projects considered for financing are expected to contribute to the fulfilment of NIB's mission. Hence, before any financing decision is made, each proposed project undergoes impact evaluation The Bank assesses these potential impacts using a six-level rating system, with classifications ranging from "negative" to "excellent."

In 2024, the mandate rated disbursement volumes were at the highest level in NIB's history. NIB achieved an exceptional mandate fulfilment, with 99.9% of disbursed funds being channelled to projects rated "good" or "excellent" for their positive environmental and/or productivity impact. This result surpassed the previous years outcome and the target set by the Board for 2024 (95%). A small portion of 2024 disbursements—3.3%—went to non-mandate-rated loans, primarily representing ongoing disbursements from legacy Covid-19 response loans that were approved and signed at the onset of the Covid-19 pandemic.

Projects delivering significant productivity improvements (rated "good" or "excellent") in member countries were 82.1% of all mandate-rated disbursements. At the same time, 67.4% of disbursed funds supported projects with substantial environmental benefits.

In 2024, disbursed loans were primarily directed towards energy generation and electricity distribution, alongside investments in R&D, and waste and water municipal infrastructure.

The prominence of energy investments reflects the Nordic-Baltic region's climate goals and accelerated push for energy independence and security, particularly in response to shifting geopolitical dynamics in Europe. The substantial focus on electricity distribution underscores the region's commitment to grid modernisation, which is crucial for integrating renewable energy sources and enhancing cross-border power connectivity.

While projects often achieve either productivity or environmental benefits independently, these objectives are increasingly interlinked. For instance, investments in modern energy infrastructure simultaneously strengthen energy security and support the transition to greener technologies. These investments demonstrate how productivity improvements and environmental sustainability are becoming naturally aligned in the region's development.

Projects achieving "good" or "excellent" ratings in both environmental and productivity mandates represented 49.6% of the total disbursements. The integration of these dual benefits stems not only from evolving regulatory frameworks and climate targets, but also from growing market recognition that sustainable practices drive long-term economic value.

Beyond individual project evaluations from NIB's mandate perspective, NIB also performs comprehensive Environmental, Social and Governance (ESG) assessments of its counterparties. These assessments provide deeper insights into clients' overall sustainability and therefore contribute to the Bank's credit process and decision making. The assessments also enable NIB to offer strategic guidance to its clients for future improvements.

Using a structured framework and methodology, the Bank assigns separate E, S and G ratings on a new four-level scale: "low performer," "lower intermediate," "upper intermediate," and "high performer". By the end of 2024, NIB has conducted ESG counterparty review to 95% of its lending exposure; with most counterparties ranking in the upper/lower intermediate range. Counterparties with 'low performer' ratings make up approximately 3% for Environmental, 3% for Social, and 2% for Governance aspects of the lending exposure. About 19% counterparties have been rated as 'high performers' for Environmental, 9% for Social, and 14% for Governance, reflecting a larger exposure to large Nordic-Baltic corporates. NIB actively engages with 'low performer' counterparties to identify the gaps and provide advice on potential steps to mitigate them.

Three years after a NIB-financed project has been completed, the Bank conducts a thorough impact assessment, comparing actual outcomes against the anticipated impacts initially agreed upon with clients. In 2024, the Bank's analysts evaluated 27 completed projects.

Lending disbursed in 2024

%, Geographical distribution


28% Sweden EUR 1,219.2 m
24% Finland EUR 1,022.5 m
21% Norway EUR 911.3 m
14% Denmark EUR 589.9 m
8% Lithuania EUR 344.0 m
3% Estonia EUR 124.1 m
2% Iceland EUR 93.5 m
1% Latvia EUR 28.4 m
1% Non-Member countries EUR 20.2 m

Lending disbursed in 2024

%, Business area distribution


40% Public Sector & Utilities EUR 1,717.9 m
27% Industry & Real Estate EUR 1,162.4 m
17% Connectivity & Consumer EUR 741.4 m
9% Financial Institutions EUR 408.0 m
7% Project & Structured Finance EUR 323.2 m

Mandate fulfilment rating

% of loans disbursed and mandate rated


98%
97%
99%
100%
100%
100
80
60
40
20
0
20
21
22
23
24
Good or excellent in productivity only
Good or excellent in environment only
Good or excellent in both environment and productivity

ANNUAL REPORT 2024

NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 83

Approximately 90% of the expected benefits identified during the preliminary analysis were achieved or partly achieved.

Impact

NIB systematically evaluates the impact generated by its investments. Similarly to previous years, in 2024, energy projects dominated NIB's disbursements (EUR 855 million, 21% of mandate rated disbursed loans), reflecting the Nordic-Baltic region's climate goals and accelerated transition toward energy independence and security, which is particularly crucial given the ongoing geopolitical tensions. For instance, during 2024, NIB disbursed funds to wind farm projects, solar park projects, various hydropower investments, as well as biofuel production and district heating battery. The projects financed in 2024 will add in total 440 MW of installed capacity of renewable energy generation, which will translate into 1 TWh of new renewable energy generation.

Energy sector was closely followed by research and development, with EUR 643 million disbursed across eight programmes in Finland, Denmark, and Sweden. The R&D programmes spanned across diverse sectors, from connectivity and automotive and engineering to paper and packaging and electric gardening tools.

In the rapidly evolving global economy, R&D investments are particularly crucial for maintaining the Nordic-Baltic region's competitive edge in high-value industries. These investments not only drive technological advancement but also strengthen the region's innovation ecosystem through collaboration between universities, research institutions, and businesses.

The financed R&D programmes are expected to support high-skilled jobs and contribute to the development of next-generation sustainable technologies. This focus on R&D aligns with the region's strategy to maintain its position as a global innovation leader while addressing pressing challenges in climate change and digital transformation.

Investments in electricity distribution and transmission networks (11% of mandate rated disbursed loans) emerged as the third largest category. The domination of these investments also underscores the region's dual commitment to energy security and climate goals. The strengthening of transmission networks is particularly vital as it enables greater integration of renewable energy sources, improves overall grid stability, enhances cross-border power flows, and improves the functioning of energy markets. Financing on the network side will facilitate the construction or refurbishment of over 210 km of distribution and transmission networks (not only limited to the lines, but also transformers, switches etc.), significantly contributing to the region's energy transition and security objectives.

In 2024, a portion of disbursements (8%) was channelled to investments in water and waste management sectors in Sweden, Finland, and Estonia. These investments reflect the growing importance of modernising critical environmental infrastructure in the region.

The funded projects encompass wastewater treatment facility upgrades, and water supply system modernisation, which is of critical importance due to the ageing infrastructure and advanced waste processing solutions. Such investments are crucial for several reasons: they help municipalities meet increasingly stringent environmental regulations, enhance resource efficiency, and they improve the resilience of essential infrastructure against climate change impacts. In addition, the projects contribute to the Baltic Sea's environmental protection, which is a key priority for the region. The modernised facilities will introduce advanced treatment technologies, reducing nutrient discharge and improving water quality while also decreasing energy consumption through more efficient processes.

As in previous years, a substantial part of funds (10%) was channelled to projects in the transportation sector, supporting the region's shift toward sustainable mobility solutions.

These investments spanned across various transportation modes, from urban transit systems to maritime transport. The financed projects included the modernisation of airports and air navigation services; the expansion of municipal transportation networks through metro lines, electrical bus fleets, and tram infrastructure; as well as pioneering investments in hydrogen vehicles and electric ferries.

Infrastructure supporting freight mobility also received attention, enhancing the efficiency of cargo transportation across the region. These diverse investments reflect the challenge of decarbonizing the transport sector while maintaining and improving connectivity. The projects contribute to both environmental and productivity mandates by reducing emissions, alleviating urban congestion, and strengthening crucial transport corridors. In particular, many of these investments incorporate smart transportation technologies and support the broader goal of creating integrated, low-carbon mobility across the Nordic-Baltic region.

Overall, NIB's disbursements in 2024 contributed to an annual reduction or avoidance of 292 thousand tonnes of net CO_2e emissions.

Since 2021, NIB has offered sustainability-linked loans (SLLs). Unlike typical use-of-proceeds loans that are earmarked for specific assets, SLLs are connected to key

Loans disbursed in 2024
by economic category
%, based on disbursed and mandate rated loans, excluding green bond investment


Energy
21%
Electricity networks
11%
Water and waste management
8%
Financial intermediation
6%
Buildings
4%
R&D investments
16%
Sustainability linked loan
15%
Transportation
10%
Telecommunications
3%
Business expansion investments
2%
Education
2%
M&A
1%
Health
1%
Other
1%

ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 84

performance indicators and targets. In 2024, SLLs accounted for EUR 615 million, or 15% of total disbursed and mandate-rated loans. SLLs are suitable for companies with strong sustainable production goals and a sustainability strategy, especially those operating in hard-to-abate sectors with high energy consumption and carbon footprints.

More information about lending impact can be found on pages 15-22.

Sustainability developments

Transition finance

As we reach the mid-2020s, the global focus is intensifying not only on green energy but also on transitioning hard-to-abate sectors. As these sectors are associated with significant emission levels, they will require financing to develop and deploy technologies in order to reduce their carbon footprint. It is at the heart of the Bank's climate strategy to engage with these hard-to-abate sectors and offer lending products that suit the clients in their journey to a more sustainable business or technology. By providing sustainability-linked loans, and by using risk-sharing mechanisms such as InvestEU, NIB aims to promote transition in a variety of sectors.

There has been also growing interest in the capital markets for investors to participate in the transition of NIB's clients. So far, NIB has offered NIB Environmental Bonds (NEBs) for investors. Going forward, the Bank is exploring how to match the appetite of our investors for transition with the transformational activities in which some of NIB's clients are engaged.

Defence and sustainability

A central theme of 2024 has been how to view defence financing in relation to ESG, given the current geopolitical realities. Due to ethical considerations and controversies, defence and military financing have historically faced scrutiny from an ESG viewpoint. Russia's war in Ukraine and the consequent state of war within Europe has shaken some common beliefs and raised critical questions among the ESG community.

NIB believes that security is a prerequisite to drive environmental and social progress in the region. Consequently, in June 2024, the Bank revised its Sustainability Policy and its exclusion list, effectively allowing for the financing of projects and activities that would strengthen and increase the resilience and security, and defence capabilities of the Nordic-Baltic region.

Climate and nature

In addition, the revised Sustainability Policy further strengthens the Bank's commitment to climate action and to protecting nature and biodiversity. The revised exclusion list takes a stronger stance on fossil-based energy by excluding all upstream oil and gas activities at counterparty level, and now allows more explicitly for investments in safety, life extension or technology development in nuclear power. Now both the revised policy and NIB's climate strategy work in unison towards the climate goals. A new section on nature excludes the destruction of primary forests and wetlands and covers key natural commodities such as palm oil and soy, continuing NIB's efforts to consider the Kunming-Montreal Global Biodiversity Framework goals across its lending portfolio.


NIB BONDS
AAA / Aaa
NIB LOAN
QUALITY STAMP
Funding
NIB acquires the funds for its lending on by borrowing on the international capital markets.
Lending
NIB provides long-term loans to projects that improve the productivity and benefit the environment of the Nordic and Baltic countries.
Environment
Productivity
Financing the Future
NIB's vision is a prosperous and sustainable Nordic-Baltic region.
ESG
In addition to project level assessments, NIB conducts ESG assessments on a counterparty level.

Consolidation of sustainability reporting

During the year, several sustainability reporting initiatives took steps towards further consolidation. The EU's Corporate Sustainability Reporting Directive (CSRD) together with the Sustainable Finance Disclosure Regulation (SFDR), the new International Sustainability Standards Board (ISSB) standards and the established (Global Reporting Initiative) GRI have many elements in common. The climate reporting linked to the Task Force for Climate-related Financial Disclosures (TCFD) is now fully integrated within the ISSB and the double materiality of the CSRD captures the impacts, risks and opportunities, effectively creating a common approach compared to the many sustainable finance initiatives.

NIB welcomes the global initiatives to introduce sustainability reporting standards that complement existing financial reporting standards. Therefore, NIB is consolidating its reporting towards IFRS Sustainability Disclosure Standards, developed by the ISSB, and will continue to report according to the GRI. Consequently, the Bank will no longer report separately on TCFD and will not be part of the Principles of Responsible Banking (PRB), including its reporting. Further, as impact reporting is increasingly having elements of assurance and controls, NIB has strengthened the collaboration across departments and has in past years increasingly integrated its financial and sustainability reporting.

ANNUAL REPORT 2024

NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 85

Funding and other treasury activities

In 2024, NIB continued to secure funding for its lending activities by borrowing from international capital markets, adhering to its established three-pillar funding strategy. This strategy includes benchmark issuance in USD and EUR, including a robust presence in the sustainable bond market, other public bond issuance across major currencies, and meeting investors' needs for tailored issuances in specific formats and currencies via private placements of bonds with individual investors. A key aspect of NIB's funding efficiency and competitive cost is its strong creditworthiness, upheld by maintaining the highest possible AAA/Aaa rating.

During 2024, NIB successfully raised new funding with a nominal value of EUR 9.1 billion through 95 bond transactions. The Bank maintained a diverse global investor base, issuing bonds in 12 different currencies. European investors outside the Nordics was the largest investor group, accounting for 39% of total investments. Investments outside the Nordic-Baltic region amounted to 82% of the new funding.

In 2024, NIB issued one fixed global USD benchmark transaction. The five-year USD 1.5 billion (EUR 1.4 billion), was priced in February. The transaction had a record high demand with the largest order book for NIB to date. In September, NIB issued a three-year SOFR FRN RegS/144a bond, which was upsized to USD 700 million (EUR 629 million). Central banks and bank treasuries continued to be the primary investor base for NIB's USD benchmark issuances. The public benchmark transactions in USD are complemented with a substantial amount of private placements in USD.

NIB's commitment to sustainable finance was reaffirmed in 2024 with a record year of issuance of NIB Environmental Bonds (NEBs), which have been part of its issuance since 2011. NEB financed projects aimed at environmental benefits and the transition to a low-carbon economy. The total NEB issuance in 2024 was a record EUR 1.7 billion, comprising of a seven-year EUR 500 million and a five-year EUR 750 million NEB, the largest environmental bond issued by the Bank so far. NIB also issued environmental bonds in SEK and NOK. Pension funds, insurance companies, and asset managers in the Nordic region and Europe remained the largest buyers of NEBs, underscoring the continued appeal of sustainable investment options to these investors. On 30 August, NIB published its revised NEB Framework accompanied by a Dark Green Second Opinion from S&P Global Ratings.

NIB also issued bonds in other currencies to diversify its funding further. In January, NIB issued a NZD 600 million bond with a five-year maturity. NIB was the only non-New Zealand issuer of NZD amongst sovereign, supranational and agency issuers in 2024. In February NIB issued a GBP 300 million bond with a three-year maturity, which was upsized to GBP 500 million during the year. This bond was followed by a GBP 325 million bond with a four and

Development of debts evidenced by certificates during 2024

EUR m


44,000
40,000
36,000
32,000
28,000
24,000
32,190
9,121
-6,453
-74
699
354
-1
35,836
Dec'23 Book value
New debt issuance
Amort.
Call & Buy backs
FX changes
Hedge Acc. adj.
Other
Dec'24 Book value

[1] Fair valuation and other adjustments

New borrowings

%, Distribution by investor location


40
30
20
10
0
Europe (excl. Nordic)
Asia
Nordics
Americas
Africa & Middle East
Oceania
2023
2024

New borrowings

%, Distribution by investor type


50
40
30
20
10
0
Banks
Central banks & Official Institutions
Asset managers
Pension & Insurance
Retail & Corporate
2023
2024

New borrowings

%, Distribution by currency


40
30
20
10
0
EUR
USD
NOK
GBP
HKD
NZD
SEK
CNH
AUD
CHF
DKK
Other
2023
2024

ANNUAL REPORT 2024

NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 86

a half-year maturity in April. In June NIB priced a three-year conventional EUR 500 million benchmark bond.

Throughout the year, the Bank raised HKD 4.6 billion through fifteen transactions and NOK 11.7 billion through nine transactions. NIB also issued a CHF 110 million bond with a seven-year maturity and increased an outstanding AUD 2027 maturity bond with a further 125 million. Private placements in a variety of other currencies added further diversification to the currency base.

NIB's strategic and diversified approach in 2024 has helped maintain a strong investor base, ensuring steady access to competitive funding.

In 2024, total debts evidenced by certificates increased from EUR 32.2 billion to EUR 35.8 billion. To manage its liquidity risk and maintain its AAA/Aaa rating, NIB maintains a significant liquidity buffer, which amounted to EUR 17.2 billion at year-end. Its size is determined by the Bank's twelve-month target for the survival horizon, which is the duration for which NIB can continue to fulfil all its payment obligations and continue normal business operations with new lending without obtaining any new funding, even under severely stressed market conditions.

The Bank has a very strong liquidity position and the survival horizon at the end of 2024 was 407 days.

Financial results

Net profit

The Bank recorded a solid net profit of EUR 256.1 million in 2024, an increase of 2% compared with EUR 250.7 million in 2023 driven mainly by the highest net interest income in the Bank's history and other items as described below.

Net interest income

The net interest income for the year increased by EUR 33.0 million to EUR 331.6 million due to the successful implementation of the Bank's strategy approved at the end of 2021 and favourable market conditions. With its loan portfolio and treasury activities the Bank was in a position to take advantage of higher interest rates and the net interest income increased by a significant 11%. The net interest income on lending activities amounted to EUR 195.9 million and was EUR 19.4 million higher than in 2023 due to higher average margins and also a higher amount of lending outstanding. The net interest income on treasury activities increased from EUR 122.2 million to EUR 135.8 million. In particular, the Bank's liquidity buffer bond portfolios have benefited from increases in the market interest rate level during 2023 which remained in 2024.

Net profit/loss on financial operations

The net loss on financial operations for 2024 amounted to EUR 17.0 million compared with a gain of EUR 0.8 million in 2023. The result comprised unrealised losses of EUR 17.3 million and realised gains of EUR 0.3 million compared with unrealised losses of EUR 1.6 million and realised gains of EUR 2.4 million in 2023. The unrealised valuation losses arise from NIB's financial operations related to the Bank's hedges of the interest rate risk on the balance sheet. As the Bank intends to maintain the hedges to maturity, these valuation gains and losses are expected to eventually be reversed in full.

Total operating expenses

Total operating expenses amounted to EUR 59.0 million, which is EUR 1.5 million higher than in 2023. The Bank's main expenses comprise personnel costs, costs related to administration, IT and depreciation. Personnel costs of EUR 38.0 million were EUR 2.6 million higher than in 2023 mainly due to a higher head count. Other administrative expenses and IT costs were also impacted by the increased development activity and inflationary pressures in some cost types. The other operating expenses were EUR 1.1 million lower than in 2023. The cost/income ratio remained at a very low level of 18.5% in 2024, compared with 18.8% in 2023.

Net profit
EUR m


300
250
200
150
100
50
0
20
21
22
23
24

Net interest income
EUR m


350
300
250
200
150
100
50
0
20
21
22
23
24
Lending
Treasury

Net profit/loss on financial operations
EUR m


75
50
25
0
-25
-50
20
21
22
23
24
Unrealised
Realised

Total operating expenses
EUR m


0
-10
-20
-30
-40
-50
-60
20
21
22
23
24

ANNUAL REPORT 2024

NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 87

Net loan losses

For the year ended 31 December 2024, the Bank recorded a positive amount for net loan losses related to its performing loans and loan commitments of EUR 4.1 million compared with a positive amount of EUR 1.4 million for 2023. A net loss of EUR 7.2 million was recorded related to individually credit impaired loans. In general, no significant changes have been observed in NIB's strong credit quality of the overall loan portfolio and there were no realised losses during the year.

Other and total comprehensive income

The Bank separates the foreign currency basis spread from financial instruments used in fair value hedge accounting, and this separated amount is recorded in Other comprehensive income (OCI) which amounted to a gain of EUR 3.6 million for 2024 compared with a gain of EUR 21.4 million in 2023. For financial liabilities recorded at fair value through profit and loss, NIB has valuation changes due to changes in own credit spreads that need to be recorded in OCI. For 2024, the Bank recorded a positive impact from these changes of EUR 6.2 million, compared with a positive amount of EUR 1.6 million in 2023.

All in all, NIB had a slightly lower total comprehensive income in 2024 than in 2023 but significantly higher than in the years before 2023. Total comprehensive income amounted to EUR 266.0 million, compared with EUR 273.6 million in 2023.

Dividend

Based on a proposal submitted by the Board of Directors, in March 2024 the Board of Governors adopted formal Principles for Dividend. NIB aims to distribute between 20 and 30 per cent of net profit as dividends on an annual basis to its owners, with specific criteria describing when potential deviations may occur. The established Principles enhance predictability and transparency for all stakeholders and are linked to the Bank's solvency and liquidity adequacy assessments as well as the AAA/Aaa credit rating as a cornerstone of its business model.

Net loan losses
EUR m


30
15
0
-15
-30
-45
-60
20
21
22
23
24

Total comprehensive income
EUR m


300
250
200
150
100
50
0
20
21
22
23
24

For the year 2024 the Board of Directors proposes to the Board of Governors that a sum of EUR 76 million be distributed as dividends to the Bank's member countries from the 2024 net profit. This corresponds to a pay-out percentage of 30% of net profit for the year.

Risk and compliance

Overview

NIB operates according to sound banking principles, monitors banking regulations, supervisory standards and industry practices, and takes them into account to the extent relevant for its business model and complexity.

In accordance with their respective review cycle, several policies, rating frameworks, rules of procedure and guidelines were updated during 2024 to ensure they remain effective and fit-for-purpose. The Risk Appetite Statement was refined, inter alia, to align with the Bank's structured and granular risk taxonomy, to incorporate various corresponding indicators to enrich the monitoring of non-financial risks and to define the specific tolerance for model risk.

NIB maintained strong capital and liquidity positions throughout the year, despite the challenging macro-financial and geopolitical environment. Financial performance was strong compared with previous years, driving an increase in the capital headroom[1] to EUR 1,081 million (from EUR 890 million), or 25% (from 21%) of adjusted common equity. Asset quality remained solid. As of year-end 2024, 93% of the lending exposure was within the investment-grade category.

[1] "Capital headroom" is defined as the available capital supply (adjusted common equity) minus capital demand, i.e. the internally assessed risk-based (economic) capital requirement for the current operations covering all identified material risks the Bank is exposed to (i.e., credit, market and operational risk, and buffers for macroprudential risks and stress test outcomes).

Credit and market risks

In terms of geographical distribution, 98% of the lending exposure was to counterparties in the Bank's member countries. As for the treasury portfolio, all exposure was within the investment-grade category, with 91% within the best risk classes (equivalent to ratings of AAA to AA-). In terms of market risk, the Bank is mainly exposed to interest rate, credit spread and cross-currency basis risk via its treasury operations. At year-end 2024, the underlying risk levels (sensitivities in basis point value terms) from the aforementioned market risk factors were at higher levels than in the previous year. The increase in interest rate and credit spread risk was driven by the increase in the liquidity buffer, in particular the size of hold-to-maturity bond portfolio that seeks to match NIB's equity.

Capital and liquidity management

The Statutes require NIB to have adequate capital and liquidity management in accordance with sound banking principles. For risk, capital and liquidity assessments, the Bank shall have in place sound and effective strategies, which shall be conducted at least annually and reviewed regularly. The Bank's capital

TABLE 1. Statutory requirements and year-end values

Statutory metric	Minimum	2024	2023
Risk-based (economic) capital ratio	100%[2]	162%	154%
Leverage ratio	7.0%	10.3%	11.1%
Leverage ratio with callable capital	20.0%	27.9%	30.9%
Liquidity survival horizon (days)	180	407	461

[2] The Board of Governors also requires the Board of Directors to observe a monitoring threshold of 110% and the Bank is expected to operate at capital levels well above the monitoring threshold under normal circumstances.

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NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 88

and liquidity management shall be based on assessed risks in its operations, supplemented by stress testing. The Principles for Capital and Liquidity Management set by the Board of Governors further specify the Statutory requirements.

The key components of the Bank's risk, capital and liquidity management framework are the Risk Appetite Statement (RAS), Risk Management Policy (RMP) and the Internal Capital Adequacy Assessment Process (ICAAP). To monitor and manage compliance with statutory requirements, the Board of Directors sets limits and monitoring thresholds in the RAS securely above the minima set by the Principles for Capital and Liquidity Management as well as those set out in the Bank's risk management policies and Capital and Liquidity Recovery Plan.

Risk-based (economic) capital

NIB uses an internal economic capital approach and validated risk models to calculate the risk-based capital requirements for credit risk, market risk and operational risk. The amount of economic capital reserved to cover these risks, also calibrated to preserve the highest possible (AAA/Aaa) credit rating, is defined as the minimum economic capital requirement. Potential diversification benefits across the main risk categories (credit, market, liquidity, and operational) are not applied.

In addition to the minimum economic capital requirement, the Bank maintains macroprudential capital buffers and additional management buffers (e.g. stress test buffer) as appropriate. The Bank may release capital buffers under stressed conditions or when otherwise required to fulfil its purpose.

As of 31 December 2024, the minimum economic capital requirement was EUR 2,731 million, composed of EUR 1,887 million for credit risk, EUR 679 million for market risk, and EUR 164 million for operational risk. The stress test buffer was EUR 600 million, composed of a capital conservation buffer of EUR 324 million and countercyclical capital buffer of EUR 187 million and residual stress test buffer of EUR 89 million. The total economic capital requirement thus amounted to EUR 3,331 million.

The Bank's adjusted common equity (paid-in capital and accumulated reserves after deduction of appropriate adjustment items) provides the capital supply (loss-absorbing capacity) needed to cover NIB's risks and is used as a benchmark to determine capital adequacy. As of 31 December 2024, the Bank's adjusted common equity amounted to EUR 4,412 million.

As of 31 December 2024, the economic capital ratio (the adjusted common equity divided by the minimum economic capital requirement) increased to 162% compared with 154% at the end of 2023 (see Table 1). The capital headroom (the difference between adjusted common equity and the total economic capital requirement) increased to EUR 1,081 million compared with EUR 890 million at the end of 2023.

Economic capital requirements
as of 31 December 2024, EUR m


5,000
4,000
3,000
2,000
1,000
0
1,887
679
164
324
187
89
3,331
1,081
4,412
Credit risk
Market risk
Operational risk
Conservation buffer
Counter-cyclical buffer
Stress testing buffer
Total requirement
Headroom
Adjusted common equity

Leverage

In line with sound banking principles and practices, the risk of excessive leverage is recognised and managed. Since the leverage ratio calculation follows the regulatory approach, considering full exposures (both on- and off-balance sheet), it provides the Bank with an all-inclusive metric to measure and monitor the volume of its activities in relation to its loss-absorbing capacity.

The Principles for Capital and Liquidity Management set two specific leverage ratio requirements. The first is that the Bank's leverage ratio must exceed 7%. The second is that the leverage ratio when including callable capital (in the numerator of the ratio) must exceed 20%. A key reflection of owner support and an important element of the Bank's capital management, callable capital is authorised capital that is not paid-in.

The leverage ratio is calculated as the adjusted common equity divided by the total exposure measure. The leverage ratio with callable capital is calculated as the adjusted common equity, including callable capital, divided by the total exposure measure.

As of 31 December 2024, the leverage ratio was 10.3% compared with 11.1% at the end of 2023 (see Table 1) and the leverage ratio with callable capital was 27.9%, compared with 30.9% at the end of 2023.

Liquidity

The Bank's business model gives rise to liquidity risk mainly through maturity mismatches between financial assets and liabilities. The liquidity requirement is operationalised via a minimum survival horizon requirement, which measures the time span during which the Bank could fulfil its payment obligations (stemming from ongoing business operations) in a severe stress scenario.

To manage its liquidity risk, NIB has integrated an Internal Liquidity Adequacy Assessment Process (ILAAP) into its ICAAP, thereby following the same operational and decision-making procedures as for its capital adequacy assessment.

The liquidity position is also calibrated to preserve the highest possible AAA/Aaa credit rating and to fulfil the liquidity coverage ratio (LCR) and net stable funding ratio (NSFR) requirements. The Bank's liquidity risk measurement and liquidity buffer are described in detail in Note 2: Risk management.

As of 31 December 2024, the liquidity survival horizon was 407 days compared with 461 days at the end of 2023 (see Table 1). The LCR was 6,782% compared with 4,398% at the end of 2023 and NSFR was 169% compared with 163% at the end of 2023.

Climate risk

As part of the Bank's risk taxonomy, environmental risk including climate risk is defined and categorised in the non-financial risk pillar under ESG (or sustainability) risk, itself a sub-category of business and strategic risk. However, as a risk driver (rather than risk type), climate risk affects the standard banking risk types (namely credit, market, liquidity, and operational risks).

At the highest level, climate risk is addressed qualitatively in NIB's Risk Appetite Statement (RAS), which sets the principles for taking, mitigating and/or avoiding specific risks.

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Operationally, the core activities for managing climate risk do not fundamentally differ from those of traditional risk management – namely, the cycle to identify, assess (measure where possible), monitor, and report.

During 2024, the Bank further developed its climate risk management capacity. While there are natural differences to traditional risk categories – including the availability of underlying data to assess, monitor, manage and report – material steps were taken especially in relation to counterparty level assessment methodologies and related tools. Since 2022, climate transition risk scenarios – channelled via credit risk – have, moreover, been part of stress testing and the Bank's ICAAP contains an initial analysis of climate risk, with work ongoing to explore how climate risk impacts other risk categories.

NIB monitors disclosure standards, banking practices and supervisory guidance, with the expectation that the relevance of climate risk and its management will accelerate, and that adequate resources will be needed to match expectations. The Bank has committed to disclosing its climate impact and risks according to standards established by the ISSB. Related descriptions are found in the Impact & Sustainability section and further references are available in the index table on page 164.

Compliance

NIB has continued to enhance its framework for managing compliance risks by initiating a revision of its Integrity and Compliance Policy, which is being updated to incorporate the latest IFI integrity standards. Further, NIB's processes for handling allegations of prohibited practices, misconduct, and non-compliance with policies were strengthened with the revision of the Investigation and Enforcement Policy.

Several risk assessments were also conducted during the year with the objective of identifying the inherent risks NIB is facing, evaluating the effectiveness of the controls that are in place to mitigate these risks, and identifying areas for improvement.

More information about NIB's compliance activities can be found in the Integrity Report 2024.

Governance

NIB's Board of Directors held twelve meetings in 2024. The meetings 1/24, 7/24, and 10/24 were held fully online. The remaining meetings were held in person, with some members participating remotely. The Board meeting 3/24 was held on 21 March 2024 in Tallinn. The Board meeting 4/24 was held on 24 April 2024 in Oslo and meeting 9/24 was held on 26 September 2024 in Paris. The Board of Directors visited together with the Executive Committee the Council of Europe Development Bank (CEB) in Paris to maintain high-level dialogue with other international financial institutions. The remaining six meetings were held in Helsinki.

Prior to the Board meetings, two seminars were held in Helsinki. The seminar topics covered NIB's additionality, investments in minimum required eligible liabilities (MREL) instruments and public sector activities and market support facility.

Two NIB stakeholder seminars to which the Board members were invited were held in connection to the meetings in Tallinn and Oslo. Topics were on "Stronger together – the new geopolitical reality and its impact on the Nordic-Baltic region" and "Norway's green transition to a low-emission society by 2050" respectively.

In November, the Board of Directors approved a report which evaluated the Bank's control functions. This report was prepared by a Board working group consisting of four Board members. The report concluded that NIB governance and control frameworks are sound and fit-for-purpose. Following the recommendations of the report, the Board of Directors



In April, NIB organised a seminar in Oslo bringing together clients, investors, owners, and major stakeholders to discuss Norway's green transition. Before the seminar, ferry company Norled AS welcomed NIB's Board of Directors and the Executive Committee to visit the ferry Kongen at the Aker Brygge. In March 2024, NIB signed a NOK 500 million InvestEU loan with Norled to co-finance its investments in low carbon ferries and express boats, that can include electric and green hydrogen vessels and related land-based infrastructure in Norway during 2024-2030.

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decided to further strengthen NIB's internal control framework by increasing Internal Audit staffing and establishing a board level Risk and Audit Committee.

Ole Hovland (Norway) continued his term as Chair until 31 May 2024 when he retired from the Board of Directors. Merle Wilkinson (Estonia) took over as Chair and Julie Sonne (Denmark) became Deputy Chair on 1 June 2024.

The Control Committee (the Bank's body monitoring that the Bank operates according to the Statutes and responsible for appointing the Bank's external auditors) had two ordinary meetings during the year. The first was on 27 February 2024 in Helsinki, while the second was on 16 September 2024 in Riga. Toomas Vapper (Estonia) continued his term as Chair until 31 May 2024, with Pentti Hakkarainen (Finland) taking over as Chair and Sindre Weme (Norway) becoming Deputy Chair on 1 June 2024. The Control Committee Chairmanship held six meetings in 2024.

On 22 March 2024, the Board of Governors held its annual meeting in Tallinn, Estonia. The annual meeting was held in person for the first time since 2013 and was attended by the Finance Ministers for Finland, Estonia, Iceland and Latvia, as well as the Vice Minister for Lithuania and Secretaries of State for Denmark, Norway and Sweden. In connection with the meeting NIB Governors used the opportunity to discuss how the Bank can best assist them. Three themes – climate and nature, productivity and innovation, security and resilience – were identified as the most critical focus areas. The Governors released a statement to express their support for these priorities in guiding NIB's operations.

Hilde Kjelsberg, NIB's First Vice-President, Chief Risk Officer (CRO), Head of Risk & Compliance retired on 15 December 2024. In January 2025, Jacob Kooter Laading was appointed as Vice-President, Chief Risk Officer, Head of Risk & Compliance. For the period 16 December 2024 until the new permanent CRO takes office on 1 April 2025, Pascal Gauthier, Senior Director, was appointed as Acting CRO.

NIB and the Republic of Latvia signed a Host Country Agreement to formalise the status of NIB's regional hub in Riga. The Host Country Agreement with Latvia entered into force on 17 December 2024.

More information can be found in the Governance Statement on pages 70-78.

Stakeholder survey

NIB actively seeks feedback from its key target groups by conducting a comprehensive stakeholder survey every three years, most recently in 2024. A total of 217 responses from lending customers, investors and public authorities, were collected through voice interviews and an online questionnaire.

The results of the survey confirmed that NIB's reputation continues to be very strong among all of these stakeholders. The Bank is seen as a leading provider of long-term financing in the region. All stakeholder groups voiced climate change mitigation as a clear priority, while security and resilience emerged as a new important topic when compared to earlier surveys. The results support the guidance from the Bank's owners on the three priority themes: climate and nature; productivity and innovation; and security and resilience.

Employees

At the end of 2024, NIB had 257 employees. In January 2024, the Bank introduced a new employee engagement survey called "Our Voice". This new way of collecting insights around engagement supports NIB's culture aspiration around ownership, empowerment, and delegation. The survey includes 46 statements, organised under 11 engagement drivers, and the globally known Employee Net Promoter Score (eNPS) as a metric for evaluating employee satisfaction and engagement.

During spring 2024, the participation rate for the first survey round was 89% with an eNPS of 47, which exceeded the finance services industry benchmark of 21. During autumn, the participation rate for the second survey round increased to 92% with an eNPS of 49, which exceeded the finance services industry benchmark of 14.

Towards the end of the year, NIB introduced a new Diversity, Equality, and Inclusion Plan. For the period of 2025–2027, the Plan focuses on a diversified workforce, strengthening equality and fairness around compensation, and fostering an inclusive and flexible workplace culture.

Digitalisation

The year marked numerous advancements for the Bank's digitalisation journey, building on the foundation from previous years. These for example relate to a stable, outsourced data centre, the implementation of the seamless integration of different applications and data platforms, and operating in a cloud-based environment. Key development initiatives for the year focused on starting up a project to replace the Bank's core finance system, customer relationship management applications, and further development of the Bank's Enterprise Data Warehouse (EDW). Focus on IT security also remains central for the Bank's operations and various initiatives to strengthen it took place.

Outlook

For 2025, the outlook for the Nordic-Baltic region suggests cautious optimism, tempered by still visible risks. The region's economies are expected to stabilise somewhat, with GDP growth forecast to improve slightly as inflationary pressures ease, and monetary policy continues to become more supportive. Nordic economies are likely to grow, driven by improving real wages, stronger private consumption, and higher investment activity.

The Baltics are expected to see a somewhat slower recovery (with the exception of Lithuania). In recent years, high inflation, combined with geopolitical tension and therefore weak confidence, have constrained broader economic activity. However, inflationary pressures are easing, and monetary policy is becoming less restrictive. It is therefore expected that confidence levels will rebound in 2025, and domestic demand should somewhat re-ignite dormant economies.

In general, labour markets are expected to remain tight in the region, with low unemployment and continued demand for skilled workers in sectors such as technology and green energy. However, wage growth is likely to moderate, reflecting a normalisation of inflation. In the Baltics, the labour market will probably continue to be resilient as economic activity rebounds, but challenges such as relatively high structural unemployment persists.

Geopolitical risks remain the primary cause for uncertainty in the region. Russia's war in Ukraine continues to shape energy policy, trade dynamics, and investor confidence. Energy independence initiatives and the green transition will play an important role in mitigating these risks, with the region prioritising renewable energy projects and diversifying and shortening the supply chains to reduce exposure to external shocks. Partly because of the geopolitical tension, the signs are increasingly point to the fact that more resilient supply chains, as well as ownership of critical parts of supply chains at least in the near term, will be prioritised more than open trade and globalisation. There are increased signs of protectionism which could hamper global growth.

NIB will continue to provide long-term financing to its clients with the focus on supporting member countries in developing productivity and supporting innovation, the green transition, and measures to strengthen the regions resilience, security and defence.

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INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 91 FINANCIAL STATEMENTS We attract capital to the Nordic-Baltic region Statement of comprehensive income 93 Statement of financial position 94 Changes in equity 95 Cash flow statement 96 Notes to the financial statements 97 Proposal by the Board of Directors 150 NIB’s mission to finance projects that enhance productivity and benefit the environment gives my work a purpose aligned with my values. It’s rewarding to know that our work contributes to a greener, more prosperous future for the Nordic-Baltic region. Josefin Wiitala, Legal Counsel ANNUAL REPORT 2024

NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 92

Content

Statement of comprehensive income 93
Statement of financial position 94
Changes in equity 95
Cash flow statement 96
Notes to the financial statements 97
Note 1: Accounting policies 97
Note 2: Risk management 104
Note 3: Segment information 114
Note 4: Net interest income 118
Note 5: Commission income and fees received 118
Note 6: Net profit/loss on financial operations 118
Note 7: Personnel expenses, compensation and benefits 119
Note 8: Other administrative expenses 121
Note 9: Net loan losses 121
Note 10: Expected credit loss 121
Note 11: Debt securities 124
Note 12: Loans outstanding and guarantee commitments 124
Note 13: Tangible and intangible assets 127
Note 14: Depreciation 129
Note 15: Other assets 129
Note 16: Debts evidenced by certificates and related swaps 130
Note 17: Other liabilities 131
Note 18: Capitalisation and reserves 132
Note 19: Collateral and commitments 134
Note 20: Fair value of financial instruments 135
Note 21: Maturity profile of financial assets and liabilities 139
Note 22: Interest rate risk 141
Note 23: Currency risk 143
Note 24: Derivatives held for risk management and hedge accounting 145
Note 25: Related party disclosures 147
Note 26: Cash flow statement 148
Note 27: Exchange rates 148
Note 28: Post balance sheet events 149
Ratio definitions 149
Proposal by the Board of Directors to the Board of Governors 150

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INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 93 Statement of comprehensive income In thousands of euro Note 2024 2023 Interest income calculated using the effective interest method 1,261,657 1,105,329 Other interest income 659,395 574,826 Interest expense -1,589,413 -1,381,515 Net interest income (3) (4) 331,639 298,640 Commission income and fees received (5) 6,257 7,934 Commission expense and fees paid -2,607 -2,275 Net fee and commission income 3,650 5,659 Net profit/loss on financial operations (6) -17,020 815 Foreign exchange gains and losses -140 424 Total operating income 318,129 305,538 Expenses General administrative expenses Personnel expenses (7) -37,982 -35,395 Other administrative expenses (8) -15,661 -15,790 Depreciation (14) -5,336 -6,331 Total operating expenses -58,979 -57,516 Profit before loan losses 259,150 248,022 Net loan losses (9) -3,003 2,637 Net profit for the year 256,147 250,659 Other comprehensive income Items that will be reclassified to income statement Fair value hedges - valuation of cross currency basis spread 3,639 21,375 Items that will not be reclassified to income statement Changes in own credit risk on liabilities recorded at fair value 6,216 1,554 Total other comprehensive income 9,855 22,929 Total comprehensive income 266,002 273,588 The accompanying notes are an integral part of these financial statements. ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 94 Statement of financial position In thousands of euro Note 31 December 2024 31 December 2023 Assets Cash and cash equivalents (26) 2,134,357 1,946,528 Financial placements Placements with credit institutions 5,421,676 4,338,570 Debt securities (11) 10,495,979 9,886,628 Other 223 3,614 15,917,878 14,228,812 Loans outstanding (12) 22,890,578 21,455,677 Intangible assets (13) 11,157 10,297 Tangible assets, property and equipment (13) 28,806 30,064 Other assets Derivatives (15) (24) 1,483,539 1,362,103 Other assets (15) 25,036 35,510 1,508,575 1,397,613 Accrued interest and fees receivable 612,403 523,834 Total assets 43,103,754 39,592,824 Liabilities and equity Liabilities Amounts owed to credit institutions Short-term amounts owed to credit institutions (19) (26) 929,566 487,612 Debts evidenced by certificates (16) 35,836,380 32,190,267 Other liabilities Derivatives (17) (24) 1,219,635 1,982,614 Other liabilities (17) 99,926 209,497 1,319,561 2,192,111 Accrued interest and fees payable 465,674 373,262 Total liabilities 38,551,181 35,243,253 Equity (18) 4,552,573 4,349,571 Total liabilities and equity 43,103,754 39,592,824 The accompanying notes are an integral part of these financial statements. ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 95 Changes in equity Changes in own credit General credit Profit available risk on liabilities Cost of In thousands of euro Paid-in capital Statutory reserve risk fund for appropriation recorded at fair value hedging reserve Total Equity at 31 December 2022 845,543 836,884 2,272,838 139,273 3,056 3,388 4,100,983 Profit for the year - - - 250,659 - - 250,659 Other comprehensive income - - - - 1,554 21,375 22,929 Total comprehensive income 0 0 0 250,659 1,554 21,375 273,588 Transaction with owners in their capacity as owners Appropriation of profit - - 114,273 -114,273 - - 0 Dividends paid - - - -25,000 - - -25,000 Equity at 31 December 2023 845,543 836,884 2,387,111 250,659 4,610 24,763 4,349,571 Profit for the year - - - 256 147 - - 256,147 Other comprehensive income - - - - 6,216 3,639 9,855 Total comprehensive income 0 0 0 256,147 6,216 3,639 266,002 Transaction with owners in their capacity as owners Appropriation of profit - - 187,659 -187,659 - - 0 Dividends paid - - - -63,000 - - -63,000 Equity at 31 December 2024 845,543 836,884 2,574,770 256,147 10,826 28,403 4,552,573 The accompanying notes are an integral part of these financial statements. ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 96 Cash flow statement In thousands of euro Note 2024 2023 In thousands of euro Note 2024 2023 Cash flows from operating activities Other items Net profit for the year 256,147 250,659 Acquisition of intangible assets -2,272 -2,190 Adjustments: Acquisition of tangible assets -1,945 -424 Unrealised gains/losses of financial assets held at fair value 12,366 -305 Change in other derivatives excluding fair value changes 415,767 -65,283 ECL non-lending activities 128 -180 Change in other assets 45,950 29,911 Depreciation and write-down in value of tangible and intangible assets 5,336 6,331 Other items, total 457,500 -37,986 Change in accrued interest and fees (assets) -79,249 -210,830 Change in accrued interest and fees (liabilities) 136,592 159,374 Cash flows from investing activities, total -1,265,363 -820,568 Net loan losses (ECL lending activities) 3,003 -2,637 Hedge accounting ineffectiveness 4,782 2,066 Cash flows from financing activities Other adjustments to the net profit for the year -23,797 -9,160 Debts evidenced by certificates Adjustments, total 59,160 -55,342 New debt issuance 9,070,303 7,110,653 Lending Redemptions -6,527,584 -6,537,913 Disbursements of loans -4,215,665 -3,383,078 Change in swaps hedging funding excluding fair value changes -155,581 -24,244 Repayments of loans 2,594,932 3,552,531 Debts evidenced by certificates, total 2,387,137 548,496 Change in swaps hedging lending excluding fair value changes -89 72 Lending, total -1,620,822 169,525 Other items Change in other liabilities -13,981 12,019 Cash flows from operating activities, total -1,305,515 364,842 Dividend paid -63,000 -25,000 Other items, total -76,981 -12,981 Cash flows from investing activities Placements and debt securities Cash flows from financing activities, total 2,310,156 535,515 Purchase of debt securities -2,335,697 -3,243,342 Sold and/or matured debt securities 1,803,060 2,229,503 Change in cash and cash equivalents, net -260,722 79,789 Placements with credit institutions -11,755,702 -11,078,704 Sold and/or matured placements with credit institutions 10,561,894 11,309,088 Opening balance for cash and cash equivalents, net (26) 1,458,915 1,389,286 Other financial placements 3,583 872 Exchange rate adjustments 6,597 -10,160 Placements and debt securities, total -1,722,862 -782,582 Closing balance for cash and cash equivalents, net (26) 1,204,790 1,458,915 The accompanying notes are an integral part of these financial statements. Additional information to the statement of cash flows Interest income received 1,841,803 1,469,324 Interest expense paid -1,452,822 -1,222,141 The accompanying notes are an integral part of these financial statements. ANNUAL REPORT 2024

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Note 1: Accounting policies

Reporting entity - History of NIB

Cooperation of member countries

Institutionalised Nordic cooperation

Cooperation among the Nordic countries comprises a wide range of activities, including economic policy, development of industrial technology, communications and the harmonisation of legal systems.

The most important formal basis for Nordic cooperation is the Helsinki Agreement of 1962. This agreement sets out the aims of Nordic cooperation and contains provisions for the Nordic Council and, as subsequently amended, for the Nordic Council of Ministers.

The Nordic Council is a forum for consultation and discussion on issues of common interests at a parliamentary level. The Nordic Council of Ministers is empowered to make decisions on matters of cooperation that are considered binding to the governments of the Nordic countries.

Since 1992, the three Baltic countries Estonia, Latvia and Lithuania have been cooperating closely with the Nordic countries under the framework of the Nordic-Baltic Eight (NB8) format. Under NB8, regular meetings between the Nordic and Baltic prime ministers and foreign ministers are held to discuss questions of regional interest and international issues.

EFTA and EU

The Nordic countries have steadily broadened their mutual commercial relationships, a development encouraged by the creation of the European Free Trade Association ("EFTA") in 1960, which established a framework for the development of inter-Nordic trade during the 1960s and 1970s.

Following Denmark's entry into the European Community (the predecessor to the European Union) in 1973, the other four Nordic countries concluded bilateral free-trade agreements with the European Community in order to promote free trade within the Nordic region.

Effective 1 January 1994, the EFTA member countries, with the exclusion of Switzerland, and the European Union ("EU") established the European Economic Area ("EEA"), a free trade zone in Europe.

On 1 January 1995, Finland and Sweden became members of the EU, leaving Norway and Iceland as the only Nordic countries that presently are EFTA members. At the introduction of the Euro on 1 January 1999, Finland was the only Nordic country to participate in the economic and monetary union of the EU ("EMU").

Effective 1 May 2004, Estonia, Latvia and Lithuania became members of the EU and subsequently of the EMU. Estonia joined the EMU on 1 January 2011, Latvia on 1 January 2014 and Lithuania on 1 January 2015.

Other forms of cooperation

Nordic-Baltic cooperation also includes coordination of policy positions in international organisations. Consultations are held regularly on issues arising within the United Nations and the United Nations Commission for Trade and Development. The member countries are jointly represented in the International Monetary Fund, the International Bank for Reconstruction and Development and other international organisations.

Establishment of the Nordic Investment Bank

Discussions within the Nordic Council and the Nordic Council of Ministers over a number of years led to the establishment of the Nordic Investment Bank. The legal basis for NIB is the "Establishing Agreement", which was signed on 4 December 1975. The signatories of the Establishing Agreement were Denmark, Finland, Iceland, Norway and Sweden.

The Establishing Agreement and the Statutes of NIB became effective on 1 June 1976, and the Bank commenced operations on 2 August of that year.

On 15 September 1981, the Nordic Council of Ministers approved a programme to promote member country cooperation in project exports, primarily to developing countries. The decision, as amended on 28 February 1982, included, as one major element of the programme, the creation of a joint financing facility to grant loans and issue loan guarantees ("project investment loans"). The facility became effective on 1 July 1982, and has formed the main part of NIB's lending activities outside Member countries. See Note 12.

In August 1996, the Nordic prime ministers decided to establish a special environmental loan facility (the "Environmental Investment Loan Facility") to finance environmental investments in the region neighbouring the Nordic countries. The facility was approved by the Nordic Council of Ministers on 25 January 1997, and became effective on 28 August 1997. The facility, which was part of NIB's lending activities, comprised loans and guarantees to both the public and private sector for financing investments aimed at protecting the environment and reducing cross border pollution in the neighbouring area to the member countries. See Note 12.

The project investment loan and environmental investment loan programmes were incorporated into NIB's normal lending activities as part of the Statutory changes which came into effect on 29 July 2020 and are described below.

In November 1997, the Nordic Council of Ministers decided that the legal framework of NIB and its sister organisation NEFCO and NDF (each, as defined below) should be revised to reflect their status as international institutions. In relation to NIB, this led to the signing of the 1998 Agreement on 23 October 1998.

On 23 October 1998, the Nordic countries entered into a novation of the Establishing Agreement (the "1998 Agreement"). The 1998 Agreement came into force on 18 July 1999, and the Establishing Agreement ceased to be effective on the same date.

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On 1 January 2005, Estonia, Latvia and Lithuania became members of NIB on equal terms with the original member countries following a policy decision taken by the Nordic prime ministers in June 2003. The new members have the same rights and obligations as the original members.

The 2004 Agreement mandates a new structure for the governance of the Bank, which was fully implemented as of 1 January 2005. NIB introduced an entirely new body, the Board of Governors, which replaced the Nordic Council of Ministers and its functions in the previous legal framework of the Bank. The 2004 Agreement did not change the activities of the Bank.

At its annual meeting on 24 May 2019, the Board of Governors approved substantial amendments to the Statutes and an amendment to the Agreement was agreed and signed on 28 February 2020. This Amending Agreement and the amendments to the Statutes came into effect on 29 July 2020. The amendments consisted of the following:

- Replacing the statutory gearing limit with a risk-based comprehensive framework for capital and liquidity management, in accordance with sound banking principles, and introducing minimum requirements for capital, liquidity and leverage;
- Discontinuing the special loan facilities for Project Investment Loans (PIL) and Environmental Investment Loans (MIL). The outstanding amounts under the PIL and MIL facilities have become part of NIB's ordinary lending, and new lending of this type will in future also constitute ordinary lending. In addition, the special credit risk fund for PIL has been converted into paid-in capital and the Member countries' PIL guarantees into callable capital. The MIL has not been converted;
- Improving institutional governance, clarifying the role of the Control Committee and the external auditors, and strengthening the role of the Chairmanship of the Bank's Control Committee; and
- Allowing for limited equity participation as a new form of financing for the Bank, in addition to loans and guarantees, with the unanimous approval of the Board of Directors.

NIB's related parties/sister organisations

On 19 May 1988, the Nordic Council of Ministers decided to establish the Nordic Development Fund ("NDF"), an international financial institution, for financing projects of Nordic interest in developing countries on concessional terms. The establishing agreement of NDF was signed by the five Nordic countries ("NDF member countries") on 3 November 1988, and NDF commenced operations on 1 February 1989. NDF is a separate legal entity with its own Board of Directors and with a capital base provided by the NDF member countries.

On 2 March 1990, the Nordic Council of Ministers decided to establish the Nordic Environment Finance Corporation ("NEFCO"), an international financial institution, for promoting investments of Nordic environmental interest in Eastern and Central Europe. NEFCO is a separate legal entity with its own Board of Directors and with a capital base provided by the NEFCO member countries.

According to the constituent documents of NDF and NEFCO, their principal offices shall be located at the principal office of NIB. Furthermore, the Statutes of NDF and NEFCO set out that their Control Committee members appointed by the Nordic Council shall be the same persons as appointed by the Council to the Control Committee of NIB. In addition, the Statutes of NDF and NEFCO set out that the powers vested in their respective Board of Directors may be delegated to the President of the respective organisation and/or to NIB. NIB provides administrative services to NDF and NEFCO the compensation of which is disclosed in Note 8 of the annual financial statements.

Statutory purposes

The purpose of NIB, according to the 2004 Agreement and the Statutes is to make financing available in accordance with sound banking principles, taking into account socio-economic considerations, to realise investment projects of interest to the Member countries and other countries, which receive such financing. NIB is required to make a profit from its operations in order to provide for the accumulation of reserves and a reasonable return on its paid-in capital; however, it is not a profit maximising entity.

NIB finances its operations from the capital paid in by Member countries, retained earnings and by borrowing on the international capital markets.

Legal status

Under the 2004 Agreement, NIB has the status of an international legal person with full legal capacity. In particular, NIB has the capacity to enter into agreements, to acquire and dispose of immovable and movable property, and to be a party to legal proceedings before courts of law and other authorities. The 2004 Agreement further states that NIB, as a common international financial institution to the Member countries, has the same status as other legal persons conducting similar operations within and outside the Member countries.

The 2004 Agreement also contains, among others, provisions regarding certain immunities. According to these provisions the Member countries have agreed that actions may be brought against NIB only in a court of competent jurisdiction in the territory of a country in which NIB has established an office, or has appointed an agent for the purpose of accepting service of process, or when NIB has otherwise expressly accepted jurisdiction. Actions may, however, be brought by a Member country or by persons acting for or deriving claims from a Member country only if NIB has given its express consent thereto.

In addition, the 2004 Agreement provides that property and assets of NIB wherever located and by whomsoever held shall be immune from execution of judgment or decree by judicial or administrative authority before such judgment or decree is final. The property and assets of the Bank wherever located and by whomsoever held shall further be immune from search, requisition, confiscation and expropriation by executive or legislative action. The Bank, its property and assets shall also be immune from procedural measures of constraints, such as seizure.

The 2004 Agreement stipulates that the premises and archives of NIB and all documents belonging to it or held by it shall be inviolable.

The 2004 Agreement also states that NIB is exempt from payment restrictions and credit policy measures, which in any manner prevent or impede the fulfilment of its commitments and that NIB, its income, assets and property shall be exempt from all taxation as set forth in the relevant Article. Consequently, NIB shall be exempt from taxes on the purchase and transfer of

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real estate and securities and on the procurement of goods and services in connection with the official activities of NIB. Lending and borrowing by NIB is also exempt from all taxes and charges of a similar nature.

On 20 October 2010, a revised Host Country Agreement between NIB and the Government of Finland was signed. The agreement confirms NIB´s status as an international organization and further regulates certain privileges and immunities concerning NIB and its staff as well as social security for the staff. The agreement was enacted in Finland and came into force on 16 January 2011.

On 30 July 2024, NIB and the Republic of Latvia signed a Host Country Agreement to formalise the status of the Bank's regional hub in Riga. The Host Country Agreement with Latvia entered into force on 17 December 2024 and supports the Bank's strategy to enhance its presence in the Baltics and increase investments in underserved market segments.

NIB's Headquarters is located at Fabianinkatu 34, Helsinki, Finland.

Basis of accounting

The Bank's financial statements have been prepared in accordance with IFRS accounting standards issued by the International Accounting Standards Board (IASB). The financial statements have been prepared in accordance with the historical cost convention with some exceptions described in the policies below.

The cash flow statement has been prepared using the indirect method whereby net profit is adjusted for effects of non-cash transactions such as fair valuations, depreciation and loan losses. The cash flows are classified by operating, investing and financing activities. Cash flow items cannot be directly determined from the statement of financial position.

On 25 February 2025, the Board of Directors approved the financial statements for publication. These financial statements will be submitted for approval to the Annual Meeting of the Board of Governors scheduled to be held on 25 March 2025.

New accounting standards adopted in 2024 and new standards for financial years beginning on or after 1 January 2025

The Bank adopted some new standards and amendments during 2024 however these did not have a significant impact.

Amendments to IAS 1 - The amendments to IAS 1 provides guidance in classification of liabilities as current or non-current liabilities with covenants. The Bank however, did not need to make any changes to its policy disclosures as of now.

Amendments to IFRS 16 - The amendments to IFRS 16 clarify how a seller-lessee subsequently measures sale and leaseback transactions that satisfy the requirements in IFRS 15 to be accounted for as a sale. The amendments had no impact on the Bank's financial statements.

Amendments to IAS 7 and IFRS 7 - The amendments to IAS 7 and IFRS 7 introduce new disclosed requirements about supplier finance arrangements. These changes are not relevant to the operations of the Bank.

Amendments to IFRS 9 and IFRS 7 - The amendments to IFRS 9 and IFRS 7 clarify the classification and measurement of financial instruments. The Bank is assessing the impact of the new requirements, however, the assessment is yet to be concluded.

IFRS 18 Presentation and disclosure in Financial Statements - The new standard IFRS 18 will replace IAS 1 and introduce new requirements for presentation within the statement of profit or loss, requires disclosure of management-defined performance measures which are subtotals of income and expenses and includes also requirements for aggregation and disaggregation of financial information. The Bank is assessing the impact of the new requirements, however, the assessment is yet to be concluded.

Functional and presentation currency

The Bank's functional and presentation currency is the euro and the financial statements are presented in EUR 1,000, unless otherwise indicated. All figures in the accounts have been rounded and consequently the sum of individual figures may deviate from the presented sum figure. Furthermore, all percentages are subject to possible rounding differences.

Significant accounting judgements and estimates

As part of the process of preparing the financial statements in conformity with IFRS, the Bank's management is required to make certain judgements, estimates and assumptions that may affect the Bank's profits, its financial position and other information presented in the Annual Report. These estimates are based on available information and the judgements made by the Bank's management. Actual outcomes may deviate from the assessments made, and such deviations may at times be significant.

The Bank uses various valuation models and techniques to estimate the fair values of assets and liabilities. There are significant uncertainties related to these estimates, in particular when they involve modelling complex financial instruments, such as derivative instruments used for hedging activities related to both borrowing and lending.

The estimates are highly dependent on market data, such as the level of interest rates, currency rates and other factors. The uncertainties related to these estimates are reflected mainly in the statement of financial position. NIB undertakes continuous development in order to improve the basis for fair value estimates, with regard to both modelling and market data. Changes in estimates resulting from refinements in assumptions and methodologies are reflected in the period in which the enhancements are first applied.

Significant judgement and estimates are also applied to loan impairment testing in accordance with IFRS 9.

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INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 100 Foreign currency translation In line with the policy outlined above, if the ESG feature is assessed as resulting in a de minimis exposure to risks or volatility in Monetary assets and liabilities denominated in foreign currencies are recognised in the accounts at the exchange rate prevailing the contractual cash flows, then the ESG feature does not affect the classification of the loan. At present the Bank does not on the closing date. Non-monetary assets and liabilities are recognised in the accounts at the euro rate prevailing on the have any loans where the effect of the ESG feature is assessed as being more than de minimis. transaction date. Income and expenses recognised in currencies other than the euro are converted on a daily basis to the euro, in accordance with the euro exchange rate prevailing on that day. Realised and unrealised exchange rate gains and losses are Financial assets at fair value recognised in the statement of comprehensive income. If the asset fails the amortised cost criteria the financial asset is classified as FVTPL or fair value through other comprehensive The Bank uses exchange rates acquired from a leading market data provider based on rates prevailing at 13:00 GMT at income (FVOCI). FVOCI is used to classify assets held for receipt of principal, interest and to sell. At present the Bank does not 31 December as disclosed in Note 27. hold any FVOCI assets. All other financial assets are classified as FVTPL. Recognition and derecognition of financial instruments Financial liabilities Financial assets and liabilities, with the exception of loans to customers are initially recognised in the statement of financial Financial liabilities, other than loan commitments are measured at amortised cost or at FVTPL when they are held for trading position on the trade date, i.e., the date the Bank becomes party to the contractual provisions of the instrument. and derivative instruments or the fair value designation is applied. The Bank applies the fair value option on structured bonds A financial asset is derecognised when the contractual rights to the cash flows from the financial asset expire or when issued as these instruments include embedded derivatives not closely related to the host contract. The change in fair value of substantially all the risks and rewards of the asset have been transferred. these issued structured bonds is recognised in the income statement except for changes in own credit risk that are recognised A financial liability is derecognised from the statement of financial position when the obligation specified in the contract is in other comprehensive income. discharged, cancelled or expired. Determination of fair value Financial assets at amortised cost The fair value of financial instruments, including derivative instruments that are traded in a liquid market, is the bid or offered The Bank measures amounts due from banks, loans and advances to customers and other financial investments at amortised closing price on the balance sheet date. Where the fair values cannot be derived from active markets, they are determined cost only if both of the following conditions are met: using a variety of valuation techniques, which include the use of mathematical models. The input to these models is taken a) The financial asset is held within a business model with the objective to hold financial assets in order to collect from observable market data where possible. Some of NIB’s financial instruments are not traded in a liquid market, such as the contractual cash flows, Bank’s borrowing transactions with embedded derivative features. These are measured at fair value using different valuation b) The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal models and techniques. This process involves determining future expected cash flows, which can then be discounted to the and interest (SPPI) on the principal amount outstanding. balance sheet date. The estimation of future cash flows for these instruments is subject to assumptions on market data, and in The most significant elements of interest within a lending arrangement are typically the consideration for the time value of some cases, in particular where options are involved, on the behaviour of the Bank’s counterparties. The fair value estimate may money and credit risk. To make the SPPI assessment, the Bank applies judgement and considers relevant factors such as the therefore be subject to variations. Under different market assumptions, the values could also differ significantly. currency in which the financial asset is denominated, and the period for which the interest rate is set. In contrast, contractual The Bank measures fair values using the following fair value hierarchy, which reflects the significance of the inputs used in terms that introduce a more than de minimis exposure to risks or volatility in the contractual cash flows that are unrelated to a making the measurements: basic lending arrangement do not give rise to contractual cash flows that are solely payments of principal and interest on the Level 1: Quoted market prices (unadjusted) in an active market for identical instruments. amount outstanding. In such cases, the financial asset is required to be measured at fair value through profit and loss (FVTPL). Level 2: Valuation techniques based on observable inputs, either directly (i.e. as prices) or indirectly (i.e. derived from prices). The Bank may issue loans that include features that change the contractual cash flows based on the borrower meeting This category includes instruments valued using: quoted market prices in active markets for similar instruments, quoted prices certain contractually specified environmental, social and governance (ESG) targets. These are known as ESG-linked (or for identical or similar instruments in markets that are considered less than active or other valuation techniques where all sustainability-linked) loans. For example, the contractual interest rate is marginally reduced if the borrower meets specific significant inputs are directly or indirectly observable from market data. targets for reducing carbon emissions. ANNUAL REPORT 2024

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Level 3: Valuation techniques using significant unobservable inputs. This category includes all instruments where the valuation technique includes inputs not based on observable data and where the unobservable inputs have a significant effect on the instrument's valuation. This category includes instruments that are valued based on quoted prices for similar instruments where significant unobservable adjustments or assumptions are required to reflect differences between the instruments.

The Bank recognises transfers between levels of the fair value hierarchy as of the end of the reporting period during which the change has occurred. All level 2 valuations are based on acquired market data from external sources using NIB developed models. See Note 20 for further details.

Offsetting

A financial asset and a financial liability are offset and the net amount recognised only where there is a legal right to do so and the intention is to settle on a net basis.

Cash and cash equivalents

Cash and cash equivalents comprise monetary assets and placements with original maturities of three months or less, calculated from the date the acquisition and placements were made.

Cash and cash equivalents in the cash flow statement refers to the net amount of monetary assets, placements and liabilities with original maturities of three months or less, calculated from the time the transaction was entered into.

Financial placements

Items recognised as financial placements in the statement of financial position include placements with credit institutions and placements in debt securities, for example, bonds and other debt certificates, as well as certain placements in instruments with equity features. The placements are initially recognised on trade date. Their subsequent accounting treatment depends on both the Bank's business model for managing the placements and their contractual cash flow characteristics.

Loans outstanding

The Bank's loan transactions are recognised in the statement of financial position at the time the funds are transferred to the borrower. Loans are recognised initially at their transaction price which corresponds to transferred funds, including transaction costs. Loans outstanding are subsequently carried at amortised cost except for some structured loans that do not meet the amortised cost classification criteria and are therefore recorded at fair value. If the loans are hedged against changes in fair value due to the hedged risk, the carrying value of the hedged loans are adjusted by the change in fair value due to the hedged risk.

Impairment of loans

The bank uses an expected credit loss model (ECL) to estimate the provision for potential impairments. The Bank recognises a loss allowance for ECL on financial assets measured at amortised cost, or at fair value through comprehensive income, and for loan commitments. The ECL comprises of a three-stage model based on changes in credit quality since initial recognition. Impairments are reported based in either twelve month or lifetime expected credit losses, depending on the stage allocation of the financial asset. The stage allocation also determines if interest income for the financial asset are reported on gross carrying amount as for Stage 1 and 2 assets or net of impairment allowance for Stage 3 assets.

Stage 1 - includes financial assets that have not had a significant deterioration in credit quality since initial recognition or have a low risk at the reporting date. For these assets, the ECL is a probability-weighted result of default events that are possible within next 12 months after the reporting date.

Stage 2 - includes financial assets that have had a significant increase in credit risk (SICR) since initial recognition, but which are not credit impaired. For these assets, the allowance amount is calculated based on expected lifetime of the asset. A SICR is considered to have occurred if the life-time default probability (PD) has increased significantly compared to that at the initial recognition. For assets with an initial PD of 1 to 5 a SICR occurs after a 3-notch downgrade, for assets with an initial PD of 6 to 10 a SICR occurs after a 2-notch downgrade whereas assets with an initial PD of 11 to 19 a SICR occurs after a 1 notch downgrade. Stage 1 and 2 assets are categorised as performing assets.

Stage 3 - includes assets that have been categorised as non-performing in the Bank's credit rating processes. For the non-performing assets, assessment is done on an individual basis, as opposed to generic calculation rules for the Stage 1 and 2 assets. Exposures in default classes are classified as non-performing. A default occurs with regard to an obligor when either or both of the following have taken place:

(a) NIB considers that the obligor is unlikely to pay its credit obligations in full,
(b) the obligor is past due by more than 90 and, in the case of sovereign lending exposure to member countries or countries with which NIB has an existing framework agreement in place, 180 days.

Obligors that satisfy the criteria in (a) above are set to default class D1 and those that satisfy the criteria in (b) above are set to default class D2. If both criteria (a) and (b) are satisfied, the obligor is set to default class D2.

The Bank reviews its non-performing loans and receivables at each reporting date to assess whether an allowance for impairment should be recorded in the statement of comprehensive income. In particular, the judgement of the management is required in estimating the amount and timing of future cash flows when determining the level of allowance required. Such estimates are based on assumptions about a number of factors, and actual results may differ, resulting in future changes to the allowance. Further details regarding the ECL model, related inputs and governance can be found in Note 10.

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Intangible assets
Intangible assets mainly consist of investments in software, software licences and right-to use assets arising from leasing arrangements. Acquisitions that generate economic benefits exceeding costs beyond one year are recognised as intangible assets. The investments are carried at historical cost, and are amortised over the assessed useful life of the assets, which is usually between three and five years. The amortisations are made on a straight-line basis.

Tangible assets
Tangible assets in the statement of financial position include land, buildings, office equipment and other tangible assets owned by the Bank. The assets are recognised at historical cost, less any accumulated depreciation based on their assessed useful life. Land is not depreciated. The Bank's office building in Helsinki is depreciated on a straight-line basis over a 40-year period. The Bank's other buildings are depreciated over a 30-year period. The depreciation period for office equipment and other tangible assets is determined by assessing the individual item. The depreciation period is usually three to five years. The depreciations are calculated on a straight-line basis.

Write-downs and impairment of intangible and tangible assets
The Bank's assets are reviewed annually for impairment. If there is any objective evidence of impairment, the impairment loss is determined based on the recoverable amount of the assets.

Derivative instruments and hedge accounting
The Bank's derivative instruments used to manage interest rate and currency risk are recognised at trade-date and subsequently measured at fair value in the statement of financial position as "Other assets" or "Other liabilities". The Bank applies hedge accounting in accordance with IFRS 9 when the conditions set out by the standard are met. The hedge accounting is based on a clearly documented relationship between the item hedged and the hedging instrument. When there is an economic relationship between the hedging instrument on the one hand and the value change of the hedged item or the cash flows generated by the hedged item on the other, the hedge is regarded as effective. The hedging relationship is documented at the time the hedge transaction is entered into, and the effectiveness of the hedge is continually assessed. Derivatives where hedge accounting is not applied are recognised at fair value through profit and loss.

Fair value hedging
When a derivative is designated as the hedging instrument in a hedge of the change in fair value of a recognised asset or liability or a firm commitment that could affect profit or loss, changes in the fair value of the derivative are recognised immediately in profit or loss in the same line item as the changes in fair value of the hedged item due to the hedged risk. The Bank manages its interest rate risk by matching the principal of the hedging instruments to the principal of the hedged items. Currently the Bank's fair value hedges mainly relate to swapping fixed to floating rates on its borrowing and lending transactions.

Foreign currency basis spread
The bank separates the foreign currency basis spread from financial instruments used in hedging and this separated amount is recorded in "Other comprehensive income" (OCI).

Cash flow hedging
Currently the Bank does not apply cash flow hedge accounting.

Discontinuance of hedge accounting
If the hedging derivative expires or is sold, terminated or exercised, or the hedge no longer meets the criteria for fair value hedge accounting, then hedge accounting is discontinued prospectively. Any adjustment up to the point of discontinuation to a hedged item for which the effective interest method is used is amortised to profit or loss as part of the recalculated effective interest rate of the item over its remaining life. If the hedged item is derecognised, the unamortised fair value is recognised immediately in profit or loss.

Debts evidenced by certificates
The Bank's borrowing transactions are recognised in the statement of financial position when drawn up. The borrowing transactions are recognised initially at a cost that comprises the fair value of the funds transferred, less transaction costs. The Bank uses derivative instruments to hedge the fair value of all its fixed rate borrowing transactions. In these instances, the carrying amount is adjusted for changes in fair value due to the hedged risk, which is recognised in the income statement. Securities delivered under repurchase agreements are not derecognised from the statement of financial position. Cash received under repurchase agreements is recognised in the statement of financial position as "Amounts owed to credit institutions".

Interest
The Bank's net interest income consists of accrued interest on loans including fees collected when disbursing loans using the effective interest rate method, debt securities, placements and accruals of the premium or discount value of financial instruments. Net interest income also includes interest expenses on debts and borrowing costs measured using the effective interest method. The interest income for hedging swaps is classified "Interest income calculated using the effective interest method" if the swap is used to hedge interest income for loans. Interest on swaps hedging funding is allocated to interest expense. Interest income and expense on financial assets and liabilities measured at fair value through the income statement is calculated using the contractual interest rate.

Fees and commissions
Commitment fees are charged on loans that are agreed but not yet disbursed and are recognised in the statement of comprehensive income over the commitment period.

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INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 103 Financial transactions Employee benefits The Bank recognises in “Net profit/loss on financial operations” both realised and unrealised gains and losses on debt securities and other financial instruments. Adjustments for hedge accounting are also included in this item. Defined contribution plans The Bank is responsible for arranging pension security for its employees. In accordance with the Host Country Agreement Leasing agreements between the Bank and the Finnish Government and as part of the Bank’s pension arrangements, the Bank has decided to apply The Bank applies a single recognition and measurement approach for all leases, except for short-term leases and leases of the Finnish state pension system. Contributions to this pension system, which are paid into the Finnish State Pension Fund, low-value assets. The Bank recognises lease liabilities to make lease payments and right-of-use assets representing the right to are calculated as a percentage of salaries. The Finnish Ministry of Finance determines the basis for the contributions and use the underlying assets. The liability and asset are equal at recognition date. Short-term leases and leases of low-value assets establishes the actual percentage of the contributions in co-operation with the local government pension institution Keva. are recognised on a straight-line basis over the lease term. See Note 7. The Bank’s pension liability is completely covered. NIB also provides its permanent employees with a supplementary pension insurance scheme arranged by a private pension insurance company. This is group pension insurance based on a Right-of-use assets defined contribution plan. Obligations for contributions to defined contribution plans are expensed as the related service is The Bank recognises right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available provided and recognised as personnel expenses in profit or loss. for use). Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognised, Short-term employee benefits initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Short-term employee benefits are expensed as the related service is provided. Right-of-use assets are depreciated on a straight-line basis over the lease term. The right of use assets are presented as part of intangible assets in Note 13. Segment information Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision Lease liabilities maker, who is responsible for allocating resources and assessing the performance of the operating segments. Segment results At the commencement date of the lease, the Bank recognises lease liabilities measured at the present value of lease payments that are reported to the management include items directly attributable to that segment as well as other items allocated on a to be made over the lease term. reasonable basis. As the Bank is a single entity in one location there are no unallocated items. ANNUAL REPORT 2024

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Note 2: Risk management

Risk management framework

The Bank has established a risk, capital and liquidity management framework, with high-level statutory requirements stipulated in the Statutes and the Principles for Capital and Liquidity Management, supported by a Risk Appetite Statement (RAS), risk management policies and limits, an Internal Capital (and Liquidity) Adequacy Assessment Process (ICAAP), and a Capital and Liquidity Recovery Plan. In accordance with the RAS, NIB operates according to sound banking principles, monitors banking regulations, supervisory standards and industry practices, and takes them into account to the extent relevant for its business model and complexity.

The RAS sets the principles for the Bank's risk-taking, risk mitigation and risk avoidance. It aims to align willingness to take risk with the statutory requirements, strategic business objectives, and capital planning. In addition, it also helps raise risk awareness across the organisation. The RAS is made operational via specific policies and procedures, monitoring metrics, a limit system and internal controls. Adherence to the RAS is continuously monitored and regularly reported to senior management, the Board of Directors and the Control Committee Chairmanship. The RAS itself is reviewed by senior management and the Board of Directors at least on an annual basis in order to ensure that risk-taking stays within risk-bearing capacity. As stated in the RAS, NIB strives to maintain its AAA/Aaa issuer credit ratings, supported by strong capital and liquidity positions as well as stable earnings and operational efficiency.

The Statutes require that NIB has in place sound and effective strategies for risk, capital, and liquidity assessments, which shall be conducted at least annually and reviewed regularly. The Bank uses its ICAAP to evaluate the amount of capital and liquidity needed to cover the risks the Bank is or might be exposed to. The ICAAP is conducted on an annual basis. The Bank maintains a sufficient amount of capital and liquidity to cover all material risks and to ensure that operations can be continued without disruptions even in extremely adverse situations. The ICAAP also considers macro-prudential elements and allocates capital buffers as appropriate. Stress testing is used to provide a forward-looking view on the Bank's risk exposures.

The Capital and Liquidity Recovery Plan provides a tool to manage risk, capital and liquidity positions during severely adverse situations. The Bank has established a monitoring system for its statutory metrics (capital ratio, leverage ratios, and liquidity survival horizon), defined escalation procedures, and designed a set of action plans to be executed in case any statutory metric is deemed to be at risk of breaching its minimum requirement. The Capital and Liquidity Recovery Plan is approved by the Board of Directors.

The overall objective of the risk management framework is to maintain the Bank's financial soundness and avoid activities that could threaten the Bank's reputation. The Bank's risk management framework is regularly reviewed and adapted to changing conditions. The Bank's risk taxonomy shows financial and non-financial sources of risk, and it supports the risk identification and assessment processes. Risk management activities are then tailored at the risk category level in accordance with the assessed materiality of risks.

The Bank's risk management framework is comprised of risk policies and procedures formulated for the identification, measurement, monitoring and reporting of risks including a comprehensive limit system for managing the exposure to quantifiable risks. The Bank recognises that effective risk management is based on a sound risk culture, which is characterised, among other things, by a high level of awareness concerning risk and risk management in the organisation. Regular training of staff in risk-related matters is part of the Bank's risk management practices.

Risk governance

The three-lines-of-defence model provides the basis for the NIB risk governance. The model aims to provide clear segregation of duties between units that enter into business transactions with customers or otherwise expose the Bank to risks, and units in charge of risk assessment, risk measurement, monitoring and control. The risk governance model, including the roles and responsibilities of the decision-making bodies, is described in more detail in the Bank's Governance Statement and Risk Management Policy.

Credit risk

Credit risk is defined as the risk of loss resulting from the failure of the Bank's borrowers and other counterparties to meet their contractual financial obligations. Following from the NIB mission, most of the credit risk stems from the Bank's lending operations. The Bank is also exposed to credit risk in its treasury operations, where credit risk derives from the financial assets that the Bank uses for investing its liquidity, such as fixed-income securities and bank deposits, and from counterparty credit risk via derivative instruments used for managing market risks.

Credit risk management

The Bank's credit risk management builds on the principles of (1) appropriate risk diversification within the scope of the mission; (2) thorough risk assessment at the credit appraisal stage; (3) risk-based pricing and risk mitigation; (4) continuous risk monitoring at the individual counterparty level as well as portfolio level; (5) avoidance of undesirable risks to the extent possible.

Credit risk limits

The maximum credit exposure that the Bank is willing to take is expressed in terms of exposure limits set by the Board of Directors. As a general principle, the Bank limits the maximum amount granted as loan or guarantee for a single project to 50% of the total project cost. Financing to small and medium-sized enterprises, small midcap corporates and mid-cap corporates in the Bank's member countries can be extended up to 75% of the total project or financing need qualifying for a NIB mandate.

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Credit exposure is the aggregate of lending and treasury exposure. Limits at counterparty level are scaled to the Bank's equity and the counterparty's equity, determined based on the probability of default and expected loss. The Bank defines a single counterparty as a counterparty or group of counterparties that are legally and/or financially consolidated or otherwise interdependent from a risk perspective. For exposure limit purposes, the Bank considers the entity where the risk resides, i.e., the risk-owner, as the counterparty. The risk-owner is the entity that is ultimately responsible for the Bank's claim and may be different from the obligor if the risk is transferred through a guarantee. In order for a guarantee to be eligible for risk transfer, it must cover the full exposure and be a guarantee undertaking securing the borrower's debt "as for own debt", meaning that the Bank can make a claim under the guarantee immediately, unconditionally and irrevocably when the borrower has failed to pay on a due date.

To prevent excessive concentrations, the Bank applies portfolio-level limits for large counterparty exposures, sectors and countries. The Bank has not set limits for the aggregate lending exposure in its member countries. Lending in non-member countries is subject to country limits. For the Bank's treasury operations, country limits apply for exposure in all countries.

Credit risk assessment

The counterparty's debt servicing capacity is a key consideration for credit approval. The assessment of a counterparty's creditworthiness focuses on identifying the main financial and business risks related to the counterparty. Based on the assessment, a risk rating indicating the probability of default (PD) is assigned to the counterparty. The credit risk assessment includes the use of quantitative risk methodologies and models, qualitative assessments based on expert judgement, as well as use of credit rating agency ratings when available. The process of proposing PD ratings to counterparties is carried out in the first line of defence in the respective business area.

A separate expected loss (EL) rating is assigned at the transaction level. The EL rating factors in the loss given default (LGD), i.e., the loss severity in the event of a counterparty default. The LGD assignment process relies on regulatory standard values and models that produce LGD estimates based on the type of counterparty and, as applicable, transaction characteristics.

The second line of defence Credit function reviews risk rating proposals, providing a second opinion (control role). Credit risk ratings (PD, LGD, EL) are ultimately approved by the Mandate, Credit and Compliance Committee.

The Bank's risk rating system comprises 20 classes to differentiate the risk of counterparty default (PD) and the expected loss (EL) on a transaction. In addition, a separate D class applies for non-performing transactions. For reference to external ratings, the internal scales are mapped to the ratings of S&P and Moody's such that classes 1 to 10 correspond to the external rating equivalent of the investment grade AAA to BBB- and Aaa to Baa3, respectively.

In addition to counterparty and transaction level diligence and credit risk assessments, the Bank applies the IFRS 9 standard for estimating expected credit losses (ECL), thereby applying forward-looking provisioning for all financial assets under scope of the ECL calculation. The ECL methodology, including the stage classification of assets, is described in more detail in Note 10: Expected credit loss.

Credit risk mitigation

According to the NIB Statutes, adequate credit enhancement is required in order to reduce credit risk in the Bank's lending. Loans granted by the Bank are either secured or unsecured. The Bank seeks to mitigate the credit risk related to unsecured loans by including various covenants, undertakings, prepayment events and events of default in the loan documentation. The requirements vary depending on the type of borrower and the tenor and amortisation profile of the loan.

Some of the Bank's lending is secured by collateral or guaranteed by the parent of the borrower or a third party. The value of the collateral should preferably not be correlated with the creditworthiness of the borrower and there should be a functioning market for such assets.

The distribution of the Bank's lending portfolio by type of credit enhancement at year-end 2024 is presented below, with further information available in Note 3: Segment information and Note 12: Loans outstanding and guarantee commitments.

In its treasury operations, the Bank applies netting and collateralisation to mitigate counterparty credit risk related to derivatives and collateralised placements. The Bank undertakes swap transactions only with counterparties that meet the required minimum counterparty credit rating and have executed an International Swaps and Derivatives Association (ISDA) Master Agreement and signed a Credit Support Annex (CSA). Collateralised placements in the form of reverse repo transactions are made on the terms of the Global Master Repurchase Agreement (GMRA).

The ISDA master agreement allows for a single net settlement of all swap transactions covered by the agreement in the event of a counterparty default or early termination of the transactions. Netting is applied for the measurement of the Bank's credit exposure only in cases when it is deemed to be legally valid and enforceable in the relevant jurisdiction. At year-end 2024, netting reduced the swap exposure by EUR 830 million from a gross total market value of EUR 1,691 million to EUR 861 million (2023: EUR 1,499 million and EUR 495 million, respectively).

The CSAs mitigate credit risk related to swaps. Swap positions are marked to market daily and the resulting positive exposures (receivable) exceeding agreed thresholds, if any, are collateralised by cash or, for certain counterparties, with high-quality government securities. Since 2016, NIB enters into two-way CSAs, which means that the Bank posts collateral when the market value of the swap position is negative (liability). At year-end 2024, the total swap exposure with counterparties

Gross loans outstanding by type of credit enhancement

as of 31 December 2024, EUR m


25,000
20,000
15,000
10,000
5,000
0
31% Loans with a negative pledge clause and other covenants
27% Loans to or guaranteed by companies owned 50% or more by a member country or local authorities in member countries
15% Loans to or guaranteed by local authorities in member countries
8% Loans backed by a lien or other security in property
7% Loans to or guaranteed by governments
6% Loans with a guarantee from the parent company and other guarantees
6% Loans to or guaranteed by banks

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NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 106

with whom the Bank has a two-way CSA in place represented 99.8% of the Bank's swaps measured by nominal value. The remainder (0.2%) was under one-way CSAs, whereby NIB is not required to post collateral for its swap liabilities.

At year-end 2024, the Bank held EUR 872 million (2023: EUR 477 million) in gross collateral received for swaps, of which EUR 872 million (2023: EUR 477 million) was in cash and EUR 0 million (2023: EUR 0 million) in securities (see Note 19: Collateral and commitments). The Bank had posted cash collateral of EUR 364 million (2023: EUR 901 million).

Credit risk monitoring

The Bank puts strong emphasis on continuous monitoring of the credit risk development in its lending and treasury operations. Credit risk is monitored both at counterparty level and at portfolio levels (e.g. sector, country as well as total portfolio level). The primary responsibility for credit risk monitoring resides with the department/unit responsible for the client relationship i.e., Lending, Treasury and/or Special Credits. The Risk & Compliance department independently controls and monitors the risk positions of the Bank and regularly reports to all relevant committees and decision-making bodies as needed.

All lending exposures are subject to continuous monitoring of contractual compliance and events or signals that could potentially lead to or indicate a material change in credit risk. In addition, an annual follow-up is conducted on the entire loan portfolio.

Treasury exposures are subject to continuous monitoring of events and market signals that could potentially lead to or indicate a material change in credit risk. The risk class of the counterparties are reassessed regularly. The follow-up is presented to the Mandate, Credit and Compliance Committee.

If a counterparty is identified as having seriously deteriorated debt repayment capacity and/or a serious deterioration in its financial standing, it is placed on the watch-list and becomes subject to specific watch-list monitoring. Watch-listed counterparties are reviewed by the Mandate, Credit and Compliance Committee at agreed frequency and reported to the Board of Directors. If a credit exposure requires the expertise of specialists in workout and restructuring, it is transferred to the Special Credits function. The function's primary objective is to take over responsibility for distressed exposures and devote sufficient time and effort to such cases to ensure the Bank recovers as much as possible from distressed exposures outstanding.

Credit risk monitoring at portfolio level includes, inter alia, an analysis of the aggregate credit risk exposure, credit risk concentrations and changes in the risk profile. The development is reported to the Asset, Liability and Risk Committee, the Executive Committee, and the Board of Directors.

Credit risk limits are changed from time to time depending on the available financial resources and changes in the risk appetite. The policy level risk limits are approved by the Board of Directors. Limit monitoring is conducted on a regular basis and breaches are reported to the relevant committees, senior management and to the Board of Directors.

Risk-based pricing

The Statutes stipulate that the Bank shall operate according to sound banking principles and aim for a profit allowing the formation of reserves and a reasonable return on capital. Loans are priced to cover the Bank's cost of funds, administration costs, the cost of risk involved in the transaction and the cost of capital employed. For loan pricing purposes, the Bank uses a pricing tool which calculates the minimum earnings required on a loan in order to cover all lending-related costs and an appropriate return for the level of risk assumed. Internal credit risk ratings and associated risk parameters, as well as the structure of the transaction, are key input factors in the pricing tool.

Credit risk exposure

Tables 1 to 3 below provide an overview of the Bank's aggregate credit risk exposure at year-end 2024, distributed by expected loss (EL) ratings. Aggregate credit exposure comprises lending and treasury exposure. Lending exposure includes loans outstanding and loan commitments, without taking into account any collateral or other credit enhancement. Regarding the treasury exposure, capital market investments are included at nominal value, while derivatives are included at market value net of collateral. The exposure in reverse repo transactions is calculated as a fixed percentage of the nominal value of the transaction, thus reflecting the collateralised nature of these placements.

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INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 107

TABLE 1. Credit risk exposure by internal rating based on expected loss (EL)
(in EUR million)

Risk class	S&P equivalent	31 December 2024 Lending	Treasury	Total	31 December 2023 Lending	Treasury	Total
1-2	AAA/AA+	6,061	9,319	15,380	6,376	8,941	15,318
3-4	AA/AA-	1,090	1,469	2,559	719	1,530	2,249
5-6	A+/A	2,664	828	3,492	3,135	821	3,956
7-8	A-/BBB+	6,869	160	7,029	5,721	171	5,892
9-10	BBB/BBB-	6,652	63	6,715	5,542	163	5,705
11-12	BB+/BB	1,223	-	1,223	1,757	8	1,765
13-14	BB/BB-	296	-	296	164	-	164
15-16	BB-/B+	81	-	81	218	-	218
17-18	B/B-	22	-	22	8	-	8
19-20	B-/CCC	-	-	-	-	-	-
D		92	-	92	-	-	-
Total		**25,050**	**11,839**	**36,889**	**23,640**	**11,634**	**35,274**
Class D							
Gross		108	-	108	9	-	9
Impairment		16	-	16	9	-	9
Net		**92**	**0**	**92**	**0**	**0**	**0**

The quality of the Bank's aggregate credit exposure remained sound in 2024. Lending exposure increased by 6% compared to 2023. 88% of disbursements were to investment-grade (EL 1-10) counterparties and largely driven by the utilities, public sector, financials, and industrials sectors. Treasury exposure increased by 2% compared to the previous year. At year-end 2024, 93% (2023: 91%) of lending exposure and 100% (2023: 100%) of the treasury exposure were in risk classes EL 1-10, corresponding to investment-grade quality. Exposure in risk class D (non-performing) was up to EUR 108 million (2023: EUR 9 million).

TABLE 2. Geographical distribution of the credit risk exposure
(in EUR million)

Country/Region	31 December 2024 Lending	Treasury	Total	31 December 2023 Lending	Treasury	Total
Denmark	3,246	908	4,154	2,933	1,551	4,484
Estonia	1,265	57	1,321	1,218	85	1,303
Finland	5,222	2,202	7,424	4,566	1,846	6,413
Iceland	816	70	886	810	70	880
Latvia	597	130	727	345	120	465
Lithuania	1,341	165	1,506	1,300	100	1,400
Norway	5,126	1,463	6,589	4,805	1,349	6,154
Sweden	6,815	1,161	7,977	7,001	1,230	8,232
Africa and Middle East	4	0	4	8	-	8
Americas	0	1,523	1,523	0	1,301	1,301
Asia-Pacific	13	198	212	180	171	351
Europe	545	2,714	3,259	380	3,032	3,412
Multilaterals	61	1,247	1,308	94	777	871
Total	**25,050**	**11,839**	**36,889**	**23,640**	**11,634**	**35,274**

In terms of geographical distribution, the credit risk exposure distribution remained stable across the Nordic and Baltic region. At year-end 2024, the member countries accounted for 98% of the Bank's lending exposure (2023: 97%). The largest lending exposure outside the member countries was in Poland. Of the treasury exposure, 52% (2023: 55%) was in the member countries, while the rest of Europe, excluding exposures to multilateral institutions, accounted for 23% (2023: 26%), dominated by Germany and France. Most of the treasury exposure outside Europe was in Canada.

ANNUAL REPORT 2024

NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 108

TABLE 3. Credit risk exposure by industry sector (in EUR million)

	31 December 2024			31 December 2023		
Industry sector	Lending	Treasury	Total	Lending	Treasury	Total
Energy	-	23	23	-	13	13
Materials	1,267	-	1,267	1,171	-	1,171
Industrials	3,915	44	3,960	4,065	56	4,122
Consumer discretionary	710	9	719	511	9	520
Consumer staples	898	92	990	1,059	90	1,150
Health care	826	16	842	697	28	725
Financials	2,349	5,323	7,673	2,118	5,692	7,810
Real estate	1,850	8	1,858	2,005	8	2,013
Information technology	669	15	684	410	21	431
Telecommunication services	496	34	529	419	50	470
Utilities	6,225	71	6,296	5,359	67	5,426
Public sector	5,844	6,204	12,048	5,825	5,599	11,424
Total	**25,050**	**11,839**	**36,889**	**23,640**	**11,634**	**35,274**

The distribution of the exposure by industry sector remained stable in 2024 compared to the previous year, with the following sectors, public, utilities, financials and industrials together accounting for 81% (2023: 82%) of the total exposure. The Bank has defined limits for maximum exposure to a single industry measured by the economic capital requirement and total credit risk exposure in relation to the Bank's equity. At year-end 2024, the Bank was in compliance with these limits.

TABLE 4. Largest counterparty exposures (% of total credit risk exposure)

	31 December 2024	31 December 2023
Top 5	11.4%	10.8%
Top 10	18.5%	17.6%
Top 20	28.3%	28.2%

The limits for large single counterparty exposures and for the aggregate of such large exposures are scaled to the Bank's equity. Any deviations from the limits must be approved by the Board of Directors. At year-end 2024, the Bank was within the aggregate limits set for large exposures.

ANNUAL REPORT 2024

NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT **FINANCIALS** REPORTS & OTHER DISCLOSURES 109

Market risk

The Bank defines market risk as the risk of valuation loss or reduction in the expected earnings stemming from adverse fluctuations in exchange rates, interest rates, credit spreads and cross-currency basis spreads.

Market risks predominantly arise from the Bank's core business operations and the liquidity portfolio needed to support them. The Bank's strategy is to obtain cost-efficient funding from diversified sources and provide lending that is tailored to the needs of its customers. This gives rise to foreign exchange risk and interest rate risk due to mismatches between the Bank's assets and liabilities in terms of currency composition, maturity profile and interest rate characteristics. Cross-currency basis risk stems from the hedging techniques used by the Bank to mitigate foreign exchange risk deriving from funding and lending in different currencies. This risk reflects the liquidity charge for exchanging foreign currencies at a future point in time.

The Bank's securities portfolio is exposed to interest rate risk and credit spread risk. Credit spread risk refers to the potential decline in market value due to perceived change in the credit quality of the issuers of the securities held in the portfolios.

Market risk management

The Bank manages market risks by hedging against foreign exchange risk and interest rate risk with the objective of protecting its earnings and the economic value of its assets and liabilities. Foreign exchange risk is practically fully hedged. Interest rate risk deriving from mismatches between funding and lending is kept at a modest level. The Bank's tolerance for interest rate risk and credit spread risk pertains to the size, quality and earnings expectations set for the liquidity portfolio. As part of its structured funding transactions, the Bank may use financial instruments linked to other market risk factors than the above. Prerequisites for such transactions are that they should be completely hedged with derivatives and that the Bank is able to value these transactions and measure the risks involved in the derivatives. The Bank's market risks are managed by Treasury. Risk & Compliance provides independent oversight of all significant market risks, supporting the Asset, Liability and Risk Committee and Treasury with risk measurement, analysis, daily monitoring and reporting.

TABLE 5. Foreign exchange rate risk
(in EUR million)

Net open positions	Total limit	31 December 2024	31 December 2023
USD	6.00	0.26	2.95
DKK	3.00	0.65	0.18
NOK	3.00	0.27	0.30
SEK	3.00	0.53	0.48
ISK	3.00	0.00	0.00
Other currencies, Total	4.00	1.31	1.08

The Statutes require that the Bank shall, to the extent practicable, protect itself against the risk of exchange rate losses.

Exchange rate risk is measured on the basis of net open positions in Nordic currencies and USD and total gross position for other currencies. The limits set to restrict the overnight positions and the actual exposures as at year-end 2024 are presented in the above table in absolute terms. Note 23: Currency risk shows the net currency positions at fair value in the major currencies as of year-end 2024.

The Bank hedges foreign exchange risk with cross-currency basis swaps, which gives rise to currency basis risk. Changes in the currency basis have an impact on the mark-to-market valuation of the Bank's swap portfolio. The overall valuation sensitivity to a one basis point shift across all currency basis curves was EUR 1.0 million at year-end 2024 (2023: EUR 1.0 million). The net sensitivity was driven by the net exposure to funding currencies (mostly EUR/USD, EUR/GBP, and EUR/NZD basis) and the non-euro lending currencies (mainly EUR/SEK, EUR/NOK and EUR/DKK basis).

The Bank does not hedge future net interest income in foreign currency. Loans are provided primarily in euro, Nordic currencies and US dollars. There is a possibility that interest income in currencies other than the euro may cause some fluctuation in the Bank's future net income in euro terms. However, at present the Bank expects that any such potential fluctuations in future cash flows from its current portfolio would be minor in relation to its total assets and equity.

ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 110 TABLE 6. Interest rate risk (in EUR million) The Bank manages interest rate risk by using derivatives to convert fixed-rate funding into floating-rate liabilities. Fixed-rate lending that is not match-funded is converted to floating-rate receivables. This hedging approach ensures that the interest rate Total gross limit 31 December 2024 31 December 2023 risk between lending and funding in each currency remains low. The majority of the Bank’s interest rate risk, therefore, stems Sensitivity to 1bp change in interest rates 2.30 1.34 1.19 from the portfolio of liquid assets. The Bank measures and manages interest rate risk by estimating the sensitivity of the economic value of its balance sheet to an interest rate shock. The sensitivity is measured by means of basis point value (BPV), quantifying the impact of an interest rate change of one basis point on the present value of interest-bearing assets and liabilities. Development of interest rate risk Limits have been set for the acceptable exposure to interest rate risk both at an aggregate balance sheet level and at portfolio level. A gross limit equivalent to EUR 2.3 million covering all currencies restricts the BPV interest rate risk to 0.05% of (in EUR) the Bank’s equity. In addition, individual BPV limits have been set for interest rate risk in EUR, USD and the Nordic currencies, whereas a combined limit applies for all other currencies. 1,500,000 1,200,000 900,000 600,000 300,000 0 BPV Total BPV Liquidity Portfolio ANNUAL REPORT 2024 Jan 2023 Feb 2023 Mar 2023 Apr 2023 May 2023 Jun 2023 Jul 2023 Aug 2023 Sep 2023 Oct 2023 Nov 2023 Dec 2023 Jan 2024 Feb 2024 Mar 2024 Apr 2024 May 2024 Jun 2024 Jul 2024 Aug 2024 Sep 2024 Oct 2024 Nov 2024 Dec 2024

NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 111

TABLE 7. Credit spread risk
(in EUR million)

	Total limit	31 December 2024	31 December 2023
Sensitivity to 1bp change in credit spreads	4.40	3.06	2.70

Development of credit spread risk
(in EUR)


3,500,000
3,000,000
2,500,000
2,000,000
1,500,000
1,000,000
500,000
0
Jan 2023
Feb 2023
Mar 2023
Apr 2023
May 2023
Jun 2023
Jul 2023
Aug 2023
Sep 2023
Oct 2023
Nov 2023
Dec 2023
Jan 2024
Feb 2024
Mar 2024
Apr 2024
May 2024
Jun 2024
Jul 2024
Aug 2024
Sep 2024
Oct 2024
Nov 2024
Dec 2024
Sovereign
Other public sector
Covered bonds
Financials
Other

The Bank manages its exposure to credit spread risk by measuring the sensitivity of its portfolios of marketable securities to credit spread movements. The sensitivity is measured by means of Credit Spread Basis Point Value (Spread BPV), quantifying the impact of a one basis point increase in credit spreads on the present value of the assets.

Limits have been defined to restrict the decrease in asset value to an acceptable level in accordance with the Bank's willingness to accept risk in its liquidity portfolio and in the portfolio of labelled bond investments. The Bank has set an overall limit of EUR 4.4 million for credit spread risk, with specific sub-limits defined for various asset classes. To ensure that the liquidity portfolio maintains its market value and liquidity under severe market conditions, the assets in the portfolio must satisfy minimum rating requirements and other quality criteria.

Liquidity risk

Liquidity risk is defined as the risk of incurring losses due to an inability to meet payment obligations in a timely manner when they become due. The Bank categorises liquidity risk into funding liquidity risk, which occurs when payment obligations cannot be fulfilled because of an inability to obtain new funding, and market liquidity risk, which occurs when the Bank is unable to sell or transform assets in the liquidity buffer into cash without significant losses.

Liquidity risk management

The Bank's business model gives rise to liquidity risk mainly through maturity mismatches between assets (loans and treasury investments) and liabilities (borrowing and equity). The liquidity position and adherence to exposure limits is managed by Treasury and monitored by Risk & Compliance on a daily basis.

The Asset, Liability and Risk Committee oversees the development of the Bank's funding and liquidity positions and decides on liquidity risk-related matters in accordance with its mandate. The Board of Directors receives regular reports on the funding and liquidity situation of the Bank.

The key metric applied for managing liquidity risk is the survival horizon, which measures how long the Bank would be able to fulfil its payment obligations in a severe stress scenario. The target value for this metric is twelve months, the Board of Directors minimum accepted value is nine months, while the Bank's Statutes require a minimum of six months. The stress scenario includes, among other things, the assumption of payment disruptions in the loan portfolio, no access to market funding, early termination of all callable funding transactions, collateral outflow provided for swap exposure and a severe decline in the asset value in the liquidity buffer. At year-end 2024, the survival horizon was 407 days (2023: 461 days).

In addition, the Bank requires that the liquidity position should be strong enough to maintain the highest possible issuer credit rating by S&P (AAA) and Moody's (Aaa) and fulfil the liquidity coverage ratio (LCR) and net stable funding ratio (NSFR) requirements as set in the Liquidity Policy and defined in the European banking sector regulations and standards. At year-end 2024 the LCR was 6,782% (2023: 4,398%) and the NFSR 169% (2023: 163%).

The Bank's liquidity buffer comprises unencumbered cash, deposits and securities denominated in EUR, USD and the Nordic currencies. In order to ensure that the market value and liquidity of the buffer is preserved during adverse market conditions, the Bank has set strict rules for the composition of the buffer. As such, the buffer must include a minimum level of High Quality Liquid Assets (HQLA) as defined in the European banking sector regulations and a minimum level of assets in the internal rating categories corresponding to at least AA- from S&P and Aa3 from Moody's. Furthermore, the buffer must comprise a minimum share of assets eligible as repo collateral in central banks. The Bank does not have direct access to central bank repo facilities but can repo its bond securities via intermediating banks.

The maturity profile of the liquidity buffer is structured to fulfil the Bank's requirement that the expected net cash outflow during the next three months must be covered by maturing investments in the liquidity buffer.

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NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 112

TABLE 8. Composition of the liquidity buffer

	31 December 2024		31 December 2023	
	EUR million	%	EUR million	%
Cash and cash equivalents	1,107	6%	984	7%
Securities issued or guaranteed by sovereigns, public sector entities and supranational institutions	5,690	33%	5,025	34%
Covered bonds	3,932	23%	4,140	28%
Securities issued by financial institutions, excluding covered bonds	617	4%	723	5%
Securities issued by corporates	305	2%	331	2%
Securities received as collateral	5,528	32%	3,531	24%
Total liquidity buffer	**17,179**	**100%**	**14,733**	**100%**

Diversification is a key objective of the Bank's funding and liquidity management. The Bank strives to diversify its borrowing in terms of currencies, maturities, instruments and investor types in order to avoid excessive reliance on individual markets and funding sources. Through regular benchmark issuance, the Bank aims to secure broad market access. The annual funding plan is based on the projected twelve-month liquidity requirement and the projected size of the liquidity buffer. The funding plan is regularly adjusted to reflect changes in the liquidity requirement.

The following graph shows the maturity profile of liquid assets and the annual scheduled payments on loans outstanding compared to payments on the Bank's funding. Payments on loans outstanding are shown until the contractual maturity of the loans. Repayment of funding is shown until the first possible early repayment date and taking into account the cash flow from associated swaps. Short term amounts owed to credit institutions predominantly comprise cash collateral received from swap counterparties and collateral given represents the cash collateral posted to swap counterparties. A breakdown of the Bank's financial assets and liabilities by maturity at year-end 2024 is presented in Note 21: Maturity profile of financial assets and liabilities.

Development of the survival horizon

in days


600
500
400
300
200
100
0
Jan 2023 Feb 2023 Mar 2023 Apr 2023 May 2023 Jun 2023 Jul 2023 Aug 2023 Sep 2023 Oct 2023 Nov 2023 Dec 2023 Jan 2024 Feb 2024 Mar 2024 Apr 2024 May 2024 Jun 2024 Jul 2024 Aug 2024 Sep 2024 Oct 2024 Nov 2024 Dec 2024
Survival horizon (days)
Target
Limit

Maturity profile of funding, lending and liquid assets

as of 31 December 2024, EUR m


14,000
12,000
10,000
8,000
6,000
4,000
2,000
0
25 26 27 28 29 30 31 32 33 34 35 and beyond
Lending
Liquid assets
Collateral given by NIB
Funding after swaps
Short-term amounts owed to credit institutions

ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 113 Operational risk Integrity and compliance risk The Bank defines operational risk as risk of legal / regulatory sanctions, financial loss, reputational harm or adverse impact to NIB's Integrity risk at NIB encompasses financial crime risk, meaning loss or reputational risk resulting from failure to identify or operations that NIB may suffer as a result of inadequate or failed internal processes, people and systems, or external events. manage risk of money laundering, sanctions, bribery, or corruption arising from the Bank’s operations, and conduct risk, which pertains to risk in terms of conflict of interest, insider trading and other issues related to the professional conduct of members Operational risk management of NIB’s governing bodies and its staff. NIB’s operational risk management focuses on proactive measures to ensure operational resilience, security of physical and NIB is committed to the integrity of markets and takes into account, in all of its operations and activities, the market information assets, the accuracy of information used internally and reported externally, the expertise and integrity of the Bank’s practices and international standards in the areas of governance, integrity, accountability, transparency, and business ethics. personnel and its adherence to established rules and procedures. The NIB integrity and compliance framework draws upon the International Financial Institutions’ Uniform Framework for The Bank’s Board of Directors sets out the high-level requirements for managing operational risk and ensuring business Preventing and Combating Fraud and Corruption, which the Bank has endorsed. continuity in disruptive situations at NIB in the Security Policy and the Operational Risk Policy. The Policies are supplemented The Integrity & Compliance Office (ICO) oversees and coordinates matters relating to integrity risks and provides with guidelines describing the practical requirements for managing operational risks and security threats. independent advice to NIB’s staff, management, and the Board of Directors. The ICO is headed by the Chief Compliance Officer In day-to-day operations, the three-lines-of-defence model ensures accountability and defines the roles and (CCO) who reports administratively to the Chief Risk Officer, with a dotted reporting line to the President. The CCO also has responsibilities for operational risk and security management for all processes across the organisation. Emphasis is also put on unrestricted access to the chairpersons of the Board of Directors and of the Control Committee. increasing risk awareness of the Bank’s personnel. The NIB Codes of Conduct govern the integrity of its own activities and establish the principles and obligations for staff and Risks are identified and their impact assessed by the various functions for their respective fields of expertise in risk members of the governing bodies in regard to conduct. assessments. Focus is placed on identifying key risks and risk mitigation in order to avoid risk events and ensure compliance Further, NIB places particular emphasis on ensuring that it understands the integrity risks associated with the third parties with the Bank’s policies and guidelines. Operational risks are also identified through analysis of results obtained from the Bank’s it engages with. This is achieved through investing significant efforts in the integrity due diligence applicable to customers and operational risk event reporting system. No material financial losses were incurred as a result of operational risks actualising other counterparties. during the year. The identified risks are categorised according to a common risk taxonomy. Allegations of fraud, corruption, collusion or any other prohibited practices related to the Bank’s projects and allegations of misconduct by staff are investigated in accordance with NIB’s Investigation Policy. In 2024, no new investigations of allegations of prohibited practices were initiated, and no sanctions decisions were issued. The CCO is also the appointed Data Protection Officer, who monitors the processing of personal data within NIB and acts as the contact point for data subjects in matters regarding the processing of their personal data. Once a year, ICO publishes the NIB Integrity Report, which is publicly available on the Bank’s website. ANNUAL REPORT 2024

NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 114

Note 3: Segment information

Operating segments

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker ("CODM"), who is responsible for allocating resources and assessing the performance of the operating segments. The CODM at NIB is the President. Segment results that are reported to the management include items directly attributable to that segment as well as other items allocated on a reasonable basis. In its segment reporting, NIB divides its operations into two major segments: lending and treasury operations. Treasury operations consist of Asset and Liability Management (liquidity management, collateral management, funding operations) and Portfolio Management.

2024

In thousands of euro	Lending total	Asset and liability management	Portfolio management	Treasury total	Total
Net interest income	195,880	12,460	123,299	135,759	331,639
Commission income and fees received	5,959	298	-	298	6,257
Commission expense and fees paid	-353	-2,254	0	-2,254	-2,607
Net profit on financial operations	3,602	-20,537	-85	-20,622	-17,020
Foreign exchange gains and losses	-	-140	-	-140	-140
Administrative expenses	-35,212	-12,902	-5,530	-18,432	-53,644
Depreciation	-3,383	-1,367	-586	-1,953	-5,336
Net loan losses	-3,003	-	-	0	-3,003
Profit/loss for the year	**163,490**	**-24,442**	**117,099**	**92,657**	**256,147**

2023

In thousands of euro	Lending total	Asset and liability management	Portfolio management	Treasury total	Total
Net interest income	176,446	25,485	96,708	122,193	298,640
Commission income and fees received	7,534	400	-	400	7,934
Commission expense and fees paid	-11	-2,264	0	-2,264	-2,275
Net profit on financial operations	12,185	-11,351	-19	-11,369	815
Foreign exchange gains and losses	-	425	-	425	425
Administrative expenses	-33,269	-12,541	-5,375	-17,916	-51,185
Depreciation	-2,317	-2,810	-1,204	-4,014	-6,331
Net loan losses	2,637	-	-	0	2,637
Profit/loss for the year	**163,206**	**-2,657**	**90,111**	**87,454**	**250,660**

ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 115 Geographical segments Lending operations The table below is based on the region where the borrowers reside, according to the domicile of the borrower’s group headquarters. Mission and mandate The mission of NIB, as currently defined, is to finance projects that improve productivity and benefit the environment in the Net Interest Income Nordic and Baltic countries. NIB provides long-term complementary financing, based on sound banking principles, to customers In thousands of euro 2024 2023 in both the private and public sectors. All lending is subject to a sustainability review. Member countries Regarding NIB’s lending outside the member countries, an agreement is generally required regarding the recipient country’s Denmark 27,077 25,177 recognition of NIB as a legal person under public international law and as having legal capacity under the national law of the Estonia 10,368 7,946 country in question as well as recognition of NIB’s status as an IFI. The Bank follows a policy similar to that of other international Finland 35,829 33,901 financial institutions concerning the debt service obligations of its borrowers. Therefore, the Bank has not participated in any Iceland 10,261 8,094 debt rescheduling of sovereign debt. Latvia 3,254 3,108 Lithuania 8,491 6,290 Loans may be granted for both public and private projects. A loan will not be made, nor a guarantee provided, if opposed by Norway 32,108 30,553 the government of the country in which the related project is located. The Bank has a number of processes in place for Sweden 63,838 57,563 assessing the eligibility of the projects. Total, member countries 191,226 172,635 The Bank applies a mandate-rating tool as well as a sustainability policy to ensure that its financing fulfils the objectives and mission of the Bank. In addition, the Bank has an integrity due diligence procedure in relation to its granting of loans. Non-member countries Africa 43 74 Lending labelled bonds Asia 132 233 Europe and Eurasia 4,447 3,384 Investing in green bonds, social bonds, sustainability bonds, sustainability-linked and treasury corporate bonds issued by Americas 32 113 companies or municipalities in the Bank's member countries is also part of NIB's lending operations. The investments are used Middle East - 7 to finance environmentally sustainable projects that can contribute to mitigating climate change and achieve positive social Total, non-member countries 4,654 3,812 outcomes in the Nordic-Baltic region. At the end of 2024, the Bank held lending labelled bonds and CPs of EUR 542 (469) million Total, net interest income from lending 195,880 176,446 at fair value recorded in debt securities. For more information see Note 12: Loans outstanding and guarantee commitments. ANNUAL REPORT 2024

NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 116

Treasury operations
Assets and Liability Management

Liquidity management
NIB's liquidity policy is based on stress testing and incorporates recommendations from Basel III (published by the Basel Committee on Banking Supervision), EU directives and the rating methodologies used by rating agencies. The policy includes a survival horizon that measures the period the Bank is able to meet all its payment obligations arising from ongoing business operations during a severe stress scenario. The Bank has a statutory liquidity survival horizon of 180 days, however the operational target is to maintain it to be at least 360 days. At the end of 2024, the survival horizon was 407 days (461 days).

To mitigate liquidity risk, the Bank maintains a liquidity buffer that is mainly invested in EUR, but also in the USD and the Nordic currencies. At the end of 2024, the liquidity buffer, which also included cash received from swap counterparties to mitigate counterparty credit risk, amounted to EUR 17,179 (14,733) million. Of this, EUR 7,162 (5,321) million was held as cash and short-term money market instruments 42% (36%), and EUR 10,016 (9,411) million was held in securities 58% (64%). In order to minimize market value volatility and liquidity risk under severe market conditions, the liquidity buffer must fulfil quality requirements stipulated in the liquidity policy. At the end of 2024, 91% (89%) of the liquidity buffer was invested in high quality liquidity assets (HQLA), 90% (90%) was eligible as collateral for securities repurchase transactions or repos at one or several central banks, and 94% (94%) of the assets belonged to the Bank's top four internal rating categories. In addition, the Bank fulfils the liquidity coverage ratio (LCR) and net stable funding ratio (NSFR) requirements as specified in the Capital Requirements Regulation of the European Union. Under the objective of achieving additional earnings, part of the liquidity is invested in longer-term, high quality assets. For further information see Note 2: Risk management.

Collateral management
The Bank receives collateral from its counterparties in order to mitigate counterparty risk arising from derivative transactions. The Bank has bilateral credit support agreements with its derivative counterparties which requires liquidity when collateral needs to be posted, mainly EUR cash holdings, with its swap counterparties. For further information in this regard, see Note 2: Risk management.

The amount of cash collateral held at year-end 2024 was EUR 929 (487) million and the amount of cash collateral posted amounted to EUR 368 (982) million. For further information regarding received collateral at year-end, please refer to Note 19: Collateral and commitments.

Funding operations
The Bank's primary source of funding is through the issuance of bonds on the international capital market. The objective is to raise funds to the benefit of the Bank's customers. The Bank seeks to take advantage of favourable market conditions, adapting its borrowing operations to investor preferences in terms of currency, maturity, liquidity and structures.
Within this strategy, a diversified funding base and the risks involved in the structure and complexity are considered as well.

Furthermore, potential mismatches between the terms of the funding and lending transactions are taken into consideration. To this extent, the proceeds from the issues are converted in the derivatives markets to best manage the Bank's foreign exchange, interest rate and refinancing risks.

Most of NIB's medium and long-term borrowing is conducted under its borrowing programs. At year-end 2024 the Bank had the following active programs:

- the Euro Medium Term Note Program (the "EMTN Program"), the program amount was changed in 2021 to unlimited on the total aggregate principal amount of bonds which may be issued or outstanding at any time under the program,
- the U.S. Medium Term Note Series D Program registered with the U.S. Securities and Exchange Commission (the "U.S. MTN Program"), with a ceiling of USD 20 billion, and
- the Australian and New Zealand Dollar Domestic Medium Term Note Program with a current ceiling of AUD 8 billion.

During 2024, NIB borrowed EUR 9,121 (7,152) million by means of 95 transactions in 12 different currencies. EUR 7,254 (4,130) million of this total came from 89 transactions under the EMTN Program. Under the U.S. MTN Program, NIB issued one transaction, a global benchmark issuance in the amount of USD 1.5 billion. During 2023, NIB issued 57 transactions under the EMTN Program and 2 transactions under the U.S. MTN Program, of which both were global benchmark issuances in the amount of USD 1.5 billion and 1.0 billion. The weighted average maturity for NIB's borrowing operations in 2024 was 4.6 years, compared with 4.2 years in 2023. Of debt securities outstanding, an amount of EUR 5,217 (3,490) million is at floating interest rates, while EUR 31,422 (29,849) million is at fixed interest rates which is mainly swapped to floating rate.

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In 2024 the composition of funding in the two main currencies, USD and EUR, differed from previous years. The share of funding in EUR reached a long-term high of 30%, which was more than the share of USD denominated new debt (28%). This significant change is explained by a temporary change of the cost in funding of EUR versus USD, of which the bank took advantage. The distribution among other currencies didn't change significantly.

NIB may issue notes as part of NIB's Environmental Bond ("NEB") program. NIB has established a framework that allows for the funds raised through issuances of NEB to be directed to its environmental lending in NIB's member countries and EU countries. Lending projects are eligible under the framework if they satisfy strict internal environmental criteria. Payment of principal and interest on such notes is made solely on the credit standing of NIB as a single institution and is not directly linked to the performance of environmental lending projects. Accordingly, such notes neither constitute "asset-backed" securities, nor are they otherwise credit-linked to any of NIB's environmental lending projects. NIB Environmental Bonds can be issued under any of NIB's debt issuance programs.

At year-end 2024, the Bank had a total of EUR 6,035 (5,529) million outstanding in NIB Environmental Bonds (NEBs). In 2024, NIB's total NEB issuance was a record high EUR 1,735 (757) million. The issuance consisted of a seven-year EUR 500 million and a five-year EUR 750 million NEB, the largest environmental bond issued by the Bank so far as well as NEBs denominated in NOK and SEK.

For both the years 2024 and 2023, the Board of Directors of the Bank authorized the Bank to raise medium and long-term borrowings in an aggregate amount of up to EUR 10.0 billion.

NIB has a Euro Commercial Paper Program ("ECP Program") with a ceiling of EUR 2 billion. In addition to borrowings under this program and through short-term transactions under the EMTN Program, NIB can obtain short-term funds in the interbank market through money market loans and through repo transactions. These transactions are undertaken in most of the currencies listed in Note 16: Debts evidenced by certificates and swaps.

For both the years 2024 and 2023, the Board of Directors authorized the Bank to raise short-term funding, provided that the outstanding amount at any one time in each of these years does not exceed EUR 3.0 billion. NIB had no commercial paper outstanding under the ECP Program at year-ends 2024 and 2023.

Portfolio Management

The Bank's portfolio management deals with the management of that portion of NIB's liquidity that is invested in longer term securities. Two types of portfolios have been established: (1) a portfolio with security investments measured at amortized cost in highly rated issuers and (2) actively managed portfolios measured at fair value. The return from the portfolios in 2024 continued to contribute positively to NIB's total results. NIB has signed the United Nations Principles for Responsible Investment (PRI), in which NIB has committed to incorporate environmental, social and governance factors in its investment and ownership decisions.

For information regarding accounting treatment and volumes of NIB's financial placements as of December 31, 2024, please refer to Note 11: Debt securities. The volume of outstanding derivatives as of December 31, 2024 are set forth in Note 24: Derivatives held for risk management and hedge accounting.

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INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 118 Note 4: Net interest income Note 5: Commission income and fees received In thousands of euro 2024 2023 In thousands of euro 2024 2023 Interest income Commitment fees 5,926 4,464 1 Cash and cash equivalents 72,109 79,756 Loan disbursement fees - 1,660 Placements with credit institutions 18,147 22,859 Early repayment fees 33 1,411 Debt securities 72,867 45,534 Commissions on lending of securities 298 400 Loans outstanding 961,373 830,331 Total 6,257 7,934 Derivatives 137,161 126,848 1 Loan disbursement fees have been moved to Loans outstanding interest income calculated using the effective interest method (Note 4) starting from 1 January 2024. Interest income calculated using the effective interest rate method 1,261,657 1,105,329 Placements with credit institutions 203,840 116,032 Debt securities 186,125 124,726 Loans outstanding - 16 Derivatives 269,385 333,929 Other financial assets measured at fair value 45 123 Note 6: Net profit/loss on financial operations Other interest income 659,395 574,826 Total interest income 1,921,052 1,680,154 In thousands of euro 2024 2023 Financial instruments measured at fair value, realised gains and losses 398 2,713 Interest expense Financial instruments measured at fair value, unrealised gains and losses -12,366 305 Placements owed to credit institutions -25,836 -23,829 Financial instruments measured at amortised cost, realised gains and losses -142 -317 Debts evidenced by certificates -980,750 -780,981 Expected credit loss on financial placements -128 180 Derivatives -582,827 -576,705 Hedge accounting ineffectiveness -4,782 -2,066 Total interest expense -1,589,413 -1,381,515 Net profit/loss on financial operations -17,020 815 Net interest income 331,639 298,640 Interest income and expense includes amounts from related parties as described in Note 25: Related party disclosures. ANNUAL REPORT 2024

NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 119

Note 7: Personnel expenses, compensation and benefits

Net personnel expenses

In thousands of euro	2024	2023
Salaries and other remuneration	32,732	30,492
Social security and employee insurances	2,418	2,879
Pensions	11,056	10,358
Board and Control Committee remuneration	133	127
Other personnel expenses	3,343	2,877
Gross personnel expenses	49,682	46,734
Host country reimbursement according to agreement with the Finnish Government (see next page)	-10,979	-10,864
Capitalisation of internal labour to assets	-721	-476
Net personnel expenses	**37,982**	**35,395**

Employees

	2024	2023
Number of employees at 31 December	257	244
Average age of employees	46	46
Average period (years) of employment	10	11
Distribution by gender as of 31 December		
Female	103	95
Male	154	149

The number of employees in the table above includes all contracted employees. Permanent employees and those with fixed term contracts of four years or more amounted to 237 (2023: 229). Employees on fixed term contracts less than four years and temporary contracts amounted to 20 (2023: 15).

Compensation for the Board of Directors, the Control Committee, the President and the Executive Committee

Compensation for the Board of Directors (BoD) and the Control Committee (CC) is set by the Board of Governors (BoG). The compensation consists of fixed annual remuneration and an attendee allowance. The members of the BoD and the CC are also entitled to reimbursement of travel and accommodation expenses and a daily allowance in accordance with the Bank's Travel Policy.

The BoD decides on the appointment and remuneration of the President. As a rule, the President is appointed on a fixed-term contract for five years at a time, but the existing contract can also be prolonged. The current President's contract commenced on 1 April 2021 for a five year period.

The President decides upon the employment of the Executive Committee (ExCo) members. The President is authorised by the BoD to make decisions regarding compensation within the scope of the Staff Regulations and the annually approved financial plan. The remuneration package for the members of the ExCo includes a fixed base salary and customary taxable benefits and allowances, which are in principle the same for all staff at the managerial level.

The Bank can pay performance premiums to the President, ExCo members and staff for excellent and extraordinary performance. The performance premiums (excluding staff) are included in the numbers presented in the table below, if awarded.

The table below includes fees paid to the Board of Directors and Control Committee as well as the taxable income of the President and Executive Committee.

In thousands of euro	2024	2023
Board of Directors (remuneration and attendee allowance)		
Chair	16	16
Other Directors and Alternates (15 persons)	87	87
Control Committee		
Chair	10	8
Other members (9 persons)	20	16
President	801	785
Members of the Executive Committee[1]	3,467	3,137

[1] For year 2024 consisting of Jukka Ahonen, Heikki Cantell, Luca De Lorenzo, Kim Skov Jensen, Gunnar Okk, Hanna Pajunen, Jeanette Vitasp, Hilde Kjelsberg (until 15.12.2024) and Pascal Gauthier (since 16.12.2024).

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Distribution by gender as of 31 December	2024	2023
Board of Directors		
Female	6	5
Male	2	3
Control Committee		
Female	3	2
Male	7	8
Members of the Executive Committee including the President		
Female	2	3
Male	7	6

There were no advances, credit granted or any debt arrangements between the Bank and the members of CC, BoD, the President or the ExCo members, nor commitments entered into by the Bank on their behalf by way of guarantee of any kind.

Benefits

Pension benefits

NIB is responsible for arranging the pension security for its employees. The Finnish public sector pension system (JuEL Pension) forms the basis for the pension benefits. The JuEL Pension is calculated based on the employee's annual taxable income and the applicable age-linked pension accrual rate. The employer's pension contribution in 2024 was 24.13% of the pensionable income. The employee's pension contribution was either 7.15% or 8.65%, depending on the employee's age. NIB pays this contribution for its permanent staff, and it is taxed as a benefit for the employee. The pension is accounted for as a defined contribution plan. In addition to the JuEL Pension, the Bank has taken out a supplementary group pension insurance policy for its entire permanently employed staff. The insurance premium, 6.5%, is calculated based on the employee's taxable income and paid until the age of individual retirement under the JuEL Pension, with an upper age limit of 65 years. The supplementary pension is also accounted for as a defined contribution plan. The employer's pension contributions regarding the President amounted to EUR 362,668 (2023: 352,939) The corresponding figure for the ExCo members was EUR 1,143,772 (2023: 1,074,752) of which EUR 306,944 (2023: 319,099) was related to supplementary pension premiums. The BoD and the CC members are not eligible for NIB pension arrangements.

Insurances

NIB has taken out several (both statutory and voluntary) insurance policies for its staff: unemployment insurance, group accident insurance, group life insurance, medical insurance, and disability insurance. All personal insurance policies are valid for the total duration of employment (if not otherwise stated for the separate insurance alternatives). Longer periods of absence from work may interrupt the insurance coverage temporarily. Some of the insurances are available only to staff with a longer fixed term contract and permanently employed staff. The BoD and CC members are not under the coverage of the above-mentioned insurances.

Health care

NIB has also arranged occupational health care for its staff through a private medical centre in Finland. The Bank's medical insurance covers in addition to use of other health care service providers if needed and it covers public sector health care services for more severe or complex medical treatment needs. The occupational health care benefit includes both preventive health care and wellbeing actions for staff and medical care. The BoD and CC members are not under the coverage of the health care benefit

Additional expatriate benefits

Professional staff (including ExCo members) who move to Finland for the sole purpose of taking up employment at the Bank are entitled to certain expatriate benefits, such as an expatriate allowance and a spouse/family allowance. In addition, NIB assists the expatriate in finding accommodation, usually by renting a house or a flat in its own name. The staff member reimburses the Bank for a part of the rent, which is equal to at least the taxable value of the accommodation benefit established annually by the Finnish National Board of Taxes.

Taxation and host country reimbursement

According to an agreement between the Bank's Member countries, taxation of staff and ExCo members salaries and taxable benefits and the President's remuneration, shall be taxed in the host country Finland in accordance with applicable Finnish taxation legislation.

According to the Host Country Agreement between the government of the Republic of Finland and the Bank, the amount of tax withheld on the salaries of the Bank's staff and the final tax on salaries collected shall be reimbursed to the Bank.

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Note 8: Other administrative expenses

In thousands of euro	2024	2023
IT and purchased data	11,244	10,659
Office premises	2,091	3,151
Travel	1,143	959
Communications and marketing	485	419
Other administrative expenses	3,843	3,336
Cost coverage, NDF and NEFCO (Note 25)	-2,799	-2,443
Rental and other income	-346	-290
Total	**15,661**	**15,790**

Remuneration to the auditors

In thousands of euro	2024	2023
Audit fee	204	176
Other audit-related fees	154	113
Non-audit related fees	59	92
Total remuneration	**417**	**381**

Note 9: Net loan losses

In thousands of euro	2024	2023
Change in expected credit loss on Stage 1 and 2 loans	4,120	1,370
Change in expected credit loss on Stage 3 loans	-7,180	1,239
Expected credit loss	-3,061	2,609
Recoveries on claims	57	28
Net loan losses	**-3,003**	**2,637**

See also Note 12: *Loans outstanding and guarantee commitments.*

Note 10: Expected credit loss

Impairment methodology

Introduction and governance

The Bank calculates and reports its impairments based on expected credit losses (ECL). The ECL Framework is based on the requirements of the International Financial Reporting Standard (IFRS 9 Financial Instruments). Additionally, the guidance of the Basel Committee on Banking Supervision and Global Public Policy Committee are followed, where applicable. The ECL Framework is governed by the Bank's Risk Management Policy. The Asset, Liability and Risk Committee reviews and the President approves the ECL Framework. The Mandate, Credit and Compliance Committee approves the impairment allowances and ECL model based calculation results.

Three stage model

The Bank recognises a loss allowance for ECL on financial assets measured at amortised cost, or at fair value through comprehensive income, and for loan commitments. The ECL comprises of a three-stage model based on changes in credit quality since initial recognition. Impairments are reported based in either 12 months or lifetime expected credit losses, depending on the stage allocation of the financial asset. The stage allocation also determines if interest income for the financial asset is reported on gross carrying amount or net of impairment allowance.

Stage 1 - includes financial assets that have not had a significant increase in credit risk since initial recognition or have a low risk at the reporting date. For these assets, the allowance amount is calculated based on the coming 12 months.

Stage 2 - includes financial assets that have had a significant increase in credit risk (SICR) since initial recognition, but which are not credit impaired. For these assets, the allowance amount is calculated based on expected lifetime of the asset. A SICR is considered to have occurred if the life-time default probability (PD) has increased significantly compared to that at the initial recognition. For assets with an initial PD 1-5, a SICR occurs after a downgrade of three (or more) notches; for assets with an initial PD 6-10, a SICR occurs after a downgrade of two (or more) notches; and for assets with an initial PD 11-19, a SICR occurs after a downgrade of one (or more) notch(es).

Stage 3 - includes assets that have been categorised as non-performing in the Bank's credit rating processes. For the non-performing assets, assessment is done on an individual basis, as opposed to the collective model used for the Stage 1 and 2 assets. Exposures in default classes are classified as non-performing. A default occurs with regard to an obligor when either or both of the following have taken place:

i) NIB considers that the obligor is unlikely to pay its credit obligations in full, without recourse by the Bank to actions such as realising security; or

ii) the obligor is past due by more than 90 or in the case of sovereign lending by more than 180 days.

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STAGE 1
STAGE 2
STAGE 3
No significant increase in credit risk since initial recognition
Significant increase in credit risk since initial recognition
Credit impaired financial asset
12-month expected credit losses
Lifetime expected credit losses
Lifetime expected credit losses
Interest revenue on gross basis
Interest revenue on gross basis
Interest revenue on a net basis

Inputs

The ECL calculation is performed at the level of individual financial assets and the main components comprise Probability of Default (PD), Loss Given Default (LGD), Exposure at Default (EAD) and Discount Factor. The model is forward-looking: current and future macroeconomic conditions are incorporated into the model through macro-financial scenarios.

Each transaction in the Bank's portfolio has an internal PD rating associated with it. This rating is a best estimate rating resulting in a neutral estimate without explicit buffers of conservatism. For ECL purposes, the PD is transformed from through-the-cycle to point-in-time based on a regression model of macroeconomic variables to observed default data. PD term structures are derived for each rating grade reflecting the macro-financial scenarios. The short-end of the PD term structure (up to 3 years) reflects the macro-financial scenarios (point-in-time), while the long-end of the PD term structure is based on long-run (through-the-cycle) average behaviour. The term structure construction considers both outright default probabilities and rating migration behaviour.

Loss Given Default (LGD) is the magnitude of the likely loss if there is a default. The Bank has established a Rating Framework for LGD, according to which LGD estimates are generated for all of the Bank's exposures. The estimates are derived separately for different counterparty types: corporates, financial institutions, sovereigns and local & regional governments, and project finance.

Exposure at Default (EAD) represents the expected exposure in the event of a default and is measured from discounted contractual cash flows. Loan commitments are included using a Credit Conversion Factor (CCF). The discount factor is calculated based on the Effective Interest Rate (EIR) of a contract.

Macro-Financial Scenarios - Forward-looking information is used for calculating ECL. NIB uses three scenarios: a baseline scenario, a favourable (upside) scenario and an adverse (downside) scenario. The baseline scenario, judged to be the most likely outcome, is also used in other processes, such as business and financial planning, ICAAP and stress testing. Using external independent sources as well as internal expert judgement, the scenarios are prepared by Risk & Compliance and approved by senior management. They are selected based on the risks most relevant for NIB and are assigned weights based on expert judgement over the balance of risks around the baseline scenario. At the end of 2024, the weights attached to the baseline, upside and downside scenarios were 50%, 25% and 25% compared with 50%, 10% and 40% at the end of 2023. The effects of macroeconomic scenarios are driven by a number of variables, including interest rates and credit spreads.

The Mandate, Credit and Compliance Committee may apply post-model adjustments to the model-based ECL estimates as deemed necessary, inter alia to reflect additional factors such as significant events not explicitly incorporated within the modelling of ECL or in the credit risk ratings. The loan impairment accounting policy is described in Note 1: Accounting policies, and the results of the ECL are described below.

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Expected credit loss provision

In millions of euro	Stage 1	Stage 2	Stage 3	Total
Balance at 31 December 2022	52	13	10	75
Transfer to Stage 1	6	-6	-	0
Transfer to Stage 2	-1	1	-	0
Transfer to Stage 3	-	-	-	0
New assets originated or purchased	17	0	-	17
Amortisations and repayments	-16	-3	-	-20
Impact of remeasurment on existing assets	-4	5	-	1
Foreign exchange adjustments and other changes	-	-	-1	-1
Net change income statement	2	-3	-1	-3
Realised losses	-	-	-	0
Balance at 31 December 2023	54	10	9	72
Transfer to Stage 1	1	-1	-	0
Transfer to Stage 2	-1	1	-	0
Transfer to Stage 3	-1	-4	4	0
New assets originated or purchased	17	1	-	17
Amortisations and repayments	-11	-1	-	-12
Impact of remeasurment on existing assets	-7	2	3	-2
Foreign exchange adjustments and other changes	-	-	1	1
Net change income statement	-2	-2	8	4
Realised losses	-	-	-	0
Balance at 31 December 2024	**51**	**8**	**17**	**76**

Expected credit loss in Statement of financial position at 31 December

In millions of euro	2024	2023
Loans outstanding[1]	70	66
Loan commitments (recorded in other liabilities)	4	5
Financial placements	2	1
Total	**76**	**72**

[1]Including write-down of accrued interest.

Expected credit loss in Statement of comprehensive income

In millions of euro	2024	2023
Net result on financial operations	0	0
Net loan losses (Note 9)	-3	3
Foreign exchange gains and losses	-1	0
Total recognised in statement of comprehensive income	**-4**	**3**

Assets subject to expected credit loss

In millions of euro	Stage 1	Stage 2	Stage 3	Total
Exposure at 31 December 2022	27,816	1,149	10	28,976
Transfer to Stage 1	397	-397	-	0
Transfer to Stage 2	-333	333	-	0
Transfer to Stage 3	-	-	-	0
New assets originated or purchased	5,976	0	-	5,977
Amortisations and repayments	-7,328	-204	-	-7,532
Foreign exchange adjustments and other changes	-76	4	-1	-74
Exposure at 31 December 2023	26,453	885	9	27,347
Transfer to Stage 1	98	-98	-	0
Transfer to Stage 2	-403	403	-	0
Transfer to Stage 3	-36	-95	130	0
New assets originated or purchased	6,760	24	-	6,784
Amortisations and repayments	-4,408	-102	-26	-4,536
Foreign exchange adjustments and other changes	-222	2	-5	-224
Exposure at 31 December 2024	**28,242**	**1,021**	**108**	**29,371**

Assets subject to expected credit loss at 31 December

In millions of euro	2024	2023
Loans outstanding	23,190	21,815
Loan commitments	1,330	1,347
Treasury assets held at amortised cost	4,852	4,185
Total exposure	**29,371**	**27,347**

The Bank defines "forbearance" as a concession granted to a counterparty for reasons of financial difficulties, i.e. a concession that would not otherwise be considered by the lender. Forbearance recognition is not limited to measures that give rise to a loss for the lender. Modification of the terms and conditions of the contract may include, for example, reduction of the interest rate, principal or accrued interest, or rescheduling of the payment dates of principal and/or interest, and has an actual effect on the future cash flows. Loan forbearance is granted on a selective basis and purposefully to avoid counterparty default in favour of the Bank's collection opportunities. Loans granted forbearance are automatically watch listed, and subject to the impairment policies of the Bank. In 2024, two lending exposures have been moved from a model based ECL impairment provision to having their impairment provision individually assessed as the exposures have been classified in stage 3 with the total exposure of EUR 99 million at the end of 2024. As of 31 December 2024, there were in total four non-performing (stage 3) loans totalling EUR 108 (9) million. A total of EUR 70 (66) million has been deducted from the Bank's loans outstanding and from lending claims in "other assets". Specific allowances for impairment amounted to EUR 17 (9) million and ECL on stage 1 & 2 assets amounted to EUR 60 (64) million. During 2024 or 2023, no lending transactions were converted into claims under "other assets".

ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 124 Note 11: Debt securities Note 12: Loans outstanding and guarantee commitments The debt securities were issued by the following counterparties: At 31 December 2024, 500 (489) loans amounting to EUR 22,891 (21,456) million were outstanding. These are held at amortised cost and may be part of a qualifying hedge accounting relationship with a derivative, the MTNs are recognised In millions of euro 2024 2023 at fair value. Governments 2,211 2,075 At 31 December 2024, loans outstanding before impairments and hedge accounting adjustments with floating interest Public institutions 3,240 2,393 rates amounted to EUR 17,906 (16,861) million, while those with fixed interest rates amounted to EUR 5,264 (4,939) million. Other 5,044 5,419 As a general rule fixed interest loans are swapped to floating rates through the use of derivatives instruments. Total 10,496 9,887 In millions of euro 2024 2023 Opening balance 21,456 21,740 The distribution of the Bank’s debt security portfolios at 31 December was as follows: Disbursements 4,216 3,383 Book value Fair value Amortisation -1,881 -2,454 In millions of euro 2024 2023 2024 2023 Prepayments -714 -1,098 Held at fair value 6,581 6,479 6,581 6,479 Change in expected credit losses -4 0 Held at amortised cost 3,915 3,407 3,880 3,326 Foreign exchange changes -242 -310 Total 10,496 9,887 10,461 9,805 Fair value adjustments - 0 Hedge accounting adjustments 69 203 Other movements -9 -8 Of these debt securities, EUR 8,904 (8,409) million is at fixed interest rates and EUR 1,592 (1,477) million at floating interest rates. Closing balance 22,891 21,456 At 31 December 2024, EUR 542 (469) million of total debt securities were in lending labelled bonds. The fair values are disclosed in Note 20: Fair value of financial instruments. ANNUAL REPORT 2024

NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 125

The following table sets forth a breakdown per business sector of NIB's outstanding loans and issued guarantees at 31 December.

In millions of euro	2024	%	2023	%
Public Sector and Utilities	10,319	44.5%	9,479	43.5%
Project and Structured Finance	1,465	6.3%	1,292	5.9%
Connectivity and Consumer	4,367	18.8%	4,427	20.3%
Industry and Real estate	5,618	24.2%	5,154	23.6%
Financial institutions	1,400	6.0%	1,448	6.6%
Total before ECL and hedge accounting adjustments	23,170	100.0%	21,800	100.0%
ECL Stage 3	-16		-9	
ECL Stage 1 and 2	-54		-57	
Hedge accounting adjustments	-209		-278	
Total	**22,891**		**21,456**	

The following table sets forth the scheduled amortizations of outstanding loans at 31 December.

In millions of euro	2024	2023
2024	-	2,339
2025	2,414	2,356
2026	2,326	2,438
2027	2,870	2,803
2028	2,785	2,293
2029	2,612	2,285
2030 and thereafter	10,163	7,285
Total before ECL and hedge accounting adjustments	23,170	21,800
ECL Stage 3	-16	-9
ECL Stage 1 and 2	-54	-57
Hedge accounting adjustments	-209	-278
Total	**22,891**	**21,456**

The remaining average time to maturity/re-pricing of loans outstanding at 31 December 2024, calculated to the next date on which the Bank has the right to adjust the terms of the interest rate or currency of denomination, was 5 years and 1 months (5 years and 1 months), with actual maturities from the date of first disbursement ranging from 1 to 30 years (from 1 to 30 years).

ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 126 Currency distribution of loans outstanding Distribution of loans outstanding and guarantees by various types of security 2024 2023 In millions of euro 2024 2023 In millions of euro % % To or guaranteed by member countries 1,481 1,388 EUR 10,759 10,047 USD 1,576 1,272 To or guaranteed by other countries 241 277 Nordic currencies 10,579 10,343 To or guaranteed by governments, total 1,722 7.4% 1,665 7.6% To or guaranteed by local authorities in member countries 3,417 14.8% 3,321 15.2% Other currencies 256 137 Total before ECL and hedge accounting adjustments 23,170 21,800 To or guaranteed by companies owned 50% or more by member 6,199 26.8% 5,762 26.4% countries or local authorities in member countries ECL Stage 3 -16 -9 To or guaranteed by banks 1,318 5.7% 1,372 6.3% ECL Stage 1 and 2 -54 -57 Backed by a lien or other security in property 1,910 8.2% 1,730 7.9% Hedge accounting adjustments -209 -278 With a guarantee from the parent 1,477 6.4% 1,599 7.3% Total at 31 December 22,891 21,456 company and other guarantees With a negative pledge clause and other covenants 7,110 30.7% 6,341 29.1% Total after individually assessed impairments 23,154 100.0% 21,791 100.0% ECL Stage 1 and 2 -54 -57 Hedge accounting adjustments -209 -278 Total at 31 December 22,891 21,456 As of 31 December, loans committed but not disbursed amounted to EUR 2,198 (1,970) million. ANNUAL REPORT 2024

NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 127

The table below sets forth the distribution of lending outstanding and commitments at 31 December, allocated by country according to the domicile of the risk owner's group headquarters.

In millions of euro	2024 Loans outstanding	2024 Total commitments	2023 Loans outstanding	2023 Total commitments
Denmark	3,130	34	2,849	34
Estonia	1,220	70	1,150	165
Finland	4,646	1,004	4,145	651
Iceland	796	-	745	45
Latvia	249	318	245	45
Lithuania	1,137	270	985	363
Norway	4,840	136	4,605	114
Sweden	6,574	316	6,618	346
Belarus	8	-	8	-
Germany	57	25	35	-
Poland	251	-	244	-
Belgium	94	-	40	-
Ireland	45	-	-	-
Other European countries	70	-	30	25
Multilateral	36	25	62	32
Botswana	4	-	7	-
China	12	-	26	150
Tunisia	-	-	1	-
Vietnam	1	-	3	-
Other Non-European countries	0	-	0	-
Total before ECL and hedge accounting adjustments	23,170	2,198	21,800	1,970
ECL Stage 3	-16	-	-9	-
ECL Stage 1 and 2	-54	-4	-57	-5
Hedge accounting adjustments	-209	-	-278	-
Total at 31 December	**22,891**	**2,194**	**21,456**	**1,965**

Note 13: Tangible and intangible assets

Intangible assets

In millions of euro	2024	2023
Acquisition value at the beginning of the year	41	37
Acquisitions during the year	3	5
Asset retirement during the year	-	-1
Acquisition value at the end of the year	44	41
Accumulated amortisation at the beginning of the year	30	28
Amortisation during the year	2	3
Accumulated amortisation on asset retirement during the year	0	-1
Accumulated amortisation at the end of the year	33	30
Net book value at 31 December	**11**	**10**

Intangible assets comprise of software development costs and right-of-use assets arising from leasing contracts.

ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 128 Tangible assets 2024 2023 Office equipment and Office equipment and In millions of euro Buildings other tangible assets Total In millions of euro Buildings other tangible assets Total Tangible assets Tangible assets Acquisition value at the beginning of the year 45 16 61 Acquisition value at the beginning of the year 45 29 74 Acquisitions during the year - 2 2 Acquisitions during the year - 0 0 Sales/disposals during the year - 0 0 Sales/ disposals during the year - -13 -13 Acquisition value at the end of the year 45 18 63 Acquisition value at the end of the year 45 16 61 Accumulated depreciation at 25 6 31 Accumulated depreciation at 22 19 41 the beginning of the year the beginning of the year Depreciation for the year 3 1 3 Depreciation for the year 2 1 3 Accumulated depreciation on sales/ - 0 0 Accumulated depreciation on sales/ - -13 -13 disposals during the year disposals during the year Accumulated depreciation at the end of the year 25 6 31 Accumulated depreciation at the end of the year 27 7 34 Net book value 17 12 29 Net book value 20 10 30 On each closing date, the Bank’s assets are assessed to determine whether there is any indication of an asset’s impairment. As of 31 December 2024, there were no indications of impairment of the intangible or tangible assets. ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 129 Note 14: Depreciation Note 15: Other assets In thousands of euro 2024 2023 In millions of euro 2024 2023 Intangible assets (Note 13) 2,133 3,108 Interest rate swaps at floating rates 17,931 15,229 Tangible assets (Note 13) 3,203 3,223 Interest rate swaps at fixed rates 21,700 20,090 Buildings 2,573 2,400 Currency swaps at floating rates 13,184 12,951 Office equipment 630 823 Currency swaps at fixed rates 9,930 9,837 Total 5,336 6,331 Nominal amount of receive leg 62,745 58,107 Nominal amount payable leg -61,607 -57,261 Net nominal derivative receivables 1,138 846 Fair value adjustments 346 516 Derivative receivables at fair value 1,484 1,362 Other 25 36 Total at 31 December 1,509 1,398 Derivatives are carried at fair value in the statement of financial position net per contract. Thus, swap contracts with a positive net fair value are recognised in the statement of financial position under “Other assets”, while swap contracts with a negative net fair value are recognised under “Other liabilities”. Derivative assets net exposure after collaterals In millions of euro 2024 2023 Derivative instruments in financial position 1,484 1,362 Netting by counterparty -770 -973 Derivative instruments net per counterparty 714 389 Accrued interest net per counterparty 153 105 Net exposure before collaterals 867 494 Collateral received -849 -468 Net exposure at 31 December 18 27 See also Risk Management, Credit Risk, Derivatives. ANNUAL REPORT 2024

NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 130

Note 16: Debts evidenced by certificates and related swaps

In millions of euro	2024	2023
Opening balance	32,190	31,595
New debt issuance	9,121	7,152
Amortisation	-6,453	-6,408
Call and buybacks	-74	-130
Foreign exchange movements	699	-847
Fair value adjustments	-9	-8
Hedge accounting adjustments	354	828
Other	8	10
Closing balance	**35,836**	**32,190**

At year-end, the Bank's debt evidenced by certificates were distributed between the currencies shown in the table below. The table also demonstrates the distribution by currency after taking into account related swap nominal value.

	Debt		Swap contracts payable/receivable		Net balance	
In millions of euro	2024	2023	2024	2023	2024	2023
Currency						
USD	12,960	11,801	-635	-493	12,325	11,307
EUR	8,773	7,131	9,665	9,495	18,438	16,626
GBP	4,706	3,855	-4,706	-3,855	-	-
NOK	3,793	3,515	-	-	3,793	3,515
SEK	1,756	1,733	-	-	1,756	1,733
AUD	1,098	2,086	-1,098	-2,086	-	-
NZD	1,036	742	-1,036	-742	-	-
HKD	948	676	-948	-676	-	-
CNH	693	938	-693	-938	-	-
DKK	349	349	-	-	349	349
CHF	276	216	-276	-216	-	-
RON	122	189	-122	-189	-	-
PLN	99	52	-99	-52	-	-
JPY	34	36	-34	-36	-	-
ZAR	11	9	-11	-9	-	-
TRY	6	6	-6	-6	-	-
INR	4	6	-4	-6	-	-
BRL	-	3	-	-3	-	-
Subtotal	36,664	33,344	-3	186	36,661	33,530
Fair value adjustments	-6	3	-6	-15	-11	-12
Hedge accounting adjustments	-798	-1,152	810	1,169	12	17
Other	-24	-5	-	-	-24	-5
Total at 31 December	**35,836**	**32,190**	**801**	**1,340**	**36,638**	**33,530**

ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 131 Note 17: Other liabilities In millions of euro 2024 2023 Derivative liabilities net exposure after collaterals Interest rate swaps at floating interest rates 28,538 24,658 Interest rate swaps at fixed interest rates 11,094 10,661 In millions of euro 2024 2023 Currency swaps at floating interest rates 21,583 21,376 Derivative instruments in financial position 1,220 1,983 Currency swaps at fixed rates 702 1,279 Netting by counterparty -770 -973 Nominal amount payable leg 61,916 57,974 Derivative instruments net per counterparty 450 1,010 Nominal amount receivable leg -61,607 -57,261 Accrued interest net per counterparty -99 -84 Net nominal derivative payables 309 713 Net exposure before collaterals 351 926 Fair value adjustments 911 1,270 Collateral given -362 -901 Derivative payables at fair value 1,220 1,983 Net exposure at 31 December -11 24 Other 100 209 Total at 31 December 1,320 2,192 See also Risk Management, Credit Risk, Derivatives. Derivatives are carried at fair value in the statement of financial position net per contract. Thus, swap contracts with a positive net fair value are recognised in the statement of financial position under “Other assets”, while swap contracts with a negative net fair value are recognised under “Other liabilities”. ANNUAL REPORT 2024

NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 132

Note 18: Capitalisation and reserves

The following table sets forth the capitalisation of NIB at 31 December.

In millions of euro	2024	2023
Equity:		
Authorised and subscribed capital	8,369	8,369
Of which callable capital	-7,523	-7,523
Paid-in capital	846	846
Statutory reserve	837	837
General credit risk fund	2,575	2,387
Cost of hedging reserve	28	25
Changes in own credit risk on liabilities at fair value	11	5
Profit for the year	256	251
Total equity	**4,553**	**4,350**
Debts evidenced by certifcates	35,836	32,190
Total capitalisation	**40,389**	**36,540**

The member countries' portions of authorised capital at 31 December are as follows:

In millions of euro	2024	Share, in %	2023	Share, in %
Member country				
Denmark	1,763	21.1%	1,763	21.1%
Estonia	77	0.9%	77	0.9%
Finland	1,483	17.7%	1,483	17.7%
Iceland	79	0.9%	79	0.9%
Latvia	112	1.3%	112	1.3%
Lithuania	163	2.0%	163	2.0%
Norway	1,800	21.5%	1,800	21.5%
Sweden	2,893	34.6%	2,893	34.6%
Total	**8,369**	**100.0%**	**8,369**	**100.0%**

The member countries' portions of paid-in capital at 31 December are as follows:

In millions of euro	2024	Share, in %	2023	Share, in %
Member country				
Denmark	178	21.1%	178	21.1%
Estonia	8	0.9%	8	0.9%
Finland	150	17.7%	150	17.7%
Iceland	8	0.9%	8	0.9%
Latvia	11	1.3%	11	1.3%
Lithuania	16	2.0%	16	2.0%
Norway	182	21.5%	182	21.5%
Sweden	292	34.6%	292	34.6%
Total	**846**	**100.0%**	**846**	**100.0%**

ANNUAL REPORT 2024

NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT **FINANCIALS** REPORTS & OTHER DISCLOSURES 133

Authorised capital stock

The Board of Governors can, upon a proposal by the Board of Directors of NIB, decide upon an increase in the authorised capital stock of the Bank. To become effective, such a decision usually requires the approval of the parliaments of the Member countries.

The authorised capital stock of the Bank, which initially was approximately EUR 510 million, has been increased several times. most recently in 2020, when the Bank updated its Statutes. The Bank previously had two main categories of lending: ordinary lending and lending under Special Programs. Lending under special programs comprised Project Investment Loans (PIL) and Environmental Investment Loans (MIL). Under the new statutes that came into force during 2020 these special programs were discontinued. The outstanding amounts under the PIL and MIL facilities became part of NIB's ordinary lending. The Owner countries' guarantees related to the PIL loans of 1,800 million has been converted to callable capital and the equity reserve allocated to PIL has been converted to paid-in-capital. As a result the authorised capital of the bank amounts to EUR 8,369 million. The split of NIB's authorised capital into paid-in capital and callable capital is discussed below under "Paid-in Capital and Callable Capital."

As stipulated in NIB's Statutes, any increase of the authorised capital stock is allocated among the Member countries based upon their gross national income (GNI) at market prices as determined from time to time by the Board of Governors. From the establishment of NIB in 1975 until the Baltic countries joined NIB on January 1, 2005, gross national income (GNI) was calculated at factor prices for the Nordic countries as an average of the data from the two most recent years available. Since January 1, 2005 the source for the GNI statistics has been the International Monetary Fund's International Financial Statistics publication. Allocations of new subscribed capital among the Member countries were fixed at the time of each increase and no adjustments or equalisation payments were made with respect to capital already subscribed. Accordingly, and because the GNI among the Member countries has varied over the years, the authorised and paid-in portions of the Member countries' capital have not been the same. In 2016, the Bank's Board of Governors decided to adjust and align NIB's authorised capital so that each Member country's share in percentage of paid-in capital and callable capital would equal its share of the authorised capital. Following the completion of the approval process in each Member country, the changes have entered into force and have been implemented.

Paid-in capital and callable capital

The Statutes provide that NIB's authorised capital stock shall consist of a paid-in portion and a callable portion. Of NIB's total authorised capital stock of currently EUR 8,369 million, the paid-in portion amounts to EUR 846 million, which corresponds to approximately 10% of the total authorised capital stock of the Bank. All subscribed capital not paid in is subject to call by the Board of Directors of NIB to the extent that the Board deems it necessary for the fulfilment of the Bank's debt obligations. The Statutes do not require that calls be made pro rata, but it is anticipated that, in the first instance, calls would be made in that manner. Failure by any Member country to make payment on any such call would not excuse any other Member country from its obligation to make payment. No Member country can legally be required on any such call to pay more than the unpaid balance of the callable portion of its subscribed capital. To date no such calls have been made.

In view of NIB's mission as an institution for regional cooperation, there are no provisions in the 2004 Agreement for admitting additional countries. While a Member country may withdraw by giving notice in accordance with the provisions set forth in the 2004 Agreement, the 2004 Agreement also provides that a withdrawing country must remain liable for those commitments of NIB that were in force at the time of the withdrawal to the same extent as immediately prior to such withdrawal.

Reserves

Under the Statutes, NIB's annual net profits are to be transferred to a statutory reserve (the "Statutory Reserve") until such reserve equals at least 10% of the authorised capital stock of the Bank. Thereafter, the Board of Governors, acting upon the proposal of the Board of Directors of NIB, will determine the allocation of net profits between further transfers to the Statutory Reserve, General Credit Risk Fund and the payment of dividends to the Member countries.

At 31 December 2024, the Statutory Reserve of NIB amounted to EUR 837 million or 10% of the Bank's authorised capital. NIB has annually allocated a portion of the respective year's profit as a general credit risk reserve (the "General Credit Risk Fund") for unidentified risks in the Bank's operations. At 31 December 2024, the General Credit Risk Fund amounted to EUR 2,575 million. The General Credit Risk Fund is available to cover losses arising from NIB's lending portfolio as well as other risks NIB assumes in its business activities, such as the activities of its treasury department. The risks covered with respect to the treasury activities include market risks as well as counterparty risks. For further information in this regard, please see Note 2: Risk management.

ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 134 Note 19: Collateral and commitments At 31 December, collaterals and commitments were as follows; NIB as lessee At 31 December, the future minimum lease payments under non-cancellable leases were as follows; In millions of euro 2024 2023 In thousands of euro 2024 2023 Loans committed but not yet disbursed (Note 12) 2,198 1,970 Within one year 427 1,044 Callable commitments in financial placements 1 1 Later than one but not two years 204 569 2 3 Collateral received for collateralised placements 5,585 3,541 Later than two but not three years 26 11 1 4 Collateral given for collateralised placements 4 81 Later than three years 10 12 Gross collateral with respect to derivatives exposure Total 668 1,635 2 5 Collateral received 872 477 1 4 Collateral given 364 901 NIB as lessor 1 2 3 Book value. Fair value. Including cash of EUR 57 (10) million and securities of EUR 5,528 (3,531) million received. 4 5 Cash collateral. Including cash of EUR 872 (477) million and securities of EUR 0 (0) million received. At 31 December, the future minimum lease receipts under non-cancellable leases were as follows; In thousands of euro 2024 2023 Within one year 212 861 Later than one but not two years - 340 Total 212 1,202 The Bank sub-lets office space to related parties as described in Note 25. ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 135

Note 20: Fair value of financial instruments

Classification of financial instruments

In millions of euro	Amortised cost (AC)	Fair value through profit and loss (FVTPL)	Designated at fair value through profit and loss (FVO)	Derivatives designated as hedging instruments	Total
Financial assets					
Cash and cash equivalents	1,469	666	-	-	2,134
Financial placements with credit institutions	539	4,883	-	-	5,422
Debt securities	3,915	6,581	-	-	10,496
Other financial placements	-	0	-	-	0
Loans outstanding	22,891	-	-	-	22,891
Derivatives	-	941	-	543	1,484
Total 31 December 2024	**28,813**	**13,070**	**0**	**543**	**42,426**
Financial liabilities					
Short-term amounts owed to credit institutions	930	-	-	-	930
Debt evidenced by certificates	35,081	-	755	-	35,836
Derivatives	-	118	-	1,102	1,220
Total 31 December 2024	**36,011**	**118**	**755**	**1,102**	**37,986**

In millions of euro	Amortised cost (AC)	Fair value through profit and loss (FVTPL)	Designated at fair value through profit and loss (FVO)	Derivatives designated as hedging instruments	Total
Financial assets					
Cash and cash equivalents	1,956	-9	-	-	1,947
Financial placements with credit institutions	826	3,513	-	-	4,339
Debt securities	3,407	6,479	-	-	9,887
Other financial placements	-	4	-	-	4
Loans outstanding	21,456	-	-	-	21,456
Derivatives	-	829	-	533	1,362
Total 31 December 2023	**27,644**	**10,816**	**0**	**533**	**38,993**
Financial liabilities					
Short-term amounts owed to credit institutions	488	-	-	-	488
Debt evidenced by certificates	31,483	-	708	-	32,190
Derivatives	-	280	-	1,703	1,983
Total 31 December 2023	**31,970**	**280**	**708**	**1,703**	**34,660**

ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 136 Fair value of financial instruments 2024 2023 In millions of euro Carrying amount Fair value Carrying amount Fair value Financial Assets Cash and cash equivalents 2,134 2,134 1,947 1,947 Financial placements with credit institutions 5,422 5,422 4,339 4,330 Debt securities 10,496 10,461 9,887 9,805 Other financial placements 0 0 4 4 Loans outstanding 22,891 22,963 21,456 21,598 Derivatives 1,484 1,484 1,362 1,362 Total 42,426 42,464 38,993 39,046 Financial Liabilities Short-term amounts owed to credit institutions 930 930 488 488 Debt evidenced by certificates 35,836 35,634 32,190 32,103 Derivatives 1,220 1,220 1,983 1,983 Total 37,986 37,783 34,660 34,573 For short term instruments the carrying value is assumed to be a resonable approximation of fair value. ANNUAL REPORT 2024

NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 137

Level of fair value measurement for financial instruments at the end of the year

The table below analyses financial instruments' fair value at the end of the year by the level in the fair value hierarchy into which the fair value measurement is categorised.
See Accounting policies, Determination of fair value.

	2024			2023		
In millions of euro	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Financial Assets						
Cash and cash equivalents	2,134	-	-	1,947	-	-
Financial placements with credit institutions	-	5,422	-	-	4,330	-
Debt securities	10,458	-	3	9,801	-	4
Other financial placements	-	-	0	-	-	4
Loans outstanding	-	22,963	-	-	21,598	-
Derivatives	-	1,465	18	-	1,339	23
Total	**12,592**	**29,851**	**21**	**11,748**	**27,267**	**31**
Financial Liabilities						
Short-term amounts owed to credit institutions	-	930	-	-	488	-
Debt evidenced by certificates	-	35,434	200	-	31,702	400
Derivatives	-	1,167	52	-	1,936	47
Total	**0**	**37,531**	**252**	**0**	**34,126**	**448**

At 31 December 2024, recorded Credit Valuation Adjustment (CVA) amounted to EUR -1.9 million, while Debit Valuation Adjustment (DVA) was EUR 0.6 million. At 31 December 2023, recorded CVA amounted to EUR -2.8 million, while DVA was EUR 1.1 million. Receivables from defaulted treasury counterparties are measured at fair value. Receivables from defaulted lending counterparties are measured at cost minus impairment.

ANNUAL REPORT 2024

NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 138

Changes in fair values categorised in level 3

In millions of euro	Financial assets: Debt securities	Financial assets: Other financial placements	Financial assets: Loans outstanding	Financial assets: Derivative assets	Financial assets: Level 3 total assets	Financial liabilities: Debt evidenced By certificates	Financial liabilities: Derivative liabilities	Financial liabilities: Level 3 total liabilities
31 December 2022	7	5	2	23	37	661	147	808
Financial instruments reclassified to level 2	-	-	-	-	0	-	-	0
New trades	-	-	-	-	0	61	1	62
Matured transactions, buy backs and calls	-1	-2	-	-1	-4	-329	-91	-420
Amortisation	-2	-	-1	-1	-4	-	-	0
Capitalisations	-	-	-	-	0	2	3	5
Sold transactions	-	-	-	-	0	-	-	0
Changes in fair values	0	1	0	-12	-11	7	0	7
Exchange rate adjustments	-	-	-1	14	12	-1	-14	-15
31 December 2023	4	4	0	23	31	400	47	448
Financial instruments reclassified to level 2	-	-	-	-	0	-125	-1	-127
New trades	-	-	-	-	0	85	0	85
Matured transactions, buy backs and calls	-1	-4	-	0	-4	-157	-1	-158
Amortisation	0	-	-	-	0	-	-	0
Capitalisations	-	-	-	1	1	2	4	6
Sold transactions	-	-	-	-	0	-	-	0
Changes in fair values	-1	0	-	-4	-4	-7	2	-5
Exchange rate adjustments	-	-	-	-3	-3	2	1	3
31 December 2024	**3**	**0**	**0**	**18**	**21**	**200**	**52**	**252**

The financial placement debt securities categorised as Level 3 are instruments that are not traded actively and the valuations are based on external market quotes, which management have applied an overlay to reduce the fair value recorded. The other Level 3 financial placements are Mezzanine funds, where the valuation is obtained from the external fund administrators. Level 3 loans, derivatives and issued securities consist of complex structured products and instruments denominated in currencies which have limited liquidity. The calculated fair values of the instruments in illiquid currencies are based on market data from a leading data provider. Both the structured debt issuances and the products in illiquid currencies are hedged back-to-back with swaps to reduce the risks.

NIB uses different valuation models to value the structured derivatives and structured debt issuances , depending on the instrument type. The main model inputs are market observable interest rates, foreign exchange rates, swaption volatilities and foreign exchange volatilities. The only unobservable inputs to the valuation model are correlations between different risk factors that are estimated from historical market data. In order to calculate a sensitivity of fair values of structured derivatives and structured debt to these unobservable correlation inputs, a range of different methods for correlation estimation are applied. The table below gives the sensitivity range of fair values that contains the results using alternative correlation methods.

As the table shows, the sensitivity of the total net impact is lower than the sum of sensitivities of derivatives and debt on their own. This is because the derivatives hedge the debt issuances back-to-back and the impacts of alternative correlation models partly cancel each other. The estimated uncertainty in the total fair value of structured instruments is EUR ± 1.6 million.

	Fair value (EUR million)	Unobservable input	Sensitivity of fair value (EUR million)
Structured OTC derivatives	-7.8	Correlations	± 8.8
Structured issued debt securities	-185.0	Correlations	± 9.4
Total net impact	**-192.8**		**± 1.6**

ANNUAL REPORT 2024

NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 139

Note 21: Maturity profile of financial assets and liabilities

The table below sets out a maturity analysis for financial assets and liabilities containing principal and interest flows. For loans outstanding, undiscounted cash flows are presented until contractual final maturity. For borrowing outstanding and derivatives with call options, cash flows are presented until the first possible termination date. Cash flows are presented on net basis for interest rate swaps and on gross basis for all other swaps. Interest cash flows are projected based on the interest rates prevailing on the closing date. See also Notes 15 and 17, and Risk management, Liquidity Risk.

2024

In millions of euro	Carrying amount	Contractual cash flows	Up to and including 3 months	Over 3 months and up to and including 6 months	Over 6 months and up to and including 1 year	Over 1 year and up to and including 5 years	Over 5 years
Assets							
Cash and cash equivalents	2,134	2,138	2,138	-	-	-	-
Financial placements							
Placements with credit institutions	5,410	5,489	3,564	1,924	-	-	-
Debt securities	10,496	11,525	414	465	747	8,483	1,416
Other	0	1	-	-	-	-	1
Loans outstanding	22,891	27,808	601	889	1,819	13,107	11,392
Other assets							
Derivative receive leg	17,335	23,487	3,793	3,243	1,938	13,128	1,384
Derivative pay leg	-15,852	-21,390	-3,584	-3,061	-1,640	-11,979	-1,127
Assets, total	**42,415**	**49,058**	**6,926**	**3,461**	**2,865**	**22,739**	**13,067**
Liabilities							
Amounts owed to credit institutions							
Short-term	930	929	929	-	-	-	-
Debts evidenced by certificates	35,836	40,087	1,081	3,170	5,060	26,170	4,605
Other liabilities							
Derivative receive leg	-8,441	-10,450	-1,891	-1,712	-988	-5,039	-820
Derivative pay leg	9,661	11,364	1,946	1,807	1,186	5,433	992
Liabilities, total	**37,986**	**41,929**	**2,064**	**3,265**	**5,258**	**26,564**	**4,777**
Net during the period			**4,862**	**195**	**-2,394**	**-3,826**	**8,290**
Loans committed but not yet disbursed			2,198				

ANNUAL REPORT 2024

NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 140

2023

In millions of euro	Carrying amount	Contractual cash flows	Up to and including 3 months	Over 3 months and up to and including 6 months	Over 6 months and up to and including 1 year	Over 1 year and up to and including 5 years	Over 5 years
Assets							
Cash and cash equivalents	1,947	1,947	1,947	-	-	-	-
Financial placements							
Placements with credit institutions	4,328	4,395	3,798	597	-	-	-
Debt securities	9,887	10,797	678	642	625	7,804	1,049
Other	4	5	-	-	-	-	5
Loans outstanding	21,456	26,682	660	787	1,600	12,645	10,990
Other assets							
Derivative receive leg	10,852	13,761	1,393	1,563	2,401	7,334	1,069
Derivative pay leg	-9,490	-11,981	-1,255	-1,412	-2,074	-6,459	-780
Assets, total	**38,983**	**45,606**	**7,221**	**2,176**	**2,553**	**21,325**	**12,332**
Liabilities							
Amounts owed to credit institutions							
Short-term	488	487	487	-	-	-	-
Debts evidenced by certificates	32,190	36,065	2,200	3,411	2,057	24,112	4,285
Other liabilities							
Derivative receive leg	-14,949	-17,966	-4,756	-1,580	-684	-9,983	-964
Derivative pay leg	16,932	19,899	4,972	1,711	976	11,003	1,238
Liabilities, total	**34,660**	**38,485**	**2,903**	**3,542**	**2,349**	**25,132**	**4,559**
Net during the period			**4,318**	**-1,366**	**203**	**-3,807**	**7,774**
Loans committed but not yet disbursed			1,970				

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NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 141

Note 22: Interest rate risk

Interest rate risk is the impact that fluctuations in market interest rates can have on the value of the Bank's interest-bearing assets and liabilities and on the interest income recognised in the statement of comprehensive income. The table below provides information on the extent of the Bank's interest rate exposure. The assets and liabilities are grouped into buckets defined by their time to maturity or the date of the interest rate adjustment. The difference, or gap, between assets and liabilities in each time bucket makes the Bank sensitive to interest rate fluctuations. See also Note 2: Risk management. A 100 bps interest rate change would impact the income statement by approximately EUR 56 million.

2024

In millions of euro	Up to and including 3 months	Over 3 months and up to and including 6 months	Over 6 months and up to and including 1 year	Over 1 year and up to and including 5 years	Over 5 years and up to and including 10 years	Over 10 years	Undefined	Total
Assets								
Cash and cash equivalents	2,134	-	-	-	-	-	-	2,134
Financial placements								
Placements with credit institutions	3,513	1,898	-	-	-	-	11	5,422
Debt securities	1,723	392	551	6,546	1,211	86	-13	10,496
Other	-	-	-	-	-	-	0	0
	5,236	2,289	551	6,546	1,211	86	-1	15,918
Loans outstanding	10,582	6,997	436	2,709	1,772	677	-283	22,891
Intangible assets	-	-	-	-	-	-	11	11
Tangible assets	-	-	-	-	-	-	29	29
Other assets								
Derivative receive leg	23,671	9,150	6,120	19,995	2,798	920	463	63,116
Other assets	-	-	-	-	-	-	25	25
Accrued interest and fees receivable	-	-	-	-	-	-	612	612
Total assets	**41,623**	**18,436**	**7,107**	**29,250**	**5,781**	**1,684**	**856**	**104,737**
Liabilities and equity								
Liabilities								
Amounts owed to credit institutions								
Short-term	930	-	-	-	-	-	-	930
Debts evidenced by certificates	5,561	2,733	4,674	19,967	2,789	917	-804	35,836
Other liabilities								
Derivative pay leg	42,337	5,985	846	8,254	2,638	1,848	945	62,852
Other liabilities	-	-	-	-	-	-	100	100
Accrued interest and fees payable	-	-	-	-	-	-	466	466
Total liabilities	48,827	8,718	5,519	28,221	5,427	2,765	707	100,184
Equity	-	-	-	-	-	-	4,553	4,553
Total liabilities and equity	**48,827**	**8,718**	**5,519**	**28,221**	**5,427**	**2,765**	**5,259**	**104,737**
Net during the period	**-7,205**	**9,718**	**1,587**	**1,029**	**354**	**-1,081**	**-4,403**	**0**
Cumulative net during the period	-7,205	2,514	4,101	5,131	5,484	4,403	0	-
Guarantee commitments	-	-	-	-	-	-	-	-

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NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 142

2023

In millions of euro	Up to and including 3 months	Over 3 months and up to and including 6 months	Over 6 months and up to and including 1 year	Over 1 year and up to and including 5 years	Over 5 years and up to and including 10 years	Over 10 years	Undefined	Total
Assets								
Cash and cash equivalents	1,947	-	-	-	-	-	-	1,947
Financial placements								
Placements with credit institutions	3,742	587	-	-	-	-	10	4,339
Debt securities	1,983	478	491	6,050	975	-	-90	9,887
Other	-	-	-	-	-	-	4	4
	5,724	1,065	491	6,050	975	0	-77	14,229
Loans outstanding	10,063	6,534	323	2,681	1,722	478	-346	21,456
Intangible assets	-	-	-	-	-	-	10	10
Tangible assets	-	-	-	-	-	-	30	30
Other assets								
Derivative receive leg	24,184	8,116	2,478	19,724	2,635	966	558	58,660
Other assets	-	-	-	-	-	-	36	36
Accrued interest and fees receivable	-	-	-	-	-	-	524	524
Total assets	**41,919**	**15,714**	**3,293**	**28,455**	**5,332**	**1,444**	**734**	**96,891**
Liabilities and equity								
Liabilities								
Amounts owed to credit institutions								
Short-term	488	-	-	-	-	-	-	488
Debts evidenced by certificates	5,287	3,266	1,533	19,656	2,631	965	-1,149	32,190
Other liabilities								
Derivative pay leg	39,756	6,052	688	6,976	2,712	1,736	1,361	59,281
Other liabilities	-	-	-	-	-	-	209	209
Accrued interest and fees payable	-	-	-	-	-	-	373	373
Total liabilities	45,531	9,318	2,221	26,632	5,343	2,701	795	92,541
Equity	-	-	-	-	-	-	4,350	4,350
Total liabilities and equity	**45,531**	**9,318**	**2,221**	**26,632**	**5,343**	**2,701**	**5,145**	**96,891**
Net during the period	**-3,612**	**6,396**	**1,072**	**1,823**	**-10**	**-1,258**	**-4,410**	**0**
Cumulative net during the period	-3,612	2,783	3,855	5,678	5,668	4,410	0	-
Guarantee commitments	-	-	-	-	-	-	-	-

ANNUAL REPORT 2024

NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 143

Note 23: Currency risk

NIB's operations are mostly in euro and US dollars. The table below shows the net of assets and liabilities in the major currencies. See also Note 2: Risk management.

Net currency position as of 31 December 2024

In millions of euro	EUR	USD	SEK	NOK	DKK	Other currencies	Fair value adjustments and swap netting	Total
Assets								
Cash and cash equivalents	1,319	280	125	200	208	3	0	2,134
Financial placements								
Placements with credit institutions	1,836	238	1,162	1,305	881	-	0	5,422
Debt securities	7,526	1,008	395	908	670	-	-11	10,496
Other financial placements	0	-	-	-	-	-	-	0
	9,362	1,246	1,558	2,212	1,550	0	-11	15,918
Loans outstanding	10,697	1,568	4,007	4,306	2,266	256	-209	22,891
Intangible assets	11	-	-	-	-	-	-	11
Tangible assets, property and equipment	29	-	-	-	-	-	-	29
Other assets								
Derivatives	-7,289	9,863	-3,938	-2,898	-3,685	8,776	654	1,484
Other assets	22	0	3	-	-	0	-	25
	-7,267	9,863	-3,935	-2,898	-3,685	8,776	654	1,509
Accrued interest and fees receivable	209	162	32	59	24	127	-	612
Total assets	**14,360**	**13,119**	**1,787**	**3,879**	**363**	**9,162**	**434**	**43,104**
Liabilities and equity								
Liabilities								
Amounts owed to credit institutions								
Short-term amounts owed to credit institutions	929	-	0	-	-	-	-	930
Debt evidenced by certificates	8,776	12,958	1,756	3,808	348	8,994	-804	35,836
Other Liabilities								
Derivatives	-	-	-	-	-	-	1,220	1,220
Other liabilities	33	15	2	9	1	40	-	100
	33	15	2	9	1	40	1,220	1,320
Accrued interest and fees payable	90	147	27	61	14	126	-	466
Total liabilities	9,828	13,119	1,786	3,879	363	9,160	416	38,551
Equity	4,257	-	-	-	-	-	39	4,296
Total liabilities and equity	**14,085**	**13,119**	**1,786**	**3,879**	**363**	**9,160**	**455**	**42,848**
Net of assets and liabilities as of 31 Dec 2024	**275**	**0**	**1**	**0**	**1**	**1**	**-21**	**256**

ANNUAL REPORT 2024

NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 144

Net currency position as of 31 December 2023

In millions of euro	EUR	USD	SEK	NOK	DKK	Other currencies	Fair value adjustments and swap netting	Total
Assets								
Cash and cash equivalents	1,622	321	0	0	0	2	-	1,947
Financial placements								
Placements with credit institutions	2,806	-	-	100	1,433	-	-1	4,339
Debt securities	6,479	860	464	967	1,206	-	-89	9,887
Other financial placements	4	-	-	-	-	-	-	4
	9,289	860	464	1,067	2,640	0	-91	14,229
Loans outstanding	9,982	1,272	4,181	4,087	2,075	137	-278	21,456
Intangible assets	10	-	-	-	-	-	-	10
Tangible assets, property and equipment	30	-	-	-	-	-	-	30
Other assets								
Derivatives	-9,064	9,315	-2,914	-1,496	-4,384	8,677	1,229	1,362
Other assets	30	0	4	1	-	0	-	36
	-9,034	9,315	-2,910	-1,495	-4,384	8,677	1,229	1,398
Accrued interest and fees receivable	130	172	22	43	40	115	-	524
Total assets	**12,030**	**11,941**	**1,757**	**3,703**	**371**	**8,931**	**860**	**39,593**
Liabilities and equity								
Liabilities								
Amounts owed to credit institutions								
Short-term amounts owed to credit institutions	487	-	-	0	-	-	-	488
Debt evidenced by certificates	7,146	11,811	1,733	3,543	348	8,758	-1,149	32,190
Other Liabilities								
Derivatives	-	-	-	-	-	-	1,983	1,983
Other liabilities	26	13	2	110	1	57	-	209
	26	13	2	110	1	57	1,983	2,192
Accrued interest and fees payable	46	120	22	49	22	114	-	373
Total liabilities	7,705	11,944	1,757	3,703	371	8,930	834	35,243
Equity	4,070	-	-	-	-	-	29	4,099
Total liabilities and equity	**11,775**	**11,944**	**1,757**	**3,703**	**371**	**8,930**	**863**	**39,342**
Net of assets and liabilities as of 31 Dec 2023	**255**	**-3**	**0**	**0**	**0**	**1**	**-4**	**251**

ANNUAL REPORT 2024

NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 145

Note 24: Derivatives held for risk management and hedge accounting

Derivatives

	31 December 2024			31 December 2023		
		Fair value			Fair value	
In millions of euro	Nominal amount	Positive	Negative	Nominal amount	Positive	Negative
Interest rate swaps	12,626	67	77	10,067	104	56
Cross currency swaps	13,142	783	32	12,904	721	171
Currency swaps	5,791	91	9	3,580	4	53
Derivatives not used for hedge accounting	31,558	941	118	26,550	829	280
Fair value hedges	36,887	543	1,102	35,133	533	1,703
Total derivatives	**68,446**	**1,484**	**1,220**	**61,683**	**1,362**	**1,983**

Fair value hedges

Hedged items

2024		Carrying amount			Accumulated hedge adjustment Included in the carrying amount	
In millions of euro	Nominal amount	Assets	Liabilities	Change in fair value used for recognising hedge ineffectiveness	Assets	Liabilities
Loans outstanding	5,264	5,055	-	69	-209	-
Debts evidenced by certificates	31,624	-	30,763	-354	-	-798
Total	**36,888**	**5,055**	**30,763**	**-285**	**-209**	**-798**

2023		Carrying amount			Accumulated hedge adjustment Included in the carrying amount	
In millions of euro	Nominal amount	Assets	Liabilities	Change in fair value used for recognising hedge ineffectiveness	Assets	Liabilities
Loans outstanding	5,115	4,837	-	203	-278	-
Debts evidenced by certificates	29,959	-	28,739	-828	-	-1,152
Total	**35,074**	**4,837**	**28,739**	**-624**	**-278**	**-1,152**

ANNUAL REPORT 2024

NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 146

Derivatives used for hedge accounting

2024

In millions of euro	Nominal amount	Carrying amount: Assets	Carrying amount: Liabilities	Change in fair value used for recognising hedge ineffectiveness	Ineffectiveness recognised in profit or loss	Cost of hedging recognised in OCI
Swaps hedging loans outstanding	5,264	289	48	-75	-6	0
Swaps hedging debts evidenced by certificates	31,624	254	1,054	355	1	4
Total	**36,887**	**543**	**1,102**	**280**	**-5**	**4**

2023

In millions of euro	Nominal amount	Carrying amount: Assets	Carrying amount: Liabilities	Change in fair value used for recognising hedge ineffectiveness	Ineffectiveness recognised in profit or loss	Cost of hedging recognised in OCI
Swaps hedging loans outstanding	5,174	358	42	-204	0	-1
Swaps hedging debts evidenced by certificates	29,959	175	1,661	826	-2	22
Total	**35,133**	**533**	**1,703**	**622**	**-2**	**21**

The Bank is subject to market risks arising from fluctuations in exchange rates, interest rates, credit spreads and cross currency basis spreads. The Bank employs a number of hedging strategies to mitigate against these risks as described in Note 2: Risk management, however the Bank only applies hedge accounting for some strategies as described below.

Hedge accounting

The Bank uses interest and cross-currency swaps to hedge its exposure to changes in the fair values of fixed rate funding and lending transactions. The Bank is not allowed under its Risk Management Policy to have open positions, therefore all fixed rate transactions are swapped back to back. As a consequence, the critical terms of the hedged item and hedging instrument are closely aligned and the maturities of the hedging instruments match the maturities of the underlying hedged items. For more information regarding the maturities of financial assets and liabilities see Note 21: Maturity profile of financial assets and liabilities. In addition to the qualitative assessment of critical terms, the Bank assesses the effectiveness of the hedges by comparing changes in the fair value of the hedged risk with changes in the fair value of the related hedging instrument. Ineffectiveness is recorded in the Statement of comprehensive income in the line item "Net profit/loss on financial operations".

ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 147 Note 25: Related party disclosures Interest Nordic Development Fund and Nordic Environment Finance Corporation income calculated Amounts owed Amounts owed According to the constituent documents of Nordic Development Fund (NDF) and Nordic Environment Finance Corporation Lending using the effective by related parties to related parties In thousands of euro fee income interest rate method as of 31 Dec as of 31 Dec (NEFCO), their principal offices shall be located at the principal office of Nordic Investment Bank (NIB). Furthermore, the 2024 110 363 11,243 - Statutes of NDF and NEFCO set out that their Control Committee members appointed by the Nordic Council shall be the same 2023 90 68 5,023 13 persons as appointed by the Council to the Control Committee of NIB. In addition, the Statutes of NDF and NEFCO set out that the powers vested in their respective Board of Directors may to the extent appropriate be delegated to the President of the respective organisation and/or to NIB. Rental income and service fees In thousands of euro NDF NEFCO The Bank provides administrative services to NDF and NEFCO the compensation of which is disclosed in Note 8. The following 2024 1,066 1,867 table shows the outstanding balance of amounts owed by and owed to NDF, NEFCO and the trust funds administered by them, 2023 919 1,650 and the interest income and fee income received from the related parties during the year. The interest received from these institutions is at normal commercial rates. At 31 December 2024, NIB had loans agreed but not disbursed to NEFCO amounting to EUR 25 million. Key management personnel The Bank has identified members of the Board of Directors, the Control Committee and the Executive Committee as key management personnel. Information regarding the compensation of key management personnel for the relevant reporting periods can be found in Note 7. There have been no other transactions between the Bank and key management personnel. ANNUAL REPORT 2024

NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 148

Note 26: Cash flow statement

Specification of the change in cash and cash equivalents, net on 31 December:

In thousands of euro	2024	2023
Cash and balances with banks	703,039	716,183
Short-term placements with credit institutions [1]	768,483	1,230,344
Collateralised placements [2]	662,834	-
Cash and cash equivalents	2,134,357	1,946,528
Short-term amounts owed to credit institutions [3]	-929,566	-487,612
Cash and cash equivalents, net	1,204,790	1,458,915
Change in cash and cash equivalents, net	-254,125	69,629

[1] of which cash given as collateral EUR 368,483 (982,344) thousand
[2] Net exposure after collaterals for placements with collateral EUR 1,736 (-) thousand
[3] Of which cash received as collateral EUR 929,140 (487,234) thousand

Note 27: Exchange rates

	Euro exchange rate at 31 December 2024	Euro exchange rate at 31 December 2023
DKK Danish krone	7.45777	7.45324
ISK Icelandic króna	143.9146	150.5169
NOK Norwegian krone	11.7857	11.23847
SEK Swedish krona	11.45513	11.08845
ARS Argentine peso	1071.549	893.1026
AUD Australian dollar	1.67628	1.62737
BRL Brazilian real	6.42804	5.36367
CAD Canadian dollar	1.4952	1.46524
CHF Swiss franc	0.94144	0.92579
CNH Chinese yuan renminbi	7.63046	7.87396
CZK Czech koruna	25.18405	24.7281
GBP Pound sterling	0.82939	0.86892
HKD Hong Kong dollar	8.07152	8.63326
INR Indian rupee	88.9636	91.9585
JPY Japanese yen	163.079	156.383
MXN Mexican peso	21.54694	18.73656
NZD New Zealand dollar	1.85251	1.75179
PLN Polish zloty	4.2751	4.33839
RON Romanian leu	4.97355	4.97645
RUB Russian rouble	114.844	99.2999
SDR Special drawing right	0.79693	0.82134
SGD Singapore dollar	1.41682	1.4596
TRY Turkish lira	36.78636	32.69011
TWD New Taiwan dollar	34.04131	33.88379
USD US dollar	1.03932	1.10536
ZAR South African rand	19.60195	20.37338

The Bank uses exchange rates acquired from a leading market data provider based on rates prevailing at 13:00 GMT at 31 December except for Special drawing right (SDR) which is based on the International Monetary Fund (IMF) published rate.

ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 149 Note 28: Post balance sheet events Ratio definitions There have been no material post balance sheet events that would require disclosure or adjustment to these financial statements. Total equity at reporting date Equity/total assets = Total assets at reporting date Net profit for the year Return on equity = Average equity for the year Total operating expenses for the year Cost/income = Total operating income for the year ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 150 Proposal by the Board of Directors to the Board of Governors In accordance with Section 10 and 11 of the Statutes of the Bank, we propose that the 2024 net profit of EUR 256,146,534.88 be allocated as follows: - EUR 180,146,534.88 will be transferred to the General Credit Risk Fund as a part of equity; and - EUR 76,000,000.00 will be made available for distribution as dividends to the bank’s member countries. In addition, we recommend to the Board of Governors that the audited financial statements for 2024 be approved. The Board of Directors’ proposal with regard to the allocation of the Bank's profit takes into account the need to maintain the Bank’s capital ratios at secure levels, which is a prerequisite for maintaining the Bank’s high creditworthiness. It maintains the banks status as a dividend-paying entity and provides a return on the capital to the shareholders. Helsinki, 25 February 2025 Merle Wilkinson (Chair of the Board) Julie Sonne (Deputy Chair) Minna Nikitin Esther Finnbogadóttir Līga Kļaviņa Jurgita Uzielienė Kristin Langeland Ervik Max Elger ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 151 REPORTS AND OTHER DISCLOSURES Auditor’s and other reports Auditor’s Report 152 Independent Practitioner’s Assurance Report 158 Control Committee Reports Report of the Control Committee Chairmanship 160 Report of the Control Committee 163 Sustainability indices IFRS Sustainability Disclosure Standards index 164 GRI content index 168 Appendix About this report 173 Glossary 174 Prior to making loan decisions, NIB assesses how the projects considered for financing promote productivity gains and provide environmental benefits in the Bank’s member countries. ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 152 Auditor’s Report To the Control Committee of Nordic Investment Bank Report on the Audit of the Financial Statements Opinion Key Audit Matters We have audited the financial statements of Nordic Investment Bank (the Bank) which comprise the statement of financial Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial position as at 31 December 2024, and the statement of comprehensive income, statement of changes in equity and statement statements of the current period. These matters were addressed in the context of our audit of the financial statements as a of cash flows for the year then ended, and notes to the financial statements, including material accounting policy information. whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. For each matter below, The financial statements of the Bank are included on pages 91-150 in this document. our description of how our audit addressed the matter is provided in that context. In our opinion the financial statements present fairly, in all material respects, the Nordic Investment Bank’s financial position We have fulfilled the responsibilities described in the Auditor’s Responsibilities for the Audit of the Financial Statements as at 31 December 2024 and its financial performance and its cash flows for the year then ended in accordance with IFRS section of our report, including in relation to these matters. Accordingly, our audit included the performance of procedures Accounting Standards as issued by the International Accounting Standards Board. designed to respond to our assessment of the risks of material misstatement of the financial statements. The results of our audit procedures, including the procedures performed to address the matters below, provide the basis for our audit opinion on Basis for Opinion the accompanying financial statements. We conducted our audit in accordance with International Standards on Auditing (ISAs). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of Financial Statements section of our report. We are independent of the Bank in accordance with the International Ethics Standards Board of Accountants’ Code of Ethics for Professional Accountants (IESBA Code) together with the ethical requirements that are relevant to our audit of the financial statements, and we have fulfilled our other ethical responsibilities in accordance with these requirements and the IESBA Code. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 153 Fair value measurement of financial instruments Description How our audit addressed this key audit matter We refer to the Bank's accounting policies in Note 1 “Determination of fair value” and, “Significant accounting Our audit procedures over financial instruments included, among others: judgements and estimates” and the notes 11, 15, 17 and 20 ∆ gaining on understanding of the processes and controls put in place by the Bank to identify, As a result of the Bank’s business model, a significant portion of the Bank’s balance sheet comprise of financial measure and recognize financial instruments instruments valued at fair value, these financial instruments consist of bonds and derivatives. ∆ testing the general IT controls, including the handling of authorisation and user access regarding The Bank has financial instruments where no market price is available, and in these cases, fair value is the most significant systems used for valuing financial instruments at year end determined using valuation models based on market data. These financial instruments are categorised as level 2 in ∆ testing the valuation of financial instruments at fair value by comparing the values recorded the IFRS fair value valuation hierarchy. The Bank also has financial instruments for which the fair value measurement to independently obtained market prices on input data on a sample basis has been determined using valuation models where the value is affected by input data that cannot be verified by ∆ including valuation specialists in our audit team to carry out independent valuations on a sample basis for external market data. These financial instruments are categorised as level 3 in the IFRS fair value valuation hierarchy. various types of financial instruments across the entire fair value hierarchy of financial assets and liabilities The Bank has financial assets and financial liabilities categorised as level 2 totalling ∆ examining the assumptions, methodologies and models used by the Bank to estimate value of EUR 29,851 million and EUR 37,531 million respectively. Financial assets and liabilities categorised as level 3 complex derivative financial instruments using internal models and/or unobservable data totalling EUR 21 million and EUR 252 million respectively. ∆ compared the assumptions made with appropriate benchmarks and price sources and examined The measurement of financial instruments includes assessments made by the Bank, since valuation models any significant deviations are used. The valuation of these financial instruments is therefore deemed to be a key audit matter. ∆ assessing the Bank’s disclosures with presentation requirements in applicable accounting standards. ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 154 Hedge accounting Description How our audit addressed this key audit matter We refer to the Bank’s accounting policies in Note 1 “Derivative instruments and hedge accounting” and the Our audit procedures over hedge accounting included, among others: notes 2, 20 and 24 ∆ gaining on understanding of the processes and controls put in place by the Bank to identify, measure and The Bank enters into derivative financial instruments to manage its exposure to interest rate and foreign currency recognize hedge accounting relationships risk. Interest rate related derivatives are identified as hedging instruments in fair value hedge accounting ∆ inspecting, on a sample basis, the Bank’s hedge documentation and contracts relationships. Since hedge accounting is applied, such gains and losses arising from fair value changes on the ∆ including specialists in our audit team to carry out independent valuations on a sample basis for fair value hedges derivatives are recognized in profit and loss. The change in fair value of hedged borrowing and lending transactions ∆ assessing the Bank’ disclosures with presentation requirements in applicable accounting standards. due to the hedged risk is recognized in profit and loss. At December 31, 2024 the Bank has EUR 5,055 million of loans identified as hedged instruments, and EUR 30,763 million of borrowing. The hedging derivatives have fair values of net EUR 241 million for assets of which EUR 0 million is recognized in OCI for the year and net EUR - 800 million for liabilities of which EUR 4 million is recognized in OCI for the year. The application of hedge accounting is deemed to be a key audit matter as the large number of contracts necessitates a system to record and track each contract and consideration of hedge effectiveness can involve a significant degree of both complexity and management judgement and are subject to an inherent risk of error. ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 155 Granting of loans and provisioning for loan losses Description How our audit addressed this key audit matter We refer to the Bank’s accounting policies in Note 1 “Impairment of loans” and “Significant accounting judgements Our audit procedures on granting of loans and provisioning for loan losses included among others: and estimates” and the notes 9, 10 and 12 ∆ gaining on understanding of the processes and controls put in place by the Bank Loans outstanding represent EUR 22,891 million (53%) of total assets of the Bank which is net of impairment of to grant new loans and to identify, measure and recognize impairment of loans loans of EUR 70 million. The credit reserve for loan commitments and financial placements is EUR 6 million. ∆ testing the design and efficiency of key controls in both the credit process The impairment requirements are based on an expected credit loss (ECL) model. The Bank is required to and credit decisions, credit review rating classification as well as identifying and determining recognise an allowance for either 12-month or lifetime ECLs, depending on whether there has been a significant credits for which provisions should be made increase in credit risk since initial recognition. ∆ testing the general IT controls, including the handling of authorisation and user The calculation of expected credit loss is a complex process which included calculations reflecting a probability- access regarding these systems weighted outcome, the time value of money and the best available forward-looking information. Further, the model ∆ evaluating the key input variables and assumptions in the ECL model including management judgment incorporates forward-looking information through the inclusion of macroeconomic factors and can include and estimates and where relevant, compared data and assumptions to external benchmark management judgement and estimates. ∆ testing the mathematical accuracy of the model Since the outstanding loans are material and the credit risk represents the largest risk for the Bank and the ∆ inspecting the key governance meetings including Credit Committee and Board related impairment are subject to judgement and estimates, we have assessed the granting of loans and provisioning to ensure that there are governance controls in place and of loan losses as a key audit matter. ∆ assessing the Bank’ disclosures with presentation requirements in applicable accounting standards. Other Information than the Annual Accounts The Board of Directors and the President are responsible for the other information. The other information comprises information In connection with our audit of the financial statements, our responsibility is to read the other information identified above included in the report on pages 1-90 and 158-175, but does not include the financial statements and our auditor’s report and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our thereon. We have obtained this other information prior to the date of this auditor’s report. knowledge obtained in the audit, or otherwise appears to be materially misstated. Our opinion on the financial statements does not cover the other information and we do not express any form of assurance If, based on the work we have performed on the other information that we obtained prior to the date of this auditor’s report, conclusion regarding this other information. we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard. . ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 156 Responsibilities of the Board of Directors and the President for the Financial ∆ Conclude on the appropriateness of the Board of Directors’ and the President’s use of the going concern basis of accounting Statements and based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may The Board of Directors and the President are responsible for the preparation and fair presentation of the financial statements cast significant doubt on the Bank’s ability to continue as a going concern. If we conclude that a material uncertainty exists, in accordance with IFRS Accounting Standards, and for such internal control as they determine is necessary to enable the we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such preparation of financial statements that are free from material misstatement, whether due to fraud or error. disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date In preparing the financial statements, the Board of Directors and the President are responsible for assessing the Bank’s ability to of our auditor’s report. However, future events or conditions may cause the Bank to cease to continue as a going concern. continue as going concern, disclosing, as applicable, matters relating to going concern and using the going concern basis of ∆ Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether accounting unless management either intends to liquidate the Bank or to cease operations, or has no realistic alternative but to do so. the financial statements represent the underlying transactions and events so in a manner that achieves fair presentation. Those charged with governance are responsible for overseeing the Bank’s financial reporting process. We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the Auditor’s Responsibilities for the Audit of the Financial Statements audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit. Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material We also provide those charged with governance with a statement that we have complied with relevant ethical requirements misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs will always detect a material bear on our independence, and where applicable, related safeguards. misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in aggregate, From the matters communicated with those charged with governance, we determine those matters that were of most they could reasonably be expected to influence the economic decisions of users taken on the basis of the financial statements. significance in the audit of the financial statements of the current period and are therefore the key audit matters. We describe As part of an audit in accordance with ISAs, we exercise professional judgment and maintain professional skepticism these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely throughout the audit. We also: rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences ∆ Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and of doing so would reasonably be expected to outweigh the public interest benefits of such communication. perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. ∆ Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control. ∆ Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management. ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 157 Report on other requirements Opinion As part of an audit in accordance with International Standards on Auditing, we exercise professional judgment and maintain In addition to our audit of the financial statements, we have also audited the administration of the Board of Directors and the professional skepticism throughout the audit. The examination of the administration is based primarily on the audit of the President of Nordic Investment Bank for the year 2024 in accordance with the Terms of the Engagement. In our opinion the accounts. Additional audit procedures performed are based on our professional judgment with starting point in risk and administration of the Board of Directors and the President, in all material aspects, complied with the Statutes of the Bank. materiality. This means that we focus the examination on such actions, areas and relationships that are material for the operations and where deviations and violations would have particular importance for the Bank’s situation. We examine and test Basis for Opinion decisions undertaken, support for decisions, actions taken and other circumstances that are relevant to our opinion. We conducted the audit in accordance with generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s Responsibilities section. We are independent of the Bank in accordance with professional Auditor’s Appointment ethics for accountants and have otherwise fulfilled our ethical responsibilities in accordance with these requirements. Ernst & Young Oy and Ernst & Young AB have been appointed auditors by the Control Committee since the financial year 2018. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinions. The undersigned auditors have acted as responsible auditors since financial year 2018. Responsibilities of the Board of Directors and the President Helsinki, 26 February 2025 All the powers of the Bank are vested in the Board of Directors except as what is vested in the Board of Governors provided for in Section 13 of the Statutes. The Board of Directors may delegate these powers to the President to the extent considered Ernst & Young Oy Ernst & Young AB appropriate. Authorized Public Authorized Public The President is responsible for the conduct of the current operations of the bank and shall follow the guidelines and Accountant Firm Accountant Firm instructions given by the Board of Directors. Terhi Mäkinen Mona Alfredsson Auditor’s Responsibilities Authorized Public Authorized Public Our objective concerning the audit of whether the Board of Director’s and the President’s administration have complied with the Accountant Accountant Statutes of the bank, is to obtain audit evidence to assess with a reasonable degree of assurance whether any member of the Board of Directors or the President in any material respect has acted in contravention of the Statutes. Reasonable assurance is a high level of assurance but is not a guarantee that an audit conducted in accordance with International Standards on Auditing will always detect actions or omissions that can give rise to liability to the Bank. ANNUAL REPORT 2024

NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 158

Independent Practitioner's Assurance Report

To the Management of Nordic Investment Bank

We have been engaged by the management of Nordic Investment Bank (hereafter "NIB") to provide limited assurance on selected numerical sustainability indicators (hereafter "Sustainability Information") presented in NIB's Annual Report 2024 for the reporting period 1.1.–31.12.2024.

The Sustainability Information subject to the limited assurance consists of the following indicators:

- Global Reporting Initiative (GRI) Sustainability Reporting Standards framework of indicators
  - GRI 2 General disclosures (2021): 2-7 , 2-8, 2-27, 2-30 (p. 168-169)
  - GRI 305 Emissions (2016): 305-1, 305-2, 305-3, 305-4, 305-5 (p. 171)
  - GRI 401 Employment (2016): 401-1 (p. 171)
  - GRI 404 Training and Education (2016): 404-1, 404-2, 404-3 (p. 171)
  - GRI 406 Non-discrimination (2016): 406-1 (p. 172)
- Non-financial key performance indicators
  - Impact of NIB's lending (p. 172)
    - Own indicator: Impact of NIB's lending on CO_2 emissions
    - Own indicator: Renewable energy generation
    - Own indicator: R&D programmes
    - Own indicator: Onlending to SMEs and environmental projects
    - Own indicator: Electricity networks
    - Own indicator: Buildings
    - Own indicator: Municipal infrastructure
  - Table "Impact of NEB-financed projects 2024" (according to the 2024 framework) (p. 33)
  - Table "Impact of NEB-financed projects 2011-2024" (according to the old framework): 2024 share (p. 34)
  - Table "Financed emissions for NIB's lending portfolio 2024" (p. 53)
  - Table "Financed emissions for NIB's treasury corporate bonds and sovereign bonds portfolio 2024" (p. 54)
  - Table "NIB's transition risk heatmap and loans outstanding 2024": 2024 share and Transition Risk (p. 55)
  - Table "NIB's transition risk heat map and the treasury corporate bonds and sovereign bonds portfolio 2024" (p.56)
  - Graph "Distribution of transition risk categories for NIB's lending portfolio 2023 and 2024, %" (p. 55)
  - Tables about NIB's internal carbon emissions (p.63) and "Water and waste" (p.61), including related graph (p. 62)
  - Table "Our work community" (p.66), including related graphics (p.66-67), and graphs "Origins of staff" and "Permanent employees by gender and age group" (p.67)
- Overall mandate fulfilment (p. 10)
- 30-by-30 target fulfilment (p. 9)
- Management of NEB proceeds, including internal tracking and allocation of funds from NIB Environmental Bonds proceeds to eligible green projects, for financial year 2024 according to NIB Environmental Bond Framework

Management's responsibilities

The management of NIB is responsible for the preparation and presentation of the Sustainability Information in accordance with the reporting criteria i.e. NIB's reporting guidelines and GRI Sustainability Reporting Standards, as well as parts in NIB Environmental Bond Framework that are applicable to the Annual Report, principles applied in the calculation of financed emissions against the Partnership for Carbon Accounting Financials (PCAF), Global GHG Accounting and Reporting Standard (2022), and calculation principles that NIB has developed. This responsibility includes designing, implementing and maintaining internal control, maintaining necessary documentation, as well as making estimates relevant to the preparation of the Sustainability Information that are free from material misstatement, whether due to fraud or error.

Independent Practitioner's Responsibilities

Our responsibility is to perform a limited assurance engagement and to provide an independent conclusion based on our engagement. We performed our assurance engagement in accordance with International Standard on Assurance Engagements (ISAE) 3000 (Revised) "Assurance Engagements other than Audits or Reviews of Historical Financial Information". This Standard requires that we plan and perform the engagement to obtain limited assurance about whether the Sustainability Information is free from material misstatement. The nature, timing and scope of the limited assurance procedures are based on professional judgement, including an assessment of material misstatement due to fraud or error, and we maintain professional skepticism throughout the engagement. We believe that the evidence we have obtained is sufficient and appropriate to provide a basis for our conclusion.

We are independent of NIB in accordance with the ethical requirements that are applicable in Finland and are relevant to our engagement, and we have fulfilled our other ethical responsibilities in accordance with these requirements.

KPMG Oy Ab applies International Standard on Quality Management ISQM 1, which requires the authorized audit firm to design, implement and operate a system of quality management including policies or procedures regarding compliance with ethical requirements, professional standards and applicable legal and regulatory requirements.

ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 159 Description of the Procedures - Assessed the application of the reporting principles of NIB’s Conclusion That Have Been Performed reporting guidelines and GRI Sustainability Reporting Standards, Based on the procedures performed and the evidence As the methods of obtaining evidence are more limited in as well as parts in NIB Environmental Bond Framework that obtained, nothing has come to our attention that causes a limited assurance than in a reasonable assurance, an are applicable to the Annual Report, principles applied in the us to believe that the Sustainability Information for the assurance obtained is more limited than in a reasonable calculation of financed emissions against the Partnership for reporting period 1.1.–31.12.2024 subject to the limited assurance. We have designed and performed procedures Carbon Accounting Financials (PCAF), Global GHG Accounting assurance engagement is not prepared, in all material to obtain sufficient and appropriate evidence for limited and Reporting Standard (2022), and calculation principles that respects, in accordance with NIB’s reporting guidelines and assurance and to provide a basis for our conclusion, NIB has developed in disclosing the Sustainability Information; GRI Sustainability Reporting Standards, as well as parts in therefore we do not obtain all the evidence, which is - Assessed data management processes, information NIB Environmental Bond Framework that are applicable to the required in reasonable assurance. While we consider the systems and working methods used to gather and Annual Report, principles applied in the calculation of financed design of internal controls when determining the nature consolidate the Sustainability Information; emissions against the Partnership for Carbon Accounting and scope of our assurance procedures, our limited - Reviewed the disclosed Sustainability Information and Financials (PCAF), Global GHG Accounting and Reporting assurance engagement is not included the testing of the assessed its quality and definitions of reporting boundaries; and Standard (2022), and calculation principles that NIB has operating effectiveness of internal controls. Our procedures - Assessed the accuracy and completeness of the developed. did not include control testing or performing procedures Sustainability Information through a review of the related to combining and calculating data within IT systems. original documents and systems on a sample basis. Helsinki, 26 February 2025 The limited assurance engagement consists of inquiries KPMG OY AB of individuals who are responsible for preparing the Inherent Limitations of the Engagement Sustainability Information and related information, Inherent limitations exist in all assurance engagements due Marcus Tötterman as well as for carrying out analytical and other procedures. to the selective testing of the information being examined. Authorised Public Accountant In the engagement, we have performed the following Therefore fraud, error or non-compliance may occur and not procedures, among others: be detected. Additionally, non-financial data may be subject - Interviewed the members of NIB’s senior management to more inherent limitations than financial data, given both its and relevant personnel responsible for providing the nature and the methods used for determining, calculating and Sustainability Information; estimating such data. ANNUAL REPORT 2024

NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS **REPORTS & OTHER DISCLOSURES** 160

Report of the Control Committee Chairmanship

To the Board of Governors of the Nordic Investment Bank

This report from the Chairmanship has been presented to the Control Committee at its meeting on 26 February 2025.

The mandate of the Control Committee and its Chairmanship

In accordance with Section 16 of the Statutes of the Nordic Investment Bank, the Control Committee ("Committee"), including the Chairmanship, was established to monitor that the operations of the Bank are conducted in accordance with its Statutes.

The Chairmanship administers the responsibilities and tasks of the Committee. The Chairmanship is to oversee the performance of the audit of the Bank's financial statements, carried out by the external auditors, and to monitor the Bank's financial position, risk levels, and capital and liquidity positions.

According to the Statutes, the Control Committee has from ten-to-twelve members, of which two-to-four form its Chairmanship.

The Control Committee and its Chairmanship

As of end-2024, the Control Committee was comprised of ten members. Eight members are appointed by the Nordic Council and the Parliaments of Estonia, Latvia, and Lithuania. Two members were appointed (by the Board of Governors) as Chair and Deputy Chair. The composition of the Chairmanship changed in 2024, with Mr Pentti Hakkarainen as Chair and Mr Sindre Weme as Deputy Chair from 1 June 2024.

Chairmanship mandate fulfilment

Administering the responsibilities and tasks of the Control Committee

We, the Chairmanship, had six meetings in 2024. We delivered our report for the year 2023 to the Board of Governors at their 22 March 2024 meeting in Tallinn. We gave a report of our activities and findings twice during the year, including the status of the external audit, to the Control Committee.

The Control Committee has also received the Independent Auditor's Report on the 2024 financial statements, submitted on 26 February 2025 by the authorised public accountants. The Bank's management has provided us with information, documents, and administrative support to carry out the tasks of Chairmanship.

Overseeing the performance of the audit of the Bank's financial statements and of the internal control functions

We met with the external auditors on the audit plan and reported the results of their work. In addition to the audit of the annual financial statements, the external auditors also review the half-year interim financial statements.

The Chairmanship is also monitoring the performance of the internal audit. The Head of Internal Audit presented the Bank's internal audit plan and results thereof to the Chairmanship.

In addition to the recurring items like regular reporting of the Bank's activities, the Chief Compliance Officer, the Head of Operational Risk & Security Control, as well as the Head of Credit gave us reports of their activities. In our meetings, the Chief Risk Officer (CRO) provided updates on risk-related matters and the Chief Financial Officer (CFO) provided updates on financial performance.

The Chairmanship met with both external and internal auditors without senior management presence during the year.

ANNUAL REPORT 2024

NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 161

Monitoring activities

General

The Chairmanship meetings have several recurring agenda items. In each meeting, the President or the CFO provides a business update. This is followed by the presentation of the financial position, results and developments by the CFO and the Risk & Capital Report by the CRO.

Lending operations and credit risk

A comprehensive presentation of the Bank's lending operations and credit risk management process and controls was received in June 2024, with further details provided in September 2024 describing how these fit within the three-lines-of-defence system and overall internal control framework. A separate presentation was also made by Internal Audit on the work of the third line of defence with regards to Lending operations.

Treasury operations

Comprehensive presentations were received on the Bank's Treasury operations and related risks, including credit, liquidity and market risks. The presentations included the assessment and requirement for liquidity, portfolio size and links to funding activities as well as investments in financial institutions' subordinated (and MREL-eligible) bonds, and level-3 financial instruments.

Governance

A presentation on the Bank's overall governance structure and processes was delivered by the General Counsel & Secretary General and Chief Counsel for Institutional Legal Affairs.

Risk management

Monitoring of the limits and thresholds set in the Statutes and by the Principles for Capital and Liquidity Management by the Board of Governors is the responsibility of the Board of Directors, who have fulfilled this obligation through the establishment of necessary frameworks, policies and procedures for the Banks's risk, capital, leverage and liquidity management, as well as detailed policies for contingency measures and procedures.

The main risk limits are decided by the Board of Directors and established in the Bank's risk management policies, which were updated during 2024 according to the established review cycle. The risk profile assessment is based on the Bank's Internal Capital Adequacy Assessment Process (ICAAP), which also includes an assessment of liquidity. While the Bank is not subject to banking regulation or supervision, the Chairmanship deems it important that NIB continues to develop its risk management and internal control framework.

The Bank's management reaffirmed that non-financial risks continued to be a priority with several targeted activities to improve resilience within the Bank, including a materiality assessment, the development of top-risk and inter alia using the EU Digital Operations Resilience Act (DORA) and the ISO 27001 standard as references for information security management. It was moreover communicated that processes for handling allegations of prohibited practices, misconduct, and non-compliance with policies were strengthened with the revision of the Investigation and Enforcement Policy.

Profit, risk levels, capital management and liquidity

The net profit for the year was EUR 256 million, mainly driven by net interest income (to which Lending contributed 59% and Treasury 41%).

Lending credit risk appetite was broadened as part of the Bank's strategy revision in 2021. The Bank's management deems that asset quality remains solid with no material signs of deterioration. Despite net loan growth of over 6% year-on-year, economic capital consumption from Lending operations has trended downwards during the year.

Alongside increasing liquidity (including the amortised cost portfolio), the risks and consequently economic capital consumption from Treasury operations have trended upwards the last years.

The Statutes (Section 6) state that the Bank's risk-based capital ratio must exceed 100 per cent, the Bank's leverage ratio must exceed 7 per cent, and the leverage ratio with callable capital shall exceed 20 per cent, and that the Bank's liquidity survival horizon must exceed six months. The table below provides an overview on the development of these requirements year-on-year.

Statutory metrics	Minimum	31.12.2024	31.12.2023
Risk-based (economic) capital ratio	100%	162%	154%
Leverage ratio	7.0%	10.3%	11.1%
Leverage ratio with callable capital	20.0%	27.9%	30.9%
Liquidity survival horizon (days)	180	407	461

ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 162 The Chairmanship selected the independent external auditors (EY) to perform specific procedures with regards to the accuracy of NIB’s calculation of statutory metrics and their consistency with the Bank’s risk management framework. Control Frameworks While the Bank is not subject to banking regulation or supervision, the Chairmanship deems it important that NIB continues to develop its risk management and internal control framework and welcomes the intentions of the Board of Directors to pay more attention to risk and control matters. The Chairmanship, however, recognising NIB’s status as an IFI with specific characteristics, believes that it would be more beneficial to leverage the existing control structure. According to the Bank’s Statutes, up to two additional Chairmanship members may be appointed (by the Board of Governors). This would provide a better opportunity to achieve an optimal composition of competencies, enhance control – particularly in relation to the Bank’s Board – and could be accomplished within the existing Statutes. The Chairmanship reiterates its suggestion to appoint two additional members for the Chairmanship. These two members are needed to enable the Chairmanship to fulfil its statutory monitoring obligations. Chairmanship conclusion We can confirm that the Bank’s 2024 financial statements have been audited by independent external auditors. We also confirm that we have monitored the Bank’s main areas through the procedures described above. Helsinki, 26 February 2025 Pentti Hakkarainen (Chair of the Control Committee) Sindre Weme (Deputy Chair of the Control Committee) ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 163 Report of the Control Committee To the Board of Governors of the Nordic Investment Bank. In accordance with Section 16 of the Statutes of the Nordic Investment Bank, the Control Committee (“Committee”) has been criteria developed based on the Bank’s mission. Mandate-rated projects achieving a “good” or “excellent” mandate rating established to monitor that the operations of the Bank are conducted in accordance with its Statutes and to be responsible for accounted for 99.9% of the total amount of loans disbursed, exceeding the target level of 95%. appointing the external auditors to carry out the audit of the Bank’s financial statements. We can confirm that the Bank’s 2024 financial statements have been audited by the independent external auditors. We have The Committee comprises ten-to-twelve members. Eight members are appointed by the Nordic Council and the monitored based on the received material that the operations of the Bank are conducted in accordance with its Statutes. Parliaments of Estonia, Latvia and Lithuania. For the remaining two-to-four members which act as the Chairmanship, appointments are made by the Board of Governors. In accordance with the Statutes, the Chairmanship is to administer the We recommend to the Board of Governors that: responsibilities and tasks of the Committee, to oversee the performance of the audit of the Bank’s financial statements, ∆ the audited financial statements for 2024, as submitted by the Board of Directors for approval by the Board of carried out by the external auditors, and to monitor the Bank’s financial position, risk levels, and capital and liquidity Governors, be approved; positions. Currently, the Board of Governors has appointed the Chair and Vice Chair. The Chairmanship has suggested that ∆ the allocation of the Bank's profit, as proposed by the Board of Directors to the Board of Governors, be approved. the Board of Governors appoints two additional members for the Chairmanship. These two members are needed to enable the Chairmanship to fulfil its statutory monitoring obligations. The Committee had two meetings in 2024 where the Bank’s management provided us with information and documents. Helsinki, 26 February 2025 Following the selection in 2023 of PwC as new auditor (for financial year 2025 onwards), the Control Committee confirmed the appointment of the two signing authorized public accountants at its meeting in September 2024. The Chairmanship gave Pentti Hakkarainen Sindre Weme (Chair) (Deputy Chair) a report on its activities and findings including the status of the external audit to us. We have also received the Independent Auditor’s report on the 2024 financial statements, submitted on 26 February 2025 by the two authorized public accountants. The Bank’s mission is to finance projects that improve the productivity and benefit the environment of the Nordic and Baltic Sjúrður Skaale Annely Akkermann Noora Fagerström countries. The Bank’s management has informed us that during 2024: a total of EUR 5,021 million in new lending was signed and EUR 4,353 million was disbursed. Before approval is given, all eligible projects are evaluated and rated against the mandate Vilhjálmur Árnason Jānis Reirs Truls Vasvik Lars Püss The position of the Control Committee member for Lithuania is currently vacant. ANNUAL REPORT 2024

NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 164

IFRS S2 Climate-related disclosures

In this index table we list NIB's disclosures with reference to IFRS Sustainability Disclosure Standards, developed by the ISSB, comment on them and refer to those locations where these issues are addressed. NIB uses the transition relief of reporting on climate-related risks and opportunities only the first year. The reference applies to either the whole chapter or to subsections.

ISSB standard	Disclosure	Comment	Link and reference
Governance			
IFRS S2-6 (a)	The governance body(s) (which can include a board, committee or equivalent body charged with governance) or individual(s) responsible for oversight of climate-related risks and opportunities.	NIB's Governance Statement provides an overall description of its governance and decision-making bodies. In addition, several policies describe roles and responsibilities of climate-related oversight bodies.	(i)-(ii) Governance Statement (iii) Sustainability Policy, pages 5-6 (iv) Risk Management Policy, pages 7-10
IFRS S2-6 (b)	Management's role in the governance processes, controls and procedures used to monitor, manage and oversee climate-related risks and opportunities.	NIB's Governance Statement provides an overall description of its governance and decision-making bodies. In addition, the Annual Report provides descriptions of senior management's role in managing climate-related risks and opportunities.	Governance Statement
Strategy			
IFRS S2-9 (a)	The climate-related risks and opportunities that could reasonably be expected to affect the entity's prospects.	NIB has disclosed its climate risk assessment on the transition risk associated with its lending and treasury portfolios and taken initial steps towards physical risk assessment. NIB's lending climate opportunities are disclosed in Climate Strategy. NIB also issues bonds attracting investors supporting sustainable investments including climate transition.	Annual Report, page 55 Climate Strategy, pages 4-7 Annual Report, page 24
IFRS S2-9 (b)	The current and anticipated effects of those climate-related risks and opportunities on the entity's business model and value chain.	NIB's Sustainability Policy, Mandate Rating Framework and Climate Strategy provide the guidance for its business models. To facilitate a broad-based transition to net-zero, the Bank will focus on both "fast-lane" sectors with existing green solutions and "slow-lane" sectors, addressing the challenges faced by industries with fewer low-carbon.	Sustainability policy Mandate Rating framework Climate Strategy Annual Report, page 50
IFRS S2-9 (c)	The effects of those climate-related risks and opportunities on the entity's strategy and decision-making, including information about its climate-related transition plan.	NIB has set climate strategy and stated on its implementation plan to achieving net zero.	Climate Strategy, page 8 Annual Report, page 51
IFRS S2-9 (d)	The effects of those climate-related risks and opportunities on the entity's financial position, financial performance and cash flows for the reporting period, and their anticipated effects on the entity's financial position, financial performance and cash flows over the short, medium and long term, taking into consideration how those climate-related risks and opportunities have been factored into the entity's financial planning.	The overall aim at NIB is to gradually build adequate capacity to manage climate-related risks, including analysis on financials, subject to its materiality in the Bank's balance sheet.	Annual Report, page 57
IFRS S2-9 (e)	The climate resilience of the entity's strategy and its business model to climate-related changes, developments and uncertainties, taking into consideration the entity's identified climate-related risks and opportunities.	Climate risk was part of NIB's stress testing exercise in 2024. The stress test scenarios focused on climate transition risk and utilised both business sector and macroeconomic data.	Annual Report, page 57
Climate-related risks and opportunities			
IFRS S2-10 (a)	Climate-related risks and opportunities that could reasonably be expected to affect the entity's prospects.	See S2-9 (a)	
IFRS S2-10 (b)	For each climate-related risk the entity has identified, whether the entity considers the risk to be a climate-related physical risk or climate-related transition risk.	NIB currently has only identified and reports on transition risk.	Annual Report, page 55
IFRS S2-10 (c)	For each climate-related risk and opportunity the entity has identified, over which time horizons—short, medium or long term—the effects of each climate-related risk and opportunity could reasonably be expected to occur.	NIB has not defined short, medium or long-term breakdown for climate-related risk and opportunity analysis. A high-level timeline on climate opportunity can be seen in the climate strategy.	Climate Strategy
IFRS S2-10 (d)	How the entity defines 'short term', 'medium term' and 'long term' and how these definitions are linked to the planning horizons used by the entity for strategic decision-making.	NIB has not defined short, medium or long-term time horizons for climate related risk or opportunity.	

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ISSB standard	Disclosure	Comment	Link and reference
Business model and value chain			
IFRS S2-13 (a)	A description of the current and anticipated effects of climate-related risks and opportunities on the entity's business model and value chain.	See S2-9 (b)	
IFRS S2-13 (b)	A description of where in the entity's business model and value chain climate-related risks and opportunities are concentrated.	NIB discloses its exposure to transition risk through a sectoral heatmap. Opportunities related to NIB's business model are presented in climate targets and Sustainability-linked loan exposures.	Annual Report, page 21, 52 & 55-57
Strategy and decision-making			
IFRS S2-14 (a)	How the entity has responded to, and plans to respond to, climate-related risks and opportunities in its strategy and decision-making, including how the entity plans to achieve any climate-related targets it has set and any targets it is required to meet by law or regulation.	NIB has committed to being a net-zero bank by 2050 and set climate strategy with 2030 climate targets across key lending sectors. The strategy outlines implementation plan to achieving net zero. NIB has further stated its efforts on upskilling staff on climate strategy in this report.	Climate Strategy, page 8 Annual Report, page 51 Annual Report, page 55-57
IFRS S2-14 (b)	Information about how the entity is resourcing, and plans to resource, the activities disclosed in accordance with 14 (a).	NIB monitors disclosure standards, banking practices and supervisory guidance, with the expectation that the relevance of climate risk and its management will continue to accelerate, and that adequate resources will be needed to match expectations.	Annual Report, page 89
IFRS S2-14 (c)	Quantitative and qualitative information about the progress of plans disclosed in previous reporting periods in accordance with 14 (a).	NIB publishes its climate targets progress and financed emissions in the Annual Report.	Annual Report, page 51-54
Financial position, financial performance and cash flows			
IFRS S2-15 (a)	The effects of climate-related risks and opportunities on the entity's financial position, financial performance and cash flows for the reporting period.	NIB has not identified any specific climate-related event that had a material impact on NIB's financial position, performance or cashflows for the reporting period. Climate-related financial analysis, approaches and methods will be developed in subsequent years.	
IFRS S2-15 (b)	The anticipated effects of climate-related risks and opportunities on the entity's financial position, financial performance and cash flows over the short, medium and long term, taking into consideration how climate-related risks and opportunities are included in the entity's financial planning.	NIB has conducted climate-related scenario analysis along with stress testing and reviews the results of the stress testing also in the context of short and medium term capital planning. NIB will continue to develop climate-related financial analysis, approaches and methods in subsequent years.	Annual Report, page 57
IFRS S2-16 (a)	How climate-related risks and opportunities have affected its financial position, financial performance and cash flows for the reporting period.	See S2-15 (a)	
IFRS S2-16 (b)	The climate-related risks and opportunities identified in for which there is a significant risk of a material adjustment within the next annual reporting period to the carrying amounts of assets and liabilities reported in the related financial statements.	See S2-15 (a)	
IFRS S2-16 (c)	How the entity expects its financial position to change over the short, medium and long term, given its strategy to manage climate-related risks and opportunities.	See S2-15 (b)	
IFRS S2-16 (d)	How the entity expects its financial performance and cash flows to change over the short, medium and long term, given its strategy to manage climate-related risks and opportunities.	See S2-15 (a)	
Climate resilience			
IFRS S2-22 (a)	The entity's assessment of its climate resilience as at the reporting date.	Resilience analysis approaches and methods will be developed in subsequent years.	
IFRS S2-22 (b)	How and when the climate-related scenario analysis was carried out.	Climate-related scenario analysis efforts have been done in connection to NIB's capital management framework. The outcomes inform decision-making on macroprudential buffers.	(i) Annual Report, page 57
Risk management			
IFRS S2-25 (a)	The processes and related policies the entity uses to identify, assess, prioritise and monitor climate-related risks.	Climate-related risks are managed using similar risk management principles than for other risk categories.	(i) Annual Report, page 57 (ii) Risk Management Policy, page 4
IFRS S2-25 (b)	The processes the entity uses to identify, assess, prioritise and monitor climate-related opportunities, including information about whether and how the entity uses climate-related scenario analysis to inform its identification of climate-related opportunities.	Processes, approaches and methods to identify, assess, prioritise and monitor climate-related opportunities will be developed in subsequent years.	
IFRS S2-25 (c)	The extent to which, and how, the processes for identifying, assessing, prioritising and monitoring climate-related risks and opportunities are integrated into and inform the entity's overall risk management process.	Climate-related risks are managed using similar risk management principles than for other risk categories. These will be further developed in subsequent years.	(i) Annual Report, page 57 (ii) Risk Management Policy, page 4

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ISSB standard	Disclosure	Comment	Link and reference
Metrics and targets			
Climate-related metrics			
IFRS S2-29 (a)	Information relevant to the cross-industry metric categories of greenhouse gases.	NIB follows GHG protocol to disclose its Scope 1, 2 and 3 emissions. Relevant assumptions, data quality and updates to any methodology are assured and disclosed in the report.	Annual Report, page 63 Annual Report, page 53-54 Annual Report, page 167
IFRS S2-29 (b)	Climate-related transition risks—the amount and percentage of assets or business activities vulnerable to climate-related transition risks.	NIB reports on exposures with different sensitivity levels to climate transition risk in the heatmap.	Annual Report, page 55-56
IFRS S2-29 (c)	Climate-related physical risks—the amount and percentage of assets or business activities vulnerable to climate-related physical risks.	NIB has focused its climate risk assessment only on transition risk so far.	
IFRS S2-29 (d)	Climate-related opportunities—the amount and percentage of assets or business activities aligned with climate-related opportunities.	NIB follows its climate strategy to capture the business activities aligned with climate opportunities. Exposure on sectors with climate targets and progress on targets are reported.	Annual Report, page 53-54 Annual Report, page 52
IFRS S2-29 (e)	Capital deployment—the amount of capital expenditure, financing or investment deployed towards climate-related risks and opportunities.	NIB does not disclose on capital deployment towards climate-related risks and opportunities.	
IFRS S2-29 (f)	Internal carbon prices.	NIB does not disclose on internal carbon prices.	
IFRS S2-29 (g)	Remuneration.	NIB does not consider climate-related factors in remuneration.	
Climate-related targets			
IFRS S2-33 (a)	The metric used to set the quantitative and qualitative climate-related targets.	NIB discloses the metric used for baseline and reporting target progress for each target.	Annual Report, page 52
IFRS S2-33 (b)	The objective of the target.	NIB has stated the objective of its climate strategy in the climate strategy document.	Climate Strategy, page 3
IFRS S2-33 (c)	The part of the entity to which the target applies.	NIB has stated business units and sectors where the climate target applies.	Annual Report, page 52
IFRS S2-33 (d)	The period over which the target applies.	NIB has stated the timeline for long-term net-zero and intermediate climate target.	Annual Report, page 51-52 Climate Strategy, pages 3-4
IFRS S2-33 (e)	The base period from which progress is measured.	NIB has stated the baseline for its climate target.	Climate Strategy, page 4
IFRS S2-33 (f)	Any milestones and interim targets.	NIB reports on annual progress on its interim climate targets.	Annual Report, page 52
IFRS S2-33 (g)	If the target is quantitative, whether it is an absolute target or an intensity target.	NIB discloses the target metric for each target.	Annual Report, page 52
IFRS S2-33 (h)	How the latest international agreement on climate change, including jurisdictional commitments that arise from that agreement, has informed the target.	NIB has disclosed the framework and guidance followed for setting its climate targets.	Climate Strategy, pages 4-8
IFRS S2-34 (a)	Whether the target and the methodology for setting the target has been validated by a third party.	NIB has stated the framework and validation status of its climate targets.	Annual Report, page 51
IFRS S2-34 (b)	The entity's processes for reviewing the target.	NIB has issued statement on tracking and reporting of its climate target process.	Climate Strategy, page 10
IFRS S2-34 (c)	The metrics used to monitor progress towards reaching the target.	NIB discloses the metric used for baseline and reporting target progress for each target.	Annual Report, page 52
IFRS S2-34 (d)	Any revisions to the target and an explanation for those revisions.	NIB will disclose any revisions to the target if and when revised.	
IFRS S2-35	An entity shall disclose information about its performance against each climate-related target and an analysis of trends or changes in the entity's performance.	NIB discloses the performance against each target including any trends observed in the progress.	Annual Report, page 52
IFRS S2-36 (a)	Which greenhouse gases are covered by the target.	NIB discloses the scope of emissions included in the climate target.	Climate Strategy, pages 4-7
IFRS S2-36 (b)	Whether Scope 1, Scope 2 or Scope 3 greenhouse gas emissions are covered by the target.	NIB discloses the scope of emissions included in the climate target.	Climate Strategy, pages 4-7
IFRS S2-36 (c)	Whether the target is a gross greenhouse gas emissions target or net greenhouse gas emissions target. If the entity discloses a net greenhouse gas emissions target, the entity has been also required to separately disclose its associated gross greenhouse gas emissions target.	NIB states scope of greenhouse gas emissions covered in the climate targets.	Climate Strategy, pages 4-7
IFRS S2-36 (d)	Whether the target was derived using a sectoral decarbonisation approach.	NIB discloses the approach used for target setting for each sector.	Climate Strategy, page 4
IFRS S2-36 (e)	The entity's planned use of carbon credits to offset greenhouse gas emissions to achieve any net greenhouse gas emissions target.	NIB states role of carbon credits in the climate target progress.	Annual Report, page 51

Disclaimer: For this year this report has been prepared, to the extent possible, applying the IFRS Sustainability Disclosure Standards S1 General Requirements for Disclosure of Sustainability-related Financial Information (S1), and IFRS S2 Climate-related Disclosures (S2). The transition relief of only disclosing on climate-related risks and opportunities for the first year has been used. The disclosures are described in the content index. Conceptual foundations, general requirements as well as judgements, uncertainties and errors have been reported in line with IFRS S1 to the extent possible.

ANNUAL REPORT 2024

NIB
INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS **REPORTS & OTHER DISCLOSURES** 167

Financed emissions methodology

Scope of financed emissions calculated

- Scope 1 and Scope 2 emissions for:
  - The full Lending portfolio, excluding public sector (municipalities) and financial institutions
  - Treasury portfolio for Corporate Bonds and Sovereign Bonds
- Financed emissions for sovereign only includes scope 1 emissions.
- For the sectors Automotives and Oil & Gas also Scope 3 emissions are separately disclosed.
- Green and labelled bonds are excluded as PCAF has not published a final methodology for these asset classes yet.

PCAF methodology

Unlisted companies

$$\sum_{c}^{n} \frac{\text{outstanding amount}_c}{\text{equity}_c + \text{debt}_c} \cdot \text{Company emissions}_c$$

Listed companies

$$\sum_{c}^{n} \frac{\text{outstanding amount}_c}{\text{Enterprise value including cash}_c} \cdot \text{Company emissions}_c$$

Where EVIC= market cap + minority interest + total debt

Commercial Real Estate

$$\sum_{c}^{n} \frac{\text{outstanding amount}_c}{\text{Property value at origination}_c} \cdot \text{Building emissions}_c$$

Sovereign Bonds

$$\sum_{c}^{n} \frac{\text{Exposure to Sovereign Bond (USD)}_c}{\text{PPP-adjusted GDP (international USD)}_c} \cdot \text{Sovereign emissions}_c$$

If a loan is given to a subsidiary of a company while emissions are reported only on group level, the financials in the attribution factor reflect group level data. The same logic holds for corporate bonds.

NIB provides loans for specific purposes, i.e. the use of proceeds is known except for sustainability linked loans provided for general corporate purpose. However, only a small share of the loans outstanding are project finance cases that rely primarily on the project's cash flow for repayment. Therefore, the methodology for business loans is used.

Emission data sources

- Reported CO_2e data from counterparties' own sustainability reporting
- Proxy data from PCAF database for emission intensities
- Sovereigns scope 1 CO_2e data from UNFCCC

Data year

- Emissions data: For financial year 2023
- Financial data, including market capitalizations: As of year-end 2023
- Exposure amounts: As of year-end 2024.

Total outstanding refers to disbursed nominal values excluding commitments and is not taking into account credit risk mitigations. **Total agreed** refers to total disbursed and total committed loans.

Data quality specifications

Data quality scores are reported according the PCAF methodology with score 1 reflecting the highest data quality and score 5 reflecting the lowest data quality.
Scores 1 and 2 denote company reported data, scores 3-5 denote estimated data.

Relative Indicators

Carbon footprint
(tonnes CO_2e / EUR million):

$$\frac{\sum_{c}^{n} \frac{\text{outstanding amount}_c}{\text{equity}_c + \text{debt}_c} \cdot \text{Company emissions}_c}{\text{outstanding amount for sector}}$$

Weighted average carbon intensity
(CO_2e / MEUR revenue):

$$\sum_{c}^{n} \left(\frac{\text{outstanding amount}_c}{\text{total outstanding amount portfolio}} \cdot \frac{\text{company emissions}_c}{\text{company MEUR revenue}_c} \right)$$

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GRI content index

Statement of use	The Nordic Investment Bank (NIB) has reported in accordance with the GRI Standards for the period 1 January to 31 December 2024.
GRI 1 used	GRI 1: Foundation 2021
Applicable GRI Sector Standard(s)	No applicable sector standard available.

GRI standard/other source	Disclosure	Location and comments
General disclosures		
GRI 2: General Disclosures 2021	2-1 Organisational details	Nordic Investment Bank (NIB) headquarters is located in Fabianinkatu 34, 00171 Helsinki, Finland. In addition NIB has an office in Riga, Latvia. NIB finances projects that are located in the eight Nordic and Baltic member countries, as well as in non-member countries. See NIB's Financial statements 2024 Note 12: Loans outstanding and guarantee commitments and website Signed loans for a list of financed projects. NIB is an international financial institution (IFI) owned by the governments of Denmark, Estonia, Finland, Iceland, Latvia, Lithuania, Norway and Sweden.
	2-2 Entities included in the organisation's sustainability reporting	The Nordic Investment Bank. NIB does not have any subsidiaries.
	2-3 Reporting period, frequency and contact point	Reporting period for sustainability and financial reporting is 1 January until 31 December and the reports are published 28.2.2025. This report covers the year 2024. Reporting cycle is annual. Contact: info@nib.int and report back cover.
	2-4 Restatements of information	None.
	2-5 External assurance	Assurance Report p.158
	2-6 Activities, value chain and other business relationships	NIB provides long-term lending to private and public limited companies, governments, municipalities and financial institutions. The Bank finances projects in several sectors, both in its member countries and in non-member countries, see p. 82. At the end of 2024, NIB employed a total of 257 people. See also p. 6 Our year in numbers, Note 18: Capitalisation and reserves. Read more about our stakeholders on pages 44-45. NIB's internal procurement p. 68 and see our website and the Legal framework and policy documents. There were no significant changes to NIB's organisation or its value chain during 2024.
	2-7 Employees	Permanent, temporary, full-time, and part-time employees, see table on page 66. All numbers are based on head count and are per 31.12.2024. NIB's head office is in Helsinki, where all staff members are located. NIB does not employ non-guaranteed hours employees.
	2-8 Workers who are not employees	NIB engages external service providers for certain functions in Office Services and Facilities Unit. As per 31.12.2024 the number of these External Service Providers was 9, of which 4 worked full time and rest are back-up employees for the full time employees. Furthermore Lending Department had one full time in house consultant.
	2-9 Governance structure and composition	As an international financial institution, the Bank is governed by constituent documents adopted by the member countries. The structure of NIB's Board of Governors, Board of Directors and Control Committee reflects the Bank's ownership. See our webpage Member countries, governing bodies and capital, and the Governance Statement pages 70-78.
	2-10 Nomination and selection of the highest governance body	See Constituent Documents, Statues pages 10-11, Governance Statement, pages 70-78. In addition, see the Rules of Procedures on NIB's website.
	2-11 Chair of the highest governance body	Constituent Documents, page 10.
	2-12 Role of the highest governance body in overseeing the management of impacts	All the powers of the Bank that are not vested with the Board of Governors are vested with the Board of Directors. The Board of Directors approves projects to be financed by the Bank and adopts policy decisions concerning the operations of the Bank, in particular the general framework for financing, borrowing and treasury operations, and their management. The Board of Directors may delegate its powers to the President to the extent it considers appropriate. Active communication with our stakeholders and the general public is an integral part of good business and administration. Our guiding principles are accountability, clarity, efficiency and transparency, as well as interaction with stakeholders. In 2024, NIB conducted an external Stakeholder Survey, and the results were presented to the Board of Directors. Read more about the stakeholder survey on page 45. Loan projects with potentially negative social or environmental impacts are classified as Category A projects. These projects are required to undergo a full environmental impact assessment (EIA). The EIAs are made available on NIB's website for public comment for 30 days before NIB's Board of Directors makes a decision on financing.
	2-13 Delegation of responsibility for managing impacts	Sustainability Policy, pages 5-7, Sustainability Management p. 40-41 and Governance Statement, p. 70-73.
	2-14 Role of the highest governance body in sustainability reporting	The Board of Governors approves the annual report of the Board of Directors and audited financial statements of the Bank. The Report of the Board of Directors decribes NIB's main activitites of the year, including the Bank's lending impact. The Board of Directors is provided with the full Annual Report, including the sustainability reporting for information.
	2-15 Conflicts of interest	NIB's Board of Directors (BoD) makes policy decisions in matters involving lending, borrowing and administrative questions. The members of the BoD are appointed by the Bank's member countries. By virtue of their roles in the ministries of finance of their respective member countries, some sit on the governance bodies of other institutions. According to the Agreement establishing NIB, no individual shareholder can have control of the Bank. In line with the Code of Conduct for the Board, the members are required to disclose conflicts of interest, including positions and assignments outside of NIB and financial investments in NIB borrowers, to the Chief Compliance Officer (CCO). On an annual basis, all members and alternate members of the Board are required to give written confirmation that all conflicts of interest have been declared. The Chair of the BoD monitors adherence to the Code.

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GRI standard/other source	Disclosure	Location and comments
GRI 2: General Disclosures 2021	2-16 Communication of critical concerns	See Integrity Report, p. 4 (The Integrity & Compliance Office) and p. 7 (Investigations).
	2-17 Collective knowledge of the highest governance body	NIB's Board of Directors (BoD) makes policy decisions in matters involving lending, borrowing and administrative questions. In 2024, two separate Board seminars were held prior to Board meetings. The seminar topics covered NIB's additionality, MREL and public sector and market support facility.
	2-18 Evaluation of the performance of the highest governance body	As governors are ministers, mostly ministers of finance and economy who are representatives of democratically elected governments, there is no evaluation of the Board of Governors' performance, including with respect to economic, environmental and social performance.
	2-19 Remuneration policies	Not applicable/Condifidentiality constraints. Sign on bonuses/recruitment incentive payments are not applicable. Termination payments and clawbacks not disclosed for confidentiality reasons.
	2-20 Process to determine remuneration	Not applicable – i (no), ii (no), iii (no- not for compensation principles – consultants used at times for general salary surveys)
	2-21 Annual total compensation ratio	Not reported for confidentiality reasons
	2-22 Statement on sustainable development strategy	Message from the CEO, p. 7. Report of the Board of Directors, page 84.
	2-23 Policy commitments	All investments proposed for financing also undergo a sustainability review in accordance with NIB's Sustainability Policy. The review ensures that the project complies with internationally and nationally recognised environmental and social standards, such as UN Guiding Principles on Business and Human Rights, and that it is resilient. See Sustainability Policy, Annex 1 (Reference to international agreements, frameworks and conventions). NIB has joined the Partnership for Carbon Accounting Financials (PCAF) to further strengthen the Bank's climate agenda. In 2023, NIB published its Climate Strategy and targets which were approved by the Board of Directors. NIB also has ESG guidelines that describes how during a loan process NIB assesses due diligence. Read more on pages 39-41. In addition to the publicly available sources and client interviews, NIB also utilises outsourced services for additional data on our counterparties and they performance, including controversies regarding human rights, labour rights, and corruption during the ESG assessment process. A critical element of preventative work is the scrutiny of NIB's borrowers and other counterparties in the Integrity Due Diligence (IDD) process. NIB regularly revises its policies and processes. In 2024, NIB held a public consultation during the latest process of updating the Bank's Sustainability Policy. After the consultation, NIB considered the contributions received for possible amendments to the document and responded the contributors prior to launching the policy. All external policy documents are available here.
	2-24 Embedding policy commitments	The Bank's policies and guidelines are implemented internally and with counterparies by various ways. NIB's Sustainability Policy sets out the principles, commitments and framework for sustainability at NIB and is approved by the Board of Directors. Its purpose is to define how sustainability is taken into account in all NIB's business conduct, credit and investment decisions. The Policy applies Bank-wide to all of NIB's operations. Read more on pages 39-41, Sustainability management. (iv) Information partly incomplete/unavailable.
	2-25 Processes to remediate negative impacts	NIB has developed a channel for its stakeholders to express their views or comment on projects with potential significant adverse social or environmental impacts. These projects are classified as Category A projects, and project descriptions are made publicly available for comments for 30 days before the Bank makes a decision on financing. Communication is managed via the email address info@nib.int. In addition, if any persons involved in the activities of NIB observe or have reasonable grounds to suspect misconduct, they are encouraged to report such information. Grievances about the Bank's activities and lending-related issues, including allegations of misconduct and corruption, can be addressed to the Integrity & Compliance Office (ICO). NIB's Speaking-Up and Whistleblower Protection Policy outlines the process for raising concerns, and grants protection against retaliation. Read more on our website and see our Integrity Report 2024.
	2-26 Mechanisms for seeking advice and raising concerns	The Speaking-up and Whistleblower Protection Policy provides protections for whistleblowers. Contact forms in English and the eight Nordic and Baltic languages are publicly available on NIB's website. See also NIB's Integrity Report 2024 and Code of Conducts. Additionally, NIB's staff members can also seek advice on ethical and lawful behaviour or report concerns to the Bank's Ombudsman.
	2-27 Compliance with laws and regulations	NIB has not identified any significant instances of non-compliance with laws and regulations and no fines were paid during the reporting period.
	2-28 Membership associations	See pages 48-49, Our commitments and partnerships
	2-29 Approach to stakeholder engagement	See pages 44-46 Stakeholder dialogue, and Public Information Policy.
	2-30 Collective bargaining agreements	NIB staff are employees of an international financial institution (IFI). Based on NIB's legal status as an IFI, the Bank has established its own provisions for its employees. National legislation and procedures under which collective bargaining (including collective salary increases) takes place are not applicable to NIB, hence there are no collective bargaining agreements (0%). NIB's Code of Conduct for the Staff allows, however, freedom of association for its staff with reference to general democratic principles. As NIB enjoys immunity from national jurisdiction (court proceedings) in employment-related matters, the Bank has established arbitration rules for employment-related disputes. NIB also has an independent Ombudsman, whom the employees can consult in any employment-related matters and who may act as mediator between the employee and the Bank. NIB has a Cooperation Council that aims to promote communication between the Bank and the staff on issues related to conditions in the workplace.

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NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS **REPORTS & OTHER DISCLOSURES** 170

GRI standard/other source	Disclosure	Location and comments
Material topics		
GRI 3: Material Topics 2021	3-1 Process to determine material topics	See p. 47, Defining what matters.
	3-2 List of material topics	See p. 47, Defining what matters and Our material topics. No changes.
Economic performance		
GRI 3: Material Topics 2021	3-3 Management of material topics	NIB's purpose is to make financing available in accordance with sound banking principles and taking into account socio-economic considerations, to carry into effect investment projects of interest to the Nordic and Baltic owner countries, and other countries that receive such financing. NIB finances its lending by issuing bonds in the global financial markets. To maintain investor confidence in the Bank as a debt issuer, the Bank is rated by international credit rating agencies. The Bank's risk appetite is defined in its Risk Appetite Statement (RAS), which is approved by the Board of Directors.
GRI 201: Economic Performance 2016	201-1 Direct economic value generated and distributed	Financial statements 2024: Statement of comprehensive income, Note 3 Segment information, Note 7 Personnel expenses, compensation and benefits, and Note 18: Capitalisation and reserves. Report of the Board of Directors: Dividend. NIB's main economic impact stems from its lending operations and the projects the Bank finances.
	201-2 Financial implications and other risks and opportunities due to climate change	See p. 50-57 Action for climate and p. 164-166 IFRS S2 Climate-related disclosures index.
	201-3 Defined benefit plan obligations and other retirement plans	Note 1: Accounting policies Note 7: Personnel expenses, compensation and benefits
	201-4 Financial assistance received from government	Note 18: Capitalisation and reserves
Indirect economic impacts		
GRI 3: Material Topics 2021	3-3 Management of material topics	The Bank finances improvements to infrastructure, education, health and human capital to support well-functioning markets and equal opportunities, which are major drivers for prosperity and productivity growth. The quality of regional infrastructure and infrastructure services shapes the business environment of a region and supports productivity directly by reducing frictions in operations, and indirectly by increasing the efficiency of labour and product markets. The impact mainly occurs outside of the organisation. NIB conducts a sustainability review of all loan applications, according to its Sustainability Policy. With its lending, NIB aims to provide added value in its member countries, especially in respect to innovation, human capital development, energy, transport, telecommunications and environmental improvements. To assess whether the projects considered for financing support the vision of the Bank, NIB has a Mandate Rating Framework, which contains guidelines and tools to assess how the projects provide productivity gains and environmental benefits. A decision to grant a loan is made by the Board of Directors, after preliminary approval by the Bank's Mandate, Credit and Compliance Committee. NIB's President is authorised by the Board to make certain lending decisions. Complaints about the Bank's activities and lending-related issues, including allegations of misconduct and corruption, can be addressed to the Integrity & Compliance Office (ICO).
GRI 203: Indirect Economic Impacts 2016	203-1 Infrastructure investments and services supported	Lending impact p. 19 and the Report of the Board of Directors, p. 82-83.
	203-2 Significant indirect economic impacts	In line with its Mandate Rating Framework, NIB considers both the micro- and economy-wide (direct and indirect) productivity impacts of the projects it finances. Indirect impacts are usually more widely distributed and can create spill over effects that support economies' abilities to create value. Such projects involve investments in infrastructure, healthcare, education, R&D and in financial intermediation to support SMEs. Negative indirect economic impacts mainly occur when an investment is likely to strengthen the market power of a dominant company in an imperfectly competitive market, such as, for example, a large grocery retail chain in a NIB member country. However, the ex-ante quantification of indirect economic impact is rarely feasible, due to data limitations. Since the selection criteria for eligible projects emphasise indirect impacts that are beyond commercial interests and often well aligned with national and regional development goals, the impacts can be considered significant for stakeholders.
Anti-corruption		
GRI 3: Material Topics 2021	3-3 Management of material topics	NIB's anti-money laundering (AML) and anti-bribery and corruption (ABC) controls include policies and processes that cover a wide range of themes. As an IFI, NIB is not under the supervision of any financial or supervisory body but benchmarks its policies and procedures against the legislation of its member countries and that of the European Union. Read more from NIB's Integrity Report 2024 and see our website.
	205-3 Confirmed incidents of corruption and actions taken	In 2024, no incidents of corruption were confirmed. See p.7 NIB's Integrity Report 2024.

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NIB INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 171

GRI standard/other source	Disclosure	Location and comments
Emissions		
GRI 3: Material Topics 2021	3-3 Management of material topics	NIB consistently measures, monitors, and manages its internal processes for business travel, energy performance, waste management, and responsible procurement. Regarding its headquarter in Helsinki, NIB monitors its energy consumption and complies with the requirements set out in current EU environmental legislation and the WWF's Green Office programme. The Internal Sustainability Council follows up on NIB's internal sustainability performance. The Council also gathers ideas from employees and works to raise awareness on sustainability topics. Information regarding facilities management and sustainability initiatives is regularly communicated to staff members. Read more from our website and Impact from our internal operations p. 60-63.
GRI 305: Emissions 2016	305-1 Direct (Scope 1) GHG emissions	See p. 61, 63, Carbon emissions from internal operations, NIB's internal carbon emissions. Biogenic emissions are not available.
	305-2 Energy indirect (Scope 2) GHG emissions	See p. 61, 63, Carbon emissions from internal operations, NIB's internal carbon emissions
	305-3 Other indirect (Scope 3) GHG emissions	See p. 61, 63, Carbon emissions from internal operations, NIB's internal carbon emissions. Biogenic emissions are not available.
	305-4 GHG emissions intensity	See p. 61, 63, Carbon emissions from internal operations, NIB's internal carbon emissions. Intensity ratio for Scope 1 and 2 emissions is not separately disclosed.
	305-5 Reduction of GHG emissions	See p. 63, Internal carbon emissions
Employment		
GRI 3: Material Topics 2021	3-3 Management of material topics	NIB's employees are Bank's most important assets and its main internal stakeholder group. NIB's goal as an employer is to provide a sustainable working environment that encourages personal and skills development, and a good work-life balance. The Bank aims to maintain continuous communication with its staff members and regularly collects feedback. Further, ensuring employee wellbeing and occupational health and safety are a priority of NIB's human resource management. The impact occurs inside of the organisation. NIB's staff are employees of an international financial institution. Based on NIB's legal status, the labour laws or other legislation of the host country Finland, or any other member country, do not automatically apply to NIB's employees. The Bank has therefore established its own regulations. NIB benchmarks its policies and practices against those of other IFIs. The Bank also collects regular feedback from its staff to evaluate the efficacy of its processes. The Cooperation Council works to promote communication between NIB and its staff, and evaluates the Bank's management approach under consideration of employees' opinions on an ongoing basis. Read more from NIB's Legal framework for the staff, Staff Regulations, on Annual Report p. 64-67, and NIB's website. Other staff-related documents, such as the Speaking-up and Whistleblower Protection Policy, are available on NIB's website.
GRI 401: Employment 2016	401-1 New employee hires and employee turnover	In 2024, NIB hired 14 new permanent employees (7 women and 7 men), resulting in a hiring rate of 6%. New hires by age group: under 35: 5 persons 35-50: 7 persons, over 50: 2 persons. In 2024, 6 people left the Bank (3 women and 3 men). The exit turnover rate stood at 3,1%. Exit turnover by age group: under 35: 0 persons, 35-50: 4 persons, over 50: 2 persons. Calculations are based on the number of permanent employees in 2024: 237 (31.12.2023: 229).
	401-2 Benefits provided to full-time employees that are not provided to temporary or part-time employees	Note 7: Personnel expenses, compensation and benefits includes explanations of Pension obligations, Staff loans and Additional benefits for expatriates. See also p. 67 Impactful workplace for more information and our website. Stock ownership is not applicable as NIB is an international financial institution.
Training and education		
GRI 3: Material Topics 2021	3-3 Management of material topics	NIB's training and education programmes are an important aspect of the Bank's commitment to fulfilling its mission by investing in employees' skills and expertise. Without highly skilled personnel, NIB cannot reach its targets and fulfil its mission. The Human Resources (HR) unit is responsible for handling employment-related matters, including employee wellbeing and training.
GRI 404: Training and Education 2016	404-1 Average hours of training per year per employee	The average number of training hours per year per employee was 18.1 in 2024, compared to 12.4 in 2023 (figures are based on FTE). This figure does not include online trainings completed by employees during the year. Information unavailable / incomplete: Data on average hours of training by gender and employment category is not collected. Reporting the average number of training hours per year per employee is sufficient for our purpose and for tracking progress. We do not plan on reporting on training days broken down by gender or employee category in the future.
	404-2 Programs for upgrading employee skills and transition assistance programs	Impactful workplace p. 65. In addition, NIB has support models for its employees in place, which include individual career counselling programmes, leadership training and job placement services. Such programmes are paid for by NIB and are facilitated by external service providers. For example, NIB offers a career counselling programme for employees who have been working at the Bank for several years. The programme functions as a development initiative and aims to ensure continued employability of NIB staff. Further, NIB encourages job rotations across different department at the Bank as well as secondment arrangement with other insitutions. Pre-retirement planning services are offered to staff reaching old-age pension, which include administrative support and guidance for pension applications, and related off-boarding services. NIB also offers language training to its employees in English, Swedish and Finnish and, in special circumstances, other work-related languages.
	404-3 Percentage of employees receiving regular performance and career development reviews	All eligible permanent employees (237 employees, representing 100% of permanent staff) take part in regular, structured appraisal and development discussions with their supervisors. These sessions, which review individual work plans and performance, are conducted at least twice a year. Additionally, similar development discussions were completed by all eligible temporary employees.

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GRI standard/other source	Disclosure	Location and comments
Non-discrimination		
GRI 3: Material Topics 2021	3-3 Management of material topics	NIB is committed to promoting fair and equal treatment of all our employees and aim for a balanced diversity among our staff. We support inclusion and strive to prevent discrimination and harassment. NIB has an internal Equality, Diversity and Inclusion Plan in place that focuses on eliminating gaps in remuneration, diversity in recruitment, and promoting an inclusive work environment. The Bank has established Codes of Conduct for its staff and the members of its governing and supervisory bodies. The codes provide guidance on maintaining a respectful workplace, handling conflicts of interest and exercising good judgement in ethical matters.
GRI 406: Non-discrimination 2016	406-1 Incidents of discrimination and corrective actions taken	In 2024, no formal claims of discrimination or harassment were reported. No corrective action was taken.
Own indicators		
	Impact of NIB's lending on CO_2 reduction	See page 19, Impact of loans disbursed in 2024.
	Renewable energy generation	See page 19, Impact of loans disbursed in 2024.
	R&D programmes	See page 19, Impact of loans disbursed in 2024.
	Onlending to SMES and environmental projects	See page 19, Impact of loans disbursed in 2024.
	Electricity networks	See page 19, Impact of loans disbursed in 2024.
	Buildings	See page 19, Impact of loans disbursed in 2024.
	Municipal infrastructure	See page 19, Impact of loans disbursed in 2024.

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About this report

The Nordic Investment Bank (NIB) is an international financial institution (IFI), owned by the governments of the eight Nordic and Baltic countries. The Bank's head office is located in Helsinki, Finland.

NIB's Annual Report covers our activities, impact and sustainability reporting, governance, and financial information. The annual report of the Board of Directors and audited financial statements for the year ended 31 December are included in the Annual Report and approved by the Board.

Due to NIB's legal status, national banking legislation does not apply to NIB, nor it is subject to direct supervision of any supervisory authority. NIB operates according to sound banking principles, monitors banking regulations, supervisory standards and industry practices, and takes them into account to the extent relevant for its business model and complexity. Subsequently, NIB monitors the relevant market standards and internationally recognised frameworks in its sustainability reporting.

Other reports

NIB's Integrity Report 2024 is available here. All external reports are available on our website at Our year.

Scope of this report

This report covers the period of 1 January to 31 December 2024, which is NIB's financial year. NIB's main impact stems from its lending to projects that improve productivity and benefit the environment of the Nordic-Baltic region and other countries. The Bank's smaller impact arises from the running of its internal operations. NIB therefore reports separately on the impact of NIB-financed activities and on its own internal impact. The lending impact figures presented in this report are based on disbursed loan amounts, unless otherwise indicated. More information on how we calculate impact can be found on our website.

An independent third party has provided limited assurance on selected sustainability information in this report. The scope of the assured information is indicated in the Independent Assurance Report on page 158-159. Report on the Audit of the Financial Statements is available on pages 152-157.

Disclosure in relation to commitments and initiatives

This report reflects our disclosures in the context of several commitments and initiatives we are participating in, including the following:

- On an annual basis, NIB reports on the impact of projects financed by the proceeds of NIB Environmental Bonds (NEBs).
- This report takes into account IFRS Sustainability Disclosure Standards, developed by the ISSB. The disclosure index is available on page 164.
- This report has been prepared in accordance with GRI Standards.

Disclaimer

The historical information presented in this report speaks only as of its respective date. NIB expressly disclaims any intention or obligation to update or revise any such information. This report does not constitute an offer to sell, or the solicitation of an order to buy, any of the securities referred to, and is provided for information purposes only. None of the documents or other information appearing in this report or on any webpages linked from the report should be construed as investment, legal or tax advice.

Any reproduction or distribution of any of the documents or other information appearing in or linked from the report, in whole or in part, or any disclosure of any of their contents may be prohibited or limited by the laws of certain jurisdictions. By proceeding to any of the webpages or otherwise accessing information in the report, you represent, warrant and agree to your compliance with all such prohibitions or limitations.

By accessing the webpages linked from this report, you represent and warrant that you are permitted to do so under the laws of your respective jurisdiction. NIB shall in no case bear liability for any infringement of any such prohibition or restriction.

On forward-looking statements

This report contains a number of forward-looking statements, which include, but are not limited to, statements relating to the macroeconomic environment in the Nordic-Baltic region, the expected development of NIB's lending and the execution of the Bank's mission. These statements are typically identified by words such as "anticipate", "estimate", "expect", or "foresee", and are included to give our stakeholders the opportunity to understand our expectations about the future and the ways we intend to address emerging challenges. By their very nature, these statements reflect known and unknown risks and uncertainties, which require us to make assumptions that may not prove to be accurate. We caution readers of this report about placing undue reliance on these forward-looking statements, as they are not a guarantee of future performance. We do not undertake to correct any such statements.

Contact

We welcome any comments, questions or suggestions regarding this report or our performance. These can be addressed to info@nib.int.

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Glossary

A

ALR Asset, Liability, and Risk

B

BREEAM Building Research Establishment Environmental Assessment Method
BOD Board of Directors
BOG Board of Governors
BPV Basis Point Value

C

CC Control Committee
CCO Chief Compliance Officer
CCS Carbon capture and storage
CEO Chief Executive Officer
CFO Chief Financial Officer
CODM Chief Operating Decision Maker
CRO Chief Risk Officer
CSA Credit Support Annex
CSRD Corporate Sustainability Reporting Directive

D

DNSH Do No Significant Harm

E

EAD Exposure at Default
ECL Expected Credit Losses
ECP Euro Commercial Paper (Program)
EDI Equality, Diversity and Inclusion
EDW Enterprise Data Warehouse
EEA European Economic Area
EFTA European Free Trade Association
EIA Environmental Impact Assessment
EIR Effective interest rate
EL Expected Loss
EMTN Euro Medium Term Note (Program)
EMU Monetary union of the EU
EPC Energy Performance Certificate
ESG Environmental, Social and Governance
ESRS European Sustainability Reporting Standards
EU European Union
EXCO Executive Committee

F

FVTPL Fair value through profit and loss
FVOCI Fair value through other comprehensive income

G

GHG Greenhouse gas
GRI Global Reporting Initiative
GMRA Global Master Repurchase Agreement

H

HQLA High Quality Liquid Assets

I

IASB International accounting standards board
ICAAP Internal Capital Adequacy Assessment Process
ILAAP Internal Liquidity Adequacy Assessment Process
ICMA International Capital Markets Association
ICO Integrity & Compliance Office
IFI International Financial Institution
IFRS International Financial Reporting Standards
ISDA International Swaps and Derivatives Association
ISSB International Sustainability Standards Board
IT Information technology

K

KPIs Key Performance Indicators

L

LCCR Low-carbon climate resilient
LEED Leadership in Energy and Environmental Design
LCR Liquidity Coverage Ratio
LGD Loss Given Default

M

MREL Minimum required eligible liabilities
MSS Minimum Social Safeguards

N

NB8 Nordic-Baltic eight
NDF Nordic Development Bank
NEFCO Nordic Environmental Finance Corporation
NIB the Nordic Investment Bank
NEB NIB Environmental Bond
NSFR Net Stable Funding Ratio

O

OCI Other comprehensive income

P

PCAF Partnership for Carbon Accounting Financials
PD Probability of Default
PRI Principles for Responsible Investment
PRB Principles for Responsible Banking

R

RAS Risk Appetite Statement
RMP Risk Management Policy

S

SFRD Sustainable Finance Disclosure Regulation
SBTi Science Based Targets initiative
SBTN Science Based Targets network
SC Substantial Contribution
SDGs Sustainable Development Goals
SICR Significant increase in credit risk
SLLs Sustainability-linked Loans
SLLBG Sustainability-Linked Loans financing Bond Guidelines
SMEs Small and medium sized enterprises
SPPI Solely payments of principal and interest

T

TCFD Task Force on Climate-related Financial Disclosures
TNFD Taskforce on Nature-related Financial Disclosures
TSC Technical Screening Criteria

U

USMTN United States medium term note

W

WACI Weighted average carbon intensity

ANNUAL REPORT 2024

INTRODUCTION IMPACT & SUSTAINABILITY GOVERNANCE BOD REPORT FINANCIALS REPORTS & OTHER DISCLOSURES 175 CONTACT Kim Skov Jensen Jens Hellerup Luca De Lorenzo Jukka Ahonen Vice President & CFO Senior Director, Senior Director, Senior Director, kim.jensen@nib.int Head of Funding Head of Sustainability Head of Communications & Investor Relations & Mandate jukka.ahonen@nib.int jens.hellerup@nib.int luca.delorenzo@nib.int For more information about the Nordic Investment Bank, visit www.nib.int ANNUAL REPORT 2024